As filed with the Securities and Exchange Commission on January 29, 2024.
Registration
No. 333-276445

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
FORM
S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GRIID Infrastructure Inc.
(Exact name of registrant as specified in its charter)

Delaware	7374	85-3477678
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
2577 Duck Creek Road
Cincinnati,
OH
45212
(513)
268-6185
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

James D. Kelly III
President and Chief Executive Officer
Griid Infrastructure Inc.
2577 Duck Creek Road
Cincinnati,
OH
45212
(513)
268-6185
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Patrick B. Costello
Joseph Walsh
Troutman Pepper Hamilton Sanders LLP
875 Third Avenue
New York, NY 10022
(212)
704-6000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated
filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in
Rule 12b-2
of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated January 29, 2024

PRELIMINARY PROSPECTUS

GRIID INFRASTRUCTURE INC.

UP TO 22,803,726 SHARES OF COMMON STOCK ISSUABLE UPON THE EXERCISE OF WARRANTS

UP TO 40,331,562 SHARES OF COMMON STOCK

UP TO 7,270,000 PRIVATE PLACEMENT WARRANTS

This prospectus relates to the issuance by us of up to an aggregate of 21,070,000 shares of our common stock, par value $0.0001 per share, which consists of:

•

up to 13,800,000 shares of common stock that are issuable upon the exercise of 13,800,000 warrants (the “Public Warrants”) originally issued by Adit EdTech Acquisition Corp. (“Adit”) to the holders thereof as part of Adit’s initial public offering of units at a price of $10.00 per unit, with each unit consisting of one share of Adit common stock and one-half of one redeemable warrant; and

•

up to 7,270,000 shares of common stock that are issuable upon the exercise of 7,270,000 warrants originally issued in a private placement made concurrently with the initial public offering of Adit (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant to Adit EdTech Sponsor, LLC (the “Sponsor”).

In addition, this prospectus relates to the resale from time to time by the selling securityholders named in this prospectus (the “Selling Securityholders”), or their permitted transferees, of up to 42,065,288 shares of our common stock, and 7,270,000 Private Placement Warrants, which consists of:

•

up to 26,931,562 shares of common stock (the “Old GRIID Member Shares”) issued to certain former members (the “Old GRIID Members”) of Griid Holdco LLC (“Old GRIID”) in connection with the Merger (as defined below) at an equity consideration value of $10.00 per share;

•

up to 6,900,000 shares of common stock (the “Initial Stockholder Shares”) originally issued to the Sponsor for at a price of $0.00362319 per Initial Stockholder Share, who transferred 10,000 Initial Stockholder Shares to each independent director of Adit and 7,500 Initial Stockholder Shares to each industry advisor of Adit;

•

up to 6,500,000 shares of common stock (the “GEM Shares”) to be issued to GEM Global Yield LLC (“GEM Global”) pursuant to the GEM Agreement (as defined herein) at a purchase price equal to 92% of the average closing bid price of the shares of our common stock as reported on the principal market on which shares of our common stock are traded during the 30 consecutive trading days commencing on the first trading day that is designated on the draw down notice to be sent by us to GEM;

•

up to 1,733,726 shares of common stock (the “GEM Underlying Shares”) that are issuable upon the exercise of a warrant (the “GEM Warrant” and together with the Public Warrants, and the Private Placement Warrants, the “Warrants”) issued to GEM Yield Bahamas Limited (“GYBL”) at an exercise price equal to $4.84, which is 90% of the closing bid price of our common stock on the closing date of the Merger, originally issued to GYBL as additional compensation under the GEM Agreement; and

•

up to 7,270,000 Private Placement Warrants, originally issued in a private placement at a price of $1.00 per Private Placement Warrant to the Sponsor in connection with the initial public offering of Adit.

On November 30, 2023, GRIID Infrastructure Inc., formerly known as “Adit EdTech Acquisition Corp.” (the “Company,” “we,” “our,” or “us”), held a special meeting of its stockholders (the “Special Meeting”) at which the Company’s stockholders considered and adopted the proposals outlined in the definitive proxy statement/prospectus dated November 3, 2023, and filed by the Company with the Securities and Exchange Commission (the “SEC”) on November 3, 2023.

On December 29, 2023 (the “Closing Date”), we consummated the previously announced business combination transaction contemplated by that certain Agreement and Plan of Merger, dated as of November 29, 2021 (the “Initial Merger Agreement”), as amended by the first amendment to the Initial Merger Agreement, dated December 23, 2021 (the “First Amendment”), the second amendment to the Initial Merger Agreement, dated October 17, 2022 (the “Second Amendment”), and the third amendment to the Initial Merger Agreement, dated February 8, 2023 (the “Third Amendment,” together with the Initial Merger Agreement as amended by the First Amendment, the Second Amendment and the Third Amendment, the “Merger Agreement”). Pursuant to the Merger Agreement, (i) ADEX Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Adit (“Merger Sub”), merged with and into Old GRIID, with Old GRIID as the surviving company in the merger and, after giving effect to such merger, continuing as a wholly owned subsidiary of the Company (the “Merger”) and (ii) the Company’s name was changed from Adit EdTech Acquisition Corp. to GRIID Infrastructure Inc.

In connection with the Special Meeting and the Merger, holders of 1,783,728 shares of common stock, or approximately 89.2% of the shares with redemption rights in connection with the Special Meeting, exercised their right to redeem their shares for cash at a redemption price of approximately $10.86 per share, for an aggregate redemption amount of $19,338,144. The shares of common stock being offered for resale pursuant to this prospectus by the selling securityholders would represent approximately 76.8% of shares outstanding of the Company as of December 29, 2023 (after giving effect to the issuance of the of shares upon exercise of the Warrants). Given the substantial number of shares of common stock being registered for potential resale by selling securityholders pursuant to this prospectus, the sale of shares by the selling securityholders, or the perception in the market that the selling securityholders of a large number of shares intend to sell shares, could increase the volatility of the market price of our common stock or result in a significant decline in the public trading price of our common stock. Even if our trading price is significantly below $10.00, certain of the selling securityholders, including the Sponsor, may still have an incentive to sell shares of our common stock because they purchased the shares at prices lower than the public investors or the current trading price of our common stock. While the selling securityholders may experience a positive rate of return on their investment in our common stock, the public securityholders may not experience a similar rate of return on the securities they purchased due to differences in their purchase prices and the trading price. For example, based on the closing price of our common stock of $5.47 as of January 29, 2024 on the Nasdaq Global Market, holders of the Initial Stockholder Shares would experience a potential profit of up to approximately $5.466 per share, or up to approximately $37,715,400 million in the aggregate.

We are registering the Old GRIID Member Shares, Initial Stockholder Shares, and the Private Placement Warrants as required by the investor rights agreement, dated as of December 29, 2023 (the “Investor Rights Agreement”), by and among the Company, certain Old GRIID Members, the Sponsor, and the independent directors and industry advisors of Adit who received shares of common stock issued prior to the initial public offering.

We are registering the resale of GEM Shares and the GEM Underlying Shares as required by the Registration Rights Agreement, dated as of September 9, 2022 (the “GEM Registration Rights Agreement”), by and among the Company, GRIID Infrastructure LLC, GEM Global and GYBL. The GEM Shares being offered have been or may be issued pursuant to the GEM Agreement, dated September 9, 2022 (the “GEM Agreement”), by and among Old GRIID, GEM Global and GYBL. Pursuant to the GEM Agreement, we may issue and sell to GEM Global, and GEM Global may purchase from us, until December 29, 2026, up to the number of shares of our common stock having an aggregate value of $200,000,000, pursuant to draw down notices, which we may deliver to GEM Global in our sole discretion. The prices at which GEM Global may sell the GEM Shares will be determined by the prevailing market price for the shares or in negotiated transaction. Solely for the purposes of calculating the number of shares of our common stock that may be sold to GEM Global pursuant to the GEM Agreement, we have assumed a purchase price of $1.00 per share.

We will receive the proceeds from any exercise of the Warrants for cash and from the sale of our common stock from any draw-downs under the GEM Agreement, but not from the resale of any of the securities registered hereby by the Selling Securityholders. We will bear all costs, expenses and fees in connection with the registration of the securities. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their respective sales of the securities.

The Private Placement Warrants and the Public Warrants have an exercise price of $11.50 per share, and the GEM Warrant has an exercise price of $4.84 per share. The cash proceeds associated with the exercises of the

Warrants are dependent on the stock price inasmuch as the holders are unlikely to exercise their Warrants if the exercise price thereof is less than the market price of our common stock at the time of exercise. In that circumstance, such holder may be less likely to exercise their Warrants as such holder would be selling at a loss if they exercised their Warrants and sold their common stock. Accordingly, we have not included the net proceeds from any exercise of the Warrants in our assessment of our liquidity and our ability to fund operations on a prospective basis. Our future capital requirements and the adequacy of available funds will depend on many factors, including those set forth under “Risk Factors” elsewhere in this prospectus. If the trading price for our common stock is less than $11.50 per share, holders of the Public Warrants and Private Placement Warrants may be unlikely to exercise such warrants, and if the trading price for our common stock is less than $4.84 per share, the holder of the GEM Warrant may be unlikely to exercise such warrant. To the extent that the Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease.

Of the shares of common stock and Warrants that may be sold by the Selling Securityholders, including those shares of common stock underlying the Warrants, 6,900,000 of those shares of common stock, and 7,270,000 of those Private Placement Warrants, are subject to certain transfer restrictions as described in “Restrictions on Resale of Our Securities” elsewhere in this prospectus.

We are a “smaller reporting company” and “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), and are subject to reduced reporting requirements.

Our common stock and Public Warrants are listed on the Nasdaq Global Market under the symbols “GRDI” and “GRDIW”, respectively. Our common stock is also currently listed on Cboe Canada under the symbol “GRDI”. On January 29, 2024, the closing price of our common stock on the Nasdaq Global Market was $5.47 and the closing price of our common stock on Cboe Canada was C$7.13.

See the section “Risk Factors” beginning on page 12 of this prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is     , 2024.

ABOUT THIS PROSPECTUS

On December 29, 2023 (the “Closing Date”), Adit EdTech Acquisition Corp. (“Adit”) consummated a merger with Griid Holdco LLC, a Delaware limited liability company (“Old GRIID”), pursuant to the Agreement and Plan of Merger, dated as of November 29, 2021 (the “Initial Merger Agreement”), as amended by the first amendment to the Initial Merger Agreement, dated December 23, 2021 (the “First Amendment”), the second amendment to the Initial Merger Agreement, dated October 17, 2022 (the “Second Amendment”) and the third amendment to the Initial Merger Agreement, dated February 8, 2023 (the “Third Amendment,” together with the Initial Merger Agreement as amended by the First Amendment, the Second Amendment and the Third Amendment, the “Merger Agreement”). Pursuant to the Merger Agreement, (i) Merger Sub merged with and into Old GRIID, with Old GRIID as the surviving company in the merger and, after giving effect to such merger, continuing as a wholly owned subsidiary of the Company (the “Merger”) and (ii) Adit’s name was changed from Adit EdTech Acquisition Corp. to GRIID Infrastructure Inc.

Unless the context indicates otherwise, references in this prospectus to the “Company,” “GRIID,” “we,” “us,” “our” and similar terms refer to GRIID Infrastructure Inc. (f/k/a Adit EdTech Acquisition Corp.) and its consolidated subsidiaries. References to “Adit” refer to our predecessor company prior to the Merger. References to “Old GRIID” refer to Griid Holdco LLC prior to the Merger and our wholly owned subsidiary upon the consummation of the Merger.

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Securityholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of the shares of our common stock issuable upon the exercise of any of our Warrants and the sale of our shares of our common stock under the Share Purchase Agreement, dated September 9, 2022 (the “GEM Agreement”) by and among GEM Global Yield LLC (“GEM Global”), GEM Yield Bahamas Limited (“GYBL”) and Old GRIID. We will receive proceeds from the exercise of the Warrants for cash and the sale of our common stock under the GEM Agreement. We expect to use the net proceeds from the exercise of the Warrants and the sale of our common stock under the GEM Agreement for working capital and general corporate purposes. To the extent that Warrants are exercised on a “cashless” basis, we will not receive any proceeds from the exercise of such Warrants.

We and the Selling Securityholders have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We and the Selling Securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may provide you. The Selling Securityholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the section “Where You Can Find More Information.”

You should not assume that the information in this prospectus or any applicable prospectus supplement or free writing prospectus is accurate as of any date other than the date of the applicable document, regardless of the time of delivery of this prospectus or any other document or the sale of any common stock or Warrant. Since the date of this prospectus or any prospectus supplement or free writing prospectus, our business, financial condition, results of operations and prospects may have changed. It is important for you to read and consider all information contained in this prospectus or any prospectus supplement or free writing prospectus, in making any investment decision. You should also read and consider the information in the documents to which we have referred you under the section “Where You Can Find More Information.”

MARKET AND INDUSTRY DATA

This prospectus contains estimates and other statistical data made by independent parties relating to our industry and the markets in which we operate, including estimates and statistical data about our market position, market opportunity, the incidence of certain medical conditions and other industry data. These data, to the extent they contain estimates or projections, involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates or projections. Although we have not independently verified the accuracy or completeness of the data contained in these industry publications and reports, based on our industry experience we believe that the publications are reliable, the conclusions contained in the publications and reports are reasonable and the third-party information included in this prospectus and in our estimates is accurate and complete. While we are not aware of any misstatements regarding any industry data presented in this prospectus, such data involves risks and uncertainties and is subject to change based on various factors, including those discussed under the section “Risk Factors” of this prospectus.

TRADEMARKS

This document contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend its use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of it by, any other companies.

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PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus and may not contain all of the information that is important to you in making an investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our financial statements and the related notes included in this prospectus and the information set forth under the sections “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” See also the section “Where You Can Find Additional Information”.

Unless the context indicates otherwise, references in this prospectus to the “Company,” “GRIID,” “we,” “us,” “our” and similar terms refer to GRIID Infrastructure Inc. (f/k/a Adit EdTech Acquisition Corp.) and its consolidated subsidiaries. References to “Adit” refer to our predecessor company prior to the consummation of the Merger. References to “Old GRIID” refer to Griid Holdco LLC prior to the Merger and our wholly owned subsidiary upon the consummation of the Merger.

Overview

We are an emerging American infrastructure company in the bitcoin mining sector. We employ a vertically integrated self-mining strategy (which is supported at times by unique collaborative partnerships in support of the broader approach) to develop and operate U.S. based mining facilities that generate bitcoin by performing computing associated with Proof of Work (“PoW”). Our current business plan does not include the expansion of our mining operations to include digital assets other than bitcoin, or any other activities with, or the holding of, any other cryptocurrencies other than bitcoin, and we do not anticipate any changes to our business plan for the foreseeable future. As of the date of this prospectus, we have 68MW of available electrical capacity in our New York facility and our three Tennessee facilities (48MW of which are at dedicated self-mining sites and 20MW of which are subject to the Mining Services Agreement, as defined below), and we believe that we are well-positioned to grow our capacity to 436MW by the end of 2024. Our mining operations currently utilize application specific integrated circuits (“ASICs”) manufactured by two leading companies, Bitmain and MicroBT. We have also purchased ASICs manufactured by Intel, which it anticipates integrating into its operations. We have begun the process of developing a carbon-free focused power pipeline including 1300MW of power capacity, subject to memoranda of understanding (“MOUs”) and letters of intent (“LOIs”), land acquisition and infrastructure procurement. Our existing facilities utilize approximately 67% carbon-free power, and we expect that our facilities will utilize more than 90% carbon-free power by the end of 2024. These carbon-free levels are based solely on generation type and not from offsets or carbon credits and can therefore be materially improved.

We have assembled an experienced management team that has an established track record deploying our vertically integrated self-mining strategy across four enterprise scale facilities and has solved supply chain challenges that position us to achieve rapid scale and accelerated business performance in the years to come. We aim to generate revenue through the self-mining of bitcoin and to accumulate, sell and hold bitcoin on an ongoing basis based on expansion objectives determined from time to time by our management team and board of directors.

As we produce bitcoin through our mining operations, we intend from time to time to exchange our bitcoin for fiat currency to fund our operations on an as-needed basis, based on a variety of market conditions and operational factors. We intend to hold enough fiat currency or hedge enough of our bitcoin exposure to cover our projected near-term fiat currency needs, including liabilities and anticipated expenses and capital expenditures over the course of six to 18 months. Although we currently do not use any hedging products or synthetic financial instruments, we recognize the possibility that in the future such products or instruments may be useful tools in support of our broad commercial efforts. Managing short-term bitcoin exposure is a function of cash management as we accrue bitcoin from mining and accrue fiat liabilities in the course of doing business. In identifying our fiat currency needs, we assess market conditions and review our financial forecast on a daily basis. We safeguard and keep private our bitcoin by utilizing offline storage solutions, which require multi-factor authentication and third-party custody solutions. While we are confident in the security of our bitcoin, we continue to evaluate additional protective measures. In addition to our core bitcoin mining business, we are also exploring adjacent market opportunities to add revenue streams and technical innovations to enhance mining performance.

In addition to holding bitcoin available for liquidation on an as-needed basis to fund business activities, we intend to realize value through the direct appreciation of bitcoin held on our balance sheet and explore treasury management monetization opportunities. The primary use of our free cash flow is to fund and support the growth of the business. Holding bitcoin on the balance sheet is a core piece of this strategy and we intend to look to grow this balance over time. Once these have been retained on the balance sheet, the merits of various monetization strategies can be considered.

We utilize three platforms that interact with our bitcoin:

Coinbase Prime: This is an institutional-grade brokerage platform featuring in-house custody solutions that we rely upon and controls around account access controls, permissions, and whitelisted withdrawal addresses. All users interacting with balances have a two-factor authentication and all trading and transfer activities are sent to all administrative emails in order to flag any potentially bad behavior.

Foundry: Foundry is a pool account that holds our bitcoin for only approximately 24 hours as we accrue revenue before the bitcoin gets paid out to our Coinbase Prime brokerage account. A two-factor authentication is required for all accounts and there is a robust whitelisting process for any new withdrawal addresses to be added to the platform. Additionally, activity in Foundry initiates emails to the other accounts to flag any potential bad behavior or vulnerability.

Blockchain.com: We utilize Blockchain.com’s in-house custody product as an additional custody solution. As with Coinbase Prime, Blockchain.com includes access controls and a robust whitelisting around the withdrawal process.

As part of the Blockchain.com custody relationship we may benefit from the principal loan balance being netted down in the case of a loss in their custody product. We do not self-custody bitcoin and leverage our service providers and their product offerings to support our custody needs.

While we do not hold any bitcoin for third parties, our business, financial condition and results of operations could be adversely affected by recent industry-wide developments beyond our control, including the fallout from the Chapter 11 bankruptcy filings of cryptocurrency exchanges FTX Trading Ltd., et al. (including its affiliated hedge fund Alameda Research LLC), crypto hedge fund Three Arrows Capital and crypto lenders Celsius Network LLC, et al., Voyager Digital Ltd., et al., BlockFi Inc., et al., and Genesis Global Holdco, LLC, et al. Most recently, in January 2023, Genesis filed for Chapter 11 bankruptcy. Genesis is owned by Digital Currency Group Inc., who also owns Foundry, one of our custodians. At this time, we believe that there are no material risks to our business arising from our indirect exposure to Genesis. Although (i) we have no direct exposure to any of the cryptocurrency market participants that recently filed for Chapter 11 bankruptcy; (ii) we have no assets, material or otherwise, that may not be recovered due to these bankruptcies; and (iii) we have no exposure to any other counterparties, customers, custodians or other crypto asset market participants known to have (x) experienced excessive redemptions or suspended redemptions or withdrawal of crypto assets, (y) the crypto assets of their customers unaccounted for, or (z) experienced material compliance failures, our business, financial condition and results of operations may not be immune to unfavorable investor sentiment resulting from these recent developments in the broader cryptocurrency industry.

The Merger

On December 29, 2023 (the “Closing Date”), we consummated the Merger contemplated by that certain Agreement and Plan of Merger, dated as of November 29, 2021 (the “Initial Merger Agreement”), as amended by the first amendment to the Initial Merger Agreement, dated December 23, 2021 (the “First Amendment”) and the second amendment to the Initial Merger Agreement, dated October 17, 2022 (the “Second Amendment”) and the third amendment to the Initial Merger Agreement, dated February 8, 2023 (the “Third Amendment,” together with the Initial Merger Agreement as amended by the First Amendment, the Second Amendment and the Third Amendment, the “Merger Agreement”). Pursuant to the Merger Agreement, (i) ADEX Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Adit (“Merger Sub”), merged with and into Old GRIID, with Old GRIID as the surviving company in the merger and, after giving effect to such merger, continuing as a wholly owned subsidiary of the Company (the “Merger”) and (ii) Adit’s name was changed from Adit EdTech Acquisition Corp. to GRIID Infrastructure Inc.

On December 26, 2023, the Company, acting pursuant to authorization from its Board of Directors, notified the NYSE American of its intention to voluntarily withdraw the listing of its common stock, units and Public Warrants from the NYSE American. On January 2, 2024, the Company received a notification from the NYSE American stating that the staff of NYSE Regulation has determined to commence proceedings to delist the Company’s common stock, units and Public Warrants (collectively, the “Securities”) pursuant to Section 119(f) of the NYSE American Company Guide because the Company consummated a business combination transaction without the required authorization from the NYSE American. At this time, the Securities have been suspended from trading and will not continue to trade on the NYSE American. As indicated in the notification, the Company has a right to a review of the delisting determination by a Listings Qualifications Panel of the Committee for Review of the Board of Directors of the Exchange Committee of the Board of Directors of the NYSE American, provided a written request for such review is requested no later than January 9, 2024. The Company did not make such a request. On January 2, 2024, our common stock began trading on Cboe Canada under the symbol “GRDI”, and on January 29, 2024 our common stock and Public Warrants began trading on the Nasdaq Global Market under the symbols “GRDI” and “GRDIW,” respectively.

The GEM Agreement

In order to better manage working capital and liquidity needs post-merger, on September 9, 2022, Adit, Old GRIID, GEM Global Yield LLC (“GEM Global”), and GEM Yield Bahamas Limited (“GYBL”) entered into a Share Purchase Agreement (the “GEM Agreement”), which we expect to allow us to fund general corporate purposes and working capital needs. Pursuant to the GEM Agreement, we may issue and sell to GEM Global, and GEM Global may purchase from us, until December 29, 2026, up to the number of shares of our common stock having an aggregate value of $200,000,000 (the “Aggregate Limit”), pursuant to draw down notices (each, a “Draw Down Notice” and each transaction under a Draw Down Notice, a “Draw Down”), which we may deliver to GEM Global in our sole discretion. Upon the valid exercise of a Draw Down, pursuant to delivery of a notice and in accordance with other conditions, GEM Global will be required to pay, in cash, a per-share amount equal to 92% of the average closing bid price of the shares of our common stock as reported on the principal market on which shares of our common stock are traded during the 30 consecutive trading days commencing on the first trading day that is designated on the Draw Down notice. In no event may the Draw Down amount (other than the Committed Draw Down Amount (as defined in the GEM Agreement) specified in a Draw Down Notice exceed 400% of the average daily trading volume of our common stock for the 30 trading days immediately preceding the date of such Draw Down notice. There can be no guarantee that the Company will have access to the full amount available to the Company under the GEM Agreement, or that if we do have access, we will elect to draw down the full amount available to the Company under the GEM Agreement.

For the purposes of calculating the number of shares of our common stock that GEM Global may purchase pursuant to the GEM Agreement to be registered under the registration statement of which this prospectus forms a part, we have assumed a purchase price per share of common stock of $1.00. As detailed above, should we decide to draw down under the GEM Agreement, the price per share would be equal to 92% of the average closing bid price of the shares of our common stock on the Principal Market (as is defined in the GEM Agreement) during each 30-day pricing period.

We also agreed to pay GEM Global a commitment fee equal to two percent (2%) of the Aggregate Limit (the “Commitment Fee”). The Commitment Fee due upon each Draw Down may be paid in cash from the proceeds of such Draw Down or in freely tradeable shares of our common stock valued at the closing price of the shares of our common stock at the time of such Draw Down, at the option of the Company. The amount of the Commitment Fee due in each such installment shall be the product obtained by multiplying (i) the total amount of the Commitment Fee by (ii) the quotient derived by dividing (y) the value of shares of our common stock purchased pursuant to the applicable Draw Down by (z) the Aggregate Limit. To the extent that any amount of the Commitment Fee remains unpaid to GEM Global following the date that is the one-year anniversary of the day the shares of our common stock were publicly traded, the remaining amount shall become immediately due.

On the Closing Date of the Merger, we also issued to GYBL a warrant (the “GEM Warrant”) to purchase our shares of common stock equal to 2% of the total number of shares of our common stock outstanding immediately after the completion of the Merger on December 29, 2023 (the “Public Listing Date”), calculated on a fully diluted basis, which amount equaled 1,733,726 shares. The GEM Warrant is exercisable at an exercise price per share equal to 90% of the closing bid price our shares of common stock on the Public Listing Date, or $4.84, and expires on the third anniversary of the Public Listing Date, or December 29, 2026. On the first anniversary following the Public Listing Date (the “Adjustment Date”), if all or any portion of the GEM Warrant remains unexercised and the average closing bid price of our common stock for the 10 trading days following the Adjustment Date (the “Current Trading Price”) is less than 90% of the then-current exercise price of the GEM Warrant, then the exercise price of the GEM Warrant will adjust to 115% of the Current Trading Price (the “Warrant Price”). If the closing bid price of our common stock is greater than the Warrant Price, then in lieu of exercising the GEM Warrant by payment of cash, GYBL may exercise the GEM Warrant by a cashless exercise and will receive the number of shares of our common stock equal to an amount determined by multiplying the Warrant Price by the number of shares of our common stock purchasable upon exercise of all of the GEM Warrant or, if only a portion of the GEM Warrant is being exercised, the portion of the GEM Warrant being exercised, divided by the closing bid price of our common stock.

The EarlyBird Note

On December 6, 2022, Adit and EarlyBird Capital, Inc. (“EarlyBird”), the underwriters of Adit’s initial public offering, entered into an amendment (the “Amendment”) to the underwriting agreement dated as of January 11, 2021, relating to our initial public offering (as so amended, the “Underwriting Agreement Amendment”). Pursuant to the Amendment, the amount of the deferred underwriting commission payable to EarlyBird was reduced to $6,762,000 (together with reimbursement of EarlyBird’s legal expenses in an amount not to exceed $150,000 (the “Expense Reimbursement”)), which was paid at the Closing as follows: (i) $2,225,361 in cash and (ii) the issuance of a convertible promissory note (the “EarlyBird Note”) in the principal amount of $4,686,639 that is convertible into shares of our common stock pursuant to the terms of the EarlyBird Note (the “EarlyBird Shares”).

The EarlyBird Note bears interest at a rate of 8% per annum and is expected to mature upon the one-year anniversary of the closing of the Merger (the “Maturity Date”). The EarlyBird Note provides that the full amount of the such note may be converted at EarlyBird’s election on the Maturity Date or any date on which the we elect to voluntarily prepay any or all of the outstanding principal and accrued interest into shares of our common stock, at a per share conversion price equal to 90% of the trailing five trading day volume weighted average price of a share of our common stock. The EarlyBird Note also contains a provision precluding conversion to the extent such conversion would result in an issuance exceeding the maximum number of shares of our common stock permitted to be issued without a vote of our stockholders.

The EarlyBird Note provides for mandatory prepayments from time to time in amounts equal to 15% of the gross proceeds received by us from any equity lines, forward purchase agreements or other equity financings consummated by us prior to the Maturity Date. The note also provides for penalty-free prepayments in whole or in part, at our election.

The EarlyBird Note provides that the Maturity Date may be accelerated upon the occurrence of certain customary Events of Default (as defined therein). Upon the occurrence an Event of Default, the Note would bear interest at a rate of 15% per annum from, and including, the Maturity Date (or such earlier date if the obligation to repay the EarlyBird Note is accelerated) to, but excluding, the date of repayment.

Likelihood of the Warrants Being Exercised

The Private Placement Warrants and the Public Warrants have an exercise price of $11.50 per share, and the GEM Warrant has an exercise price of $4.84 per share. The cash proceeds associated with the exercises of the Warrants are dependent on the stock price inasmuch as the holders are unlikely to exercise their Warrants if the exercise price thereof is less than the market price of our common stock at the time of exercise. In that circumstance, such holder may be less likely to exercise their Warrants as such holder would be selling at a loss if they exercised their Warrants and sold their common stock. Accordingly, we have not included the net proceeds from any exercise of the Warrants in our assessment of our liquidity and our ability to fund operations on a prospective basis. Our future capital requirements and the adequacy of available funds will depend on many factors, including those set forth under “Risk Factors” elsewhere in this prospectus. If the trading price for our common stock is less than $11.50 per share, holders of the Public Warrants and Private Placement Warrants may be unlikely to exercise such warrants, and if the trading price for our common stock is less than $4.84 per share, the holder of the GEM Warrant may be unlikely to exercise such warrant. To the extent that the Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease.

Summary of Risk Factors

Our business is subject to numerous risks and uncertainties, including those highlighted in the section “Risk Factors” beginning on page 12 of this prospectus, which illuminate challenges that we face in connection with the successful implementation of our strategy and the growth of our business. The following considerations, among others, may offset our competitive strengths or have a negative effect on our business strategy, which could cause a decline in the price of shares of our securities and result in a loss of all or a portion of your investment:

•

We have a limited operating history, with operating losses as the business has grown. If we are unable to achieve and sustain greater revenues than our operating costs, we will incur operating losses, which could negatively impact our business, financial condition and results of operations.

•	Our operating results may fluctuate due to the highly volatile nature of cryptocurrencies in general and, specifically, bitcoin.

•	The terms of the credit agreement with Blockchain Access UK Limited (“Blockchain Access”) restrict our current and future operations, particularly our ability to take certain actions.

•

Our business is highly dependent on a small number of bitcoin mining equipment suppliers. Failure of our suppliers to perform under the relevant supply contracts for equipment that has already been procured may delay our expansion plans. Failure of suppliers to make new machines available on an ongoing basis could delay our expansion plans.

•

Our evolving business model increases the complexity of our business, which makes it difficult to evaluate our future business prospects and could have a material adverse effect on our business, financial condition and results of operation.

•	We may not be able to compete effectively against our current and future competitors, which could have a material adverse effect on our business, financial condition and results of operations.

•	Our future success will depend significantly on the price of bitcoin, which is subject to risk and has historically been subject to wide swings and significant volatility.

•	If demand for transactions in bitcoin declines or is replaced by demand for other cryptocurrencies, our business, financial condition and results of operations could be adversely affected.

•

The digital asset exchanges on which cryptocurrencies, including bitcoin, trade are relatively new and largely unregulated, and thus may be exposed to fraud and failure. Such failures may result in a reduction in the price of bitcoin and other cryptocurrencies and can adversely affect an investment in our common stock.

•	We are vulnerable to risks associated with climate change, severe weather conditions and natural and man-made disasters, including earthquakes, fires, floods, hurricanes, tornadoes, severe storms

(including impacts from rain, snow, lightning and wind), and warfare, as well as power outages and other industrial incidents, which could severely disrupt the normal operation of our business and adversely affect our results of operations.

•

Adverse developments affecting financial institutions, companies in the financial services industry or the financial services industry generally, such as actual events or concerns involving liquidity, defaults or nonperformance, could adversely affect our operations and liquidity.

•

Our existing insurance coverage may not be adequate to cover all of our potential losses, and increased self-insurance and other insurance costs could materially and adversely affect our business and results of operations.

•	We may be affected by price fluctuations in the wholesale and retail power markets.

•

The transition of digital asset validation from proof-of-work mining algorithms to proof-of-stake validation may significantly impact the value of our capital expenditures and investments in machines and real property to support proof-of-work mining, which could make us less competitive and ultimately adversely affect our business and the value of our common stock.

•	There is a lack of liquid markets in bitcoin, and these markets are subject to possible manipulation.

•

The “halving” of rewards available on the bitcoin network, or the reduction of rewards on other networks, has had and in the future could have a negative impact on our ability to generate revenue, which could have a material adverse effect on our business, financial condition and results of operations.

•	We may not be able to realize the benefits of forks, and forks in the bitcoin network may occur in the future that may affect our operations and financial performance.

•	Digital asset trading platforms for bitcoin may be subject to varying levels of regulation, which exposes our digital asset holdings to risks.

•

Because there is limited precedent for financial accounting for bitcoin and other digital assets, the determinations that we have made for how to account for digital asset transactions may be subject to change.

•	Our transactions in bitcoin may expose us to countries, territories, regimes, entities, organizations and individuals that are subject to sanctions and other restrictive laws and regulations.

•

Bitcoin mining activities are energy-intensive, which may restrict the geographic locations of miners, in particular, to locations with renewable sources of power. Government regulators may potentially restrict the ability of electricity suppliers to provide electricity to bitcoin miners, including us, or bitcoin mining activities generally.

•

The development and acceptance of cryptographic and algorithmic protocols governing the issuance of and transactions in cryptocurrencies is subject to a variety of factors that are difficult to evaluate.

•

Banks and financial institutions may not provide bank accounts, or may cut off certain banking or other financial services, to bitcoin investors or businesses that engage in bitcoin-related activities or that accept bitcoin as payment.

•	We are subject to counterparty risk with respect to our bitcoin custodians, Coinbase Prime, Foundry and Blockchain.com.

•	The IRS and certain states have taken the position that digital assets are property for income tax purposes.

•	Changes to, or changes to interpretations of, the U.S. federal, state, local or non-U.S. tax laws could have a material adverse effect on our business, financial condition and results of operations.

•	Regulatory changes or actions may restrict the use of bitcoin in a manner that adversely affects our business, prospects or operations.

•

We are subject to a highly evolving regulatory landscape and any adverse changes to, or our failure to comply with, any laws and regulations could adversely affect our business, reputation, financial condition and results of operations.

•	Our business and financial condition may be materially adversely affected by increased regulation of energy sources.

•

If we were deemed an “investment company” under the Investment Company Act of 1940 (the “1940 Act”), applicable restrictions could make it impractical for us to continue our business as contemplated and could have a material adverse effect on our business.

•	If we are unable to protect the confidentiality of our trade secrets or other intellectual property rights, our business and competitive position could be harmed.

•	A market for our securities may not continue, which would adversely affect the liquidity and price of our securities.

•	If the Merger’s benefits do not meet the expectations of investors, stockholders or financial analysts, the market price of our securities may decline.

•

The market price of our common stock may be volatile as a result of industry-wide developments, which could subject us to securities class action litigation and result in substantial losses for our stockholders.

Our Corporate Information

Adit was originally incorporated as a Delaware corporation on October 15, 2020. Adit consummated the Merger with Old GRIID on December 29, 2023, pursuant to the Merger Agreement. In connection with the Merger, we changed our name from “Adit EdTech Acquisition Corp.” to “GRIID Infrastructure Inc.”

We are a holding company and our wholly owned operating subsidiary continues the existing business operations of Old GRIID. Our address is GRIID Infrastructure Inc., 2577 Duck Creek Road, Cincinnati, OH 45212 and our telephone number is (513) 268-6185. Our website address is https://www.griid.com. Our website and the information contained therein or connected thereto is not incorporated into this prospectus or the registration statement of which it forms a part.

Implications of Being an Emerging Growth Company and Smaller Reporting Company

As a company with less than $1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting requirements that are otherwise generally applicable to public companies. As such, we may take advantage of reduced disclosure and other requirements otherwise generally applicable to public companies, including:

•

presenting only two years of audited financial statements, in addition to any required unaudited interim financial statements, with a correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure in this prospectus;

•	not being required to have our registered independent public accounting firm attest to management’s assessment of our internal control over financial reporting;

•

an exemption from compliance with any requirement that the Public Company Accounting Oversight Board, or PCAOB, may adopt regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

•	presenting reduced disclosure about our executive compensation arrangements;

•	not being required to hold non-binding advisory votes on executive compensation or golden parachute arrangements; and

•	extended transition periods for complying with new or revised accounting standards.

We have taken advantage of some of these reduced disclosure and other requirements in this prospectus. Accordingly, the information contained herein may be different than the information you receive from our competitors that are public companies or other public companies in which you hold stock.

The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of some accounting standards until those standards would otherwise apply to private companies.

We will remain an emerging growth company until the earliest of (1) the last day of the fiscal year following the fifth anniversary of the closing of Adit’s initial public offering, (2) the last day of the fiscal year in which we have total annual gross revenue of at least $1.235 billion, (3) the last day of the fiscal year in which we are deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our common stock held by non-affiliates exceeded $700.0 million as of the last business day of the second fiscal quarter of such year, or (4) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

We are also a “smaller reporting company,” meaning that the market value of our stock held by non-affiliates plus the proposed aggregate amount of gross proceeds to us as a result of this offering is less than $700.0 million and our annual revenue is less than $100.0 million during the most recently completed fiscal year. We may continue to be a smaller reporting company after this offering if either (i) the market value of our stock held by non-affiliates is less than $250.0 million or (ii) our annual revenue is less than $100.0 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700.0 million. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation.

THE OFFERING

We are registering the issuance by us of up to an aggregate of 21,070,000 shares of common stock, which consists of (i) up to 13,800,000 shares of common stock that are issuable upon the exercise of 13,800,000 Public Warrants; and (ii) up to 7,270,000 shares of common stock that are issuable upon the exercise of 7,270,000 Private Placement Warrants.

In addition, this prospectus relates to the resale from time to time by the Selling Securityholders named in this prospectus, or their permitted transferees, of (A) up to 42,065,288 shares of common stock, consisting of (i) 26,931,562 Old GRIID Member Shares; (ii) 6,900,000 Initial Stockholder Shares; (iii) 6,500,000 GEM Shares; and (iv) 1,733,726 GEM Underlying Shares; and (B) up to 7,270,000 Private Placement Warrants.

Issuance of Common Stock

Shares of Common Stock offered by us	21,070,000 shares of common stock, which consists of (i) up to 13,800,000 shares of common stock that are issuable upon the exercise of 13,800,000 Public Warrants; and (ii) up to 7,270,000 shares of common stock that are issuable upon the exercise of 7,270,000 Private Placement Warrants.

Shares of Common Stock outstanding prior to the exercise of any Warrants	65,616,298 shares (as of December 29, 2023).

Shares of Common Stock outstanding assuming exercise of all Warrants	88,420,024 shares (as of December 29, 2023).

Exercise price of Warrants	Each Public Warrant is exercisable for one share of common stock at a price of $11.50 per share, subject to adjustment as described herein.

Each Private Placement Warrant is exercisable for one share of common stock at a price of $11.50 per share, subject to adjustment as described herein.

The GEM Warrant is exercisable for up to 1,733,726 shares of common stock, at a price of $4.84 per share, subject to adjustment as described herein.

Use of proceeds

We will receive up to an aggregate of approximately $242.3 million from the exercise of the Public Warrants and Private Placement Warrants, assuming the exercise in full of all of such warrants for cash. We will receive up to an aggregate of approximately $8,391,234 from the exercise of the GEM Warrant, assuming the exercise in full of such warrant for cash. To the extent that the Public Warrants, Private Placement Warrants and GEM Warrant are exercised on a “cashless” basis, we will not receive any proceeds from the exercise of such warrants. We expect to use the net proceeds from the exercise of the Warrants for working capital and general corporate purposes. To the extent that any of the Public Warrants, Private Placement Warrants and GEM Warrant are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Public Warrants, Private Placement Warrants and GEM Warrant will decrease. We expect to use the net proceeds from the exercise of the Warrants, if any, for working capital and general corporate purposes. We will have broad discretion over the use of proceeds from the exercise of the Warrants. However, there is no assurance that the holders of our Warrants will elect to exercise any or all of such warrants. The cash proceeds associated with the exercises of the Warrants are dependent on the stock price inasmuch as the holders are unlikely to exercise their Warrants if the exercise price thereof is less than the price of our Common stock at the time of exercise. In that circumstance, such holder may be less likely to exercise their Warrants as such holder would be selling at a loss if they exercised their Warrants and sold their common stock. Accordingly, we have not included the net proceeds from any exercise of the Warrants in our assessment of our liquidity and our ability to fund operations on a prospective basis. Our future capital requirements and the adequacy of available funds will depend on many factors, including those set forth under “Risk Factors” elsewhere in this prospectus See “Use of Proceeds.”

Resale of Common Stock and Private Placement Warrants

Shares of Common Stock offered by the Selling Securityholders	(i) 26,931,562 Old GRIID Member Shares; (ii) 6,900,000 Initial Stockholder Shares; (iii) 6,500,000 GEM Shares; and (iv) 1,733,726 GEM Underlying Shares.

Private Placement Warrants offered by the Selling Securityholders	Up to 7,270,000 Private Placement Warrants.

Use of proceeds	We will receive up to an aggregate of approximately $200 million from the sale of our common stock under the GEM Agreement, assuming we draw down the full Aggregate Limit (as defined therein), and before deducting fees payable to GEM and estimated transaction expenses. We will not receive any proceeds from the sale of shares of common stock or the Private Placement Warrants by the Selling Securityholders. We expect to use the net proceeds, if any, from the sale of our common stock under the GEM Agreement for working capital and general corporate purposes. See “Use of Proceeds.”

Transfer restrictions	Certain of our stockholders are subject to certain restrictions on transfer until the termination of applicable lock-up periods. See “Restrictions on Resale of Our Securities––Lock-up Agreements” for further discussion.

Cboe Canada stock symbols	Our common stock is listed on Cboe Canada under the symbol GRDI.

Nasdaq Global Market symbols	Our common stock and Public Warrants are listed on the Nasdaq Global Market under the symbols “GRDI” and “GRDIW”, respectively.

The 65,616,298 outstanding shares of our common stock is calculated as of December 29, 2023 and excludes:

•	13,800,000 shares of our common stock issuable upon the exercise of 13,800,000 Public Warrants outstanding as of December 29, 2023, each with an exercise price of $11.50 per share;

•	7,270,000 shares of our common stock issuable upon the exercise of 7,270,000 Private Placement Warrants outstanding as of December 29, 2023, each with an exercise price of $11.50 per share;

•	1,733,726 shares of our common stock issuable upon the exercise of the GEM Warrant, with an exercise price of $4.84 per share; and

•

4,000,000 shares of our common stock reserved for future issuance under our 2023 Omnibus Incentive Plan (the “2023 Plan”), as well as any automatic increases in the number of shares of common stock reserved for future issuance under our 2023 Plan.

RISK FACTORS

You should consider carefully the risks and uncertainties described below, together with all of the other information in this prospectus, including the section “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes, before deciding whether to purchase any of our securities. If any of the following risks actually occurs, our business, financial condition or results of operations would likely suffer. In such case, the trading price of our securities (including our common stock) could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related to Our Business and Industry

We have a limited operating history, with operating losses as the business has grown. If we are unable to achieve and sustain greater revenues than our operating costs, we will incur operating losses, which could negatively impact our business, financial condition and results of operations.

Old GRIID began operating in May 2018. Accordingly, we have a limited operating history, which makes an evaluation of our future prospects difficult. As of September 30, 2023, we had an approximate balance of cash of $0.5 million, and an accumulated deficit of approximately $124.5 million. Our operating results will likely fluctuate moving forward as we focus on increasing our capacity, and as the market price of bitcoin fluctuates. We may be subject to many risks common to new and growing businesses, including cash shortages, limitations with respect to personnel, financial and other resources and lack of revenues. Additionally, we will continue to be exposed to numerous risks and volatility associated with the bitcoin mining and power generation sectors, including fluctuating bitcoin to U.S. dollar prices, the costs of bitcoin miners, the number of market participants mining bitcoin, the availability of other power generation facilities to expand operations and regulatory changes. There is no assurance that we will be successful in achieving a return on your investment or meeting other metrics of success.

Our future business plan requires incurring substantial expenses in the establishment and operation of our business and there can be no assurance that subsequent operational objectives will be achieved. Our success will ultimately depend on our ability to generate cash from our business. If we do not achieve our operational objectives, and to the extent that we do not generate cash flow and income, our financial performance and long-term viability may be materially and adversely affected. An investment in our securities must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development.

Our operating results may fluctuate due to the highly volatile nature of cryptocurrencies in general and, specifically, bitcoin.

All of our sources of revenue will be dependent on cryptocurrencies and, specifically, bitcoin and the broader blockchain and bitcoin mining ecosystem. Due to the highly volatile nature of the cryptocurrency markets and the prices of cryptocurrency assets, our operating results may fluctuate significantly from quarter to quarter in accordance with market sentiments and movements in the broader cryptocurrency ecosystem. Our operating results may fluctuate as a result of a variety of factors, many of which are unpredictable and in certain instances are outside of our control, including:

•	macroeconomic conditions;

•	changes in the legislative or regulatory environment, or actions by governments or regulators, including fines, orders, or consent decrees;

•	adverse legal proceedings or regulatory enforcement actions, judgments, settlements, or other legal proceeding and enforcement-related costs;

•	increases in operating expenses that we expect to incur to grow and expand our operations and to remain competitive;

•	system errors, failures, outages and computer viruses, which could disrupt our ability to continue mining;

•	power outages and certain other events beyond our control, including natural disasters and telecommunication failures;

•	breaches of security or privacy;

•	our ability to attract and retain talent; and

•	our ability to compete with our existing and new competitors.

As a result of these factors, it may be difficult for us to forecast growth trends accurately and our business and future prospects are difficult to evaluate, particularly in the short term. In view of the rapidly evolving nature of our business and the bitcoin mining ecosystem, period-to-period comparisons of our operating results may not be meaningful, and you should not rely upon them as an indication of future performance. Quarterly and annual expenses reflected in our financial statements may be significantly different from historical or projected rates, and our operating results in one or more future quarters may fall below the expectations of securities analysts and investors.

The market price of bitcoin has recently been volatile. The market price of bitcoin is impacted by a variety of factors, and is determined primarily using data from various exchanges, over-the-counter markets and derivative platforms. As further described herein, the crypto assets industry has been negatively impacted by recent bankruptcy filings of FTX Trading Ltd., et al. (“FTX”), and its affiliated hedge fund Alameda Research LLC, in addition to other bankruptcy filings of crypto companies throughout 2022 and 2023 to-date. Furthermore, such prices may be subject to factors such as those that impact commodities, more so than business activities, which could be subjected to additional influence from fraudulent or illegitimate actors, real or perceived scarcity, and political, economic, regulatory or other conditions. Pricing may be the result of speculation regarding future appreciation in the value of bitcoin, or our share price, inflating and making their market prices more volatile or creating “bubble” type risks for both bitcoin and shares of our securities. Further, volatility in crypto asset pricing could lead to other impacts such as increased risks of legal proceedings or governmental scrutiny of us and our affiliates, either in the United States or in other jurisdictions.

The terms of the credit agreement with Blockchain Access restrict our current and future operations, particularly our ability to take certain actions.

The Fourth Amended and Restated Credit Agreement with Blockchain Access (the “credit agreement”) contains a number of restrictive covenants that impose significant operating and financial restrictions on us and may limit our ability to engage in acts that may be in our long-term best interest, including restrictions on our ability to:

•	make certain loans and investments;

•	pay certain dividends or make other distributions or repurchase or redeem capital stock;

•	sell assets;

•	incur or permit certain liens;

•	incur or permit certain additional indebtedness and guarantee obligations;

•	make any investment or acquisitions other than as specifically permitted;

•	enter into certain transactions with affiliates; and

•	alter the businesses we conduct.

In addition, the restrictive covenants in the credit agreement require us to maintain specified financial ratios and satisfy other financial condition tests. Our ability to meet those financial ratios and tests can be affected by events beyond its control, and we may be unable to meet them.

A breach of the covenants under the credit agreement could allow the lenders to accelerate the debt or exercise other remedies. In addition, if we are unable to repay the amounts due and payable under the credit agreement, the lenders could proceed against the collateral securing the debt.

Old GRIID has identified material weaknesses in its internal control over financial reporting. These material weaknesses could adversely affect our ability to report our results of operations and financial condition accurately and in a timely manner.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Our management is likewise required, on a quarterly basis, to evaluate the effectiveness of its internal controls and to disclose any changes and material weaknesses identified through such evaluation in those internal controls. A material weakness is a significant deficiency, or a combination of significant deficiencies, in internal control over financial reporting, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.

In connection with the evaluation of internal controls and procedures for the period ended December 31, 2022, Old GRIID identified a material weakness in its internal control over financial reporting related to the improper accounting of warrants issued in connection with certain debt and equity transactions. As a result of this material weakness, Old GRIID’s management concluded that its internal control over financial reporting was not effective as of December 31, 2022.

Additionally, in connection with the evaluation of the internal controls and procedures for the period ended December 31, 2022, Old GRIID identified a material weakness in its internal controls over financial reporting related to the reclassification of realized gains and losses from the sale of cryptocurrencies from nonoperating income to operating in its statement of operations and the reclassification of cash proceeds related to the sale of cryptocurrencies from cash flows from investing activities to cash flows from operating activities in its statement of cash flows. As a result of this material weakness, Old GRIID management concluded that its internal control over financial reporting was not effective as of December 31, 2022.

Any failure to maintain such internal control could adversely impact our ability to report its financial position and results from operations on a timely and accurate basis. If our financial statements are not accurate, investors may not have or may not believe they have a complete understanding of our operations. Likewise, if our financial statements are not filed on a timely basis, we could be subject to sanctions or investigations by Cboe Canada or any other stock exchange on which our common stock is listed, the SEC or other regulatory authorities. In either case, there could result a material adverse effect on our business. Failure to timely file may also cause us to be ineligible to utilize short form registration statements on Form S-3, which may impair our ability to raise capital in a timely fashion to execute its business strategies. Ineffective internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of its stock.

We can give no assurance that the measures we have taken and plan to take in the future will remediate the material weakness identified or that any additional material weaknesses or restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls. In addition, even if we are successful in strengthening its controls and procedures, those controls and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair presentation of our financial statements.

Any electricity outage, limitation of electricity supply or increase in electricity costs could materially impact our operations and financial performance.

Our mining operations have historically required significant amounts of electrical power. The costs of electric power account for a significant portion of our cost of revenue. We require a significant electric power supply to conduct our mining activity, operating critical mining facilities and equipment infrastructure. We rely on third parties, including utility providers, for the reliable and sufficient supply of electrical power to our infrastructure. We cannot guarantee that these third parties will be able to consistently provide sufficient levels of electrical power or will have the necessary infrastructure to deliver any additional power that we may require, or that we will be able to procure power from or recontract with them on commercially acceptable terms. Restrictions on the supply of, or our failure to procure, sufficient electricity could adversely affect our business, financial condition and results of operations.

Our access to electricity, or to sufficient electricity, may be affected by climate change, acts of God, utility equipment failure or scheduled and unscheduled maintenance that result in electricity outages to the utility’s or the broader electrical network’s facilities. These electricity outages may occur with limited or no warning and be of an unpredictable duration. Further, our counterparties may be unable to deliver the required amount of power for a variety of technical or economic reasons. As bitcoin mining is power intensive and backup power generation may be expensive to procure, any backup electricity supplies may not be sufficient to power any or all of our bitcoin mining equipment in an affected location for the duration of the outage. The effects of any such events, including any significant nonperformance by counterparties, could have a material adverse effect on our business, financial condition, and operating results.

The price that we pay for electricity is dependent on numerous factors including sources of generation, commodity prices, regulatory environment, electricity market structure, instantaneous supply/demand balances, counterparty and procurement method. These factors may be subject to change over time and result in increasing power costs, which could have a material adverse effect on our operating results and financial condition.

Additionally, our mining operations could be materially adversely affected by prolonged power outages. Although our miners may be powered by backup generators on a temporary basis, it would not be feasible or cost-effective to run miners on back-up power generators for extended periods of time. We would likely need to reduce or cease our operations in the event of an extended power outage or as a result of the unavailability or increased cost of electrical power, which would materially and adversely affect our business and results of operations.

We may face risks of internet disruptions, which could have an adverse effect on both the price of bitcoin and our ability to operate our business.

The bitcoin network, and our business of mining bitcoin, are dependent upon the internet. A disruption in internet connectivity could disrupt the bitcoin network’s operations, which could have an adverse effect on the price of bitcoin and our ability to mine bitcoin. A broadly accepted and widely adopted decentralized network is necessary for the bitcoin network to function as intended. Features of the bitcoin network, such as decentralization, open-source protocol and reliance on peer-to-peer connectivity, are essential to preserve the stability of the bitcoin network and decrease the risk of fraud or cyber-attacks. A disruption of the internet or the bitcoin network could affect the ability to transfer bitcoin, and consequently the value of bitcoin, as well as our ability to mine bitcoin. A significant disruption of internet connectivity could prevent the bitcoin network’s functionality and operations until the internet disruption is resolved. Additionally, our mining sites’ activities are dependent upon internet access. Any disruption to internet connectivity at any of our mining sites could have a negative impact on business performance.

Our business is highly dependent on a small number of bitcoin mining equipment suppliers. Failure of our suppliers to perform under the relevant supply contracts for equipment that has already been procured may delay our expansion plans. Failure of suppliers to make new machines available on an ongoing basis could delay our expansion plans.

Our business is highly dependent upon bitcoin mining equipment suppliers such as Bitmain, MicroBT, Intel and others providing an adequate supply of new generation bitcoin mining machines at economical prices to us. The growth of our business is dependent upon the availability of new generation mining machines offered for sale at a price conducive to profitable bitcoin mining, as well as the trading price of bitcoin. The market price and availability of new mining machines fluctuates with the price of bitcoin and can be volatile. Higher bitcoin prices increase the demand for mining equipment and increase the cost. In addition, as more companies seek to enter the mining industry, the demand for machines may outpace supply and create mining machine equipment shortages. There are no assurances that bitcoin mining equipment suppliers, such as Bitmain, MicroBT, Intel and others, will be able to keep pace with any surge in demand for mining equipment or continue to supply bitcoin mining equipment. Further, mining machine purchase contracts are not favorable to purchasers and we may have little or no recourse in the event a mining machine manufacturer defaults on its mining machine delivery commitments. If we are not able to obtain a sufficient number of bitcoin mining machines at favorable prices, our growth expectations, business, financial condition and results of operations will be negatively impacted.

Supply chain and logistics issues for us or our suppliers may delay our expansion plans or increase the cost of constructing our infrastructure.

The equipment used in our business is generally manufactured by third parties using a large amount of commodity inputs. Our third-party manufacturers, suppliers, sub-contractors and customers have been disrupted by worker absenteeism, quarantines, restrictions on employees’ ability to work, office and factory closures, disruptions to ports and other shipping infrastructure, border closures or other travel or health-related restrictions, as a result of the COVID-19 pandemic. Supply chain disruptions may also occur from time to time due to a range of factors beyond our control, including, but not limited to, climate change, increased costs of labor, freight costs and raw material prices along with a shortage of qualified workers or unforeseen global events such as the conflict between Russia and Ukraine or the conflict in Israel and the Gaza Strip. See also “—We are currently operating in a period of economic uncertainty and capital markets disruption, which has been significantly impacted by geopolitical instability due to the ongoing military conflict between Russia and Ukraine and the conflict in Israel and the Gaza Strip. Our business, financial condition and results of operations may be materially adversely affected by any negative impact on the global economy and capital markets resulting from the conflict in Ukraine, Israel and the Gaza Strip or any other geopolitical tensions.” Such issues may cause delays in the delivery of, or increases in the cost of, the equipment used in our operations, which could materially impact our business, financial condition and results of operations and may delay our expansion plans.

Cancellation or withdrawal of required operating and other permits and licenses could materially impact our operations and financial performance.

In each jurisdiction in which we operate, it is typical that we must obtain certain permits, approvals and/or licenses in order to construct and operate our facilities. If such permits, approvals and/or licenses are not granted, or if they are suspended, terminated or revoked, it may result in delays in construction of our facilities or require us to halt all or part of our operations. Such circumstances could have a material adverse effect on our business, financial condition and operating results.

Our evolving business model increases the complexity of our business, which makes it difficult to evaluate our future business prospects and could have a material adverse effect on our business, financial condition and results of operation.

Our business model has significantly evolved since our formation in 2018 and we expect it to continue to do so in the future. As cryptocurrency assets and blockchain technologies become more widely available, we expect the services and products associated with them to evolve. As a result, our business model may require us to evolve as well. We may need to modify aspects of our business model relating to our strategy from time to time and we cannot offer any assurance that these or any other modifications will be successful. Further, any new services that we offer that are not favorably received by the market could damage our reputation or our brand. There can be no assurance that we will ever generate sufficient revenues or achieve profitably in the future or that we will have adequate working capital to meet our obligations as they become due. In the event that we do not effectively evaluate future business prospects, successfully implement new strategies or adapt to our evolving industry, it will have a material adverse effect on our business, financial condition and results of operations.

Our future success depends on our ability to expand our organization to match the growth of our activities, and any failure to manage our growth effectively could place strains on our managerial, operational and financial resources and could adversely affect our business, financial condition and results of operation.

As our operations grow, the demands upon us will grow, and our success will depend upon our ability to meet those demands. We require certain financial, managerial and other resources, which could create challenges to our ability to successfully manage operations and impact our ability to assure compliance with its policies, practices and procedures. These demands include, among others, increased executive, accounting, management, legal services, staff support and general office services. We may need to hire additional qualified personnel to meet these demands, the cost and quality of which depends in part upon market factors outside of our control. Further, we will need to effectively manage the training and growth of our staff to maintain an efficient and effective workforce, and our failure to do so could adversely affect our business, financial condition and results of operations. Currently, we have limited personnel in our organization to meet our organizational and administrative demands. If we fail to manage our growth effectively or to develop and expand our managerial, operational and financial resources and systems, we may not be able to execute on our business plan, respond to competitive pressures or take advantage of market opportunities and our business, financial condition and results of operations would be adversely affected.

We may not be able to compete effectively against our current and future competitors, which could have a material adverse effect on our business, financial condition and results of operations.

The bitcoin mining ecosystem is highly innovative, rapidly evolving and characterized by intense competition, experimentation and frequent introductions of new products and services, and is subject to uncertain and evolving industry and regulatory requirements. We expect competition to increase in the future as existing competitors expand their operations, new competitors enter the industry, and new products are introduced or existing products enhanced. We compete against a number of companies operating globally that focus on mining digital assets.

Our existing and potential competitors may have various competitive advantages over us, such as:

•	greater name recognition, longer operating histories and larger market shares;

•	more established marketing, banking and compliance relationships;

•	greater mining capabilities;

•	more timely introduction of new technologies;

•	preferred relationships with suppliers of mining machines and other equipment;

•	access to more competitively priced power;

•	greater financial resources to make acquisitions;

•	lower labor, compliance, risk mitigation and research and development cost;

•	established core business models outside of the mining or trading of digital assets, allowing them to operate on lesser margins or at a loss;

•	operations in certain jurisdictions with lower compliance costs and greater flexibility to explore new product offerings; and

•	substantially greater financial, technical and other resources.

If we are unable to compete successfully, or if competing successfully requires us to take costly actions in response to the actions of our competitors, our business, financial condition and results of operations could be adversely affected.

There are several new and existing competitors in our industry that are purchasing mining equipment at scale, which may cause delays or difficulty in us obtaining new miners, which could materially and adversely affect our business and results of operations.

Many of the competitors in our industry have also been purchasing mining equipment at scale, which has caused a world-wide shortage of mining equipment and extended the corresponding delivery schedules for new miner purchases. There are no assurances that manufacturers, including the manufacturers we currently utilize, will be able to keep pace with the surge in demand for mining equipment. It is uncertain how manufacturers will respond to this increased global demand and whether they can deliver on the schedules promised to all of their customers.

In the event manufacturers are not able to keep pace with demand, we may not be able to purchase miners in sufficient quantities or on the delivery schedules that meet our business needs. Additionally, should manufacturers default on their purchase agreements with us, we would have to pursue recourse, which would be costly and time consuming to resolve, and there is no guarantee we would succeed in recovering any of our deposits paid for such miner purchases, which could materially and adversely affect our business, financial condition and results of operations.

Our future success will depend significantly on the price of bitcoin, which is subject to risk and has historically been subject to wide swings and significant volatility.

We generate substantially all of our revenue from the generation and sale of bitcoin. The price of bitcoin is highly speculative and is not based on the performance of an underlying business. Furthermore, the price of bitcoin could be subjected to additional influence from fraudulent or illegitimate actors, real or perceived scarcity, and political, economic, regulatory, tax or other conditions. Changes in the legislative or regulatory environment, or actions by governments or regulators that impact the cryptocurrency industry generally, could also affect the price of bitcoin. These factors may inhibit consumer trust in and market acceptance of bitcoin as a means of exchange, which could have a material adverse effect on our business, prospects, or operations and potentially the value of any bitcoin we mine. The speculative nature of the price of bitcoin and past dramatic volatility in pricing, particularly in recent months, may create risks for the volatile trading price of bitcoin.

There is no assurance that bitcoin will maintain its value or that there will be meaningful levels of trading activities to support markets in bitcoin. A decline in the market value of bitcoin or in the demand for trading bitcoin could lead to a corresponding decline in the value of our bitcoin assets and the number of transactions on the bitcoin blockchain network.

If demand for transactions in bitcoin declines or is replaced by demand for other cryptocurrencies, our business, financial condition and results of operations could be adversely affected.

Our business is highly dependent on strong bitcoin demand relative to other cryptocurrencies in the market. As such, in addition to the factors impacting the broader cryptoeconomy, our business may be adversely affected, and growth in our revenues may slow or decline, if market demand for bitcoin deteriorates and is supplanted by other cryptocurrencies such as Ethereum and Solana. In addition, negative perceptions surrounding bitcoin relative to other cryptocurrencies may cause bitcoin to fall out of favor. If other cryptocurrencies, such as

Ethereum and Solana, surpass bitcoin in market demand over a sustained period of time, such a trend could harm our business. Also, competition from public and central bank backed digital currencies could undercut the need for other cryptocurrencies such as bitcoin. Additionally, stablecoins (commodity-backed or fiat-backed) could undercut demand for other cryptocurrencies, including bitcoin. All of these factors could cause the value of bitcoin to decline, and if the value of bitcoin were to continue to be low or decline further, particularly if such decline were significant or over an extended period of time, our operating results would be adversely affected, and there could be a material adverse effect on our ability to continue as a going concern or to pursue our bitcoin strategy at all, which could have a material adverse effect on our business, prospects or operations, and harm investors in our securities.

Although we do not hold any bitcoin for third parties, our business, financial condition and results of operations may still be adversely affected by recent events beyond our control.

While we do not hold any bitcoin for third parties, our business, financial condition and results of operations could be adversely affected by recent events beyond our control, including the fallout from the Chapter 11 Bankruptcy filings of cryptocurrency exchanges FTX (including its affiliated hedge fund, Alameda Research LLC), crypto hedge fund Three Arrows Capital (“Three Arrows”) and crypto lenders Celsius Network LLC, et al. (“Celsius”), Voyager Digital Ltd., et al. (“Voyager”), BlockFi Inc., et al. (“BlockFi”) and Genesis Global Holdco, LLC, et al. (“Genesis”). Most recently, in January 2023, Genesis filed for Chapter 11 bankruptcy. Genesis is owned by Digital Currency Group Inc. (“DCG”), who also owns Foundry Digital LLC, one of our custodians. At this time, we believe that there are no material risks to our business arising from our indirect exposure to Genesis. Although (i) we have no direct exposure to any cryptocurrency entities that have recently filed for Chapter 11 bankruptcy; (ii) we have no assets that may not be recovered due to these bankruptcies; and (iii) we have no exposure to any other counterparties, customers, custodians or other crypto asset market third parties known to us to have (x) experienced material excessive redemptions, withdrawals or suspended redemptions or withdrawal of crypto assets, (y) the crypto assets of their customers unaccounted for, or (z) experienced material compliance failures, our business, financial condition and results of operations may not be immune to unfavorable investor sentiment resulting from these recent developments in the broader cryptocurrency industry.

The digital asset exchanges on which cryptocurrencies, including bitcoin, trade are relatively new and largely unregulated, and thus may be exposed to fraud and failure. Such failures may result in a reduction in the price of bitcoin and other cryptocurrencies and can adversely affect an investment in our securities.

Digital asset exchanges on which cryptocurrencies, including bitcoin, trade are relatively new and, in most cases, largely unregulated. Many digital exchanges do not provide the public with significant information regarding their ownership structure, management teams, corporate practices or regulatory compliance. As a result, the marketplace may lose confidence in, or may experience problems relating to, cryptocurrency exchanges, including prominent exchanges handling a significant portion of the volume of digital asset trading.

In response to the recent bankruptcy filings of FTX and its affiliated hedge fund Alameda Research LLC, in addition to other bankruptcy filings of crypto companies throughout 2022 and 2023 to-date, the digital asset markets, including the market for bitcoin specifically, have experienced extreme price volatility, and several other entities in the digital asset industry have been, and may continue to be, negatively affected, further undermining confidence in the digital assets markets and in bitcoin. These events have also negatively impacted the liquidity of the digital assets markets as certain entities affiliated with FTX engaged in significant trading activity. If the liquidity of the digital assets markets continues to be negatively impacted by these events, digital asset prices, including the price of bitcoin, may continue to experience significant volatility and confidence in the digital asset markets may be further undermined. Because the value of bitcoin is derived from the continued willingness of market participants to exchange government-issued currency that is designated as legal tender in its country of issuance for bitcoin, permanent and total loss of the value of bitcoin may result should the marketplace for bitcoin be jeopardized or disappear entirely. These potential consequences of a digital asset exchange’s failure could adversely affect an investment in our securities.

We are continuing to monitor and evaluate our risk management procedures, but we believe our current risk management procedures are reasonably designed and effective. The perceived lack of stability in digital asset exchanges and a potential decline in the value of bitcoin could adversely affect an investment in our securities. Furthermore, any decrease in the price of bitcoin would cause a risk of increased losses or impairments to the extent that the price of bitcoin falls below our Carrying value.

It may take significant time and expenditure for us to grow our bitcoin mining operations and our efforts may not be successful.

The continued development of our existing and planned facilities is subject to various factors beyond our control. There may be difficulties in integrating new equipment into existing infrastructure, constraints on our ability to connect to or procure the expected electricity supply capacity at our facilities, defects in design or construction, diversion of management resources, insufficient funding, or other resource constraints. Actual costs for development may exceed our planned budget. There may be difficulty acquiring land either through lease, purchase, or some other means, zoning intended locations for our commercial activities, or permitting the land to develop the facilities. All these challenges could delay or halt expansion and therefore negatively impact business performance.

We intend to expand by acquiring and developing additional sites, taking into account a number of important characteristics such as availability of renewable energy, electrical infrastructure and related costs, geographic location and the local regulatory environment. We may have difficulty finding sites that satisfy our requirements at a commercially viable price, or that satisfy our timing requirements associated with our expansion plans. Furthermore, there may be significant competition for suitable cryptocurrency mining sites, and government regulators, including local permitting officials, may potentially restrict our ability to set up cryptocurrency mining operations in certain locations.

Transfer of sites that we have contractually secured may ultimately fail to complete due to factors beyond our control (e.g., due to default or non-performance by counterparties). In addition, estimated power availability at sites secured could be materially less than initially expected or not available at all, and processes to secure permits, approvals and/or licenses to construct and operate our facilities could be delayed in regulatory processes or may not be successful.

Development and construction delays, cost overruns, changes in market circumstances, an inability to find suitable data center locations as part of our expansion, and other factors may adversely affect our operations, financial position and financial performance.

Our management team has limited experience managing a public company.

Members of our management team have not previously served as management of a publicly traded company and therefore do not have experience complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage our immediate transition to being a public company. We are subject to significant regulatory oversight and reporting obligations under the federal securities laws, as well as the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from our management and could divert their attention away from the day-to-day management of our business, which could adversely affect our business, financial condition and results of operations.

Our success and future growth will, to a significant degree, depend on the skills and services of our management. The loss of any members of our management team or our inability to execute an effective succession plan could adversely affect our business.

Our success and future growth will to a significant degree depend on the skills and services of our management, including our Chief Executive Officer, James D. Kelly III, Chief Technology Officer, Dwaine Alleyne, Chief

Operating Officer, Gerard F. King II, Chief Research Officer, Michael W. Hamilton, Chief Financial Officer, Allan J. Wallander, Chief Strategy Officer, Harry Sudock, and General Counsel and Secretary, Alexander Fraser. We will need to continue to grow our management to alleviate pressure on our existing team and to set up and develop our business. If our management, including any new hires that we may make, fails to work together effectively and to execute our plans and strategies on a timely basis, our business could be significantly harmed. Furthermore, if we fail to execute an effective contingency or succession plan with the loss of any member of management, the loss of such management personnel could have a material adverse effect on our business, financial condition, and results of operations.

We do not maintain any key person life insurance policies. The loss of any member of our management team, investment professionals or other key personnel could make it more difficult to execute our business strategy and, therefore, have a material adverse effect on our business, financial condition, and results of operations.

Competition for employees is intense, and we may not be able to attract and retain the qualified and skilled employees needed to support our business, which in turn could have a material adverse effect on our business, financial condition and results of operation.

We believe our success depends on the efforts and talent of our employees, including facility design, construction management, operations, data processing, engineering, IT, risk management and communications personnel. Our future success depends on our continued ability to attract, develop, motivate and retain qualified and skilled employees. Competition for highly skilled personnel is extremely intense. We may not be able to hire and retain these personnel at compensation levels consistent with our existing compensation and salary structure. Some of the companies with which we compete for experienced employees have greater resources than we have and may be able to offer more attractive terms of employment.

In addition, we invest significant time and expenses in training our employees, which increases their value to competitors who may seek to recruit them. If we fail to retain our employees, we could incur significant expenses in hiring and training their replacements, and the quality of our services could diminish, resulting in a material adverse effect on our business, financial condition and results of operations.

The potential acquisition of businesses, services or technologies may not be successful or may adversely affect our existing operations.

As part of our business strategy, we intend to make acquisitions of other companies, products and technologies. We have limited experience in acquisitions. We may not be able to find suitable acquisition candidates and we may not be able to complete acquisitions on favorable terms in the future, if at all. Further, the pursuit of potential acquisitions may divert the attention of management and cause us to incur expenses in identifying, investigating and pursuing suitable acquisitions, regardless of whether or not they are ultimately completed.

If we acquire additional businesses, we may not be able to integrate the acquired personnel, operations and technologies successfully, or effectively manage the combined business following the acquisition. We also may not achieve the anticipated synergies, strategic advantages or earnings from the acquired business due to a number of factors, including:

•	incurrence of acquisition-related costs;

•	unanticipated costs or liabilities associated with the acquisition;

•	the potential loss of key employees of the target business;

•	use of resources that are needed in other parts of our business; and

•	use of substantial portions of our available cash to complete the acquisition.

We may have to pay cash, incur debt or issue equity securities to pay for any such acquisition, each of which could affect our financial condition or the value of our securities. The sale of equity to finance any such acquisitions could result in dilution to our stockholders. If we incur more debt, it would result in increased fixed obligations and could also subject us to covenants or other restrictions that would impede our ability to flexibly operate our business. In addition, if an acquired business fails to meet expectations, our business, financial condition and results of operations may be adversely affected.

We are vulnerable to risks associated with climate change, severe weather conditions and natural and man-made disasters, including earthquakes, fires, floods, hurricanes, tornadoes, severe storms (including impacts from rain, snow, lightning and wind), and warfare, as well as power outages and other industrial incidents, which could severely disrupt the normal operation of our business and adversely affect our results of operations.

Our business may be subject to the risks of climate change, severe weather conditions and natural and man-made disasters, including earthquakes, fires, floods, hurricanes, tornadoes, severe storms (including impacts from rain, snow, lightning and wind), and warfare, as well as power outages and other industrial incidents, any of which could result in system failures, power supply disruptions and other interruptions that could harm our business. The potential physical impacts of climate change on our properties and operations are highly uncertain and would be particular to the geographic circumstances in areas in which we operate. These may include changes in rainfall and storm patterns and intensities, water shortages, changing sea levels and changing temperatures. The impacts of climate change may materially and adversely impact the cost, production and financial performance of our operations. Further, any impacts to our business, financial condition and results of operations as a result of climate change are likely to occur over a sustained period of time and are therefore difficult to quantify with any degree of specificity. For example, extreme weather events may result in adverse physical effects on portions of our infrastructure, which could disrupt our supply chain and ultimately our business operations. Also, disruption of transportation, power and distribution systems could result in reduced operational efficiency. Additionally, unforeseen global events such as the conflict between Russia and Ukraine or the conflict in Israel and the Gaza Strip could adversely affect our business and results of operations. See also “—We are currently operating in a period of economic uncertainty and capital markets disruption, which has been significantly impacted by geopolitical instability due to the ongoing military conflict between Russia and Ukraine and the conflict in Israel and the Gaza Strip. Our business, financial condition and results of operations may be materially adversely affected by any negative impact on the global economy and capital markets resulting from the conflict in Ukraine or any other geopolitical tensions.”

We do not currently, and may not in the future, carry business interruption insurance sufficient to compensate for the losses that may result from interruptions in our operations as a result of inability to operate or failures of equipment and infrastructure at our facilities. A system outage could have a material adverse effect on our business, financial condition and results of operations.

We are currently operating in a period of economic uncertainty and capital markets disruption, which has been significantly impacted by geopolitical instability due to the ongoing military conflict between Russia and Ukraine and the conflict in Israel and the Gaza Strip. Our business, financial condition and results of operations may be materially adversely affected by any negative impact on the global economy and capital markets resulting from the conflict in Ukraine, Israel and the Gaza Strip or any other geopolitical tensions.

U.S. and global markets are experiencing volatility and disruption following the escalation of geopolitical tensions and the start of the military conflict between Russia and Ukraine and conflict in Israel and the Gaza Strip. In late February 2022, Russian military forces launched significant military action against Ukraine. Although the length and impact of the ongoing military conflict is highly unpredictable, the conflict in Ukraine, Israel and the Gaza Strip could lead to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions for some of our mining equipment components. Our operations would be particularly vulnerable to potential interruptions in the supply of certain critical materials and metals, such as neon gas and palladium, which are used in semiconductor manufacturing. Any interruption to semiconductor chip supply could significantly impact our ability to receive the mining equipment. Furthermore, any potential increase in geopolitical tensions in Asia could also significantly disrupt existing semiconductor chip manufacturing and increase the prospect of an interruption to the semiconductor chip supply across the world. The world’s largest semiconductor chip manufacturer is located in Taiwan and a large part of equipment and materials for our bitcoin mining, including ASIC chips, is manufactured in, and imported from, Taiwan. A setback to the current state of relative stability in Asia could compromise existing semiconductor chip production and have downstream implications for our company. We are continuing to monitor the situation in Ukraine, Israel, the Gaza Strip and globally and assessing its potential impact on our business, including any future impairment or other charges.

Additionally, Russia’s prior annexation of Crimea, recent recognition of two separatist republics in the Donetsk and Luhansk regions of Ukraine and subsequent military interventions in Ukraine have led to a broad array of new or expanded sanctions, export controls, and other measures against Russia and others supporting Russia’s economy or military efforts being levied by the United States, European Union and other countries against Russia, Belarus, the Crimea Region of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic, including agreement to remove certain Russian financial institutions from the Society for Worldwide Interbank Financial Telecommunication payment system.

Any of the abovementioned factors could affect our business, prospects, financial condition, and operating results. The extent and duration of the military action, sanctions and resulting market disruptions are impossible to predict, but could be substantial. Any such disruptions may also magnify the impact of other risks described in this prospectus.

Adverse developments affecting financial institutions, companies in the financial services industry or the financial services industry generally, such as actual events or concerns involving liquidity, defaults or nonperformance, could adversely affect our operations and liquidity.

Actual events involving limited liquidity, defaults, non-performance or other adverse developments that affect financial institutions or other companies in the financial services industry or the financial services industry generally, or concerns or rumors about any events of these kinds, have in the past and may in the future lead to market-wide liquidity problems. For example, on March 10, 2023, Silicon Valley Bank (“SVB”), was closed by the California Department of Financial Protection and Innovation, which appointed the Federal Deposit Insurance Corporation (the “FDIC”), as receiver. Similarly, on March 12, 2023, the New York Department of Financial Services took possession of Signature Bank and appointed the FDIC as receiver. On May 1, 2023, First Republic Bank was closed by the California Department of Financial Protection and Innovation, which appointed the FDIC as receiver. Following a bidding process, the FDIC entered into a purchase and assumption agreement with JPMorgan Chase Bank, N.A., to acquire the substantial majority of the assets and assume certain liabilities of First Republic Bank from the FDIC.

Although depositors of SVB, Signature Bank, and First Republic Bank were granted access to all of their money following the date of the banks’ respective closures, uncertainty and liquidity concerns in the broader financial services industry remain. Inflation and rapid increases in interest rates have led to a decline in the trading value of previously issued government securities with interest rates below current market interest rates. The U.S. Department of Treasury, FDIC and Federal Reserve Board created a program to provide up to $25 billion of loans to financial institutions secured by such government securities held by financial institutions to mitigate the risk of potential losses on the sale of such instruments. However, widespread demands for customer withdrawals or other needs of financial institutions for immediate liquidity may exceed the capacity of such program. There is no guarantee that the U.S. Department of Treasury, FDIC and Federal Reserve Board will provide access to uninsured funds in the future in the event of the closure of other banks or financial institutions in a timely fashion or at all.

Our access to our cash and cash equivalents in amounts adequate to finance our operations could be significantly impaired by the financial institutions with which we have arrangements directly facing liquidity constraints or failures. In addition, investor concerns regarding the U.S. or international financial systems could result in less favorable commercial financing terms, including higher interest rates or costs and tighter financial and operating covenants, or systemic limitations on access to credit and liquidity sources, thereby making it more difficult for us to acquire financing on acceptable terms or at all. Any material decline in available funding or our ability to access our cash and cash equivalents could adversely impact our ability to meet our operating expenses, result in breaches of our contractual obligations or result in violations of federal or state wage and hour laws, any of which could have material adverse impacts on our operations and liquidity.

Our cash and cash equivalents could be adversely affected if the financial institutions at which we hold our cash and cash equivalents fail.

We currently maintain and may in the future maintain our cash and cash equivalents in accounts with U.S. banks and financial institutions at levels that exceed insured limits. We previously maintained a restricted cash account with Signature Bank where the cash balance exceeded insured limits. The restricted cash provided underlying support to an irrevocable letter of credit that was issued by Signature Bank for a surety bond. Market conditions can impact the viability of these institutions. For example, on March 12, 2023, Signature Bank was closed by the New York State Department of Financial Services, which appointed the FDIC as receiver. The FDIC created a successor bridge bank, Signature Bridge Bank, N.A. (“SBB”), and all deposits of Signature Bank were transferred to SBB under a systemic risk exception approved by the Federal Reserve, the U.S. Treasury Department, and the FDIC. While the Federal Reserve, the U.S. Treasury Department, and the FDIC announced in a joint statement on March 12, 2023 that all Signature Bank deposits, including both insured and uninsured amounts, would be available in full to account holders, there is no guarantee that the Federal Reserve Board, the U.S. Treasury Department and the FDIC will provide access to uninsured funds in the future in the event of the closure of any other banks or financial institutions in a timely fashion or at all. Any inability to access or delay in accessing these funds could adversely affect our business, financial position, and liquidity.

Additionally, on March 22, 2023, Coinbase Global, Inc. (“Coinbase Global,” and together with the other named subsidiary of Coinbase Global, the “Relevant Coinbase Entities”) received a “Wells Notice” from the SEC staff stating that the SEC staff made a “preliminary determination” to recommend that the SEC file an enforcement action against the Relevant Coinbase Entities alleging violations of the federal securities laws, including the Exchange Act and the Securities Act. According to Coinbase Global’s public reporting company disclosure, based on discussions with the SEC staff, the Relevant Coinbase Entities believe these potential enforcement actions would relate to aspects of the Relevant Coinbase Entities’ Coinbase Prime service, spot market, staking service Coinbase Earn, and Coinbase Wallet, and the potential civil action may seek injunctive relief, disgorgement, and civil penalties. On June 6, 2023, the SEC filed a complaint against the Relevant Coinbase Entities in federal district court in the Southern District of New York, alleging, among other things: (i) that Coinbase Inc. violated the Exchange Act by failing to register with the SEC as a national securities exchange, broker-dealer, and clearing agency, in connection with activities involving certain identified digital assets that the SEC’s complaint alleges are securities, (ii) that Coinbase Inc. violated the Securities Act by failing to register with the SEC the offer and sale of its staking program, and (iii) that Coinbase Global is jointly and severally liable as a control person under the Exchange Act for Coinbase Inc.’s violations of the Exchange Act to the same extent as Coinbase Inc. The SEC’s complaint against the Relevant Coinbase Entities does not allege that bitcoin is a security nor does it allege that Coinbase Inc’s activities involving bitcoin caused the alleged registration violations, and the bitcoin custodian was not named as a defendant. The SEC’s complaint seeks a permanent injunction against the Relevant Coinbase Entities to prevent them from violations of the Exchange Act or Securities Act, disgorgement, civil monetary penalties, and such other relief as the court deems appropriate or necessary. If Coinbase Global is required, as a result of a judicial determination, or could choose, to restrict or curtail the services its subsidiaries provide to the Company, or its financial condition is negatively affected, it could negatively affect our ability to operate.

If we do not effectively diversify our bank deposits and investment portfolio, the value and liquidity of our investments may fluctuate substantially which could affect our access to capital and results of operations in a material way. Furthermore, our access to our cash and cash equivalents in amounts adequate to finance our operations could be significantly impaired if the financial institutions with which we have arrangements directly face liquidity constraints or failures. Investor concerns regarding the U.S. or international financial systems could result in less favorable commercial financing terms, including higher interest rates or costs and tighter financial and operating covenants, or systemic limitations on access to credit and liquidity sources, thereby making it more difficult for us to acquire financing on acceptable terms or at all. Any material decline in available funding or our ability to access our cash and cash equivalents could adversely impact our results of operations and liquidity.

Our existing insurance coverage may not be adequate to cover all of our potential losses, and increased self-insurance and other insurance costs could materially and adversely affect our business and results of operations.

We maintain insurance policies for our business that provide us with some protection in the event our miners are lost or damaged, however, these insurance policies and protections may not be adequate to protect us from liabilities that we may incur in connection with the operation of our business. Certain extraordinary hazards, for example, may not be covered, and insurance may not be available (or may be available only at prohibitively expensive rates) with respect to many other risks. Moreover, any loss incurred could exceed policy limits, and policy payments made to us may not be made on a timely basis.

Additionally, the premiums we pay to obtain insurance coverage may, and are likely to, increase over time. These increases in insurance premiums can occur unexpectedly and without regard to our efforts to limit them, and, because of these rising costs, we may not be able to obtain similar levels of insurance coverage on reasonable terms, or at all. If this occurs, we may choose or be forced to self-insure our assets, which could expose us to significant financial risk. If insurance costs become unacceptably high and we elect to self-insure, and we experience a significant casualty event resulting in the loss of some or all of our miners, we could be forced to expend significant capital resources to acquire new replacement miners. If such casualty loss of our miners is not adequately covered by insurance and we do not have access to sufficient capital resources to acquire replacement miners, we may not be able to compete in our rapidly evolving and highly competitive industry, which could materially and adversely affect our financial condition and results of operations, and our business could suffer.

Furthermore, the bitcoin held by us is not insured by any government-sponsored investor protection program or otherwise. Therefore, any loss of bitcoin held by us, either through an information security failure, a mistaken transaction or otherwise, would not be reimbursed. This could adversely affect our business, financial condition and results of operations.

We may not have adequate sources of recovery if the bitcoin held by us is lost, stolen or destroyed.

If the bitcoin held by us is lost, stolen or destroyed under circumstances rendering a party liable to us, the responsible party may not have the financial resources sufficient to satisfy its claim. For example, as to a particular event of loss, the only source of recovery for us might be limited, to the extent identifiable, other responsible third parties (e.g., a thief or terrorist), any of which may not have the financial resources (including liability insurance coverage) to satisfy a valid claim by us.

Bitcoin held by us is not subject to FDIC or SIPC protections.

We do not hold bitcoin with a banking institution or a member of the Federal Deposit Insurance Corporation (“FDIC”) or the Securities Investor Protection Corporation (“SIPC”) and, therefore, the bitcoin we hold is not subject to the protections enjoyed by depositors with FDIC or SIPC member institutions.

We may be affected by price fluctuations in the wholesale and retail power markets.

Our power arrangements may vary depending on the markets in which we operate, and comprise fixed and variable power prices, including arrangements that may contain certain price adjustment mechanisms in case of certain events. Furthermore, some portion of our power arrangements may be priced by reference to published index prices and, thus, reflect market movements outside of our control.

A substantial increase in electricity costs or a fall in bitcoin exchange values could render bitcoin mining ineffective or not viable for us. Market prices for power, generation capacity and ancillary services, are unpredictable. An increase in market prices for power, generation capacity, and ancillary services may adversely affect our business, prospects, financial condition, and operating results. Long- and short-term power prices may fluctuate substantially due to a variety of factors outside of our control, including, but not limited to:

•	increases and decreases in the quantity and type of generation capacity;

•	changes in network charges;

•	fuel costs;

•	new generation technologies;

•	changes in power transmission constraints or inefficiencies;

•	climate change and volatile weather conditions, particularly unusually hot or mild summers or unusually cold or warm winters;

•

technological shifts resulting in changes in the demand for power or in patterns of power usage, including the potential development of demand-side management tools, expansion and technological advancements in power storage capability and the development of new fuels or new technologies for the production or storage of power;

•	federal, state, local and foreign power, market and environmental regulation and legislation;

•	changes in capacity prices and capacity markets; and

•	power market structure (e.g., energy-only vs. energy and capacity markets).

If we are unable to secure power supply at prices or on terms acceptable to us, it would potentially have a material adverse effect on our business, financial condition and operating results.

We may be exposed to cybersecurity threats and hacks, which could have a material adverse effect on our business, financial condition and results of operations.

The threats to network and data security are increasingly diverse and sophisticated. In addition, cybersecurity researchers anticipate an increase in cyberattack activity in connection with the Russian invasion of Ukraine. Although we have not taken specific actions as a result of the situation in Ukraine, we have made efforts and instituted processes to prevent breaches. Despite such efforts and processes, our computer servers and computer systems may be vulnerable to cybersecurity risks, including denial-of-service attacks, physical or electronic break-ins, employee theft or misuse and similar disruptions from unauthorized tampering with our computer servers and computer systems. The preventive actions we take to reduce the risk of cyber incidents and protect our information technology and networks may be insufficient to repel a major cyber-attack in the future. To the extent that any disruption or security breach results in a loss or damage to our network, in unauthorized disclosure of confidential information or in a loss of our bitcoin, it could cause significant damage to our reputation, lead to claims against us and ultimately have a material adverse effect on our business, financial condition and results of operations. Additionally, we may be required to incur significant costs to protect against damage caused by these disruptions or security breaches in the future.

We may only have limited control over our mining operation.

Our mining operation comprises blockchain mining technologies that depend on a network of computers to run certain software programs to solve complex transactions in competition with other mining operations and to process transactions. Because of this less centralized model and the complexity of our mining operation, we have limited control over the success of our mining operations. While we participate in mining pools to combine our mining operations with other mining participants to increase processing power to solve blocks, there can be no assurance that such pools will adequately address this risk.

We may be subject to material litigation, including individual and class action lawsuits, as well as investigations and enforcement actions by regulators and governmental authorities.

We may from time to time become subject to claims, arbitrations, individual and class action lawsuits, government and regulatory investigations, inquiries, actions or requests, including with respect to employment matters, and other proceedings alleging violations of laws, rules and regulations, both foreign and domestic. The scope, determination and impact of such litigation, government and regulatory investigations, enforcement actions, disputes and proceedings to which we are subject cannot be predicted with certainty, and may result in:

•	substantial payments to satisfy judgments, fines or penalties;

•	substantial outside counsel legal fees and costs;

•	additional compliance and licensure requirements;

•	loss or non-renewal of existing licenses or authorizations, or prohibition from or delays in obtaining additional licenses or authorizations, required for our business;

•	loss of productivity and high demands on employee time;

•	criminal sanctions or consent decrees;

•	barring of certain employees from participating in our business in whole or in part;

•	orders that restrict or suspend our business or prevent us from offering certain products or services;

•	changes to our business model and practices;

•	delays and/or interruptions to planned transactions, product launches or improvements; and

•	damage to our brand and reputation.

Any such matters can have an adverse impact, which may be material, on our business, operating results or financial condition because of legal costs, diversion of management resources, reputational damage and other factors.

The transition of digital asset validation from proof-of-work mining algorithms to proof-of-stake validation may significantly impact the value of our capital expenditures and investments in machines and real property to support proof-of-work mining, which could make us less competitive and ultimately adversely affect our business and the value of our securities.

Proof-of-stake is an alternative method of validating distributed ledger transactions. Proof-of-stake methodology does not rely on resource intensive calculations to validate transactions and create new blocks in a blockchain, but rather the validator of the next block is determined, sometimes randomly, based on a methodology in the blockchain software. Rewards, and sometimes penalties, are issued based on the amount of digital assets a user has “staked” in order to become a validator.

Our business strategy currently focuses entirely on mining bitcoin (as opposed to other digital assets). Additionally, all of our hardware is limited to mining using a “proof-of-work” protocol based on the SHA-256 hashing algorithm. Should bitcoin shift from a proof-of-work validation method to a proof-of-stake method, the transaction verification process (i.e. “mining” or “validating”) would require less power and may render any company that maintains advantages in the current climate with respect to proof-of-work mining (for example, from lower-priced electricity, processing, computing power, or real estate) less competitive or less profitable, including ours. For example, the Ethereum blockchain, another popular blockchain with a widely traded digital asset, has recently completed a transition from proof-of-work to proof-of-stake, in part to achieve more efficiency in relation to the energy consumption of its network and production and verification of its blockchain. If this transition is successful, current Ethereum mining equipment and other investments in Ethereum mining operations could become obsolete or be repurposed for mining other digital assets, which may be less profitable.

If bitcoin shifts to proof-of-stake validation, we may lose the benefit of our capital investments and the competitive advantage we hope to gain from our capital investments, which were intended to improve the efficiency of our bitcoin mining operations only with respect to proof-of-work networks. Further, a shift in market demand from proof-of-work to proof-of-stake protocols could impair our business and operations which are based on hardware that is strictly limited to mining digital assets based on the SHA-256 algorithm. Such events could have a material adverse effect on our ability to continue as a going concern or to pursue our business strategy at all, which could have a material adverse effect on our business, financial condition and results of operating.

Bitcoin is a form of technology which may become redundant or obsolete in the future.

Bitcoin currently holds a “first-to-market” advantage over other digital assets and is currently the market leader, in terms of value and recognition, in the digital assets market. This first-to-market advantage is driven in large part by having the largest user base and, more importantly, the largest combined mining power in use to secure the bitcoin network. Despite the current first-to-market advantage of the bitcoin network over other digital asset networks, the digital asset market continues to grow rapidly as the value of existing digital assets rises, new digital assets enter the market and demand for digital assets increases. Therefore, it is possible that another digital asset could become comparatively more popular than bitcoin in the future. As a result, the emergence of a digital asset that erodes bitcoin’s market share and value could have a material adverse effect on our business, financial condition and results of operations.

The utilization of digital assets technologies is influenced by public acceptance and confidence in its integrity and potential application, and if public acceptance or confidence is lost for any reason, the use of that technology may become less attractive, with users instead utilizing alternative digital assets. If preferences in the digital assets markets shift away from proof-of work networks such as bitcoin, or the market otherwise adopts new digital assets, this could result in a significant reduction in the value of bitcoin, which could have a material adverse effect on our business, financial condition and results of operations, including the value of the bitcoin that it mines or otherwise acquires or holds for its own account.

The price of new miners may be linked to the market price of bitcoin and other cryptocurrencies, and our costs of obtaining new and replacement miners may increase along with the market price of bitcoin and other cryptocurrencies, which may have a material and adverse effect on our financial condition and results of operations.

Our business, financial condition and results of operations are dependent on our ability to sell the bitcoin we mine at a price greater than our costs to produce that bitcoin. We incur significant up-front capital costs each time we acquire new miners, and, if future prices of bitcoin are not sufficiently high, we may not realize the benefit of these capital expenditures. As the price for new miners we buy increases, our cost to mine a single bitcoin also increases, therefore requiring a corresponding increase in the price of bitcoin for us to maintain our results of operations, to the extent we sell the bitcoin shortly after mining it.

The global supply chain for miners is presently constrained due to unprecedented demand coupled with a global semiconductor (including microchip) shortage, with a significant portion of available miners being acquired by companies with substantial resources. Semiconductors are utilized in various devices and products and are a crucial component of miners. Supply chain constraints coupled with increasing demand has led to increased pricing and limited availability for semiconductors. Prices for both new and older models of miners have been on the rise and these supply constraints are expected to continue for the foreseeable future. China, a major supplier of miners, has seen a production slowdown as a result of COVID-19. Should similar outbreaks or other disruptions to the China-based global supply chain for mining hardware occur, we may not be able to obtain adequate replacement parts for our existing miners or to obtain additional miners on a timely basis, if at all, or we may only be able to acquire miners at premium prices. Such events could have a material adverse effect on our ability to pursue our strategy, which could have a material adverse effect on our business and the value of our securities.

There is a lack of liquid markets in bitcoin, and these markets are subject to possible manipulation.

Cryptocurrencies that are represented and trade on a ledger-based platform may not necessarily benefit from viable trading markets. Stock exchanges have rules and regulations regarding marketplace conduct, and monitor investors transacting on such platforms for fraud and other improprieties. These conditions may not necessarily be replicated on a digital assets trading platform, depending on the platform’s controls and other policies, and there are no controls regarding transactions that take place outside of organized exchanges. Although some digital assets trading platforms are subject to regulation and monitor for illegal activity, because the bitcoin market itself is unregulated, there are few means to prevent manipulation of prices for the overall market. These factors may decrease liquidity or volume or may otherwise increase volatility of bitcoin, which may have a material adverse effect on our ability to monetize the bitcoin we mine.

If a malicious actor or botnet obtains control of more than 50% of the processing power on the bitcoin blockchain, such actor or botnet could manipulate the bitcoin blockchain, which would adversely affect your investment in us or our ability to operate.

If a malicious actor or botnet (a volunteer or hacked collection of computers controlled by networked software coordinating the actions of the computers) obtains a majority of the processing power dedicated to mining a digital asset, it may be able to alter the digital asset network or blockchain on which transactions of the digital asset are recorded by constructing fraudulent blocks or preventing certain transactions from completing in a timely manner, or at all. The malicious actor or botnet could control, exclude, or modify the ordering of transactions, though it could not generate new bitcoin or digital assets or transactions using such control. The malicious actor could “double-spend” its own bitcoin or digital assets (i.e., spend the same bitcoin or digital assets in more than one transaction) and prevent the confirmation of other users’ transactions for so long as it maintained control. To the extent that such malicious actors or botnets did not yield their control of the processing power on the bitcoin or other network, or the bitcoin or other community did not reject the fraudulent blocks as malicious, reversing any changes made to the blockchain may not be possible.

Although there are no known reports of malicious activity or control of the bitcoin blockchain achieved through controlling over 50% of the processing power on the network, it is believed that certain mining pools may have exceeded the 50% threshold. The approach towards and possible crossing of the 50% threshold indicate a greater risk that a single mining pool could exert authority over the validation of digital asset transactions. To the extent that the digital assets ecosystems do not act to ensure greater decentralization of digital asset mining processing power, the feasibility of a malicious actor obtaining in excess of 50% of the processing power on any digital asset network (e.g., through control of a large mining pool or through hacking such a mining pool) will increase, which may adversely affect our business, financial condition and results of operations.

To the extent that the profit margins of digital asset mining operations are not high, mining participants are more likely to sell their earned bitcoin, which could constrain bitcoin prices.

Over the past few years, digital asset mining operations have evolved from individual users mining with computer processors, graphics processing units and first-generation ASIC servers. Currently, new processing power is predominantly added by incorporated and unincorporated “professionalized” mining operations. Professionalized mining operations may use proprietary hardware or sophisticated ASIC machines acquired from ASIC manufacturers. They require the investment of significant capital to acquire this hardware, to lease or develop operating space (often in data centers or warehousing facilities), and to pay the costs of electricity and labor to operate the mining farms. As a result, professionalized mining operations are of a greater scale than prior mining operations and have more defined and regular expenses and liabilities. These regular expenses and liabilities require professionalized mining operations to maintain profit margins on the sale of digital assets. To the extent the price of digital assets declines and such profit margin is constrained, professionalized mining participants are incentivized to more immediately sell digital assets earned from mining operations, whereas it is believed that individual mining participants in past years were more likely to hold newly mined digital assets for more extended periods. The immediate selling of newly mined digital assets greatly increases the trading volume of the digital assets, creating downward pressure on the market price of digital asset rewards. The extent to which the value of digital assets mined by a professionalized mining operation exceeds the allocable capital and operating costs determines the profit margin of such operation. A professionalized mining operation may be more likely to sell a higher percentage of its newly mined digital assets rapidly if it is operating at a low profit margin and it may partially or completely cease operations if its profit margin is negative. In a low profit margin environment, a higher percentage could be sold more rapidly, thereby potentially depressing digital asset prices. Lower digital asset prices could result in further tightening of profit margins for professionalized mining operations creating a network effect that may further reduce the price of digital assets until mining operations with higher operating costs become unprofitable forcing them to reduce mining power or cease mining operations temporarily. Such circumstances could have a material adverse effect on our business, prospects or operations and potentially the value of bitcoin and any other digital assets we mine or otherwise acquire or hold for our own account.

The “halving” of rewards available on the bitcoin network, or the reduction of rewards on other networks, has had and in the future could have a negative impact on our ability to generate revenue, which could have a material adverse effect on our business, financial condition and results of operations.

Under the current protocols governing the bitcoin network, the reward for validating a new block on that network is cut in half from time to time, which has been referred to in our industry as the “halving.” When the bitcoin network was first launched, the reward for validating a new block was 50 bitcoin. In 2012, the reward for validating a new block was reduced to 25 bitcoin. In July 2016, the reward for validating a new block was reduced to 12.5 bitcoin, and in May 2020, the reward was further reduced to 6.25 bitcoin. The next halving of awards is expected to occur in April 2024 and following such halving, the reward for validating a new block will be reduced to 3.125 bitcoins. In addition, other networks may operate under rules that, or may alter their rules to, limit the distribution of new digital assets. We currently rely on these rewards to generate a significant portion of our total revenue. We have attempted to mitigate the risk to us as a result of halving, including sourcing competitive electricity pricing, sourcing efficient mining hardware across a diverse range of manufacturers, vertically integrating our business model to include container fabrication, proprietary software development in order to lower deployment costs and protecting margins, and self-mining rather than hosting in order to deliver stronger margins that are prepared to tolerate the reduction in bitcoin available due to the halving event. To the extent that other mining companies exit the business, remaining miners are the direct beneficiaries from the lower competition for each 3.125 bitcoin per block. Achieving competitive advantages in the above ways increases the chances for us to be one of these beneficiaries. However, in spite of such mitigation efforts, if the award of digital assets for solving blocks and transaction fees are not sufficiently high, the halving of available rewards on the bitcoin network, or any reduction of rewards on other networks, would have a negative impact on our revenues and may have a material adverse effect on our business, financial condition and results of operations.

In addition, the reduction of rewards may reduce our profit margins, which could result in us selling a substantial portion of our bitcoin, which is subject to high volatility. If we are forced to sell bitcoin at low prices, it could have a material adverse effect on our business, financial condition, prospects and results of operations.

We may not be able to realize the benefits of forks, and forks in the bitcoin network may occur in the future that may affect our operations and financial performance.

The future development and growth of bitcoin is subject to a variety of factors that are difficult to predict and evaluate. As bitcoin is built on an open-source protocol without a centralized governing authority, there is a possibility bitcoin develops in ways which are not foreseeable. An example is modification of the bitcoin protocol by a sufficient number of users (known as a “fork”).

The bitcoin protocol has been subject to “forks” that resulted in the creation of new networks, including Bitcoin Cash, Bitcoin Cash SV, Bitcoin Diamond, Bitcoin Gold and others. Some of these forks have caused fragmentation among trading platforms as to the correct naming convention for the forked digital assets. Due to the lack of a central registry or rulemaking body, no single entity has the ability to dictate the nomenclature of forked digital assets, causing disagreements and a lack of uniformity among platforms on the nomenclature of forked digital assets, which results in further confusion to individuals as to the nature of assets they hold on digital asset trading platforms. In addition, several of these forks were contentious and, as a result, participants in certain digital asset user and developer communities may harbor ill will toward other communities. As a result, certain community members may take actions that adversely impact the use, adoption and price of bitcoin or any of its forked alternatives.

Furthermore, hard forks can lead to new security concerns. For instance, when the Bitcoin Cash and Bitcoin Cash SV network split in November 2018, “replay” attacks, in which transactions from one network were rebroadcast on the other network to achieve “double-spending,” plagued platforms that traded bitcoin, resulting in significant losses to some digital asset trading platforms. Another possible result of a hard fork is an inherent decrease in the level of security due to the splitting of some mining power across networks, making it easier for a malicious actor to exceed 50% of the mining power of that network, thereby making digital asset networks that rely on proof-of-work more susceptible to attack in the wake of a fork.

Historically, speculation over a new “fork” in the bitcoin protocol has resulted in bitcoin price volatility and future forks may occur at any time. A fork can lead to a disruption of networks and our IT systems could be affected by cybersecurity attacks, replay attacks, or security weaknesses, any of which can further lead to temporary or even permanent loss of our assets. Such disruption and loss could cause us to be exposed to liability, even in circumstances where we have no intention of supporting an asset compromised by a fork. Additionally, a fork may result in a scenario where users running the previous protocol will not recognize blocks created by those running the new protocol, and vice versa. This may render our bitcoin mining hardware incompatible with the new bitcoin protocol. Such changes may have a material effect on our operations, financial position and financial performance.

Because our miners are designed specifically to mine bitcoin, our future success will depend in large part upon the value of bitcoin, and any sustained decline in its value could adversely affect our business, financial condition and results of operations.

Our operating results will depend in large part upon the value of bitcoin because it is the only cryptocurrency we currently mine. Specifically, our revenues from our bitcoin mining operations are based upon two factors: (1) the number of bitcoin rewards we successfully mine and (2) the fair market value of bitcoin on the date earned. In addition, our operating results are directly impacted by changes in the value of bitcoin because under the value measurement model, both realized and unrealized changes will be reflected in our statement of operations (i.e., we mark bitcoin to fair value each quarter). This means that our operating results will be subject to swings based upon increases or decreases in the value of bitcoin. The introduction of alternative cryptocurrencies, such as those backed by central banks known as Central Bank Digital Currencies, could significantly reduce the demand for bitcoin. This would reduce both our ability to earn mining rewards and transaction fees, and would also impair our ability to monetize the bitcoin we earn in accordance with our financial projections.

Digital asset trading platforms for bitcoin may be subject to varying levels of regulation, which exposes our digital asset holdings to risks.

Platforms on which digital assets may trade, such as the one we use to monetize our bitcoin, pose special risks, as these platforms are generally new and the rules governing their activities are less settled and their activities may be largely unregulated or under-regulated, and may therefore be more exposed to theft, fraud and failure than established, regulated exchanges for other products. Digital asset platforms may be startup businesses with limited institutional backing, limited operating history, and no publicly available financial information. This can lead to increased price volatility. In addition, a failure of an important digital asset trading platform could result in a loss of confidence in digital assets generally, resulting in our inability to monetize the bitcoin we mine in accordance with our financial projections.

Bitcoin traded on the bitcoin blockchain do not rely on a trusted intermediary or depository institution. The participation in trading platforms requires users to take on credit risk by transferring bitcoin from a personal account to a third party’s account. Accordingly, we are exposed to the digital asset trading platform’s credit risk with respect to each bitcoin transaction we make. Digital asset exchanges may also impose daily, weekly, monthly, or customer-specific transaction or distribution limits or suspend withdrawals entirely, rendering the exchange of digital assets for fiat currency difficult or impossible. Additionally, digital asset prices and valuations on exchanges may be volatile and subject to influence by many factors, including the levels of liquidity on particular platforms and operational interruptions and disruptions. The prices and valuation of digital assets (e.g., bitcoin) remain subject to any volatility experienced by trading platforms, and any such volatility can adversely affect the value of the bitcoin that we mine. It is possible that while engaging in transactions with various digital asset platforms located throughout the world, any such platform may cease operations voluntarily or involuntarily due to theft, fraud, security breach, liquidity issues, or government investigation without any recourse available to us.

Digital asset platforms for bitcoin may be appealing targets for cybercrime, hackers and malware and have been shut down or experienced losses of assets placed on the exchange as a result of cybercrime, and any such event is likely to result in the complete loss of assets placed on such a platform. Any governmental or regulatory action against such a digital asset trading platform may cause assets on such exchange to become frozen for a substantial period of time or forfeited, and could result in material opportunity costs or even in the total loss of such assets. In addition, banks may refuse to process or support wire transfers to or from digital asset trading platforms.

There are a limited number of digital asset trading platforms for bitcoin in operation, and many operate in jurisdictions outside of the United States. Trading on digital asset platforms outside of the United States may involve certain risks not applicable to trading on digital asset exchanges that operate in the United States. Foreign markets may be subject to instability, lack of regulation, temporary closures due to fraud, business failure, local capital requirements or government-mandated regulations. Digital asset platforms located outside the United States may not be subject to regulatory, investigative, or prosecutorial authority through which an action or complaint regarding missing or stolen digital assets may be brought. Additionally, due to lack of globally consistent treatment and regulation of digital assets, certain platforms located outside the United States may not be currently available to, or may in the future become unavailable to, certain persons or entities based on their country of domicile, including the United States.

While we perform diligence on our counterparties and any digital asset trading platforms that we may use, it may be difficult, or even impossible, to sufficiently verify the ultimate ownership and control of a digital asset trading platform and other information for evaluating the risks associated with such counterparty or platform. Any of our digital assets that reside on a trading platform that shuts down may be permanently unrecoverable, misapplied or otherwise lost. Additionally, to the extent that the digital asset platforms representing a substantial portion of the trading volume in a particular digital asset are involved in fraud or experience security failures or other operational issues, such failures may result in loss or less favorable prices of the digital assets, which may adversely affect our business and results of operations, and consequently, an investment in our securities.

Because there is limited precedent for financial accounting for bitcoin and other digital assets, the determinations that we have made for how to account for digital asset transactions may be subject to change.

Because there is limited precedent for the financial accounting for bitcoin and other digital assets and related revenue recognition and no official guidance has been provided by the Financial Accounting Standards Board or the SEC, it is unclear how we may in the future be required to account for digital asset transactions and assets and related revenue recognition. Changes in regulatory or financial accounting standards could require us to change the accounting methods we currently intend to employ in respect of our anticipated revenues and assets and restate any financial statements produced based on those methods. Such a change or restatement could require increased professional fees and expenses and time commitment by management to address matters related to the change or restatement, increased scrutiny by the SEC and other regulatory bodies, civil or criminal penalties or stockholder litigation, which could adversely affect our business, prospects, financial condition and results of operation.

Bitcoin transactions are irrevocable and, if stolen or incorrectly transferred, bitcoin may be irretrievable. As a result, any incorrectly executed bitcoin transactions could have a material adverse effect on our business, financial condition and results of operations.

Bitcoin transactions are irrevocable, and stolen or incorrectly transferred bitcoin may be irretrievable. As a result, any incorrectly executed or fraudulent bitcoin transactions could adversely affect our investments and assets. Bitcoin transactions are not, from an administrative perspective, reversible without the consent and active participation of the recipient of the bitcoin from the transaction. Once a transaction has been verified and recorded in a block that is added to a blockchain, an incorrect transfer of bitcoin or a theft thereof generally will not be reversible and if an incorrect transfer or theft occurs, we may not have sufficient recourse to recover our losses from any such transfer or theft. It is possible that, through computer or human error, or through theft or criminal action, our bitcoin rewards could be transferred in incorrect amounts or to unauthorized third parties, or to uncontrolled accounts. Further, at this time, we are not aware of any specifically enumerated U.S. or foreign governmental, regulatory, investigative or prosecutorial authority or mechanism through which to bring an action or complaint regarding missing or stolen bitcoin. As a result, if there is human error, theft, or criminal action, we will need to rely on existing private investigative entities to investigate any potential loss of our bitcoin assets. These third-party service providers rely on data analysis and compliance of internet service providers with traditional court orders to reveal information such as the IP addresses of any attackers who may target us. Our inability to recover any losses from such action, error or theft, could have a material adverse effect on our business, financial condition and results of operations.

Political or economic crises may motivate large-scale sales of bitcoin, which could result in a reduction in some or all of bitcoin’s values and adversely affect our business, financial condition and results of operations.

Geopolitical crises may motivate large-scale purchases of bitcoin, which could increase the price of bitcoin rapidly. This may increase the likelihood of a subsequent price decrease as crisis-driven purchasing behavior dissipates, adversely affecting the value of our inventory following such downward adjustment. Such risks are similar to the risks of purchasing commodities in general in uncertain times, such as the risk of purchasing, holding or selling gold. Alternatively, as an emerging asset class with limited acceptance as a payment system or commodity, global crises and general economic downturn may discourage investment in bitcoin as investors focus their investment on less volatile asset classes as a means of hedging their investment risk.

As an alternative to fiat currencies that are backed by central governments, bitcoins are subject to supply and demand forces based upon the desirability of an alternative, decentralized means of buying and selling goods and services, and it is unclear how such supply and demand will be impacted by geopolitical events. Nevertheless, political or economic crises may motivate large-scale acquisitions or sales of bitcoins either globally or locally. Large-scale sales of bitcoins would result in a reduction in some or all bitcoins’ values and may adversely affect our business, financial condition and results of operations.

Our operations, investment strategies and profitability may be adversely affected by competition from other methods of investing in bitcoins or tracking bitcoin markets.

We compete with other users and/or companies that are mining bitcoin and other potential financial vehicles that seek to provide exposure to bitcoin, including securities backed by, or linked to, bitcoins. Market and financial conditions, and other conditions beyond our control, may make it more attractive to invest in certain financial vehicles, or to invest in bitcoin directly, which could limit the market for our securities and reduce their liquidity. In addition, the emergence of other financial vehicles and exchange-traded funds that provide exposure to bitcoin prices have been scrutinized by regulators and such scrutiny and the negative impressions or conclusions resulting from such scrutiny could be applied to our business and impact our ability to successfully pursue our strategy or operate at all, or to establish or maintain a public market for our securities.

The global market for bitcoin is generally characterized by supply constraints that may differ from those present in the markets for commodities or other assets such as gold and silver. The mathematical protocols under which bitcoin is mined permit the creation of a limited, predetermined amount of currency, while others have no limit established on total supply. To the extent that other vehicles investing in bitcoin or tracking bitcoin markets form and come to represent a significant proportion of the demand for digital assets, large redemptions of the securities of those vehicles and the subsequent sale of bitcoin by such vehicles could negatively affect bitcoin prices and therefore affect the value of any bitcoin inventory we hold.

Currently, we believe there is relatively limited use of bitcoin in the retail and commercial marketplace in comparison to relatively sizable use by speculators, thus contributing to price volatility that could adversely affect an investment in our securities.

We believe bitcoin has not yet gained widespread acceptance as a means of payment for goods and services by any major retail or commercial outlets. We believe a significant portion of the demand for bitcoin is generated by speculators and investors, some of whom may have no knowledge of the inner workings of bitcoin. Certain of these investors may seek to profit from the short-term or long-term holding of bitcoin, and thus, may contribute to bitcoin price volatility. A lack of expansion in the use of bitcoin in retail and commercial markets, or a contraction of such use, may result in increased price volatility of bitcoin or a reduction in the market price of bitcoin or in the demand for bitcoin which would reduce the performance of the business and the value of bitcoin held by us, any of which could have a material adverse effect on our business, financial condition and results of operations.

As more processing power is added to a network, our relative percentage of total processing power on that network is expected to decline absent significant capital investment, which has an adverse impact on our ability to generate revenue from processing transactions on that network and could have a material adverse effect on our business, financial condition and results of operations.

Processing power on networks has been increasing rapidly over time while the rewards and transaction fees available on those networks tends to decline over time. In order to grow or maintain the revenue we generate from processing transactions on such networks, we are required to invest significant capital to acquire new computer servers, expand our power capacity and otherwise increase our effective processing power on such networks. In the event we are unable to invest sufficient capital to grow or maintain the level of our processing power on a network relative to the total processing power of such network, our revenue from the applicable network will decline over time and as a result, it could have a material adverse effect on our business, financial condition and results of operations.

In addition, a decrease in the price of computer servers may result in an increase in transaction processors, which may lead to more competition for fees in a particular network. In the event we are unable to realize adequate fees on a network due to increased competition, our revenue from the applicable network will decline over time and in turn, it could have a material adverse effect on our business, financial condition and results of operations.

Our transactions in bitcoin may expose us to countries, territories, regimes, entities, organizations and individuals that are subject to sanctions and other restrictive laws and regulations.

The Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) and the U.S. Department of State administer and enforce economic sanctions programs based on foreign policy and national security goals against targeted countries, territories, regimes, entities, organizations and individuals. These laws and regulations may be implicated by a number of digital assets activities, including investing or trading. Because of the anonymous nature of blockchain transactions, we may not be able to determine the ultimate identity of the individuals with whom we transact when buying or selling digital assets or receive bitcoin through mining (e.g. transaction fees, or rewards from mining pool), and thus may inadvertently engage in transactions with persons, or entities or territories that are the target of sanctions or other restrictions. Moreover, U.S. federal law prohibits any U.S. person from knowingly or unknowingly possessing any visual depiction of child pornography. We are aware of recent media reports that have suggested that persons have imbedded such depictions on one or more blockchains. To the extent government enforcement authorities enforce these and other laws and regulations that are impacted by blockchain technology, we may be subject to investigation, administrative or court proceedings, and civil or criminal monetary fines and penalties, all of which could harm our reputation and affect the value of our securities.

The market price of bitcoin may be extremely volatile, including due to potential under-regulation. Rapid decreases in the price of bitcoin could have a materially adverse effect on our business, financial condition and results of operations.

Bitcoin is represented and trades on a ledger-based platform that may not necessarily benefit from a viable trading market. Stock exchanges have rules and regulations regarding marketplace conduct, and monitor investors transacting on such platforms for fraud and other improprieties. These conditions may not necessarily be replicated on a bitcoin trading platform, depending on the platform’s controls and other policies, and there are no controls regarding transactions that take place outside of organized exchanges. The market price of bitcoin has been and may in the future continue to be extremely volatile. These factors may decrease liquidity or volume or may otherwise increase volatility of bitcoin, which will have a material adverse effect on our ability to monetize the bitcoin we mine and therefore have an adverse effect on our business, financial condition and results of operations.

Regulatory actions in one or more countries could severely affect the right to acquire, own, hold, sell or use bitcoin or to exchange them for fiat currency.

One or more countries, such as India or Russia, may take regulatory actions in the future that could severely restrict the right to acquire, own, hold, sell or use bitcoin or to exchange them for fiat currency. In some nations, including China, it is illegal to accept payment in bitcoin for consumer transactions and banking institutions are barred from accepting deposits of cryptocurrencies. Such restrictions may adversely affect us as the large-scale use of bitcoin as a means of exchange is presently confined to certain regions.

Furthermore, in the future, foreign governments may decide to subsidize or in some other way support certain large-scale bitcoin mining projects, thus adding hashrate to the overall network. Such circumstances could have a material adverse effect on the amount of bitcoin we may be able to mine, the value of bitcoin and any other cryptocurrencies we may potentially acquire or hold in the future and, consequently, our business, financial condition and results of operations.

Bitcoin exchanges, wallets and the bitcoin network may suffer from hacking and fraud risks, which may adversely erode user confidence in bitcoin, which could negatively affect the bitcoin price and our revenues.

Bitcoin transactions are entirely digital and, as with any virtual system, are at risk from hackers, malware and operational glitches. Hackers can target bitcoin exchanges and custody providers, to gain access to thousands of accounts and digital wallets where bitcoin is stored. Bitcoin transactions and accounts are not insured by any type of government program and all bitcoin transactions are permanent because there is no third party or payment processor. Bitcoin has previously suffered from hacking and cyber-theft which have affected its demand and price. Also, the price and exchange of bitcoin may be subject to fraud risk. While bitcoin uses private key encryption to verify owners and register transactions, fraudsters and scammers may attempt to sell false bitcoin. All of the above may adversely affect the operation of the bitcoin network, which would erode user confidence in bitcoin and could negatively impact our business and ability to monetize the bitcoin that we mine.

Technological advancement in computing may make our operations and ASICs obsolete. The mining hardware market for ASICs does not undergo rapid performance improvements anymore. Earlier in the SHA-256 ASIC development cycle when bitcoin mining hardware had yet to catch up to current foundry node sizes, technological leaps in hash power and efficiency were more common and made all previous units obsolete. Since the release of the Antminer S9, these improvements have been incremental and older generation hardware is commonly run in the market. It is possible that there will be a significant breakthrough in hash power and/or efficiency that would make existing ASIC miners obsolete, severely impact the company’s balance sheet and forward-looking performance and, should we not have access to this technology, could render all operations non-viable.

Bitcoin mining activities are energy-intensive, which may restrict the geographic locations of miners, in particular, to locations with renewable sources of power. Government regulators may potentially restrict the ability of electricity suppliers to provide electricity to bitcoin miners, including us, or bitcoin mining activities generally.

Mining bitcoin requires significant amounts of electrical power, and electricity costs are expected to account for a material portion of our operating costs. There has been a substantial increase in the demand for electricity for bitcoin mining, and this has had varying level of impact on local electricity supply. The availability and cost of electricity will impact the geographic locations in which we conduct mining activities.

Additionally, renewable sources of power currently form a large portion of our power mix and we expect them to continue to do so in the future. Renewable power may, depending on the source, be intermittent or variable and not always available. Some electrical grids have little storage capacity, and the balance between electricity supply and demand must be maintained at all times to avoid blackouts or other cascading problems. Intermittent sources of renewable power can provide challenges as their power can fluctuate over multiple time horizons, forcing the grid operator to adjust its day-ahead, hour-ahead, and real-time operating procedures. Any shortage of electricity supply or increase in electricity costs in any location where we operate or plan to operate may negatively impact the viability and the expected economic return for bitcoin mining activities in that location.

Should our operations require more electricity than can be supplied in the areas where our mining facilities are located or should the electrical transmission grid and distribution systems be unable to provide the regular supply of electricity required, we may have to limit or suspend activities or reduce the speed of our proposed expansion, either voluntarily or as a result of either quotas imposed by energy companies or governments, or increased prices for certain users (such as us). If we are unable to procure electricity at a suitable price, we may have to shut down our operations in that particular jurisdiction either temporarily or permanently.

There may be significant competition for suitable bitcoin mining sites, and government regulators, including local permitting officials, may potentially restrict our ability to set up mining sites in certain locations. The significant consumption of electricity may have a negative environmental impact, including contribution to climate change, which may give rise to public opinion against allowing the use of electricity for bitcoin mining activities.

If bitcoin mining becomes more widespread, government scrutiny related to bitcoin mining facilities and their energy consumption may significantly increase. This could lead to new governmental measures restricting or prohibiting the use of electricity for bitcoin mining activities, or bitcoin mining activities generally.

If we are forced to reduce our operations due to the availability or cost of electrical power, or restrictions on bitcoin mining activities, this will have an adverse effect on our business, prospects, financial condition and operating results.

The open-source structure of the bitcoin network protocol means that the contributors to the protocol are generally not directly compensated for their contributions in maintaining and developing the protocol.

The bitcoin network operates based on an open-source protocol, not represented by an official organization or authority. Instead, it is maintained by a group of core contributors, largely on the Bitcoin Core project on GitHub.com. This group of contributors is currently headed by Wladimir J. van der Laan, the current lead maintainer. As the bitcoin network protocol is not sold and its use does not generate revenues for contributors, contributors are generally not compensated for maintaining and updating the bitcoin network protocol. Although the MIT Media Lab’s Digital Currency Initiative funds the current maintainer Wladimir J. van der Laan, among others, this type of financial incentive is not typical. The lack of guaranteed financial incentive for contributors to maintain or develop the bitcoin network and the lack of guaranteed resources to adequately address emerging issues with the bitcoin network may reduce incentives to address the issues adequately or in a timely manner.

There can be no guarantee that developer support will continue or be sufficient in the future. Additionally, some development and developers are funded by companies whose interests may be at odds with other participants in the network or with investors’ interests. To the extent that material issues arise with the bitcoin network protocol and the core developers and open-source contributors are unable or unwilling to address the issues adequately or in a timely manner, the bitcoin network and consequently our business, prospects, financial condition and operating results could be adversely affected.

Significant contributors to all or a network for any particular digital asset, such as bitcoin, could propose amendments to the respective network’s protocols and software that, if accepted and authorized by such network, could adversely affect our business.

The bitcoin network is maintained by a group of contributors, largely on the Bitcoin Core project on GitHub.com, currently headed by Wladimir J. van der Laan. These individuals can propose refinements or improvements to the bitcoin network’s source code through one or more software upgrades that alter the protocols and software that govern the bitcoin network and the properties of bitcoin, including the irreversibility of transactions and limitations on the mining of new bitcoin. Proposals for upgrades and discussions relating thereto take place on online forums.

If a developer or group of developers proposes a modification to the bitcoin network that is not accepted by a majority of miners and users, but that is nonetheless accepted by a substantial plurality of miners and users, two or more competing and incompatible blockchain implementations could result, with one running the pre-modification software program and the other running the modified version (i.e., a second “bitcoin network”). Such a hard fork in the blockchain typically would be addressed by community-led efforts to reunite the forked blockchains, and several prior forks have been resolved successfully. However, a hard fork in the blockchain could materially and adversely affect the perceived value of bitcoin as reflected on one or both incompatible blockchains. Additionally, a hard fork will decrease the number of users and miners available to each fork of the blockchain as the users and miners on each fork blockchain will not be accessible to the other blockchain and, consequently, there will be fewer block rewards and transaction fees may decline in value. Any of the above could have a material adverse effect on our business, prospects, financial condition, and operating results.

Because there has been limited precedent set for financial accounting for bitcoin and other cryptocurrency assets, the determinations that we have made for how to account for cryptocurrency assets transactions may be subject to change.

Because there has been limited precedent set for the financial accounting for bitcoin and other cryptocurrency assets and related revenue recognition and no official guidance has yet been provided by the Financial Accounting Standards Board or the SEC, it is unclear how companies may in the future be required to account for cryptocurrency transactions and assets and related revenue recognition. A change in regulatory or financial accounting standards could result in the necessity to change the accounting methods we currently intend to employ in respect of our anticipated revenues and assets and restate any financial statements produced based on those methods. Such a restatement could adversely affect our business, prospects, financial condition and results of operation.

The development and acceptance of cryptographic and algorithmic protocols governing the issuance of and transactions in cryptocurrencies is subject to a variety of factors that are difficult to evaluate.

Digital assets, such as bitcoin, that may be used, among other things, to buy and sell goods and services are a new and rapidly evolving industry of which the digital asset networks are prominent, but not unique, parts. The growth of the digital asset industry, in general, and the digital asset networks, in particular, are subject to a high degree of uncertainty. The factors affecting the further development of the digital asset industry, as well as the digital asset networks, include:

•	continued worldwide growth in the adoption and use of bitcoin and other digital assets;

•

government and quasi-government regulation of bitcoin and other digital assets and their use, or restrictions on or regulation of access to and operation of the digital asset network or similar digital assets systems;

•	the maintenance and development of the open-source software protocol of the bitcoin network and Ether network;

•	changes in consumer demographics and public tastes and preferences;

•	the availability and popularity of other forms or methods of buying and selling goods and services, including new means of using fiat currencies;

•	general economic conditions and the regulatory environment relating to digital assets; and

•	the impact of regulators focusing on digital assets and digital securities and the costs associated with such regulatory oversight.

The outcome of these factors could have negative effects on our ability to pursue our business strategy, which could have a material adverse effect on our business, prospects, financial condition, and operating results as well as potentially negative effect on the value of bitcoin or any other cryptocurrencies we may potentially acquire or hold in the future.

Risks Related to Third Parties

Banks and financial institutions may not provide bank accounts, or may cut off certain banking or other financial services, to bitcoin investors or businesses that engage in bitcoin-related activities or that accept bitcoin as payment.

Although a number of significant U.S. banks and investment institutions have indicated they plan to begin allowing customers to carry and invest in bitcoin, bitcoin’s acceptance and use by banks is relatively uncommon and may never become mainstream. Indeed, a number of companies and individuals engaged in bitcoin have been unable to find banks or financial institutions that are willing to provide them with banking services.

Similarly, a number of companies and individuals or businesses associated with bitcoin may have had and may continue to have their existing banking services discontinued with financial institutions in response to government action. We also may be unable to obtain or maintain these services for our business. The difficulty that many businesses that provide bitcoin have and may continue to have in finding banks and financial institutions willing to provide them services may be decreasing the usefulness of bitcoin as a payment system and harming public perception of cryptocurrencies, and could decrease bitcoin’s usefulness and harm its public perception in the future.

The public perception of bitcoin could be damaged if banks or financial institutions were to close the accounts of businesses engaging in bitcoin. This could occur as a result of compliance risk, cost, government regulation or public pressure. The risk applies to securities firms, clearance and settlement firms, national stock and derivatives on commodities exchanges, the over-the-counter market and the Depository Trust Company. The adoption or implementation of similar policies, rules or regulations by these or similar entities could negatively affect our relationships with financial institutions and impede our ability to convert bitcoin to fiat currencies. Such factors could have a material adverse effect on our business, financial condition or results of operations.

As a result of the depressed price of bitcoin as compared to its historical high, the cryptocurrency industry has experienced increased credit pressures that could result in additional demands for credit support by third parties or decisions by banks, investors or other companies to reduce or eliminate their exposure to bitcoin and the cryptocurrency industry as a whole, including us. These credit pressures could materially and adversely impact our liquidity.

Our business is heavily dependent on the spot price of bitcoin. The prices of cryptocurrencies, including bitcoin, have experienced substantial volatility, meaning that high or low prices may be based on speculation and incomplete information, may be subject to rapidly changing investor sentiment, and may be influenced by factors such as technology, regulatory void or changes, fraudulent actors, manipulation, and media reporting.

Ongoing depressed bitcoin prices, including the recent decrease to the price of bitcoin, have resulted in, and could result further in, increased credit pressures on the cryptocurrency industry generally. These credit pressures include banks, investors and other companies reducing or eliminating their exposure to the cryptocurrency industry. While many of these pressures are directed to the cryptocurrency industry in general, such pressures in the future could adversely impact our liquidity if we need to restructure or refinance our indebtedness or sell equity or debt securities.

We are subject to counterparty risk with respect to our bitcoin custodians, Coinbase Prime, Foundry and Blockchain.com.

We use Coinbase Prime, Foundry and Blockchain.com to act as custodians for our mined bitcoin. Our bitcoin custodied with each of Coinbase Prime, Foundry and Blockchain.com are not “deposits” within the meaning of U.S. federal or state banking law, and thus balances of digital assets held in our custodian accounts are not subject to FDIC or Securities Investor Protection Corporation protections. The nature of digital assets means that any technological difficulties experienced by any of Coinbase Prime, Foundry and Blockchain.com may prevent us from accessing or using our bitcoin custodied with Coinbase Prime, Foundry and Blockchain.com. Only Coinbase Prime, Foundry or Blockchain.com holds the private keys to wallets associated with our balances, and no one at GRIID has access to these wallets’ private keys. A loss of such private keys relating to, or hack or other compromise of, these digital wallets would adversely affect our ability to access or sell our bitcoin. No physical, operational and cryptographic system for the secure storage of private keys is completely secure, and loss or theft due to operational or other failure of Coinbase Prime’s, Foundry’s or Blockchain.com’s operations is always possible. While we believe that our agreements with each of Coinbase Prime, Foundry and Blockchain.com provide our business with reasonable protections for our operations and the safe storage of our bitcoin, we make no assurances that storing our bitcoin with each of Coinbase Prime, Foundry and Blockchain.com is free from risk. To the best of our knowledge, each of Coinbase Prime, Foundry and Blockchain.com stores our bitcoin in segregated accounts pursuant to agreements we have with each of them. However, if any of Coinbase Prime, Foundry and Blockchain.com were to breach our agreements and comingle our bitcoin with bitcoin of others, our bitcoin could be compromised. Additionally, if any of Coinbase Prime, Foundry and Blockchain.com were to cease operations, declare insolvency or file for bankruptcy, there is a reasonable risk that recovery of our assets would be delayed or unrecoverable despite the fact that our assets are kept in segregated accounts. Recent Chapter 11 bankruptcy filings by FTX, Celsius and other digital asset market participants have raised issues concerning ownership of the digital assets held by such digital asset market participants, the outcome of which is still largely unsettled. Even if it were finally determined that the customer owns the assets on deposit, the custodian may be unable to return the customers assets in kind because of intermingling of assets and other factors. If Coinbase Prime, Foundry or Blockchain.com were to become subject to Chapter 11 bankruptcy, there is a risk that our assets held might not be recovered in full or in part.

We may temporarily store our bitcoin on digital asset trading platforms which could subject our bitcoin to the risk of loss or access.

Although we sell our mined bitcoin from time to time, we may temporarily store all or a portion of our bitcoin on various digital asset trading platforms which requires us to rely on the security protocols of these trading platforms to safeguard our bitcoin. No security system is perfect and trading platforms have been subject to hacks resulting in the loss of businesses’ and customers’ digital assets in the past. Such trading platforms may not be well capitalized and may not have adequate insurance necessary to cover any loss or may not compensate for loss where permitted under the laws of the relevant jurisdiction. In addition, malicious actors may be able to intercept our bitcoin when we transact in or otherwise transfer our bitcoin or while we are in the process of selling our bitcoin via such trading platforms. Digital asset trading platforms have been a target for malicious actors in the past, and given the growth in their size and their relatively unregulated nature, we believe these trading platforms may continue to be targets for malicious actors. An actual or perceived security breach or data security incident at the digital asset trading platforms with which we have accounts could harm our ability to operate, result in loss of our assets, damage our reputation and negatively affect the market perception of our effectiveness, all of which could adversely affect the value of our securities.

The IRS and certain states have taken the position that digital assets are property for income tax purposes.

In early 2014, the IRS issued basic guidance on the U.S. federal income tax treatment of digital assets. The IRS has taken the position that a digital asset is “property” rather than “currency” for tax purposes. Thus, general tax principles applicable to property transactions apply to the acquisition, ownership, use or disposition of digital assets. This overall treatment creates a potential tax liability for, and potential tax reporting requirements applicable to us in any circumstance where we mine or otherwise acquire, own or dispose of a digital asset. In 2019, the IRS issued additional guidance specifically relating to the U.S. federal income tax consequences that could arise from a digital asset hard fork event in which a new unit of digital asset may or may not be received, and released frequently asked questions to address certain digital asset topics such as basis, gain or loss on the sale or exchange of certain kinds of digital assets, and how to determine the fair market value of such digital assets.

There is no guarantee that the IRS will not alter its position with respect to the taxation of digital assets, or that legislation or judicial determinations in the future will not result in a tax treatment of digital assets and transactions in digital assets for U.S. federal and state tax purposes that differs from the treatment described above. You are urged to consult your own tax advisor as to the tax implications of our acquisition, ownership, use and disposition of digital assets. The taxation of digital assets for state, local or foreign tax purposes may not be the same as the taxation of digital assets for U.S. federal income tax purposes.

In addition, under the Tax Cuts and Jobs Act of 2017 (the “Tax Cuts and Jobs Act”), as of January 1, 2018, “like-kind exchange” treatment is not available for an exchange of digital assets. Accordingly, gain from the sale or exchange of digital assets cannot be deferred by undertaking an exchange of one type of virtual currency for another.

Certain states, including New York and Tennessee, generally follow IRS guidance with respect to the treatment of digital assets for state income tax purposes, but it is unclear if other states will do so. Transactions involving digital assets for other goods and services also may be subject to sales and use or similar taxes under barter transaction treatment or otherwise. The treatment of digital assets for state income tax and sales tax purposes may have negative consequences, including the imposition of a greater tax burden on investors in digital assets or a higher cost with respect to the acquisition, ownership and disposition of digital assets generally. In either case, this could have a negative effect on prices in the relevant digital asset exchange market and could have a material adverse effect on our business, financial condition and results of operations.

Foreign jurisdictions also may elect to treat digital assets in a manner that results in adverse tax consequences. If a foreign jurisdiction with a significant share of the market of digital asset owners or users imposes onerous tax burdens on such owners or users, or imposes sales, use or value added tax on purchases and sales of digital assets for fiat currency, demand for digital assets may decrease in such jurisdiction. This may negatively impact the price of digital assets. This in turn may have a material adverse effect on our business, financial condition and results of operations.

Changes to, or changes to interpretations of, the U.S. federal, state, local or non-U.S. tax laws could have a material adverse effect on our business, financial condition and results of operations.

All statements contained herein concerning U.S. federal income tax (or other tax) consequences are based on existing law and interpretations thereof. The tax regimes to which we are subject or under which we operate, including income and non-income taxes, are unsettled and may be subject to significant change. While some of these changes may be beneficial, such changes could also negatively affect our after-tax returns. Accordingly, no assurance can be given that the currently anticipated tax treatment will not be affected by legislative, judicial or administrative changes, possibly with retroactive effect. In addition, no assurance can be given that tax authorities or courts will agree with any particular interpretation of the relevant laws.

State, local or non-U.S. jurisdictions could enact or adopt new tax laws or regulations that may affect us, or impose levies on our business operations or results. Tax laws and regulations at the state and local levels frequently change, especially in relation to the interpretation of existing tax laws for new and emerging industries, and we cannot always reasonably predict the impact from, or the ultimate cost of compliance with, current or future taxes, which could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Regulations and Regulatory Frameworks

Regulatory changes or actions may restrict the use of bitcoin in a manner that adversely affects our business, prospects or operations.

Bitcoin has been the source of much regulatory consternation, resulting in differing definitional outcomes without a single unifying statement. Bitcoin is viewed differently by different regulatory and standards setting organizations globally as well as in the United States on the federal and state levels. For example, the Financial Action Task Force (“FATF”) and the IRS consider bitcoin as currency or an asset or property. Further, the IRS applies general tax principles that apply to property transactions to transactions involving virtual currency. The U.S. Commodity Futures Trading Commission (“CFTC”) classifies bitcoin as a commodity. The SEC has also publicly stated that it considers bitcoin to be a commodity, but that some digital assets should be categorized as securities. How a digital asset such as bitcoin is characterized by a regulator impacts the rules that apply to activities related to that digital asset.

As bitcoin has grown in both popularity and market size, governments around the world have reacted differently. Certain governments have deemed bitcoin illegal or have severely curtailed the use of digital assets by prohibiting the acceptance of payment in bitcoin and other digital assets for consumer transactions and barring banking institutions from accepting deposits of bitcoin. Other nations, however, allow bitcoin to be used and traded without restriction. In some jurisdictions, such as in the U.S., bitcoin is subject to extensive, and in some cases overlapping, unclear and evolving regulatory requirements. There is a risk that relevant authorities in any jurisdiction may impose more onerous regulation on bitcoin, for example banning its use, regulating its operation, or otherwise changing its regulatory treatment. Such changes may introduce a cost of compliance, or have a material impact on our business model, and therefore our financial performance and shareholder returns. If the use of bitcoin is made illegal in jurisdictions where bitcoin is currently traded in heavy volumes, the available market for bitcoin may contract.

Digital asset trading platforms may also be subject to increased regulation and there is a risk that increased compliance costs are passed through to users, including us, as we exchange bitcoin earned through our mining activities. There is a risk that a lack of stability in the bitcoin exchange market and the closure or temporary shutdown of bitcoin exchanges due to fraud, business failure, hackers or malware, or government-mandated restrictions may reduce confidence in the bitcoin network and result in greater volatility in or suppression of bitcoin’s value and consequently have an adverse impact on our operations and financial performance.

In the U.S., the Federal Reserve Board, U.S. Congress and certain U.S. agencies (e.g., the CFTC, the SEC, the Financial Crimes Enforcement Network of the U.S. Treasury Department (“FinCEN”) and the Federal Bureau of Investigation) have begun to examine the operations of the bitcoin network, bitcoin users and the bitcoin exchange market. Increasing regulation and regulatory scrutiny may result in new costs for us and our management may have to devote increased time and attention to regulatory matters or change aspects of our business. Increased regulation may also result in limitations on the use cases of bitcoin. In addition, regulatory developments may require us to comply with certain regulatory regimes. For example, to the extent that our activities cause us to be deemed a “money service business” under the regulations promulgated by FinCEN under the authority of the U.S. Bank Secrecy Act (“BSA”), we may be required to comply with FinCEN regulations, including those that would mandate us to implement certain anti-money laundering programs, make certain reports to FinCEN and maintain certain records.

Furthermore, in the future, foreign governments may decide to subsidize or in some other way support certain large-scale bitcoin mining projects, thus adding hashrate to the overall network. Such circumstances could have a material adverse effect on the amount of bitcoin that we may be able to mine as well as the value of bitcoin and, consequently, our business, prospects, financial condition and operating results.

We cannot be certain as to how future regulatory developments will impact the treatment of bitcoin under the law, and ongoing and future regulation and regulatory actions could significantly restrict or eliminate the market for or uses of bitcoin and materially and adversely impact our business. If we fail to comply with such additional regulatory and registration requirements, we may seek to cease certain of our operations or be subjected to fines, penalties and other governmental action. Such circumstances could have a material adverse effect on our ability to continue as a going concern or to pursue our business model at all, which could have a material adverse effect on our business, prospects or operations and potentially the value of any digital assets we plan to hold or expect to acquire for our own account.

The bitcoin economy is novel and subject to the public perception that it may be used to facilitate illegal activities or fraud. Such novelty and public perception may result in new and changing laws and regulations, which may impact the value of bitcoin and adversely impact our business.

As bitcoin and other digital assets have grown in both popularity and market size, various U.S. federal, state, and local and foreign governmental organizations and public advocacy groups have been examining the operations of bitcoin networks, users and platforms, with a focus on how bitcoin can be used to launder the proceeds of illegal activities or fund criminal or terrorist enterprises, as well as the safety and soundness of platforms and other service providers that hold bitcoin and other digital assets for users.

Many of these governmental organizations and public advocacy groups have called for heightened regulatory oversight and issued advisories describing the risks posed by bitcoin to users and investors. The bitcoin economy is novel and has little access to policymakers and lobbying organizations in many jurisdictions. Competitors from other, more established industries, including traditional financial services, may have greater access to lobbyists or governmental officials, and regulators that are concerned about the potential for illicit usage of bitcoin and other digital assets may effect statutory and regulatory changes with minimal input from the bitcoin economy. As a result, new laws and regulations may be proposed and adopted in the United States and internationally, or existing laws and regulations may be interpreted in new ways, that could harm the bitcoin and digital asset industry, which could adversely impact our business.

We are subject to a highly evolving regulatory landscape and any adverse changes to, or our failure to comply with, any laws and regulations could adversely affect our business, reputation, financial condition and results of operations.

Until recently, little regulatory attention has been directed toward bitcoin by U.S. federal and state governments, foreign governments and self-regulatory agencies. As bitcoin has grown in popularity and in market size, the U.S. regulatory regime — namely the Federal Reserve Board, U.S. Congress and certain U.S. agencies — have begun to examine the operations of the bitcoin network, bitcoin users and the bitcoin exchange market. The complexity and evolving nature of our business and the significant uncertainty surrounding the regulation of the cryptocurrency industry requires us to exercise our judgment as to whether certain laws, rules, and regulations apply to us, and it is possible that governmental bodies and regulators may disagree with our conclusions. To the extent we do not comply with such laws, rules, and regulations, we could be subject to significant fines, revocation of licenses, limitations on our products and services, reputational harm, and other regulatory consequences, each of which may be significant and could adversely affect our business, reputation, financial condition and results of operations.

Additionally, the recent bankruptcy filings of FTX and its affiliated hedge fund Alameda Research LLC, in addition to other bankruptcy filings of crypto companies throughout 2022 and 2023 to-date will likely attract increased regulatory scrutiny from U.S. regulatory agencies such as the SEC and CFTC. Increasing regulation and regulatory scrutiny may result in new costs for us and our management having to devote increased time and attention to regulatory matters, change aspects of our business or result in limits on the utility of bitcoin. In addition, regulatory developments and/or our business activities may require us to comply with certain regulatory regimes. Increasingly strict legal and regulatory requirements and any regulatory investigations and enforcement may result in changes to our business, as well as increased costs, and supervision and examination for ourselves and our service providers. Moreover, new laws, regulations or interpretations may result in additional litigation, regulatory investigations and enforcement or other actions. Adverse changes to, or our failure to comply with, any laws and regulations, may have an adverse effect on our reputation and brand and our business, financial condition and results of operations.

Additionally, although we are not directly connected to the recent bankruptcy filings of FTX and its affiliated hedge fund Alameda Research LLC, in addition to other bankruptcy filings of crypto companies throughout calendar year 2022 and 2023 to-date, we may still suffer reputational harm due to our association with the cryptocurrency industry in light of the recent disruption in the crypto asset markets. Ongoing and future regulation and regulatory actions could significantly restrict or eliminate the market for or uses of bitcoin and/or may adversely affect our business, reputation, financial condition and results of operations.

We may be at a higher risk of litigation and other legal proceedings due to heightened regulatory scrutiny of the cryptocurrency industry, which could ultimately be resolved against us, requiring material future cash payments or charges, which could impair our business, financial condition and results of operations.

The size, nature and complexity of our business could make it susceptible to various claims, both in litigation and binding arbitration proceedings, legal proceedings and government investigations, due to the heightened regulatory scrutiny following the recent disruptions in the crypto asset markets. We believe that since cryptocurrency mining, and the digital asset industry generally, is a relatively new business sector, it is more likely subject to government investigation and regulatory determination, particularly following the recent bankruptcy filings of FTX and its affiliated hedge fund Alameda Research LLC, in addition to other bankruptcy filings of crypto companies throughout 2022. Any claims, regulatory proceedings or litigation that could arise in the course of our business could have a material adverse effect on our business or operations, or the industry as a whole.

Failure to comply with anti-corruption and anti-money laundering laws, including the FCPA and similar laws associated with our activities outside of the United States, could subject us to penalties and other adverse consequences.

We operate an international business and may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities. We are subject to the FCPA and other applicable anti-corruption and anti-money laundering laws in countries in which we conduct activities. The FCPA prohibits providing, offering, promising, or authorizing, directly or indirectly, anything of value to government officials, political parties, or political candidates for the purpose of obtaining or retaining business or securing any improper business advantage.

In many foreign countries, including countries in which we may conduct business, it may be a local custom that businesses engage in practices that are prohibited by the FCPA and other applicable laws and regulations. We face significant risks if we or any of our directors, officers, employees, contractors, agents or other partners or representatives fail to comply with these laws, and governmental authorities in the United States and elsewhere could seek to impose substantial civil and/or criminal fines and penalties, which could have a material adverse effect on our business, reputation, operating results, prospects and financial condition.

Any violation of the FCPA and other applicable anti-corruption laws, or anti-money laundering laws could result in whistleblower complaints, adverse media coverage, investigations, loss of export privileges, severe criminal or civil sanctions and, in the case of the FCPA, suspension or debarment from U.S. government contracts, any of which could have a materially adverse effect on our reputation, business, operating results, prospects and financial condition. In addition, responding to any enforcement action or internal investigation related to alleged misconduct may result in a significant diversion of management’s attention and resources and significant defense costs and other professional fees.

Blockchain technology may expose us to specially designated nationals or blocked persons or cause us to violate provisions of law.

We are subject to the rules enforced by OFAC, including regarding sanctions and requirements not to conduct business with persons named on its specially designated nationals list. However, because of the pseudonymous nature of blockchain transactions, we may inadvertently and without our knowledge engage in transactions with persons named on OFAC’s specially designated nationals list, which may expose us to regulatory sanctions and adversely affect our business, financial condition and results of operations.

Our business and financial condition may be materially adversely affected by increased regulation of energy sources.

Our bitcoin mining activities are powered primarily by renewable energy sources. While renewable energy generally is less exposed to carbon pricing and underlying commodity price risks of fossil fuels, there is a risk that regulatory constraints placed on energy intense industries may restrict the operation of, or increase the cost of operating, data centers and bitcoin mining activities. Additionally, although we target markets with high levels of renewable energy penetration and our energy is primarily sourced from renewable sources, we currently rely on non-renewable energy sources for approximately 26% of our data center energy needs. Governmental authorities have and may continue to pursue and implement legislation and regulation that seeks to limit the amount of carbon dioxide produced from electricity generation, which, in the event any of our data centers are powered by non-renewable energy sources, would affect our ability to source electricity from fossil fuel-fired electric generation in a potentially material adverse manner. For example, in November 2022, New York passed a law banning certain bitcoin mining operations that run on carbon-based power sources. For the next two years, unless a company engaged in proof-of-work mining, such as ours, which requires sophisticated gear and large amounts of electricity, uses 100% renewable energy, it will not be allowed to expand or renew permits, and new entrants will not be allowed to come online. Potential increases in costs arising from compliance and environmental monitoring may adversely affect our operations and financial performance.

If we were deemed an “investment company” under the 1940 Act, applicable restrictions could make it impractical for us to continue our business as contemplated and could have a material adverse effect on our business.

An issuer will generally be deemed to be an “investment company” for purposes of the 1940 Act if:

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it is an “orthodox” investment company because it is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities; or

•

it is an inadvertent investment company because, absent an applicable exemption, it owns or proposes to acquire “investment securities” having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis.

We believe that we are not and will not be primarily engaged in the business of investing, reinvesting or trading in securities, and we do not hold ourselves out as being engaged in those activities. We intend to hold ourselves out as a bitcoin mining business. Accordingly, we do not believe that we are an “orthodox” investment company as described in the first bullet point above.

Furthermore, while certain cryptocurrencies may be deemed to be securities, we do not believe that certain other cryptocurrencies, in particular bitcoin, are securities. Our mining activities currently focus on bitcoin, which we believe should not be treated as an investment security for purposes of the 1940 Act. Therefore, we believe that less than 40% of our total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis will comprise certain other cryptocurrencies or assets that could be considered investment securities. Accordingly, we do not believe that we are an inadvertent investment company by virtue of the 40% inadvertent investment company test as described in the second bullet point above. However, although the SEC and courts are providing increasing guidance on the treatment of digital assets for purposes of federal securities law, this continues to be an evolving area of law. Previous statements by the SEC that bitcoin should not be considered a security are not official policy statements by the SEC and reflect only the speakers’ views, which are not binding on the SEC or any other agency or court. Therefore, it is possible that the SEC or a court could take a position that bitcoin constitutes an investment security for purposes of the 1940 Act, which might require us to register as an investment company.

If we were to be deemed an inadvertent investment company, we may seek to rely on Rule 3a-2 under the 1940 Act, which allows an inadvertent investment company a grace period of one year from the earlier of (a) the date on which the issuer owns securities and/or cash having a value exceeding 50% of the issuer’s total assets on either a consolidated or unconsolidated basis or (b) the date on which the issuer owns or proposes to acquire investment securities having a value exceeding 40% of the value of such issuer’s total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. We are putting in place policies that we expect will work to keep the investment securities held by us at less than 40% of our total assets, which may include acquiring assets with our cash, liquidating our investment securities or seeking no-action relief or exemptive relief from the SEC if we are unable to acquire sufficient assets or liquidate sufficient investment securities in a timely manner. As Rule 3a-2 is available to an issuer no more than once every three years, and assuming no other exclusion were available to us, we would have to keep within the 40% limit for at least three years after we cease being an inadvertent investment company. This may limit our ability to make certain investments or enter into joint ventures that could otherwise have a positive impact on our earnings. In any event, we do not intend to become an investment company engaged in the business of investing and trading securities.

Finally, we believe we are not an investment company under Section 3(b)(1) of the 1940 Act because we are primarily engaged in a non-investment company business.

The 1940 Act and the rules thereunder contain detailed parameters for the organization and operations of investment companies. Among other things, the 1940 Act and the rules thereunder limit or prohibit transactions with affiliates, impose limitations on the issuance of debt and equity securities, prohibit the issuance of stock options, and impose certain governance requirements. We intend to continue to conduct our operations so that we will not be deemed to be an investment company under the 1940 Act. However, if anything were to happen that would cause us to be deemed to be an investment company under the 1940 Act, requirements imposed by the 1940 Act, including limitations on our capital structure, ability to transact business with affiliates and ability to compensate key employees, could make it impractical for us to continue our business as currently conducted, impair the agreements and arrangements between and among us and our senior management team. Compliance with the requirements of the 1940 Act applicable to registered investment companies may make it difficult for us to continue our current operations or our operations as a company that is engaged in the business of developing data center infrastructure and in activities related to bitcoin mining, and this would materially and adversely affect our business, financial condition and results of operations.

If we were required to register as an investment company but failed to do so, the consequences could be severe. Among the various remedies it may pursue, the SEC may seek an order of a court to enjoin us from continuing to operate as an unregistered investment company. In addition, all contracts that we have entered into in the course of our business, including securities that we have offered and sold to investors, will be rendered unenforceable except to the extent of any equitable remedies that might apply. An affected investor in such case may pursue the remedy of rescission.

Any change in the interpretive positions of the SEC or its staff with respect to cryptocurrencies or digital asset mining firms could have a material adverse effect on us.

We intend to conduct our operations so that we are not required to register as an investment company under the 1940 Act. Specifically, we do not believe that bitcoin is a security. The SEC staff has not provided guidance with respect to the treatment of digital assets under the 1940 Act. To the extent the SEC staff publishes new guidance with respect to these matters, we may be required to adjust our strategy or assets accordingly. There can be no assurance that we will be able to maintain our exclusion from registration as an investment company under the 1940 Act. In addition, continuously seeking to avoid the need to register under the 1940 Act may limit our ability to engage in cryptocurrency mining operations or otherwise make certain investments, and these limitations could result in our holding assets we may wish to sell or selling assets we may wish to hold, which could materially and adversely affect our business, financial condition and results of operations.

If regulatory changes or interpretations of our activities require us to register under the regulations promulgated by FinCEN under the authority of the BSA, or otherwise under state laws, we may incur significant compliance costs, which could be substantial or cost-prohibitive. If we become subject to these regulations, our costs in complying with them may have a material negative effect on our business and the results of its operations.

Cryptocurrencies are treated as “money” by FinCEN, and businesses engaged in the transfer of money or other payments services are subject to registration and licensure requirements at the U.S. federal level and also under U.S. state laws. While FinCEN has issued guidance that cryptocurrency mining, without engagement in other activities, generally does not require registration and licensure with FinCEN, this could be subject to change as FinCEN and other regulatory agencies continue their scrutiny of the bitcoin network and digital assets generally. To the extent that our business activities cause us to be deemed a “money services business” under the regulations promulgated by FinCEN under the authority of the BSA, we may be required to comply with FinCEN regulations, including those that would mandate us to implement anti-money laundering programs, make certain reports to FinCEN and maintain certain records.

To the extent that our activities would cause us to be deemed a “money transmitter” (“MT”) or equivalent designation, under state law in any state in which we may operate, we may be required to seek a license or otherwise register with a state regulator and comply with state regulations that may include the implementation of anti-money laundering programs, maintenance of certain permissible investments in relation to the customer funds that we hold, recordkeeping and other operational requirements. For example, in August 2015, the New York State Department of Financial Services enacted the first U.S. regulatory framework for licensing participants in “virtual currency business activity.” The regulations, known as the “BitLicense,” are intended to focus on consumer protection and regulate the conduct of businesses that are involved in “virtual currencies” in New York or with New York customers and prohibit any person or entity involved in such activity to conduct activities without a license.

Such additional federal or state regulatory obligations may cause us to incur extraordinary expenses. Furthermore, we may not be capable of complying with certain federal or state regulatory obligations applicable to money services businesses and MTs. If we are deemed to be subject to and determine we are not able to comply with such additional regulatory and registration requirements, we may act to dissolve and liquidate.

The application of the Commodity Exchange Act (“CEA”) and the regulations promulgated thereunder by the CFTC to our business is unclear and is subject to change in a manner that is difficult to predict. To the extent we are deemed to be or subsequently become subject to regulation by the CFTC in connection with our business activities, we may incur additional regulatory obligations and compliance costs, which may be significant.

The CFTC has stated and judicial decisions involving CFTC enforcement actions have confirmed that bitcoin and other digital assets fall within the definition of a “commodity” under the CEA, and the regulations promulgated by the CFTC thereunder (“CFTC Rules”). As a result, the CFTC has general enforcement authority to police against manipulation and fraud in the spot markets for bitcoin and other digital assets. From time to time, manipulation, fraud and other forms of improper trading by other participants involved in the markets for bitcoin and other digital assets have resulted in, and may in the future result in, CFTC investigations, inquiries, enforcement action, and similar actions by other regulators, government agencies and civil litigation. Such investigations, inquiries, enforcement actions and litigation may cause negative publicity for bitcoin and other digital assets, which could adversely impact mining profitability.

In addition to the CFTC’s general enforcement authority to police against manipulation and fraud in spot markets for bitcoin and other digital assets, the CFTC has regulatory and supervisory authority with respect to commodity futures, options, and/or swaps (“Commodity Interests”) and certain transactions in commodities offered to retail purchasers on a leveraged, margined, or financed basis. Although we do not currently engage in such transactions, changes in our activities, the CEA, CFTC Rules, or the interpretations and guidance of the CFTC may subject us to additional regulatory requirements, licenses and approvals which could result in significant increased compliance and operational costs.

Furthermore, trusts, syndicates and other collective investment vehicles operated for the purpose of trading in Commodity Interests may be subject to regulation and oversight by the CFTC and the National Futures Association (“NFA”) as “commodity pools”. If our mining activities or transactions in bitcoin and other digital assets were deemed by the CFTC to involve Commodity Interests and the operation of a commodity pool for our shareholders, we could be subject to regulation as a commodity pool operator and required to register as such. Such additional registrations may result in increased expenses, thereby materially and adversely impacting an investment in our securities. If we determine it is not practicable to comply with such additional regulatory and registration requirements, we may seek to cease certain of our operations. Any such action may adversely affect an investment in our business.

While we are not aware of any provision of the CEA or CFTC Rules currently applicable to the mining of bitcoin and other digital assets, this is subject to change. We cannot be certain how future changes in legislation, regulatory developments, or changes in CFTC Rules, interpretations and policy may impact the treatment of digital assets and the mining of digital assets. Any resulting requirements that apply to or relate to our mining activities or our transactions in bitcoin and digital assets may cause us to incur additional extraordinary, non-recurring expenses, thereby materially and adversely impacting an investment in our securities.

Bitcoin’s status as a “security” in any relevant jurisdiction is subject to a high degree of uncertainty and if we are unable to properly characterize bitcoin, we may be subject to regulatory scrutiny, investigations, fines and other penalties, which may adversely affect our business, operating results and financial condition. Furthermore, a determination that bitcoin is a “security” may adversely affect the value of bitcoin and our business.

The SEC and its staff have taken the position that certain digital assets fall within the definition of a “security” under the U.S. federal securities laws. The legal test for determining whether any given digital asset is a security is a highly complex, fact-driven analysis that may evolve over time, and the outcome is difficult to predict. The SEC generally does not provide advance guidance or confirmation on the status of any particular digital asset as a security. Furthermore, the SEC’s views in this area have evolved over time and it is difficult to predict the direction or timing of any continuing evolution. It is also possible that a change in the governing administration or the appointment of new SEC commissioners could substantially impact the views of the SEC and its staff.

Public statements made by some senior officials at the SEC indicate that the SEC does not intend to take the position that bitcoin and Ethereum (as currently offered and sold) are securities under the federal securities laws. However, such statements are not official policy statements by the SEC and reflect only the speakers’ views, which are not binding on the SEC or any other agency or court and cannot be generalized to any other digital asset. As of the date of this prospectus, with the exception of certain centrally issued digital assets that have received “no-action” letters from the SEC staff, bitcoin and Ethereum are the only digital assets which senior officials at the SEC have publicly stated are unlikely to be considered securities. With respect to all other digital assets, there is no certainty under the applicable legal test that such assets are not securities, notwithstanding the conclusions we may draw based on our risk-based assessment regarding the likelihood that a particular digital asset could be deemed a security under applicable laws.

Any enforcement action by the SEC or any international or state securities regulator asserting that bitcoin is a security, or a court decision to that effect, would be expected to have an immediate material adverse impact on the trading value of bitcoin, as well as our business. This is because the business models behind most digital assets are incompatible with regulations applying to transactions in securities. If a digital asset is determined or asserted to be a security, it is likely to become difficult or impossible for the digital asset to be traded, cleared or custodied through the same channels used by non-security digital assets, which in addition to materially and adversely affecting the trading value of the digital asset is likely to significantly impact its liquidity and market participants’ ability to convert the digital asset into U.S. dollars and other currencies.

The regulatory regime governing bitcoin is uncertain, and new regulations or policies may alter our business practices with respect to bitcoin.

The determination as to whether bitcoin is a security is a fact-driven analysis and the outcome may be difficult to predict. While we have determined that we do not offer digital securities, the SEC could take a position that bitcoin mined by us are deemed “securities” under its definition and interpretation. We have policies and procedures in place that are intended to enable it to make a risk-based assessment regarding the likelihood that a bitcoin could be deemed a security under applicable laws. These policies and procedures are not legal determinations as to whether or not bitcoin is a security under federal securities laws nor are they binding on regulators. These policies and procedures include (1) internally evaluating whether a digital asset is included in the lists of instruments making up the definition of “security” in the Securities Act, the Exchange Act and the 1940 Act, (2) communicating with our general counsel, outside counsel, and other advisors, and (3) following recent SEC guidance on whether a digital asset, specifically bitcoin, falls within the definition of a “security” under the U.S. federal securities laws. We believe that our process reflects a comprehensive and thoughtful analysis and is reasonably designed to facilitate consistent application of available legal guidance to bitcoin to facilitate informed risk-based business judgment. However, we recognize that the application of securities laws to the specific facts and circumstances of bitcoin may be complex and subject to change, and that our listing determination does not guarantee any conclusion under the U.S. federal securities laws. The SEC has not made any statement as to whether the bitcoin that we mine are or are not digital securities. There is no certainty that bitcoin is not a security, notwithstanding the conclusions drawn based on our risk-based assessment. We could be subject to legal or regulatory action in the event a regulatory authority or court were to determine that a bitcoin that we mine is a security under applicable laws.

There can be no assurances that we will properly characterize bitcoin as a security or non-security, or that the SEC, other regulatory authorities, or a court, if the question was presented to it, would agree with our assessment. If the SEC, other regulatory authority, or a court were to determine that the bitcoin that we mine is a security, we would not be able to mine such bitcoin until we are able to do so in a compliant manner.

If bitcoin is deemed to be a security under any U.S. federal, state or foreign jurisdiction, or in a proceeding in a court of law or otherwise, it may have adverse consequences for bitcoin, and we could be subject to legal or regulatory action. Moreover, the networks on which bitcoin are utilized may be required to be regulated as securities intermediaries, and subject to applicable rules, which could effectively render the network impracticable for its existing purposes. Further, it could draw negative publicity and a decline in the general acceptance of bitcoin. Also, it may make it difficult for bitcoin to be mined, traded, cleared, and custodied as compared to other digital assets that are not considered to be securities.

As bitcoin and cryptocurrency business activities grow in popularity and market size, and as new cryptocurrency businesses and technologies emerge and proliferate, foreign, federal, state, and local regulators can be expected to revisit and update their laws and policies. Changes in this regulatory environment, including changing interpretations and the implementation of new or varying regulatory requirements by the government, may significantly affect or change the manner in which we currently conduct some aspects of our business.

We are subject to governmental regulation and other legal obligations related to data privacy, data protection and information security. If we are unable to comply with these, we may be subject to governmental enforcement actions, litigation, fines and penalties or adverse publicity.

We collect and process data, including personal, financial and confidential information about individuals, including our employees and business partners. The collection, use, processing and storage of such data about individuals are governed by data privacy laws, regulations, guidelines and rules. We do not currently have any formal data privacy policies and procedures in place and have not completed an assessment of whether we are in compliance with all applicable data privacy laws and regulations. Data privacy laws and regulations are complex, continue to evolve, and on occasion may be inconsistent between jurisdictions leading to uncertainty in interpreting such laws and it is possible that these laws, regulations and requirements may be interpreted and applied in a manner that is inconsistent with our existing information processing practices, and many of these laws are significantly litigated and/or subject to regulatory enforcement. The implication of this includes that various federal, state and foreign legislative or regulatory bodies may enact or adopt new or additional laws and regulations concerning data privacy, data retention, data transfer and data protection. Such laws may continue to add to our compliance costs, restrict or dictate how we collect, maintain, combine and disseminate information and could have a material adverse effect on our business, results of operations, financial condition and prospects.

In the United States, according to the Federal Trade Commission (“FTC”), failure to take appropriate steps to keep consumers’ personal information secure constitutes unfair acts or practices in or affecting commerce in violation of Section 5(a) of the Federal Trade Commission Act, 15 U.S.C. § 45(a). The FTC expects a company’s data security measures to be reasonable and appropriate in light of the sensitivity and volume of consumer information it holds, the size and complexity of its business, and the cost of available tools to improve security and reduce vulnerabilities. Individually identifiable health information is considered sensitive data that merits stronger safeguards. State privacy and security laws vary from state to state and, in some cases, can impose more restrictive requirements than U.S. federal law. For example, California enacted the California Consumer Privacy Act (“CCPA”) on June 28, 2018, which went into effect on January 1, 2020. The CCPA creates individual privacy rights for California consumers and increases the privacy and security obligations of entities handling certain personal data. The CCPA provides for civil penalties for violations, as well as a private right of action for data breaches that is expected to increase data breach litigation. The CCPA may increase our compliance costs and potential liability, and many similar laws have been proposed and/or enacted in other states and at the federal level.

Any actual or perceived failure by us or the third parties with whom we work to comply with data privacy laws, regulations, guidelines, rules or industry standards, or any security incident that results in the unauthorized release or transfer of personally identifiable information, may result in governmental enforcement actions and investigations including by U.S. federal and state regulatory authorities, fines and penalties, litigation and/or adverse publicity, including by consumer advocacy groups, and could cause our customers to lose trust in us, which could harm our reputation and have a material adverse effect on our business, reputation, results of operations, financial condition and prospects.

Due to the unregulated nature and lack of transparency surrounding the operations of many bitcoin trading venues, they may experience fraud, security failures or operational problems, which may adversely affect the value of our bitcoin holdings.

Bitcoin trading venues are relatively new and, in some cases, unregulated. Furthermore, there are many bitcoin trading venues which do not provide the public with significant information regarding their ownership structure, management teams, corporate practices and regulatory compliance. As a result, the marketplace may lose confidence in bitcoin trading venues, including prominent exchanges that handle a significant volume of bitcoin trading.

Negative perception, a lack of stability in the broader bitcoin markets and the closure or temporary shutdown of bitcoin trading venues due to fraud, business failure, hackers or malware or government-mandated regulation may reduce confidence in bitcoin and result in greater volatility in the prices of bitcoin. To the extent investors view our securities as linked to the value of our bitcoin holdings, these potential consequences of a bitcoin trading venue’s failure could have a material adverse effect on the market value of our securities.

We are subject to environmental, health and safety laws and regulations, including applicable zoning and building codes, that may expose us to significant liabilities for penalties, damages or costs of remediation or compliance.

Our operations and properties are subject to laws and regulations governing health and safety, the discharge of pollutants into the environment or otherwise relating to health, safety and environmental protection requirements in the countries and localities in which we operate. These laws and regulations may impose numerous obligations that are applicable to us, including acquisition of a permit or other approval before conducting construction or regulated activities; limitation or prohibition of construction and operating activities in environmentally sensitive areas, such as wetlands or areas with endangered plants or species; imposition of specific health and safety standards addressing worker protection; imposition of certain zoning building code standards for the sites at which we operate; and imposition of significant liabilities for pollution, including investigation, remedial and clean-up costs. Failure to comply with these requirements may expose us to fines, penalties and/or interruptions in our operations, among other sanctions, that could have a material adverse effect on our financial position, results of operations and cash flows. Certain environmental laws may impose strict, joint and several liability for costs required to clean up and restore sites where hazardous substances have been disposed or otherwise released into the environment, even under circumstances where the hazardous substances were released by prior owners or operators or the activities conducted and from which a release emanated complied with applicable law. Failure to secure renewal of permits or tightening of restrictions within our existing permits, or the failure to meet the zoning and building code standards imposed by regulations applicable to our sites, could have a material adverse effect on our business or cause us to incur material expenses. Moreover, it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by noise or the release of hazardous substances into the environment.

The trend in environmental regulation has been to place more restrictions and limitations on activities that may be perceived to impact the environment, and thus there can be no assurance as to the amount or timing of future expenditures for environmental regulation compliance or remediation. New or revised laws and regulations that result in increased compliance costs or additional operating restrictions, or the incurrence of environmental liabilities, could have a material adverse effect on our financial position, results of operations and cash flows.

The regulatory and legislative developments related to climate change, may materially adversely affect our brand, reputation, business, financial condition and results of operations.

A number of governments or governmental bodies have introduced or are contemplating legislative and regulatory changes in response to the increasing focus on climate change and its potential impact, including from governmental bodies, interest groups and stakeholders. Despite our sustainability objectives in sourcing electricity from renewable energy sources, given the very significant amount of electrical power required to operate bitcoin mining machines, as well as the environmental impact of mining for the rare earth metals used in the production of mining servers, the bitcoin mining industry may become a target for future environmental and energy regulation. Legislation and increased regulation regarding climate change could impose significant costs on us and our suppliers, including costs related to increased energy requirements, capital equipment, environmental monitoring and reporting, costs to purchase renewable energy credits or allowances and other costs to comply with such regulations. Specifically, imposition of a tax or other regulatory fee in a jurisdiction where we operate or on electricity that we purchase could result in substantially higher energy costs, and due to the significant amount of electrical power required to operate bitcoin mining machines, could in turn put our facilities at a competitive disadvantage. Any future climate change regulations could also negatively impact our ability to compete with companies situated in areas not subject to such limitations.

Given the political significance and uncertainty around the impact of climate change and how it should be addressed, we cannot predict how legislation and regulation will affect our financial condition, operating performance and ability to compete. Furthermore, even without such regulation, increased awareness and any adverse publicity in the global marketplace about potential impacts on climate change by us or other companies in our industry could harm our reputation. Any of the foregoing could have a material adverse effect on our business, financial position and results of operations.

Concerns about greenhouse gas emissions and global climate change may result in environmental taxes, charges, assessments or penalties and could have a material adverse effect on our business, financial condition and results of operations.

The effects of human activity on global climate change have attracted considerable public and scientific attention, as well as the attention of the United States and other foreign governments. Efforts are being made to reduce greenhouse gas emissions, particularly those from coal combustion power plants, some of which plants we may rely upon for power. The added cost of any environmental taxes, charges, assessments or penalties levied on such power plants could be passed on to us, increasing the cost to run our facilities. Any enactment of laws or promulgations of regulations regarding greenhouse gas emissions by the United States, or any domestic or foreign jurisdiction in which we conduct business, could have a material adverse effect on our business, financial condition or results of operations.

Increasing scrutiny and changing expectations from investors, lenders, customers, government regulators and other market participants with respect to our Environmental, Social and Governance (“ESG”) policies may impose additional costs on us or expose us to additional risks.

Certain institutional investors, investor advocacy groups, investment funds, creditors and other influential financial markets participants have become increasingly focused on companies’ ESG practices in evaluating their investments and business relationships, including the impact of bitcoin mining operations on the environment. Certain organizations also provide ESG ratings, scores and benchmarking studies that assess companies’ ESG practices. Although there are no universally adopted standards for such ratings, scores or benchmarking studies, they are used by some investors to inform their investment and voting decisions. It is possible that our future shareholders or organizations that report on, rate or score ESG practices will not be satisfied with our ESG strategy or performance. Unfavorable press about or ratings or assessments of our ESG strategies or practices, regardless of whether or not we comply with applicable legal requirements, may lead to negative investor sentiment toward us, which could have a negative impact on our stock price and our access to and cost of capital.

Additionally, in February 2021, the Acting Chair of the SEC issued a statement directing the Division of Corporation Finance to enhance its focus on climate-related disclosure in public company filings and in March 2021 the SEC announced the creation of a Climate and ESG Task Force in the Division of Enforcement. The increased focus and activism related to ESG may hinder our access to capital, as investors and lenders may reconsider their capital investment allocation as a result of their assessment of our ESG practices. If we do not adapt to or comply with investor, lender or other industry shareholder expectations and standards and potential government regulations, which are evolving but may relate to the suitable deployment of electric power, or which are perceived to have not responded appropriately to the growing concern for ESG issues, our reputation could suffer which would have a material adverse effect on our business, financial condition and results of operations.

Our compliance and risk management methods might not be effective and may result in outcomes that could adversely affect our reputation, operating results and financial condition.

Our ability to comply with applicable complex and evolving laws, regulations and rules is largely dependent on the establishment and maintenance of our compliance, audit and reporting systems, as well as our ability to attract and retain qualified compliance and other risk management personnel. We cannot assure you that our policies and procedures will be effective or that we will be successful in monitoring or evaluating the risks to which we are or may be exposed in all market environments or against all types of risks, including unidentified or unanticipated risks. Our risk management policies and procedures rely on a combination of technical and human controls and supervision that are subject to error and failure. Some of our methods for managing risk are discretionary by nature and are based on internally developed controls and observed historical market behavior, and also involve reliance on standard industry practices. These methods may not adequately prevent losses, particularly as they relate to extreme market movements, which may be significantly greater than historical fluctuations in the market. Our risk management policies and procedures also may not adequately prevent losses due to technical errors if our testing and quality control practices are not effective in preventing failures. In addition, we may elect to adjust our risk management policies and procedures to allow for an increase in risk tolerance, which could expose us to the risk of greater losses.

Risks Related to Intellectual Property

If we are unable to protect the confidentiality of our trade secrets or other intellectual property rights, our business and competitive position could be harmed.

Our ability to conduct our business in a profitable manner relies in part on our proprietary methods and designs, which we primarily protect as trade secrets. We rely upon trade secret and other intellectual property laws, physical and technological security measures and contractual commitments to protect our trade secrets and other intellectual property rights, including entering into non-disclosure agreements with employees, consultants and third parties with access to our trade secrets. However, such measures may not provide adequate protection and the value of our trade secrets could be lost through misappropriation or breach of our confidentiality agreements. For example, an employee with authorized access may misappropriate our trade secrets and provide them to a competitor, and the recourse we take against such misconduct may not provide an adequate remedy to protect our interests fully, because enforcing a claim that a party illegally disclosed or misappropriated a trade secret can be difficult, expensive and time consuming, and the outcome is unpredictable. Thus, if any of our trade secrets were to be disclosed or misappropriated, our competitive position could be harmed. In addition to the risk of misappropriation and unauthorized disclosure, our competitors may develop similar or better methods independently in a manner that could prevent legal recourse by us, which could result in costly product redesign efforts, discontinuance of certain product offerings or other competitive harm. Furthermore, any of our intellectual property rights could be challenged, invalidated, circumvented, infringed, diluted, disclosed or misappropriated and adequate legal recourse may be unavailable. Thus, there can be no assurance that our trade secrets or other intellectual property rights will be sufficient to protect against competitors operating their business in a manner that is substantially similar to us.

We may infringe on third-party intellectual property rights or other proprietary rights, which could have a material adverse effect on our business, financial condition and results of operations.

Our commercial success depends on our ability to operate without infringing third-party intellectual property rights or other proprietary rights. For example, there may be issued patents of which we are not aware that our services or products infringe on. Also, there may be patents we believe we do not infringe on, but that we may ultimately be found to by a court of law or government regulatory agency. Moreover, patent applications are in some cases maintained in secrecy until patents are issued. Because patents can take many years to issue, there may be currently pending applications of which we are unaware that may later result in issued patents that our services or products allegedly infringe on.

Third parties could accuse us of misappropriating their trade secrets. Any claims of patent infringement or trade secret misappropriation, even claims without merit, could be costly and time-consuming to defend and could require us to divert resources away from operations. In addition, if any third party has a meritorious or successful claim that we are infringing their intellectual property, we may be forced to redesign our operations or secure a license from such third parties, which may be costly or impractical. We also may be subject to significant damages or injunctions that may cause a material adverse effect to our business and operations, if we cannot license or develop an alternative for any infringing aspect of its business, and may result in a material loss in revenue, which could adversely affect the trading price of our shares and harm our investors.

Risks Related to Ownership of Our Securities

A market for our securities may not continue, which would adversely affect the liquidity and price of our securities.

The price of our securities may fluctuate significantly due to the market’s reaction to the Merger and general market and economic conditions. An active trading market for our securities may never develop or, if developed, it may not be sustained. In addition, the price of our securities can vary due to general economic conditions and forecasts, our general business condition and the release of our financial reports. Additionally, if our securities are not listed on, or become delisted from Cboe Canada for any reason, the liquidity and price of our securities may be more limited than if we were quoted or listed on Cboe Canada, or another securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

If the Merger’s benefits do not meet the expectations of investors, stockholders or financial analysts, the market price of our securities may decline.

Fluctuations in the price of our securities could contribute to the loss of all or part of your investment. Immediately prior to the Merger, there had not been a public market for GRIID’s securities and trading in the shares of Adit’s common stock had not been active. Accordingly, the valuation ascribed to GRIID’s and Adit’s common stock in the Merger may not be indicative of the price of our common stock. As a result, the trading price of our securities could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of our securities may include:

•	fluctuations in the price of bitcoin;

•	price fluctuations in the wholesale and retail power markets;

•	climate change, acts of God, utility equipment failure or scheduled and unscheduled maintenance that result in electricity outages to the utility’s or the broader electrical network’s facilities;

•	demand for transactions in bitcoin declines and/or is replaced by new demand for other cryptocurrencies;

•	disruptions or security breaches that result in a loss or damage to our network;

•	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

•	changes in the market’s expectations about our operating results;

•	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

•	speculation in the press or investment community;

•	success of competitors;

•	our operating results failing to meet the expectation of securities analysts or investors in a particular period;

•	changes in financial estimates and recommendations by securities analysts concerning us or the market in general;

•	operating and stock price performance of other companies that investors deem comparable to the surviving company;

•	changes in laws and regulations affecting our business;

•	commencement of, or involvement in, litigation involving us;

•	changes in the surviving company’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of shares of our common stock available for public sale;

•	any major change in our board of directors or management;

•	sales of substantial amounts of common stock by our directors, officers or significant stockholders or the perception that such sales could occur;

•	the realization of any of the risk factors presented in this prospectus;

•	additions or departures of key personnel;

•	failure to comply with the requirements of Cboe Canada or other securities exchanges on which our common stock is then listed;

•	failure to comply with the provisions of the Sarbanes-Oxley Act or other laws or regulations;

•	actual, potential or perceived control, accounting or reporting problems;

•	changes in accounting principles, policies and guidelines; and

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general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and health epidemics and pandemics, including COVID-19, acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general has experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for the stocks of other companies that investors perceive to be similar to the surviving company could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

Additionally, the trading price of our securities may be increasingly correlated to the trading prices of bitcoin. Bitcoin companies’ stocks have shown volatility relative to bitcoin. Bitcoin and other cryptocurrency market prices, which have historically been volatile and are impacted by a variety of factors (including those discussed herein), are determined primarily using data from various exchanges, over-the-counter markets and derivative platforms. As noted elsewhere herein, while we do not have any direct exposure to the cryptocurrency market participants that recently filed for Chapter 11 bankruptcy, the failure or insolvency of such participants may cause the price of bitcoin to fall and decrease confidence in the cryptocurrency industry, which could negatively impact our stock price. Furthermore, such prices may be subject to factors such as those that impact commodities, more so than business activities, which could be subjected to additional influence from fraudulent or illegitimate actors, real or perceived scarcity, and political, economic, regulatory or other conditions. Pricing may be the result of, and may continue to result in, speculation regarding future appreciation in the value of bitcoin, or our stock price, inflating and making their market prices more volatile.

In the past, securities class action litigation has often been initiated against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and divert our management’s attention and resources, and could also require us to make substantial payments to satisfy judgments or to settle litigation.

The market price of our common stock may be volatile as a result of industry-wide developments, which could subject us to securities class action litigation and result in substantial losses for our stockholders.

The market price of our common stock could be subject to extreme volatility and fluctuations in response to recent industry-wide developments beyond our control, such as continued industry-wide fallout from the recent Chapter 11 bankruptcy filings of FTX, including its affiliated hedge fund Alameda Research LLC, crypto hedge fund Three Arrows and crypto lenders Celsius, Voyager, BlockFi and Genesis, as well as the many risk factors listed in this prospectus. Although we do not have any direct exposure to any of the cryptocurrency market participants that recently filed for Chapter 11 bankruptcy, including FTX and Genesis, whose parent company owns Foundry, one of our custodians. Currently we believe that we are not subject to any material risks arising from its indirect exposure to Genesis. We also have no direct exposure to any of the cryptocurrency market participants who are known to have experienced suspended withdrawals or have crypto assets of their customers unaccounted for, and we do not have any assets, material or otherwise, that may not be recovered due to these bankruptcies or excessive or suspended redemptions. Even though GRIID did not have, and we do not have, direct exposure to any of the events described above, the price of our securities may still not be immune to unfavorable investor sentiment resulting from these recent developments in the broader cryptocurrency industry.

If securities or industry analysts do not publish, or cease publishing, research or reports about us, our business, or our market, or if they change their recommendations regarding our common stock adversely, then the price and trading volume of our common stock could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market, or our competitors. If no securities or industry analysts commence coverage of us, our stock price and trading volume would likely be negatively impacted. If any of the analysts who may cover us change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, the price of our common stock would likely decline.

We may be unable to obtain additional financing to fund our operations and growth.

We may require additional financing to fund our operations or growth. While Adit and GRIID entered into the GEM Agreement to provide further liquidity to us after the completion of the Merger, there can be no guarantee that we will be able to secure additional financing on favorable terms, or at all. To the extent that cash on hand and cash generated from operations are not sufficient to fund capital requirements, or if we do not meet the conditions to sell shares to GEM Global under the GEM Agreement, we may require proceeds from asset sales, additional debt, equity financing or alternative financing structures. However, the opportunity to sell assets, obtain additional debt, equity financing, or access capital through other financing structures may not be available to us, whether due to negative investor sentiment from the recent Chapter 11 bankruptcy filings of various cryptocurrency market participants, including Genesis, FTX, BlockFi, Celsius, Voyager and Three Arrows, or adverse geopolitical or economic conditions, or, if available, may not be available on satisfactory terms. Additionally, our credit agreement may restrict our ability to obtain such financing. If we are unable to obtain additional capital, we may be forced to reduce or delay capital expenditures or change its business strategy, sell assets or restructure or refinance its indebtedness, all of which could have a material adverse effect on our business or financial condition None of our officers, directors or stockholders is required to provide any financing to us in connection with or after the Merger.

With the limited exceptions of the services performed under the HDP Agreement and the Mining Services Agreement as defined and described elsewhere in this prospectus, we will mine only bitcoin solely for its own account (without customers or counterparties). We will not hold crypto assets on behalf of third parties or any customers and has no direct exposure (whether through deposits or otherwise) to any cryptocurrency market participants that recently filed for Chapter 11 bankruptcy or are known to have experienced excessive redemptions, suspended redemptions or have crypto assets of their customers unaccounted for. Additionally, our business in the commercial optimization of power is unaffected by the recent crypto industry market events. However, negative investor sentiment regarding the cryptocurrency industry at large may make it difficult for us to obtain additional financing on terms that are acceptable, or at all, which could affect our liquidity.

Changes in laws, regulations or rules, or a failure to comply with any laws, regulations or rules, may adversely affect our business, investments and results of operations.

We are subject to laws, regulations and rules enacted by national, regional and local governments, and Cboe Canada. In particular, we are required to comply with certain SEC, Cboe Canada and other legal or regulatory requirements. Compliance with, and monitoring of, applicable laws, regulations and rules may be difficult, time consuming and costly. Those laws, regulations or rules and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws, regulations or rules, as interpreted and applied, could have a material adverse effect on our business and results of operations.

The Warrants may never be in the money, may be exercised on a “cashless” basis, or may expire worthless and therefore we may not receive cash proceeds from the exercise of warrants.

We will receive up to an aggregate of approximately $242.3 million from the exercise of the Public Warrants and Private Placement Warrants, assuming the exercise in full of all of such warrants for cash. We will receive up to an aggregate of approximately $8,391,234 from the exercise of the GEM Warrant, assuming the exercise in full of such warrant for cash. To the extent that the Public Warrants, Private Placement Warrants and GEM Warrant are exercised on a “cashless” basis, we will not receive any proceeds from the exercise of such warrants. We expect to use the net proceeds from the exercise of the Warrants for working capital and general corporate purposes. We expect to use the net proceeds from the exercise of the Warrants, if any, for working capital and general corporate purposes. We will have broad discretion over the use of proceeds from the exercise of the Warrants. However, there is no assurance that the holders of our Warrants will elect to exercise any or all of such Warrants. The cash proceeds associated with the exercises of the Warrants are dependent on the stock price inasmuch as the holders are unlikely to exercise their Warrants if the exercise price thereof is less than the price of our Common stock at the time of exercise. In that circumstance, such holder may be less likely to exercise their Warrants as such holder would be selling at a loss if they exercised their Warrants and sold their common stock. Accordingly, we have not included the net proceeds from any exercise of the Warrants in our assessment of our liquidity and our ability to fund operations on a prospective basis. Our future capital requirements and the adequacy of available funds will depend on many factors, including those set forth under “Risk Factors” elsewhere in this prospectus.

We may amend the terms of the Public Warrants and the Private Placement Warrants in a manner that may be adverse to holders with the approval by the holders of at least a majority of the then-outstanding Public Warrants and Private Placement Warrants. As a result, the exercise price of a holder’s warrants could be increased, the exercise period could be shortened and the number of shares of our common stock purchasable upon exercise of such a warrant could be decreased, all without the approval of that warrant holder.

Our Public Warrants and Private Placement Warrants are issued in registered form under the amended and restated warrant agreement with Continental Stock Transfer & Trust Company (the “warrant agreement”). The warrant agreement provides that the terms of the Public Warrants and Private Placement Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least a majority of the then-outstanding Public Warrants and Private Placement Warrants to make any change that adversely affects the interests of the registered holders. Accordingly, we may amend the terms of the Public Warrants and Private Placement Warrants in a manner adverse to a holder if holders of at least a majority of the then-outstanding Public Warrants and Private Placement Warrants approve of such amendment. Although our ability to amend the terms of the Public Warrants and Private Placement Warrants with the consent of at least a majority of the then-outstanding Public Warrants and Private Placement Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the Public Warrants and Private Placement Warrants, shorten the exercise period or decrease the number of shares of common stock purchasable upon exercise of a Public Warrant or Private Placement Warrant.

As a result of the closing of the Merger, warrants will become exercisable for our common stock, which, upon exercise, would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

We issued warrants to purchase 13,800,000 shares of common stock as part of our initial public offering and, on the initial public offering closing date, we issued warrants to the Sponsor and our initial stockholders to purchase 7,270,000 shares of our common stock, in each case with a strike price of $11.50 per share. Such warrants became exercisable 30 days after the closing of the Merger.

We are entitled to draw down up to $200 million of gross proceeds from GEM Global in exchange for newly issued shares of our common stock at a price equal to 92% of the average closing bid price of our shares of our common stock on the Principal Market (as defined in the GEM Agreement) for a 30 trading-day period, subject to meeting the terms and conditions of the GEM Agreement. This facility is available for a period of 36 months from the closing date of the Merger. The limitations on the amount and frequency of the draws that we can make under the GEM Agreement, which include the requirement that (i) there be an effective registration statement covering the common stock to be issued under GEM Agreement and (ii) offering size restrictions relating to our trading volume, may affect the ability to draw under the GEM Agreement. Therefore, the proceeds, if any, under the GEM Agreement may be less than anticipated.

Under the GEM Agreement, we are obligated to pay GYBL a commitment fee of $4 million, payable in cash or shares, and issue a warrant to GYBL exercisable for 1,733,726 shares of our common stock.

Issuances of our common stock pursuant to the GEM Agreement and exercises, if any, of the Warrants will result in dilution in equity ownership to the then-existing holders of our common stock and an increase in the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our common stock.

Anti-takeover provisions contained in our charter, as well as provisions of Delaware law, could impair a takeover attempt.

Our charter contains provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. We are also subject to anti-takeover provisions under Delaware law, which could delay or prevent a change of control. Together, these provisions may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities. These provisions will include:

•	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect candidates to serve as a director of our board of directors;

•	a classified board of directors with three-year staggered terms, which could delay the ability of stockholders to change the membership of a majority of our board of directors;

•

the exclusive right of our board of directors to fill newly created directorships and vacancies with respect to directors elected by the stockholders generally entitled to vote, which prevents stockholders from being able to fill vacancies on our board of directors;

•

the requirement that special meetings of stockholders may only be called by the Chairperson of our board of directors, our Chief Executive Officer or the majority of our board of directors, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors;

•

the requirement that any action required or permitted to be taken by our stockholders may be effected only at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing;

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the requirement that, amendments to certain provisions of the charter must be approved by the affirmative vote of the holders of at least 66 2/3% in voting power of our then-outstanding shares generally entitled to vote;

•	the requirement that amendments to the Amended and Restated Bylaws must be approved by our board of directors;

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our authorized but unissued shares of common stock and preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans, and the existence of authorized but unissued and unreserved shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise;

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advance notice procedures set forth in the proposed bylaws that stockholders must comply with in order to nominate candidates to our board of directors or to propose other matters to be acted upon at a meeting of stockholders, which may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect the acquiror’s own slate of directors or otherwise attempting to obtain control of us; and

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an exclusive forum provision which will provide that, except for claims or causes of action brought to enforce a duty or liability created by the Securities Act or Exchange Act, and unless we consent in writing to the selection of an alternative forum, (i) any derivative claim or action or proceeding brought on behalf of us, (ii) any claim or action asserting a claim of breach of a fiduciary duty owed by a current or former director, officer, or other employee, agent or stockholder to us or our stockholders, (iii) any claim or action asserting a claim against us or any of our current or former directors, officers or employees arising pursuant to any provision of the DGCL, our charter or our Amended and Restated Bylaws (as each may be amended from time to time), (iv) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of the charter or the Amended and Restated Bylaws (as each may be amended from time to time, including any right, obligations or remedy thereunder), (v) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (vi) any action asserting a claim against us, or any of our directors, officers or employees governed by the internal affairs doctrine or otherwise related to our internal affairs, in each case, will be required to be filed in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction over any such action or proceeding, then another state court located within the State of Delaware, or if no state court located within the State of Delaware has jurisdiction over any such action or proceeding, then the United States District Court for the District of Delaware) and any appellate court therefrom.

Our charter contains a provision renouncing our interest and expectancy in certain corporate opportunities.

Our charter provides that the doctrine of corporate opportunity, or any other analogous doctrine, will not apply with respect to any of our officers or directors in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of the filing of the charter with the Secretary of State of the State of Delaware or in the future. Our charter also provides that the doctrine of corporate opportunity will not apply to any other corporate opportunity with respect to any of our directors or officers unless such corporate opportunity is offered to such person solely in his or her capacity as a director or officer and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue. These provisions of the charter create the possibility that a corporate opportunity of ours may be used for the benefit of our related parties.

The provision of our charter requiring exclusive forum in the state courts in the State of Delaware for certain types of lawsuits may have the effect of discouraging lawsuits against our directors and officers.

Our charter provides that, except for claims or causes of action brought to enforce a duty or liability created by the Securities Act or Exchange Act, and unless we consent in writing to the selection of an alternative forum, (i) any derivative action brought on behalf of us (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, or employees or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the charter or Amended and Restated Bylaws, or (iv) any action asserting a claim against us, our directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (x) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (y) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery or (z) for which the Court of Chancery does not have subject matter jurisdiction. The exclusive forum provision described above does not apply to actions arising under the Exchange Act. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations promulgated thereunder. In addition, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations promulgated thereunder. There is uncertainty as to whether a court would enforce a forum selection clause in connection with claims arising under the Securities Act and the rules and regulations promulgated thereunder, and in any event, stockholders will not be deemed to have waived our compliance with the federal securities laws and the related rules and regulations.

Although we believe these exclusive forum provisions benefit us by providing increased consistency in the application of Delaware law, the exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers or stockholders, which may discourage lawsuits with respect to such claims. Further, in the event a court finds the exclusive forum provision contained in the charter to be unenforceable or inapplicable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

The JOBS Act permits “emerging growth companies” like us to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies.

We currently qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act. As such, we take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including: (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act; (ii) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements; and (iii) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. As a result, our stockholders may not have access to certain information they deem important. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year: (a) following January 11, 2026, the fifth anniversary of our initial public offering; (b) in which we have total annual gross revenue of at least $1.235 billion; or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as it remains an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. We have elected to avail ourselves of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

We cannot predict if investors will find our securities less attractive because we rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, there may be a less active trading market for our securities and the price of our securities may be more volatile or lower.

Risks Related to the Merger and Integration of Businesses

We have incurred significant transaction and transition costs in connection with the Merger.

We have incurred and expect to incur significant, non-recurring costs in connection with the consummation of the Merger and our operation as a public company. We will also incur additional costs to retain key employees. Certain transaction costs incurred in connection with the Merger Agreement (including the Merger), including all legal, accounting, consulting, investment banking and other fees, expenses and costs, were paid or will be paid by us.

We will have broad discretion over the use of proceeds from the exercise of Warrants, if any, and we may invest or spend the proceeds, if any, in ways with which investors do not agree and in ways that may not yield a return.

We will have broad discretion over the use of proceeds, if any, from the exercises of Warrants, if any. Investors may not agree with our decisions, and our use of the proceeds may not yield a return on investment. We intend to use these net proceeds for working capital and other general corporate purposes, which may include research and development, general and administrative matters and capital expenditures. However, the cash proceeds associated with the exercises of the Warrants are dependent on the stock price inasmuch as the holders are unlikely to exercise their Warrants if the exercise price thereof is less than the price of our common stock at the time of exercise. In that circumstance, such holder may be less likely to exercise their Warrants as such holder would be selling at a loss if they exercised their Warrants and sold their common stock. We may also use a portion of the net proceeds for the acquisition of, or investment in, complementary companies, products, services, technologies or assets. However, we have no current understandings, commitments or agreements to enter into any such acquisitions or make any such investments. Our use of these proceeds may differ substantially from our current plans. Our failure to apply the net proceeds from the exercises of Warrants effectively could impair our ability to pursue our growth strategy or could require us to raise additional capital.

Risks Related to this Offering and the Ownership of Our Common Stock

Sales of a substantial number of our securities in the public market by the selling securityholders could cause the price of our securities to fall and make it more difficult for us to sell equity securities in the future at a time and at a price that we deem acceptable.

The sale of shares of our common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of our common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

This prospectus relates to the registration of the resale of up to 42,065,288 shares of common stock and 7,270,000 Private Placement Warrants by the selling securityholders. The selling securityholders include beneficial owners of more than 5% of our common stock following the Merger and they will be able to sell all of their registered shares (subject to contractual lockups and, in the case of our directors, executive officers and employees, compliance with our insider trading compliance policy) for so long as the registration statement of which this prospectus forms a part is available for use. See “Principal Stockholders” and “Selling Securityholders” for additional details on such beneficial owners.

Sales of a substantial number of our securities in the public market by the selling securityholders or by our other existing security holders, or the perception that those sales might occur, could depress the market price of our securities and could impair our ability to raise capital through the sale of additional equity securities on terms we deem acceptable, if at all. We are unable to predict the effect that such sales may have on the prevailing market price of our securities. The sale of all the securities being offered in this prospectus could result in a significant decline in the public trading price of our securities. Despite such a decline in the public trading price, some of the selling securityholders may still experience a positive rate of return on the securities they purchased due to the differences in the purchase prices described elsewhere in this prospectus and may still have incentive to sell their securities even at such depressed public trading prices. Other security holders may not be able to experience positive rates of return on securities they purchase due to the lower closing price at which our shares of common stock may trade.

Prior to the consummation of the Merger, certain existing securityholders acquired securities at a price below the current trading price of such securities, and may experience a positive rate of return based on the current trading price or at lower trading prices. Our future investors may not experience a similar rate of return.

Prior to the consummation of the Merger, certain existing securityholders acquired shares of common stock or Private Placement Warrants at prices below, and in some cases considerably below, the current trading price of our common stock or for no cash consideration at all. It is possible that these stockholders may experience a positive rate of return based on the current trading price or at lower trading prices.

Given the relatively lower purchase prices that some of our securityholders paid to acquire some of their securities compared to the current trading price of our shares of common stock, these securityholders, some of whom are selling security holders, in some instances, may earn a positive rate of return on their investment, which may be a significant positive rate of return, depending on the market price of our shares of common stock at the time that such securityholders choose to sell their shares of common stock or Warrants. Investors who purchased units in Adit’s IPO (at a public offering price of $10.00 per share), who purchased shares following the IPO or who purchased shares of our common stock following consummation of the Merger may not experience a similar rate of return on the securities they purchased due to differences in the purchase prices and the prevailing trading price.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus may include statements that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements” for purposes of the federal securities laws. These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “seeks,” “projects,” “intends,” “plans,” “may,” “will” or “should” or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this prospectus and include statements regarding our intentions, beliefs or current expectations concerning, among other things, the results and benefits of the Merger, including results of operations, financial condition, liquidity, prospects, growth, strategies and the markets in which we operate. Such forward-looking statements are based on available current market material and management’s expectations, beliefs and forecasts concerning future events impacting us.

Factors that may impact such forward-looking statements include:

•	our ability to maintain the listing of our common stock on Cboe Canada and to operate as a public company;

•	our ability to recognize the anticipated benefits of the Merger;

•	our public securities’ potential liquidity and trading;

•	the lack of a market for our securities;

•	changes adversely affecting the business in which we are engaged;

•	fluctuations in our revenue and operating results;

•	the uncertainty of the projected financial information with respect to us;

•	the fact that the terms of the credit agreement restrict our current and future operations, particularly our ability to take certain actions;

•	the fact that our business is highly dependent on a small number of bitcoin mining equipment suppliers;

•	our reliance on third parties, including utility providers, for the reliable and sufficient supply of electrical power to its infrastructure;

•	our ability to obtain and maintain access to its targets of carbon-free power supply;

•	our ability to execute our business model, including market acceptance of bitcoin;

•	the risks relating to our status as an early-stage company with a history of operating losses;

•	our financial performance;

•

our ability to sell shares of our common stock to GEM Global pursuant to the terms of the GEM Agreement and our ability to register and maintain the registration of such shares issued and issuable thereunder;

•	our ability to comply with the continued listing standards of Cboe Canada; and

•	other factors detailed under the section entitled “Risk Factors” herein.

The forward-looking statements contained in this prospectus are based on our current expectations and beliefs concerning future developments. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in this prospectus under the heading “Risk Factors” beginning on page 12 of this prospectus, and other filings that have been made or will be made with the SEC by us. The Company will not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

MARKET PRICE, TICKER SYMBOL AND DIVIDEND INFORMATION

Market Price and Ticker Symbol

On December 26, 2023, the Company, acting pursuant to authorization from its Board of Directors, notified the NYSE American of its intention to voluntarily withdraw the listing of its common stock, units and Public Warrants from the NYSE American. On January 2, 2024, the Company received a notification from the NYSE American stating that the staff of NYSE Regulation has determined to commence proceedings to delist the Company’s common stock, units and Public Warrants (collectively, the “Securities”) pursuant to Section 119(f) of the NYSE American Company Guide because the Company consummated a business combination transaction without the required authorization from the NYSE American. At this time, the Securities have been suspended from trading and will not continue to trade on the NYSE American. As indicated in the notification, the Company has a right to a review of the delisting determination by a Listings Qualifications Panel of the Committee for Review of the Board of Directors of the Exchange Committee of the Board of Directors of the NYSE American, provided a written request for such review is requested no later than January 9, 2024. The Company did not make such a request. On January 2, 2024, our common stock began trading on Cboe Canada under the symbol “GRDI”, and on January 29, 2024 our common stock and Public Warrants began trading on the Nasdaq Global Market under the symbols “GRDI” and “GRDIW”, respectively.

On January 29, 2024, the closing price of our common stock and Public Warrants on the Nasdaq Global Market was $5.47 and $0.12, respectively, and the closing price of our common stock on Cboe Canada was C$7.13.

As of immediately after the closing of the Merger, there were approximately 112 registered holders of common stock and one registered holder of Public Warrants. The actual number of holders of these securities is greater than this number of record holders, as the actual number includes holders who are beneficial owners whose securities are held in street name by brokers and other nominees. This number of holders of record also does not include holders whose securities may be held in trust by other entities.

Dividend Policy

We have not paid any cash dividends on our common stock to date, and prior to the Merger, Adit did not pay any cash dividends. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. Our ability to declare dividends may be limited by the terms of financing or other agreements entered into by us or our subsidiaries from time to time. The payment of any cash dividends will be within the discretion of our board of directors.

DETERMINATION OF OFFERING PRICE

We cannot currently determine the price or prices at which shares of our common stock or Private Placement Warrants may be sold by the Selling Securityholders under this prospectus. Our common stock and Public Warrants are listed on the Nasdaq Global Market under the symbols “GRDI” and “GRDIW”, respectively, and our common stock is listed on Cboe Canada under the symbol “GRDI”.

The offering price of the shares of common stock underlying the Public Warrants and Private Placement Warrants offered hereby is determined by reference to the exercise price of such warrants of $11.50 per share.

USE OF PROCEEDS

All of the securities offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.

We will receive up to an aggregate of approximately $250.7 million from the exercise of the Public Warrants, Private Placement Warrants, and GEM Warrant, assuming the exercise in full of all of the Warrants for cash, and $200 million from the sale of our common stock under the GEM Agreement, assuming we draw down the full Aggregate Limit, and before deducting fees payable to GEM and estimated transaction expenses. We will not receive any proceeds from the sale of the shares of common stock issuable upon such Warrant exercises. We expect to use the net proceeds from the exercises of the Warrants, if any, and the sales of our common stock under the GEM Agreement, if any, for working capital and general corporate purposes.

We will have broad discretion over the use of any proceeds from the exercises of the Warrants, if any, and the sales of our common stock, if any, under the GEM Agreement. There is no assurance that the holders of the Warrants will elect to exercise for cash any or all of such Warrants.

The Private Placement Warrants and the Public Warrants have an exercise price of $11.50 per share, and the GEM Warrant has an exercise price of $4.84 per share. The cash proceeds associated with the exercises of the Warrants are dependent on the stock price inasmuch as the holders are unlikely to exercise their Warrants if the exercise price thereof is less than the price of our common stock at the time of exercise. In that circumstance, such holder may be less likely to exercise their Warrants as such holder would be selling at a loss if they exercised their Warrants and sold their common stock. Accordingly, we have not included the net proceeds from any exercise of the Warrants in our assessment of our liquidity and our ability to fund operations on a prospective basis. Our future capital requirements and the adequacy of available funds will depend on many factors, including those set forth under “Risk Factors” elsewhere in this prospectus. If the trading price for our common stock is less than $11.50 per share, holders of the Public Warrants and Private Placement Warrants may be unlikely to exercise such warrants, and if the trading price for our common stock is less than $4.84 per share, the holder of the GEM Warrant may be unlikely to exercise such warrant. To the extent that the Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Unless the context indicates otherwise, references in this prospectus to the “Company,” “GRIID,” “we,” “us,” “our” and similar terms refer to GRIID Infrastructure Inc. (f/k/a Adit EdTech Acquisition Corp.) and its consolidated subsidiaries. References to “Adit” refer to our predecessor company prior to the Merger. References to “Old GRIID” refer to Griid Holdco LLC prior to the Merger and our wholly owned subsidiary upon the consummation of the Merger.

Introduction

The following unaudited pro forma condensed combined financial information is provided to you to aid in your analysis of the financial aspects of the Merger as described in the Merger Agreement and elsewhere in this prospectus. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.”

The following unaudited pro forma condensed combined balance sheet of the Company as of September 30, 2023 and the unaudited pro forma condensed combined statements of operations of the Company for the nine months ended September 30, 2023 and for the year ended December 31, 2022 present the combination of the financial information of Adit and Old GRIID and its subsidiaries after giving effect to the Merger and related adjustments described in the accompanying notes (the “Pro Forma Transactions”). See the accompanying notes to the unaudited condensed combined pro forma financial information for a discussion of assumptions made.

The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2023 and for the year ended December 31, 2022 give pro forma effect to the Pro Forma Transactions as if they were completed on January 1, 2022. The unaudited pro forma condensed combined balance sheet as of September 30, 2023 gives pro forma effect to the Pro Forma Transactions as if they were completed on September 30, 2023.

The unaudited pro forma condensed combined financial statements have been developed from and should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma condensed combined financial statements;

•	Adit’s audited consolidated financial statements for the year ended December 31, 2022 and the related notes, which are included elsewhere in this prospectus;

•	Adit’s unaudited interim consolidated financial statements as of and for the nine months ended September 30, 2023 and the related notes, which are included elsewhere in this prospectus;

•	Old GRIID’s audited financial statements for the year ended December 31, 2022 and the related notes, which are included elsewhere in this prospectus;

•	Old GRIID’s unaudited interim financial statements as of and for the nine months ended September 30, 2023 and the related notes, which are included elsewhere in this prospectus; and

•

other information related to Adit and Old GRIID included elsewhere in this prospectus, including sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Adit” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Old GRIID” and other financial information.

Description of the Merger

On December 29, 2023, Adit consummated a merger (the “Closing”) with Old GRIID, pursuant to an Agreement and Plan of Merger, dated as of November 29, 202, as amended on December 23, 2021, October 17, 2022, and

February 8, 2023 (as amended, the “Merger Agreement”). Pursuant to the Merger Agreement, (i) Merger Sub merged with and into Old GRIID, with Old GRIID as the surviving company in the merger and, after giving effect to such merger, continuing as a wholly owned subsidiary of the Company (the “Merger”) and (ii) Adit’s name was changed from “Adit EdTech Acquisition Corp.” to “GRIID Infrastructure Inc.”

Parties to the Merger

Adit

Adit was a blank check company incorporated in Delaware for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

On December 26, 2023, the Company, acting pursuant to authorization from its Board of Directors, notified the NYSE American of its intention to voluntarily withdraw the listing of its common stock, units and Public Warrants from the NYSE American. On January 2, 2024, the Company received a notification from the NYSE American stating that the staff of NYSE Regulation has determined to commence proceedings to delist the Company’s common stock, units and Public Warrants (collectively, the “Securities”) pursuant to Section 119(f) of the NYSE American Company Guide because the Company consummated a business combination transaction without the required authorization from the NYSE American. At this time, the Securities have been suspended from trading and will not continue to trade on the NYSE American. As indicated in the notification, the Company has a right to a review of the delisting determination by a Listings Qualifications Panel of the Committee for Review of the Board of Directors of the Exchange Committee of the Board of Directors of the NYSE American, provided a written request for such review is requested no later than January 9, 2024. The Company did not make such a request. On January 2, 2024, our common stock began trading on Cboe Canada under the symbol “GRDI”, and on January 29, 2024 our common stock and Public Warrants began to be traded on the Nasdaq Global Market under the symbols “GRDI” and “GRDIW”, respectively.

Merger Sub

Merger Sub was a Delaware limited liability company and wholly owned direct subsidiary of Adit formed on November 24, 2021. On December 29, 2023, in the Merger, Merger Sub merged with and into Old GRIID, and the separate limited liability company existence of Merger Sub ceased and Old GRIID, as the surviving company of the Merger, continued its existence under the Limited Liability Company Act of the State of Delaware as a wholly owned subsidiary of the Company.

GRIID

GRIID is an emerging American infrastructure company in the bitcoin mining sector. GRIID employs a vertically integrated self-mining strategy to develop and operate U.S.-based mining facilities that generate bitcoin. GRIID’s current business plan does not include the expansion of its mining operations to include digital assets other than bitcoin, or any other activities with, or the holding of, any other cryptocurrencies other than bitcoin, and GRIID does not anticipate any changes to its business plan for the foreseeable future. As of the date of this prospectus, GRIID has 68MW of available electrical capacity in its New York facility and its three Tennessee facilities (48MW of which are at dedicated self-mining sites and 20MW of which are subject to the Mining Services Agreement), and GRIID believes that it is well-positioned to grow its capacity to 436MW by the end of 2024. GRIID’s mining operations currently utilize ASICs manufactured by two leading companies, Bitmain and MicroBT. GRIID has also purchased ASICs manufactured by Intel, which it anticipates integrating into its operations. GRIID has begun the process of developing a carbon-free focused power pipeline including 1300MW of power capacity subject to memoranda of understanding and letters of intent, land acquisition, and infrastructure procurement. GRIID’s existing facilities utilize approximately 67% carbon-free power, and expects that its facilities will utilize approximately more than 90% carbon-free power by the end of 2024. These carbon-free levels are based solely on generation type and not from offsets or carbon credits and can therefore be materially improved.

The Merger

At the Closing of the Merger, the limited liability company membership interests of Merger Sub were converted into an equivalent limited liability company membership interest in post-Merger Old GRIID and each limited liability company membership unit of Old GRIID issued and outstanding immediately prior to the effective time of the Merger were automatically converted into and became the right to receive such unit’s share, as determined in accordance with the Merger Agreement, of 58,500,000 shares of our common stock.

The Merger consideration issued to the Old GRIID equity holders at the Closing of the Merger pursuant to the Merger Agreement had an implied value of $585,000,000 and was paid in shares of Adit common stock.

As a result of the Merger, the ownership of the Company by the holders of the common stock issued in Adit’s IPO (“IPO Shares”), the initial stockholders of Adit and the Old GRIID equity holders was as follows:

•	the holders of IPO Shares own 216,298 shares of our common stock, representing 0.3% of the Company’s total outstanding shares of common stock;

•

the initial stockholders own 6,900,000 shares of our common stock, representing 10.5% of our total outstanding shares of common stock, of which 6,832,500 shares of common stock, representing 10.4% of our total outstanding shares of common stock, are held by the Sponsor; and

•	the Old GRIID equity holders own 58,500,000 shares of our common stock, representing 89.2% of our total outstanding shares of common stock.

The ownership percentages set forth above do not take into account any warrants that were outstanding as of the Closing and may be exercised thereafter.

In connection with the Closing, we, along with the initial stockholders of Adit and certain Old GRIID members entered into an investor rights agreement to provide for certain registration rights related to the shares of Adit common stock, private placement warrants of Adit and the Working Capital Warrants. We agreed to, among other things, file within 30 days of Closing a resale shelf registration statement covering the resale of all registrable securities under the investor rights agreement.

Accounting for the Merger

The Merger was accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Adit is treated as the acquired company and Old GRIID is treated as the acquiror for financial statement reporting purposes since (i) following the Merger, we are governed by a board of directors consisting of four members that were initially appointed by Old GRIID and three initially that were appointed by Adit; (ii) the Old GRIID equity holders represent a majority of the voting power of the Company; (iii) Old GRIID’s operations prior to the Merger constituted the only ongoing operations of the Company; (iv) Old GRIID’s senior management constitutes a majority of the senior management of the Company; and (v) Old GRIID was significantly larger than Adit in terms of revenue, total assets (excluding cash) and employees. Accordingly, for accounting purposes, the financial statements of the combined company will represent a continuation of the consolidated financial statements of Old GRIID with the acquisition being treated as the equivalent of Old GRIID issuing shares for the net assets of Adit, accompanied by a recapitalization. The net assets of Adit will be stated at historical cost, with no goodwill or other intangible assets recorded.

Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what GRIID Infrastructure Inc.’s financial condition or results of operations would have been had the Merger occurred on the dates indicated. Further, the unaudited pro forma combined financial information also may not be useful in predicting the future financial condition and results of operations of the Company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma condensed combined financial information also does not give effect to the potential impact of any anticipated synergies, operating efficiencies or cost savings that may result from the Pro Forma Transactions. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed. However, management believes that the assumptions provide a reasonable basis for presenting the significant effects of the Pro Forma Transactions as contemplated and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial statement.

The related transactions that are given pro forma effect include:

•	the effects of the Merger between Adit and Old GRIID

•	Additional notes payable issued during the fourth quarter of 2023,

•	Notes payable amended during the fourth quarter of 2023,

•	An initial $25 million draw on the GEM facility, which is expected to occur in the first quarter of 2024, and

•	The repayment of approximately $5 million of notes payable and related accrued interest, which is expected to occur in the first quarter of 2024.

The following summarizes the pro forma number of our common stock valued at $10.00 per share as of the Closing, including the potential dilutive effect of the exercise or vesting of warrants:

Weighted average shares outstanding, basic and diluted
Adit Sponsor Shares	6,900,000
Adit IPO Shares	216,298
Initial draw on GEM Facility (assumed purchase price of $9.20)	2,717,391
GEM Warrants (strike price of $4.84)	1,733,726
GRIID Stockholders	58,500,000

Total Shares Outstanding at Closing	70,067,415
Potentially Dilutive Shares:
Conversion of Related Party Payables (strike price of $11.50)	—
Public Warrants (strike price of $11.50)	—
Private Warrants (strike price of $11.50)	—

Total Pro Forma Fully Diluted Shares	70,067,415

Unaudited Pro Forma Condensed Combined Balance Sheet

September 30, 2023

(dollars in thousands)

	Adit (Historical)	GRIID (Historical)	Transaction Accounting Adjustments (see Note 3)		Pro Forma Combined
ASSETS
Current assets
Cash and cash equivalents	$226	$491	$6,508	(I)	$7,180
			(20,045)	(A)
			25,000	(C)
			(5,000)	(J)
Other receivables	—	220	—		220
Note receivable		1,439	(1,439)	(W)	—
Cryptocurrencies	—	134	—		134
Finance lease—right-of-use asset, current	—	1	—		1
Prepaid expenses and other current assets	132	189	—		321

Total current assets	358	2,474	5,024		7,856
Cash and securities held in trust account	21,522		(19,370)	(Z)	—
			(2,152)	(B)
		323	—		323
Property and equipment, net	—	32,227	—		32,227
Operating lease right-of-use asset, non-current	—	2,327	—		2,327
Right-of-use asset-finance lease	—	49	—		49
Other non-current assets	—	5,400	—		5,400

Total assets	$21,880	$42,800	$(16,498)		$48,182

LIABILITIES, COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities
Accounts payable	—	2,973	—		2,973
Accrued offering costs and expenses	6,305	—	(6,305)	(D)	—
Operating lease liability, current	—	225	—		225
Finance lease liability, current	—	6	—		6
Accrued expenses and other current liabilities	—	3,743	(2,198)	(D)	1,545
Income and excise taxes payable	129	—	—		129
Due to related party	218	—	—		218
Note payable, net		8,388	(3,296)	(I)	92
			(5,000)	(J)
Interest bearing note	1,439	—	(1,439)	(W)	—
Working capital loan – related party	503	—	—		503

Total current liabilities	8,594	15,336	(18,238)		5,692
Deferred underwriting discount	6,762	—	(6,762)	(E)	—
Warrant liability	523	94,768	3,450	(T)	3,973
			(94,768)	(X)
Notes payable, net	—	52,115	9,804	(I)	61,919
Payable to lessor-construction in progress	—	271	—		271
Unearned grant revenue	—	195	—		195
Operating lease liability	—	2,167	—		2,167
Finance lease liability	—	94	—		94

Total liabilities	15,879	164,946	(106,514)		74,311

	Adit (Historical)	GRIID (Historical)	Transaction Accounting Adjustments (see Note 3)		Pro Forma Combined
Commitments and contingencies
Common stock subject to possible redemption	21,851	—	(19,370)	(Z)	—
			(2,481)	(Y)
Stockholders’ equity (deficit)
Common stock	1	—	(1)	(F)	35
			7	(H)
			1	(X)
			27	(C)
Class A Units (1,740,000 units authorized, issued and outstanding)	—	2,168	(2,168)	(G)	—
Class B Units (8,360,000 units authorized, 8,160,000 units issued and outstanding)	—	200	(200)	(G)	—
Class C Units (2,500,000 units authorized, 2,418,000 issued, 749,598 outstanding)	—	—	—		—
Additional paid-in capital	—	—	24,973	(C)	117,133
			2,368	(G)
			(7)	(H)
			1	(F)
			(7,450)	(T)
			94,767	(X)
			2,481	(Y)
Accumulated deficit	(15,851)	(124,514)	(6,931)	(D)	(143,296)
			4,000	(T)

Total stockholders’ (deficit) equity	(15,850)	(122,146)	111,867		(26,129)

Total liabilities, common stock subject to possible redemption and stockholders’ equity	$21,880	$42,800	$(16,498)		$48,182

For the Nine Months Ended September 30, 2023

(amounts in thousands, except share and per share amounts)

	Adit (Historical)	GRIID (Historical)	Transaction Accounting Adjustments (see Note 3)		Pro Forma Combined
Revenue	—	$14,070	—		$14,070
Expenses
Operating expenses	—	25,022	—		25,022
Formation and operating costs	2,298	—	—		2,298

Total operating expenses	2,298	25,022	—		27,320

Gain on disposal of property and equipment	—	1,484	—		1,484
Operating income (loss)	(2,298)	(9,468)	—		(11,766)
Other income (expense)
Gain (loss) on change in fair value of warrant liability	(64)	(4,598)	—		(4,662)
Gain on extinguishment – non-debt related	—	375	—		375
Other income, net of other expense	645	453	(645)	(K)	453
Interest expense, net of interest income	(21)	(21,022)	—		(21,043)

Total other (expense) income	560	(24,792)	(645)		(24,887)

Net income (loss), before taxes	(1,738)	(34,260)	(645)		(36,643)
Income tax expense (credit)	115	(354)	(187)	(M)	(426)

Net income (loss)	$(1,853)	$(33,906)	$(458)		$(36,217)

Weighted average shares outstanding, basic and diluted	6,900,000			(N)	70,067,415
Net income per share, basic and diluted	$0.20			(N)	$(0.52)

Unaudited Pro Forma Condensed Combined Statement of Operation

For the Year Ended December 31, 2022

(amounts in thousands, except share and per share amounts)

	Adit (Historical)	GRIID (Historical)	Transaction Accounting Adjustments (see Note 3)			Pro Forma Combined
Revenue	—	$22,355	—			$22,355
Expenses
Operating expenses	—	42,084	—			42,084
Formation and operating costs	2,941	—	—			2,941

Total operating expenses	2,941	42,084	—			45,025
Gain on disposal of property and equipment	—	(16)	—			(16)

Operating income (loss)	(2,941)	(19,745)	—			(22,686)
Other income (expense)
Loss on extinguishment of debt.	—	(51,079)	—			(51,079)
Gain (loss) on change in fair value of warrant liability	4,585	22,948	—			27,533
Gain on termination of warrant	—	139	—			139
Other income, net of other expense	3,984	200	(3,984)	(K	)	200
Interest expense, net of interest income	—	(14,367)	—			(14,367)

Total other (expense) income	8,569	(42,159)	(3,984)			(37,574)

Net income (loss), before taxes	5,628	(61,904)	(3,984)			(60,260)
Income tax expense (credit)	795	(298)	(1,155)	(M)		(658)

Net income (loss)	$4,833	$(61,606)	$(2,829)			$(59,602)

Weighted average shares outstanding, basic and diluted	6,900,000			(N)		70,067,415
Net loss per share, basic and diluted	$0.14			(N)		$(0.85)

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

Note 1—Basis of Presentation

The Merger has been accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Adit is treated as the acquired company for financial reporting purposes, in accordance with the Financial Standards Board’s Accounting Standards Codification Topic 805, “Business Combinations” (“ASC 805”). Accordingly, for accounting purposes, the financial statements of the combined company represent a continuation of the consolidated financial statements of Old GRIID with the acquisition being treated as the equivalent of Old GRIID issuing shares for the net assets of Adit, accompanied by a recapitalization. The net assets of Old GRIID and Adit are stated at historical cost, with no goodwill or other intangible assets recorded.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented. The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Merger.

The unaudited pro forma condensed combined balance sheet as of September 30, 2023 assumes that the Merger had been completed on September 30, 2023. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2023 and for the year ended December 31, 2022 give pro forma effect to the Merger as if it had been completed on January 1, 2022.

The unaudited pro forma condensed combined balance sheet as of September 30, 2023 has been prepared using, and should be read in conjunction with, the following:

•	Adit’s unaudited balance sheet as of September 30, 2023 and the related notes, included elsewhere in this prospectus; and

•	Old GRIID’s unaudited balance sheet as of September 30, 2023 and the related notes, included elsewhere in this prospectus.

The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2023 has been prepared using, and should be read in conjunction with, the following:

•	Adit’s unaudited statement of operations for the nine months ended September 30, 2023 and the related notes included elsewhere in this prospectus; and

•	Old GRIID’s unaudited consolidated statement of operations for the nine months ended September 30, 2023 and the related notes included elsewhere in this prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 has been prepared using, and should be read in conjunction with, the following:

•	Adit’s audited statement of operations for the year ended December 31, 2022 and the related notes included elsewhere in this prospectus; and

•	Old GRIID’s audited consolidated statement of operations for the year ended December 31, 2022 and the related notes included elsewhere in this prospectus.

Note 2—Accounting Policies

Based on an initial analysis in preparation for the Merger, management did not identify any differences between the two entities’ accounting policies that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies. Upon consummation of the Merger, management performed a comprehensive review of the two entities’ accounting policies, and as a result of the comprehensive review, management did not identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the Company.

Note 3 —Transaction Accounting Adjustments

The following describes the transaction accounting adjustments included in the unaudited pro forma financial statements presented herein, as of and for the nine months ended September 30, 2023 and for the year ended December 31, 2022.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2023

The transaction accounting adjustments included in the unaudited pro forma condensed combined balance sheet as of September 30, 2023 are as follows:

(A)	To reflect the net cash proceeds from the business combination as follows (in thousands):

Release of Trust Account	2,152	(B	)
Payment of transaction expenses	(15,435)	(D	)
Payment of deferred underwriting fee payable	(6,762)	(E	)

Cash	(20,045)	(A	)

(B)	Reflects the liquidation and reclassification of cash and investments held in the trust account that became available for general use by the Company following the Merger.

(C)	Reflects the anticipated draw on the GEM facility.

(D)

Reflects payment of estimated total transaction costs including transaction costs which include legal, financial advisory and other professional fees related to the Merger. The transaction cost details are follows:

Transaction costs previously accrued	8,503
Deferred underwriting costs	6,762	(E	)
Payment of other transaction expenses	6,931

Total	22,197

(E)	Reflects the settlement of approximately $6.8 million of deferred underwriting fees incurred during Adit’s IPO that were contractually due upon completion of the Merger.

(F)	Reflects the elimination of Adit’s common stock balances into additional paid in capital.

(G)	Represents the elimination of Old GRIID’s Class A Units and Class B Units and the related issuance of GRIID Infrastructure Inc. common shares to such unitholders.

(H)	Reflects the issuance of 70,156,323 shares of GRIID Infrastructure Inc. common stock issued in connection with the Closing of the transaction.

(I)	Reflect additional notes issued and notes amended during the fourth quarter of 2023.

(J)	Reflect repayment of notes following an assumed $25 million net draw on the GEM facility,

(T)

Represents the estimated warrant liability and costs of equity associated with the GEM Share Purchase Agreement. The Company is assuming the potential for liability treatment based up underlying terms of the warrant. The assumptions used to measure the fair value of the warrant liability are as follows:

Volatility Rate	40.0%
Risk-free rate	3.99%
Expected term	3.25
Fair value of share	$5.38

(W)	To eliminate intercompany note payable and receivable.

(X)	To give consideration to reflect the Old GRIID warrants which converted to shares of GRIID Infrastructure Inc. common stock at the Closing.

(Y)	To eliminate remaining Adit’s common stock subject to possible redemption.

(Z)	To give consideration to the 1,783,728 shares redeemed in the fourth quarter of 2023 in connection with Adit’s vote of stockholders to approve the Merger.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations for the Nine Months Ended September 30, 2023 and for the Year Ended December 31, 2022

The pro forma adjustment included in the unaudited pro forma statements of operations for the nine months ended September 30, 2023 and for the year ended December 31, 2022 is as follows:

(K)	Removes interest related to trust account, as liquidated at the beginning of the period presented.

(M)

The pro forma income tax expense was calculated with a blended income tax provision of 29%, which is based upon an effective federal income tax rate of 21%, state income tax rate of 7.25% and city income tax rate of 8.85%.

(N)

Represents the net income per share calculated using the GRIID Infrastructure Inc. shares of common stock issued at Closing in connection with the Pro Forma Transactions, assuming that the shares were outstanding since January 1, 2022. As the Pro Forma Transactions are being reflected as if they had occurred on January 1, 2022, which is the beginning of the earliest period presented, the calculation of weighted average shares outstanding for net income per share assumes that the shares issuable related to the Pro Forma Transactions have been outstanding for the entirety of the periods presented. Basic and diluted net income per share are presented as the same amounts, as the unaudited pro forma condensed combined statements of operations present pro forma net loss.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF

OPERATIONS

As a result of the closing of the Merger, the financial statements of Old GRIID are now the financial statements of our Company. Thus, the following discussion and analysis of the financial condition and results of operations of Old GRIID prior to the Merger and our Company following the completion of the Merger should be read together with Old GRIID’s consolidated financial statements and the related notes thereto appearing elsewhere in this prospectus. The discussion and analysis should also be read together with the pro forma financial information as of September 30, 2023 and for the nine months ended September 30, 2023 and the year ended December 31, 2022 included in this prospectus. See “Unaudited Pro Forma Condensed Combined Financial Information.” Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. You should read the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Old GRIID’s consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”).

This management’s discussion and analysis of the financial condition and results of operations of Old GRIID and subsidiaries (which, in this section, are referred to as “GRIID,” the “Company,” “us”, “our” or “we”) is supplemental to and should be read in conjunction with GRIID’s consolidated financial statements and the accompanying notes included elsewhere in this prospectus.

All references to “cryptocurrency” or “cryptocurrencies” in this section refer to bitcoin.

Objective

The objective of this management’s discussion and analysis of the financial condition and results of operations of GRIID is to detail material information, events, uncertainties and factors impacting GRIID and provide investors an understanding from management’s perspective.

Company Overview

GRIID is an emerging American infrastructure company in the bitcoin mining sector. We employ a vertically integrated self-mining strategy (which is supported at times by unique collaborative partnerships in support of the broader approach) to develop and operate U.S. based mining facilities that generate bitcoin by performing computing associated with Proof of Work (“PoW”). GRIID’s current business plan does not include the expansion of its mining operations to include digital assets other than bitcoin, or any other activities with, or the holding of, any other cryptocurrencies other than bitcoin, and GRIID does not anticipate any changes to its business plan for the foreseeable future. As of the date of this prospectus, we have 68MW of available electrical capacity in our New York facility and our three Tennessee facilities (48MW of which are at dedicated self-mining sites and 20MW of which are subject to the Mining Services Agreement), and we believe that we are well-positioned to grow our capacity to 436MW by the end of 2024. Our mining operations currently utilize application specific integrated circuits (“ASICs”) manufactured by two leading companies, Bitmain and MicroBT. GRIID has also purchased ASICs manufactured by Intel, which it anticipates integrating into its operations. We have begun the process of developing a carbon-free focused power pipeline including 1300MW of power capacity, subject to memoranda of understanding (“MOUs”) and letters of intent (“LOIs”), land acquisition and infrastructure procurement. Our existing facilities utilize approximately 67% carbon-free power, and we expect that our facilities will utilize more than 90% carbon-free power by the end of 2024. These carbon-free levels are based solely on generation type and not from offsets or carbon credits and can therefore be materially improved.

As we produce bitcoin through our mining operations, we intend from time to time to exchange our bitcoin for fiat currency to fund our operations on an as-needed basis, based on a variety of market and operational conditions. We intend to hold enough fiat currency or hedge enough of our bitcoin exposure to cover our projected near-term fiat currency needs, including liabilities and anticipated expenses and capital expenditures over the course of six to 18 months. Although we currently do not use any hedging products or synthetic financial instruments, we recognize the possibility that in the future such products or instruments may be useful tools in support of our broad commercial efforts. Managing short-term bitcoin exposure is a function of cash management as we accrue bitcoin from mining and accrue fiat liabilities in the course of doing business. In identifying our fiat currency needs, we assess market conditions and review our financial forecast on a daily basis. We safeguard and keep private our bitcoin by utilizing offline storage solutions, which require multi-factor authentication and third-party custody solutions. While we are confident in the security of our bitcoin, we continue to evaluate additional protective measures. In addition to our core bitcoin mining business, we are also exploring adjacent market opportunities to add revenue streams and technical innovations to enhance mining performance.

In addition to holding bitcoin available for liquidation on an as-needed basis to fund business activities, we intend to look to realize value through the direct appreciation of bitcoin held on our balance sheet and explore treasury management monetization opportunities. The primary use of our free cash flow is to fund and support the growth of the business. Holding bitcoin on the balance sheet is a core piece of this strategy and we intend to look to grow this balance over time. Once these have been retained on the balance sheet, the merits of various monetization strategies, including lending them out, can be considered.

We utilize three platforms that interact with our bitcoin:

Coinbase Prime: Coinbase is an institutional-grade brokerage platform, which purchased the Tagomi platform. It has in-house custody solutions that we rely upon and controls around account access controls, permissions, and whitelisted withdrawal addresses. All users interacting with balances have a two-factor authentication and all trading and transfer activities are sent to all administrative emails in order to flag any potentially bad behavior.

Foundry: Foundry is a pool account that holds our bitcoin for only approximately 24 hours as we accrue revenue before the bitcoin gets paid out to our Coinbase Prime brokerage account. A two-factor authentication is required for all accounts and there is a robust whitelisting process for any new withdrawal addresses to be added to the platform. Additionally, activity in Foundry initiates emails to the other accounts to flag any potential bad behavior or vulnerability.

Blockchain.com: We utilize Blockchain.com’s in-house custody product as our primary solution. As with Coinbase Prime, Blockchain.com includes access controls and a robust whitelisting around the withdrawal process.

As part of the Blockchain.com custody relationship we may benefit from the principal loan balance being netted down in the case of a loss in their custody product. We do not self-custody bitcoin and leverage our service providers and their product offerings to support our custody needs.

Bitcoin Mining

Bitcoin is mined utilizing specialized computers (“miners”) configured for the purpose of validating transactions on bitcoin blockchains (referred to as “mining”). All of the miners incorporate application-specific integrated circuit (“ASIC”) chips specialized to solve blocks on the bitcoin blockchains using the 256-bit secure hashing algorithm (“SHA-256”) in return for bitcoin rewards.

GRIID participates in “mining pools” organized by mining pool operators in which we share our mining power (known as “hash rate”) with the hash rate generated by other miners participating in the pool to earn bitcoin rewards. The mining pool operator provides a service that coordinates the computing power of the independent mining enterprises participating in the mining pool. Fees are paid to the mining pool operator to cover the costs of maintaining the pool. The pool uses software that coordinates the pool members’ mining power, identifies new block rewards, records how much hash rate each participant contributes to the pool, and assigns bitcoin rewards earned by the pool among its participants in proportion to the hash rate contributed to the pool in connection with solving a block. Monthly, we analytically compare our hash rate to the published global hash rate and fees to assure that the pro rata amount of bitcoin allocated to and received by us are reasonable.

Revenues from bitcoin mining are impacted by volatility in bitcoin prices, as well as increases in the bitcoin blockchain’s network hash rate resulting from the growth in the overall quantity and quality of miners working to solve blocks on the bitcoin blockchain and the difficulty index associated with the secure hashing algorithm employed in solving the blocks.

Key Factors Affecting Our Performance

The following factors impact our revenue and operating income recognized from bitcoin mining:

Market Price of Bitcoin

Our business is heavily dependent on the spot price of bitcoin. Mined bitcoin revenue is determined based on the spot price at contract inception. The price of bitcoin has experienced substantial volatility, and high or low prices may have little or no relationship to identifiable market forces, may be subject to rapidly changing investor sentiment, and may be influenced by factors such as technology, regulatory void or changes, fraudulent actors, manipulation, and media reporting. Bitcoin may have value based on various factors, including its acceptance as a means of exchange by consumers and others, scarcity, and global market demand.

Our financial performance and continued growth depend in large part on our ability to mine bitcoin efficiently and to sell bitcoin at favorable prices. Over time, we have observed a positive trend in the total market capitalization of bitcoin. However, historical trends are not indicative of future adoption, and it is possible that the adoption of bitcoin and blockchain technology may slow, take longer to develop, or never be broadly achieved, which would negatively impact our business and operating results.

Electricity

We currently have 68 MWs of existing available power capacity (48 MWs of which are at dedicated self- mining sites and 20MWs of which are subject to the Mining Services Agreement). We have developed strategic relationships with various energy providers for low-cost power and also have multiple LOIs and MOUs with energy providers which we anticipate will further scale our low-cost power pipeline. As of September 30, 2023, we derived approximately 67% of our energy from carbon-free sources. We expect that our carbon-free sources will account for more than 90% of our total MW capacity by the end of 2024.

We believe that GRIID will benefit from one of the lowest electricity costs among its publicly traded bitcoin mining peers at scale. GRIID has structured and secured competitive equipment supply agreements with strong counterparties for its current and future bitcoin mining facility sites.

Equipment

GRIID runs a blend of S9 type Antminers, S17 type Antminers, S19 series Antminers and M31S+ Whatsminers. GRIID has also purchased BZM2 ASICs from Intel which it anticipates integrating into its operations.

Hash Rate

Miners perform computational operations in support of bitcoin blockchains measured in “hash rate” or “hashes per second.” A “hash” is the computation run by mining hardware in support of the bitcoin blockchain; therefore, a miner’s “hash rate” refers to the rate at which it is capable of solving such computations. The ASIC chips utilized in GRIID’s miners are the well-established standard in the bitcoin mining industry. These ASIC chips are designed specifically to maximize the rate of bitcoin hashing operations.

Our business is not only impacted by the volatility in bitcoin prices, but also by increases in the bitcoin blockchain’s network hash rate resulting from the growth in the overall quantity and quality of miners working to solve blocks on the bitcoin blockchain and the difficulty index associated with the secure hashing algorithm employed in solving each block.

In bitcoin mining, hash rate is a measure of the processing speed by a bitcoin miner. A participant in a blockchain network’s mining function has a hash rate total of its miners seeking to mine bitcoin and, system- wide, there is a total hash rate of all miners. However, as the relative market price for bitcoin increases, more users are incentivized to mine it, which increases the network’s overall hash rate. As a result, a mining participant must increase its total hash rate to maintain its relative possibility of solving a block on the bitcoin blockchain. Achieving greater hash rate power by deploying increasingly sophisticated miners in ever greater quantities has become one of the bitcoin mining industry’s great sources of competition. Our goal is to deploy a powerful and ever expanding and evolving fleet of miners, while operating as energy-efficiently as possible.

Halving

The reward for solving a block on the bitcoin blockchain is subject to periodic incremental halving. Halving is a process designed to control the overall supply and reduce the risk of inflation in bitcoin using a proof of work consensus algorithm. At a predetermined block, the mining reward is reduced by half, hence the term “halving.”

For bitcoin, the reward was initially set at 50 bitcoin rewards per block. The bitcoin blockchain has undergone halving three times since its inception: first on November 28, 2012 at block 210,000; second on July 9, 2016 at block 420,000; and then on May 11, 2020 at block 630,000, when the reward was reduced to its current level of 6.25 bitcoin per block. It is anticipated that the reward will decrease by half to become

3.125 bitcoins per block in April 2024. This deliberately controlled rate of bitcoin creation means that the number of bitcoins in existence will never exceed 21 million and that bitcoin cannot be devalued through excessive production. This process will repeat until the total amount of bitcoin rewards issued reaches 21 million and the theoretical supply of new bitcoin is exhausted, which is expected to occur around 2140. Many factors influence the price of bitcoin and potential increases or decreases in prices in advance of or following a future halving are unknown.

The Merger and Public Company Costs

We entered into the Merger Agreement, pursuant to which Old GRIID became a wholly owned subsidiary of Adit. Additional information regarding the Merger can be found in the Proxy Statement/Prospectus we filed with the SEC on November 3, 2023 under the heading “Proposal No. 1—The Merger Proposal”. The Merger was accounted for as a reverse recapitalization and Adit was treated as the “acquired” company for financial reporting purposes. Old GRIID is deemed the predecessor and GRIID will be the successor SEC registrant, meaning that GRIID’s financial statements for periods prior to the consummation of the Merger will be disclosed in future periodic reports.

We estimate that GRIID will incur an aggregate of approximately $22.2 million in professional fees associated with legal services, merger and acquisition advisor fees, financial advice, due diligence, and other deal-related costs. We anticipate all GRIID’s total transaction costs will be recorded as additional paid-in capital.

Following the consummation of the Merger, we are subject to the reporting requirements of the Exchange Act and our common stock is listed on Cboe Canada, which we expect will require us to hire additional personnel and implement public company procedures and processes. We expect to incur additional annual expenses as a public company for internal controls compliance and public company reporting obligations, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.

GRIID’s Key Financial and Operational Metrics

We monitor the following key financial and operating metrics to evaluate the growth of our business, measure our performance, identify trends affecting our business, formulate business plans and make strategic decisions.

Bitcoin Mining Results

The following illustrates GRIID’s balances of bitcoin, GRIID’s consolidated balance sheet and the various ways the balances of bitcoin were impacted during the applicable periods. Significant components are discussed below.

	Nine Months Ended September 30, 2023	Year Ended December 31, 2022
Beginning Balance	$51	$15,050
Cryptocurrencies received from mining	5,987	13,496
Mining services revenue	615	884
Mining pool operating fees	(4)	(19)
Consideration paid related to operating agreement	—	(461)
Proceeds from sale of cryptocurrencies	(6,535)	(26,871)
Realized gain on sale of cryptocurrencies	273	3,998
Impairment of cryptocurrencies	(253)	(6,026)

Ending Balance	$134	$51

Revenue Recognized from Bitcoin Mined

The number of bitcoins mined during the nine months ended September 30, 2023 and the twelve months ended December 31, 2022 were approximately 251 and 495, respectively. GRIID opened its first mining site (Tennessee) in October 2019, its second mining site (Tennessee) in November 2020, its third mining site (New York) in July 2021 and its fourth mining site (Tennessee) in April 2022.

Bitcoin Mining Equipment

Bitcoin mining equipment is a significant driver of our ability to earn bitcoin. The following table summarizes the number of miners ordered, shipped, retired and installed, along with the total hash rate produced to date in peta hashes per second (“PH/s”), as of September 30, 2023. Purchasing bitcoin mining equipment requires significant deposits which are payable months in advance of delivery.

All numbers in thousands	Existing Operations as of September 30, 2023	Purchase Agreements	Cumulative Fleet
Total miners ordered	27,456	13,333	40,789
Total miners retired	(6,833)	—	(6,833)

Total miners installed	20,623	13,333	33,956

Total hash rate produced to date (PH/s)	447 PH/s	1,800 PH/s	2,247 PH/s

(a) As of September 30, 2023

During the three and nine months ended September 30, 2023, GRIID did not purchase or retire any additional miners.

Mining Pool Operating Fees

GRIID nets mining pool operating expenses against fees earned as a result of hash computation services under GRIID’s contracts with mining pool operators. Fees are paid to the mining pool operators to cover the costs of maintaining the pool.

Utilization of Bitcoin

When warranted, GRIID sells quantities of the bitcoin it has historically mined to pay operating expenses. GRIID also utilizes bitcoin to purchase new mining equipment, as well as to maintain, update and repair existing miners.

Realized Gain on Sale/Exchange of Bitcoin

During the three months ended September 30, 2023 and 2022, GRIID recognized $0.0 million and $0.1 million in gains on the sale of bitcoin, respectively. During the nine months ended September 30, 2023 and 2022, GRIID recognized $0.2 million and $2.5 million in gains on the sale of bitcoin, respectively. GRIID has benefited from the increase in the global adoption and acceptance of bitcoin, although bitcoin generally has experienced substantial price volatility. For the three months ended September 30, 2023, spot prices decreased by $4 thousand, compared to a decrease of $1 thousand for the three months ended September 30, 2022. The number of bitcoins mined by GRIID decreased from 123 for the three months ended September 30, 2022 to 86 for the three months ended September 30, 2023. For the nine months ended September 30, 2023, spot prices increased by $10 thousand and decreased by $28 thousand for the nine months ended September 30, 2022. The number of bitcoins mined by GRIID decreased from 397 for the nine months ended September 30, 2022 to 251 bitcoin for the nine months ended September 30, 2023.

During the years ended December 31, 2022 and 2021, GRIID recognized $4.0 million and $16.5 million in gains on the sale of bitcoin, respectively. GRIID has benefited from the increase in the global adoption and acceptance of bitcoin, although bitcoin generally has experienced substantial price volatility. For the year ended December 31, 2022, spot prices decreased by $31 thousand, and for the year ended December 31, 2021 increased by $17 thousand. The number of bitcoins mined by GRIID decreased from 644 for the year ended December 31, 2021 to 495 bitcoin for the year ended December 31, 2022.

Impairment of Bitcoin

See discussion regarding the impairment of bitcoin under the “Critical Accounting Policies and Estimates” subsection below.

Energy Cost

GRIID’s ability to control energy costs expended to mine bitcoin is essential to successful bitcoin mining operations. The electrical agreements entered into with power providers at GRIID’s mining locations contain minimum contracted power utilization amounts per month, for which our usage has not yet met the minimum billings. As a result, the rate per MWh used is higher than it will be once the related sites are fully operational. We anticipate the rate per MWh will decrease as usage at the new facilities increases once additional miners on order and anticipated to be ordered are deployed. GRIID sites located in the Tennessee Valley Authority service area saw an increase in fuel cost adjustment charges in 2022 due to a global shift in supply and demand on fuel and purchased power, which remained elevated in the first nine months of 2023.

Hash Rate

GRIID’s hash rate contributed to a given pool represents the hash rate of our miners as a proportion of the total Bitcoin network hash rate, which drives the number of bitcoin rewards that will be earned by our miner fleet. We calculate and report our hash rate in exahash per second (“EH/s”). One exahash equals one quintillion hashes per second.

We measure the hash rate produced by our mining fleet through our management software, which captures the reported hash rate from each miner.

•	Our average hash rate was 382 PH/s and 310 PH/s for the three months ended September 30, 2023 and 2022, respectively.

•	Our average hash rate was 335 PH/s and 327 PH/s for the nine months ended September 30, 2023 and 2022, respectively.

•	Our average hash rate was 319 PH/s and 266 PH/s for the years ended December 31, 2022 and 2021, respectively.

Components of Results of Operations

The following describes the components of revenue and expenses that are reflected in our consolidated statements of operations:

Cryptocurrency Mining Revenue

GRIID performs hash computation services under GRIID’s contracts with mining pool operators. For each contract, GRIID measures the noncash consideration using the beginning of the day bitcoin spot price on the date of contract inception. GRIID recognizes this noncash consideration on the same day that control of the contracted service transfers to the mining pool operator, which is the same day as contract inception.

Cost of Revenues

Cost of revenues consists of direct costs of earning bitcoin related to mining operations, including power costs and other utilities, but excluding depreciation and amortization, which are separately stated in GRIID’s consolidated statements of operations.

Operating expenses

Operating expenses consist of depreciation and amortization, compensation and related taxes, professional and consulting fees, and general and administrative expenses incurred during the periods presented.

Impairment of Cryptocurrency

As discussed in “—Critical Accounting Policies and Estimates—Accounting for Bitcoin” below, GRIID records impairment on its bitcoin holdings when it is determined an impairment exists. At that time, the amount of the impairment is determined as the amount by which the carrying amount exceeds its fair value, which is measured using the quoted price of the cryptocurrency at the time its fair value is being measured. Due to bitcoin’s price volatility, GRIID’s impairment fluctuated significantly throughout the periods presented. To the extent an impairment loss is recognized, the loss establishes the new cost basis of the asset. Subsequent reversal of impairment losses is not permitted. For each day for which there was a decline in the lowest of day spot rate, GRIID recorded an impairment loss for any holding for which the carrying value was greater than the lowest of day spot rate.

Mining and Other Related Equipment

Whenever events or changes in circumstances dictate, or, occasionally, on a quarterly basis, GRIID tests its miners and other related equipment for impairment. Miners and the equipment associated with the miners are considered fully impaired if they are no longer usable or no longer contributing to GRIID’s hash rate.

Gain (Loss) on Disposal of Property and Equipment

Gain (loss) on the disposal of property and equipment relates mainly to bitcoin miners replaced with newer technology miners. Once a miner is taken out of service, any remaining book value is written off and a corresponding loss is recorded.

Realized Gain (Loss) on Sales of Cryptocurrencies

Realized gain (loss) on sale of cryptocurrencies represents the difference between the carrying value and the spot-rate value as of the time of sale.

Interest Expense, Net of Interest Income

Interest expense includes interest paid or capitalized on GRIID’s U.S. dollar and cryptocurrency-denominated notes payable, and on its line of credit, as well as related debt discount amortization.

Results of Operations for the Three and Nine Months Ended September 30, 2023 and 2022

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenue
Cryptocurrency mining revenue, net of mining pool operator fees	$2,243	$2,309	$5,912	$11,896
Mining services revenue	2,614	3,206	8,078	5,277
Other revenue	1	160	80	780

Total revenue, net	4,858	5,675	14,070	17,953
Operating expenses
Cost of revenues (excluding depreciation and amortization)	3,625	4,421	10,239	8,844
Depreciation and amortization	1,326	1,863	4,437	5,323
Compensation and related taxes	1,854	2,540	5,976	8,230
Professional and consulting fees	545	473	2,491	3,033
General and administrative	505	812	1,886	4,119
Sales and marketing	4	—	13	89
Impairment of cryptocurrencies	109	118	253	4,722
Realized gain on sale of cryptocurrencies	(44)	(143)	(273)	(2,506)

Total operating expenses	7,924	10,084	25,022	31,854
Gain on disposal of property and equipment	4	90	1,484	153

Loss from operations	(3,062)	(4,319)	(9,468)	(13,748)
Other income (expense)
Loss on contingency	—	—	—	(438)
(Loss) gain in fair value of warrant liability	(974)	(1,539)	(4,598)	(513)
Gain on extinguishment – non-debt related	—	—	375	—
Other income, net of other expense	—	—	453	200
Interest expense	(8,013)	(17,952)	(21,022)	(22,756)

Total other expense	$(8,987)	$(19,491)	$(24,792)	$(23,507)

Loss before income taxes	(12,049)	(23,810)	(34,260)	(37,255)
Income tax benefit	(188)	(151)	(354)	(294)

Net loss	$(11,861)	$(23,659)	$(33,906)	$(36,961)

Statistical Results Impacting Revenue and Expense

The following table presents some of the key statistical drivers of GRIID’s revenue and expense for the three and nine months ended September 30, 2023 and 2022, for which fluctuations and trends are discussed below:

	Three Months Ended September 30, 2023	Three Months Ended September 30, 2022	Nine Months Ended September 30, 2023	Nine Months Ended September 30, 2022
Bitcoin Mined	86	123	251	397
Average Spot Rate of bitcoin Mined	28,129	21,247	26,313	31,694
Average Number of Employees	47	57	72	83

Revenue

Cryptocurrency Mining Revenue

Bitcoin mining revenue for the three months ended September 30, 2023 and 2022 was $2.2 million and $2.3 million, respectively, for a decrease of 3%. Bitcoin mining revenue for the nine months ended September 30, 2023 and 2022 was $5.9 million and $11.9 million, respectively, for a decrease of 50%. Revenue from bitcoin mining is impacted significantly by volatility in bitcoin prices, as well as increase in the bitcoin blockchain’s network hash rate resulting from the growth in the overall quality and quantity of miners working to solve blocks on the bitcoin blockchain along with the difficulty index associated with the secure hashing algorithm employed in solving the blocks. The decrease in bitcoin mining revenue was also due to a decrease in the average bitcoin spot value.

GRIID regularly monitors a number of factors, including but not limited to, bitcoin spot value, bitcoin network hash rate, bitcoin network difficulty, bitcoin block times, bitcoin block reward, average fees per bitcoin block, average revenue per tera hash per second per day (USD$/T/day), power costs, and mining machine efficiency in deciding the extent to which to utilize a particular machine or consume power at a particular site.

GRIID earns 5% of the generated cryptocurrency revenue that is earned under the Mining Services Agreement. GRIID records revenue related to the 5% revenue share of the generated cryptocurrency, and expense from the arrangement on a gross basis, as GRIID represents the principal in relation to the contract. GRIID invoices Blockchain Access monthly for the electricity charges associated with the Mining Services related to the Blockchain Access Mining Equipment as well as the operating expense charges. Blockchain Access pays the electricity charges directly to the utility provider. Revenue for the three months ended September 30, 2023 was $2.6 million ($0.2 million for mining services and $2.4 million for reimbursement) and was $3.2 million for the three months ended September 30, 2022 ($0.3 million for mining services and $2.9 million for reimbursement). Revenue for the nine months ended September 30, 2023 was $8.0 million ($0.6 million for mining services and $7.4 million for reimbursement) and was $4.9 million for the nine months ended September 30, 2022 ($0.5 million for mining services and $4.4 million for reimbursement).

GRIID earns monthly curtailment revenue under its development and operation agreement with Helix Digital Partners, LLC (“HDP”) during months in which HDP curtails the supply of electricity to mines and sells the electricity to the market. The curtailment revenue represents compensation for forgone mining revenue. A management fee is also recognized in connection with this agreement. GRIID also generates cryptocurrency with a percentage to be paid out the next month under the agreement with HDP. GRIID records the revenue and expenses related to this agreement on a gross basis. The management fee is recognized as mining services revenue, whereas curtailment revenue and revenue share consideration are recognized as other income. Revenue for the three months ended September 30, 2023 and 2022 was less than $0.1 million (less than $0.1 million each for mining services net revenue consideration) and $0.2 million ($0 for mining services and $0.1 million for net revenue consideration, and $1.0 million for curtailment revenue), respectfully. Revenue for the nine months ended September 30, 2023 and 2022 was $0.2 million ($0.1 million each for mining services net revenue consideration) and $0.7 million (less than $0.1 million for mining services and $0.2 for net revenue consideration, and $0.4 million for curtailment revenue), respectfully.

Operating Expenses

Cost of Revenues

Cost of revenues consists primarily of direct costs of earning bitcoin related to mining operations, including electric power costs and other utilities, but excluding depreciation and amortization. Cost of revenues decreased to $3.6 million for the three months ended September 30, 2023 from $4.4 million for the three months ended September 30, 2022. The decrease of $0.8 million in cost of revenues is primarily attributable to the decrease in revenue and related hash produced as well as decrease in Mining Services revenue reimbursement of $0.4 million. Cost of revenues increased to $10.2 million for the nine months ended September 30, 2023 from $8.8 million for the nine months ended September 30, 2022. The increase of $1.4 million in cost of revenues is primarily attributable to the additional utility power costs related to GRIID’s one new mining location as reimbursed expenses per the Mining Services Agreement of $2.5 million, offset by lower utility costs at the other locations of $1.1 million. There has also been an increase in fuel cost adjustment (“FCA”) charges applied at GRIID’s sites in the Tennessee Valley Authority service area. FCA charges represent additional electrical energy costs that utility providers source from outside of their own generation resources and subsequently pass this cost on to customers. Due to a global shift in supply and demand on fuel and purchased power costs, FCA rates increased in 2022 and remained high for the first nine months of 2023. Average FCA rates increased by 5% and accounted for 57% of total energy costs for the three months ended September 30, 2023, compared to an increase of 48% for the three months ended September 30, 2022, which accounted for 71% of total energy costs.

The following tables depict the FCA rate schedules and the impact on GRIID’s energy costs:

FCA Rate Schedules							FCA Impact on GRIID Energy Costs
Tennessee Valley Authority (Average $/kWh Charges)			2022		2023		Percent of Total Energy Bill	2022	2023
3 months ended March 31	$	/k-Wh	0.020	¢	0.026	¢	3 Months ended March 31	56%	68%
3 months ended June 30	$	/kWh	0.025	¢	0.022	¢	3 Months ended June 30	61%	65%
3 months ended September 30	$	/kWh	0.037	¢	0.023	¢	3 Months ended September 30	71%	57%

Change from Prior Period
3 Months Ended September 30			48.00%		4.55%

*Analysis	includes only GRIID wholly owned sites

The following charts depict the costs per MWh for actual rates and usage rates.

Depreciation and Amortization

Depreciation and amortization for the three months ended September 30, 2023 and 2022 was approximately

$1.3 million and $1.9 million, respectively. Depreciation and amortization for the nine months ended September 30, 2023 and 2022 was approximately $4.4 million and $5.3 million, respectively. Depreciation and amortization are primarily related to the mining facilities and purchases of miners at the existing facilities.

Compensation and Related Taxes

Compensation and related taxes include cash compensation, related payroll taxes and benefits, and unit- based compensation. Compensation and related taxes for the three months ended September 30, 2023 decreased to $1.9 million from $2.5 million from the three months ended September 30, 2022. Compensation and related taxes for the nine months ended September 30, 2023 decreased to $4.4 million from $5.3 million from the nine months ended September 30, 2022. The decrease in compensation and related taxes is primarily due to a decrease in the number of employees.

Professional and Consulting Fees

Professional and consulting fees include accounting, tax, legal and consulting fees. For the three months ended September 30, 2023 compared with the same period in 2022, professional fees decreased stayed the same at $0.5 million. For the nine months ended September 30, 2023 compared with the same period in 2022, professional fees decreased to $5.9 million from $8.2 million. The decrease is primarily related to legal and professional fees associated with the Merger, including related preparedness expenses. To date, no expenses have been capitalized related to these professional, legal, or consulting expenditures.

General and Administrative

General and administrative expenses consist of site expenses, insurance, travel, entertainment and other operating related expenses. General and administrative expenses for the three months ended September 30, 2023 and 2022 decreased to $0.5 million from $0.8 million. General and administrative expenses for the nine months ended September 30, 2023 and 2022 decreased to $1.9 million from $4.1 million. The primary drivers of the decrease in general and administrative expenses related to decreased expenses from recruiting, insurance, job supplies, independent contractors, and travel to job sites. GRIID also experienced increased costs in the first part of 2022 due to the opening of the mining site and the warehouse site.

Impairment of Cryptocurrencies

As discussed in “— Critical Accounting Policies and Estimates — Accounting for Bitcoin” below, GRIID records impairment on its bitcoin holdings when it is determined an impairment exists. At that time, the amount of the impairment is determined as the amount by which the carrying amount exceeds its fair value, which is measured using the quoted price of the cryptocurrency at the time its fair value is being measured. Due to bitcoin’s price volatility, GRIID’s impairment has fluctuated significantly since the beginning of 2020. To the extent an impairment loss is recognized, the loss establishes the new cost basis of the asset. Subsequent reversal of impairment losses is not permitted. More specifically, the chart below depicts the lowest of day spot rates for bitcoin from January 1, 2020 through September 30, 2023.

For each day for which there was a decline in the intraday spot rate, GRIID recorded an impairment loss for any holding for which the carrying value was greater than the lowest of day spot rate.

Mining and Other Related Equipment

Whenever events or changes in circumstances dictate, or, minimally, on a quarterly basis, GRIID tests its miners and other related equipment for impairment. Miners and the equipment associated with the miners are considered fully impaired if they are no longer usable or no longer contributing to GRIID’s hash rate. For the three and nine months ended September 30, 2023 and 2022, GRIID did not record impairment associated with its mining and other related equipment. For the three and nine months ended September 30, 2023, GRIID performed impairment testing of its mining and related revenue generating equipment. The undiscounted cash flows used in the recoverability test were more than the carrying amount of the long-lived asset group, which resulted in no impairment of the asset group.

GRIID has reassessed the useful life of the fixed assets being reported within IT infrastructure for the year ended December 31, 2022 from 10 years to 5 years. This change in the useful life is also a change in accounting estimate under ASC 350 and ASC 360. At the time of this change, GRIID performed a physical inventory count and abandoned some fixed assets before the end of their useful life.

Realized Gain (Loss) on Sale of Cryptocurrencies

GRIID recognizes gains or losses upon the sale of bitcoin. GRIID realized less than $0.1 million in gains on sale of cryptocurrencies for the three months ended September 30, 2023, compared to a gain of $0.1 million for the same period in 2022. GRIID realized $0.3 million in gains on sale of cryptocurrencies for the nine months ended September 30, 2023, compared to a gain of $2.5 million for the same period in 2022.

Gain (Loss) on Disposal of Property and Equipment

GRIID had a less than $0.1 million gain on disposal of property and equipment during the three months ended September 30, 2023 and 2022, respectively. GRIID had a $1.5 million gain on disposal of property and equipment during the nine months ended September 30, 2023, compared to a gain on disposal of property and equipment of less than $0.1 million during the nine months ended September 30, 2022.

Change in Fair Value of Warrant Liability

GRIID recorded a loss on change in fair value of warrant liability of $1.0 million during the three months ended September 30, 2023 and a loss of $1.5 million for the three months ended September 30, 2022. The change for the three months ended September 30, 2023 is due to the increase in the price per share of Adit common stock as of September 30, 2022 to September 30, 2023. GRIID recorded a loss on change in fair value of warrant liability of $4.6 million during the nine months ended September 30, 2023 and a gain of $0.5 million for the nine months ended September 30, 2022. The change for the nine months ended September 30, 2023 is due to the change in the price per share of Adit common stock as of December 31, 2022 to September 30, 2023.

The fair value of the warrant liability as of October 9, 2022 and at the dates of issuance and as of September 30, 2023 were determined via the fair value assessment method and included multiplying the related fixed percent of total equity value by the estimated number of shares upon immediate close of the transaction and multiplied the quoted market price of Adit. The observable input of quoted prices for Adit common stock on the issuance dates and September 30, 2023 were as follows:

Date	Adit Share Price
October 9, 2022	$9.91
December 31, 2022	$10.11
March 31, 2023	$10.34
June 30, 2023	$10.56
September 30, 2023	$10.67

Gain on Extinguishment—Non-Debt Related

GRIID recorded a gain on non-debt extinguishment of approximately $0.0 million for the three months ended September 30, 2023 and 2022, respectively. GRIID recorded a gain on non-debt extinguishment of $0.4 million for the nine months ended September 30, 2023 compared to approximately $0.0 million during the same period in 2022. This was due to a change in a lease termination, previously recorded as a financing lease.

Interest Expense

GRIID’s interest expense decreased to $8.0 million during the three months ended September 30, 2023 from

$18.0 million during the same period in 2022. Interest expense decreased to $21.0 million during the nine months ended September 30, 2023 from $22.8 million during the same period in 2022. This is a result of an increased borrowing base as well as the issuance of warrants. See “—Cash, Cash Equivalents and Cash Flows” below.

Income Tax Expense

GRIID recorded an income tax benefit in the amount of $0.2 million and a benefit of $0.2 million during the three months ended September 30, 2023 and 2022, respectively. GRIID recorded an income tax expense of $0.4 million and a benefit of $0.3 million during the nine months ended September 30, 2023 and 2022, respectively.

Restatement of Previously Issued Financial Statements

Restatement of 2022 Consolidated Statements of Cash Flows

Subsequent to the issuance of the Company’s Consolidated Financial Statements for the nine months ended

September 30, 2022, the Company has restated its Consolidated Financial Statements with respect to the treatment of the cryptocurrency sale proceeds, beginning cash related to restricted cash and the purchases of fixed assets with long-term deposits.

There is a restatement related to the reclass in the recognition of realized gain or loss in sale of cryptocurrencies as well as the purchases of fixed assets from long term deposits. The Company reclassed the proceeds from the sale of cryptocurrencies from operating activities to investing activities on the consolidated statements of cash flows. The Company reclassed the long-term deposits used to purchase fixed assets from operating activities to investing activities. The Company also restated the beginning balance of cash to include restricted and unrestricted cash for the beginning of the period. These restatements did not result in any change in total net income (loss) from operations or the cash balances for the nine months ended September 30, 2022.

GRIID INFRASTRUCTURE LLC AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS

(amounts in thousands)

Nine Months Ended September 30, 2022

	As Reported	Adjustment	As Restated
Beginning balance of cash	$286	$323	$609
Net cash provided by (used in) operating activities	19,011	(29,472)	(10,461)
Net cash used in investing activities	(27,008)	29,472	2,464
Ending cash balance	2,070	323	2,393

Results of Operations for the Years Ended December 31, 2022 and 2021

	Year Ended December 31,
	2022	2021	$ Change	% Change
Revenue
Cryptocurrency mining revenue, net of mining pool operator fees	$13,477	$30,751	$(17,274)	(56.2)
Mining services revenue	8,416	75	8,341	NM
Other revenue	462	—	462	100.0

Total revenue, net	22,355	30,826	(8,471)	(27.5)
Operating expenses
Cost of revenues (excluding depreciation and amortization)	12,233	5,054	(7,179)	(142.0)
Depreciation and amortization	7,128	3,335	(3,793)	(113.7)
Compensation and related taxes	10,575	3,876	(6,699)	(172.8)
Professional and consulting fees	5,420	4,908	(512)	(10.4)
General and administrative	4,503	2,609	(1,894)	(72.6)
Sales and marketing	102	34	(68)	(200.0)
Impairment of property and equipment	95	424	329	77.6
Impairment of cryptocurrencies	6,026	7,308	1,282	17.5
Realized gain on sale of cryptocurrencies	(3,998)	(16,451)	(12,453)	(75.7)

Total operating expenses	42,084	11,097	(30,987)	(279.2)
Gain on disposal of property and equipment	(16)	956	972	101.7

(Loss) income from operations	(19,745)	20,685	(40,430)	(195.5)
Other income (expense)
Change in fair value of embedded derivative	—	(7,108)	7,108	100.0
Loss on extinguishment of debt	(51,079)	(19,824)	(31,255)	(157.7)
Change in fair value of warrant liability and warrant derivative	22,948	(586)	23,534	4,016.0
Gain on termination of warrant	139	—	139	100.0
Other income, net of other expense	200	204	(4)	(2.0)
Interest expense	(14,367)	(4,231)	(10,136)	(239.6)

Total other expense	$(42,159)	$(31,545)	(10,614)	33.6

Loss before income taxes	(61,904)	(10,860)	(51,044)	(470.0)
Income tax (benefit) expense	(298)	775	1,073	138.5

Net loss	$(61,606)	$(11,635)	(49,971)	429.5

NM = Not meaningful.

Bitcoin Mining Results

The following illustrates GRIID’s balances of bitcoin, GRIID’s consolidated balance sheet and the various ways the balances of bitcoin were impacted during the applicable periods. Significant components are discussed below.

	December 31, 2022	December 31, 2021
Beginning balance	$15,050	$3,376
Cryptocurrencies received from mining	13,496	30,772
Mining services revenue	884	75
Mining pool operating fees	(19)	(21)
Proceeds from sale of cryptocurrencies	(26,871)	(27,173)
Consideration paid related to operation agreement	(461)	(150)
Proceeds of sales of miner equipment	—	217
Realized gain on sale of cryptocurrencies and consideration paid	3,998	16,451
Other expenses recognized	—	(25)
Interest payments on notes payable	—	(1,164)
Impairment of cryptocurrencies	(6,026)	(7,308)

Ending balance	$51	$15,050

Statistical Results Impacting Revenue and Expense

The following table presents some of the key statistical drivers of GRIID’s revenue and expense for the years ended December 31, 2022 and 2021, for which fluctuations and trends are discussed below:

	Year Ended December 31, 2022	Year Ended December 31, 2021
Bitcoin Mined	495	644
Average Spot Rate of bitcoin Mined	28,263	47,535
Average Number of Employees	59	33

Revenue

Cryptocurrency Mining Revenue

Bitcoin mining revenue for the years ended December 31, 2022 and 2021 was $13.5 million and

$30.8 million, respectively for a decrease of 56%. Revenue from bitcoin mining is impacted significantly by volatility in bitcoin prices, as well as increase in the bitcoin blockchain’s network hash rate resulting from the growth in the overall quality and quantity of miners working to solve blocks on the bitcoin blockchain along with the difficulty index associated with the secure hashing algorithm employed in solving the blocks. The decrease in bitcoin mining revenue was also due to a decrease in the average bitcoin spot value.

GRIID regularly monitors a number of factors, including but not limited to, bitcoin spot value, bitcoin network hash rate, bitcoin network difficulty, bitcoin block times, bitcoin block reward, average fees per bitcoin block, average revenue per tera hash per second per day (USD$/T/day), power costs, and mining machine efficiency in deciding the extent to which to utilize a particular machine or consume power at a particular site.

GRIID earns 5% of the generated cryptocurrency revenue that is earned under the Mining Services Agreement. GRIID records revenue related to the 5% revenue share of the generated cryptocurrency, and expense from the arrangement on a gross basis, as GRIID represents the principal in relation to the contract. GRIID invoices Blockchain Access monthly for the electricity charges associated with the Mining Services related to the Blockchain Access Mining Equipment as well as the operating expense charges. Blockchain Access pays the electricity charges directly to the utility provider. Revenue for the year ended December 31, 2022 was

$8.1 million ($0.6 million for mining services and $7.5 million for reimbursement). No revenue was recorded in 2021 for this Agreement.

GRIID earns monthly curtailment revenue under its development and operation agreement with HDP during months in which HDP curtails the supply of electricity to mines and sells the electricity to the market. The curtailment revenue represents compensation for forgone mining revenue. A management fee is also recognized in connection with this agreement. GRIID also generates cryptocurrency with a percentage to be paid out the next month under the agreement with HDP. GRIID records the revenue and expenses related to this agreement on a gross basis. The management fee is recognized as mining services revenue, whereas curtailment revenue and revenue share amounts are recognized as other revenue. All amounts due to each party, are accrued for and paid out the next month. Revenue for the years ended December 31, 2022 and 2021 was $0.7 million ($0.3 million of mining services and $0.4 million for net revenue consideration) and $0.1 million, respectfully.

Operating Expenses

Cost of Revenues

Cost of revenues consists primarily of direct costs of earning bitcoin related to mining operations, including electric power costs and other utilities, but excluding depreciation and amortization. Cost of revenues increased to $12.2 million for the year ended December 31, 2022 from $5.0 million for year ended December 31, 2021. The location supporting the Mining Services Agreement had $6.8 million of reimbursable electricity expenses, which are reported as cost of sales. A new warehouse location was opened during the year ended December 31, 2022 and there was an increase in fuel cost adjustment (“FCA”) charges applied to GRIID’s sites in the Tennessee Valley Authority service area, which also caused cost of sales to increase. The increase of $7.2 million in cost of revenues is primarily attributable to the additional utility power costs related to GRIID’s one new mining location as well as the new warehouse location, and an increase in FCA charges applied at GRIID’s sites in the Tennessee Valley Authority service area. FCA charges represent additional electrical energy costs that utility providers source from outside of their own generation resources and subsequently pass this cost on to customers. Due to a global shift in supply and demand on fuel and purchased power costs, FCA rates increased in 2022. Average FCA rates increased by 39% during the year and accounted for 65% of total energy costs for the year ended December 31, 2022, compared to 45% for the year ended December 31, 2021.

The following tables depict the FCA rate schedules and the impact on GRIID’s energy costs:

FCA Rate Schedules							FCA Impact on GRIID Energy Costs
Tennessee Valley Authority ($/kWh Charges)			2021		2022		Percent of Total Energy Bill	2021	2022
March	$	/kWh	0.015	¢	0.020	¢	12 Months Ended December 31	45%	65%
June	$	/kWh	0.016	¢	0.027	¢
September	$	/kWh	0.017	¢	0.028	¢
December	$	/kWh	0.024	¢	0.026	¢
Percent Increase
12 Months Ended December 31			53.60%		(1.01)%

*	Analysis includes only GRIID wholly owned sites

The following charts depict the costs per MWh for actual rates and usage rates.

Depreciation and Amortization

Depreciation and amortization for the years ended December 31, 2022 and 2021 was approximately

$7.1 million and $3.3 million, respectively. The increase in depreciation and amortization is primarily related to the new mining facilities and an increase in miners at the existing facilities.

Compensation and Related Taxes

Compensation and related taxes include cash compensation, related payroll taxes and benefits, and unit- based compensation. Compensation and related taxes for the year ended December 31, 2022 increased to

$10.5 million from $3.9 million for the year ended December 31, 2021, an increase of $6.6 million. The increase in compensation and related taxes for both periods is primarily due to a significant increase in the number of employees, mostly due to new site development. The location supporting the Mining Services Agreement had

$0.3 million of related expenses, which are reported as compensation and related taxes.

Professional and Consulting Fees

Professional and consulting fees include accounting, tax, legal and consulting fees. For the year ended December 31, 2022 compared with the same period in 2021, professional fees increased from $4.9 million to

$5.4 million, respectively. The increase is primarily related to legal and professional fees associated with the Merger, including related preparedness expenses. To date, no expenses have been capitalized related to these professional, legal or consulting expenditures.

General and Administrative

General and administrative expenses consist of site expenses, insurance, travel, entertainment and other operating related expenses. General and administrative expenses for the year ended December 31, 2022 and 2021 increased to $4.5 million from $2.6 million. The primary drivers of the increase in general and administrative expenses related to increased expenses from recruiting, insurance, job supplies, independent contractors and travel to job sites. GRIID also experienced increased costs in the first part of 2022 due to the opening of the mining site and the warehouse site. The location supporting the Mining Services Agreement had $0.4 million of reimbursable compensation and related expenses, which are reported as general and administrative expenses.

Impairment of Cryptocurrencies

As discussed in “— Critical Accounting Policies and Estimates — Accounting for Bitcoin” below, GRIID records impairment on its bitcoin holdings when it is determined an impairment exists. At that time, the amount of the impairment is determined as the amount by which the carrying amount exceeds its fair value, which is measured using the quoted price of the cryptocurrency at the time its fair value is being measured. Due to bitcoin’s price volatility, GRIID’s impairment has fluctuated significantly since the beginning of 2020. To the extent an impairment loss is recognized, the loss establishes the new cost basis of the asset. Subsequent reversal of impairment losses is not permitted. More specifically, the chart below depicts historical spot rates for bitcoin since January 1, 2021 through December 31, 2022.

For each day for which there was a decline in the intraday spot rate, GRIID recorded an impairment loss for any holding for which the carrying value was greater than the lowest of day spot rate.

Mining and Other Related Equipment

Whenever events or changes in circumstances dictate, or, minimally, on a quarterly basis, GRIID tests its miners and other related equipment for impairment. Miners and the equipment associated with the miners are considered fully impaired if they are no longer usable or no longer contributing to GRIID’s hash rate. For the year ended December 31, 2022 and 2021, GRIID recorded impairment associated with its mining and other related equipment of $0.1 million and $0.4 million, respectively. The undiscounted cash flows used in the recoverability test were less than the carrying amount of the long-lived asset group, and GRIID was required to determine the fair value of the long-lived asset group. The final impairment test using fair value resulted in no impairment of the asset group, as the carrying amount of the long-lived asset group does not exceed its fair value.

GRIID has reassessed the useful life of the fixed assets being reported within IT Infrastructure for the year ended December 31, 2022 from 10 years to 5 years. This is change in the useful life is also a change in accounting estimate under ASC 350 and ASC 360. At the time of this change, GRIID performed a physical inventory count and abandoned some fixed assets before the end of their useful life. Both events triggered accelerated depreciation of $0.5 million due to these two events. The effect on net loss from operations as well as net loss was $0.5 million.

Realized Gain (Loss) on Sale of Cryptocurrencies

During the years ended December 31, 2022 and 2021, GRIID recognized $4.0 million and $16.5 million in gains on the sale of bitcoin, respectively. GRIID has benefited from the increase in the global adoption and acceptance of bitcoin, although bitcoin generally has experienced substantial price volatility. For the year ended December 31, 2022, spot prices decreased by $31,162, and for the year ended December 31, 2021 increased by $16,798. The number of bitcoins mined by GRIID decreased from 644 for the year ended December 31, 2021 to 495 bitcoin for the year ended December 31, 2022.

Gain (Loss) on Disposal of Property and Equipment

GRIID had a $0.0 million loss on disposal of property and equipment during the year ended December 31, 2022, compared to a gain on disposal of property and equipment of $1.0 million during the year ended December 31, 2021.

Change in Fair Value of Embedded Derivative

GRIID’s cryptocurrency notes payable were carried at amortized cost and the associated embedded derivative was carried at fair value on GRIID’s consolidated balance sheets. The cryptocurrency notes payable were amended and restructured during the third quarter of 2021, and, as a result, the bitcoin-denominated loans were replaced with U.S. dollar-denominated debt funding. During the years ended December 31, 2022 and 2021, GRIID recorded a loss of $0.0 million and a gain of $7.1 million, respectively, on the change in the fair value of the embedded derivative.

Change in Fair Value of Warrant Liability

GRIID’s recorded a gain on change in fair value of warrant liability of $22.9 million during the year ended December 31, 2022, compared to approximately $0.6 million from the same period in 2021. The change is due to the issuance of warrants in the current year as well as changes to the fair value.

The fair value of the warrant liability as of October 9, 2022 (see Note 11) and at the dates of issuance and as of December 31, 2022 were determined via the fair value assessment method and included multiplying the related fixed percent of total equity value by the estimated number of shares upon immediate close of the transaction and multiplied the quoted market price of ADEX. The observable input of quoted prices for ADEX on the issuance dates and December 31, 2022 were as follows:

Date	ADEX Share Price
October 9, 2022	$9.91
December 31, 2022	$10.11

The assumptions used to measure the fair value of the warrant liability as of the date of issuance and as of December 31, 2021, respectively were as follows:

December 31, 2021
Volatility rate	45.0%
Risk-free rate	1.28%
Expected dividend yield	0.00%
Expected term (years)	5.25

Loss on Extinguishment of Debt

GRIID’s loss on extinguishment of debt increased to $51.1 million during the year ended December 31, 2022 compared to approximately $19.8 million during the same period in 2021 as a result of warrants issued, and amendments to the loan agreement. See “—Liquidity and Capital Resources” below.

Interest Expense

GRIID’s interest expense increased to $14.3 million during the year ended December 31, 2022 from

$4.2 million during the same period in 2021 as a result of an increased borrowing base as well as the issuance of warrants. See “—Cash, Cash Equivalents and Cash Flows” below.

Income Tax Benefit

GRIID recorded an income tax benefit in the amount of $0.3 million during the year ended December 31, 2022, compared to expense of $0.8 million during the same period in 2021.

Restatement of Previously Issued Financial Statements

Restatement of 2021 Consolidated Statements of Operations

After the issuance of GRIID’s consolidated financial statements as of and for the year ended December 31, 2021, GRIID restated its consolidated financial statements as of and for the year ended December 31, 2021 with respect to the treatment of the net gain or loss on sale of cryptocurrencies and the restricted cash restatement.

GRIID has reclassified realized gains and losses from the sale of cryptocurrencies from nonoperating income to operating income on the accompanying statement of operations. The restatement did not result in any change in total net income (loss) from operations or total cash balances, including restricted cash, for the year ended December 31, 2021.

The effect of the restatements on the Consolidated Statements of Operations for the year ended December 31, 2021 are summarized in the following tables:

GRIID INFRASTRUCTURE LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands)

	Year Ended December 31, 2021
	As Reported	Adjustment	As Restated
Total revenue, net	$30,826	$—	$30,826
Total operating expenses	27,548	(16,451)	11,097
(Loss) income from operations	4,234	16,451	20,685
Total other (expense) income	(15,094)	(16,451)	(31,545)
(Loss) income before income taxes	(10,860)	—	(10,860)

Restatement of 2022 and 2021 Consolidated Statements of Cash Flows

After the issuance of GRIID’s consolidated financial statements as of and for the years ended December 31, 2022 and 2021, GRIID restated its consolidated statements of cash flows the years ended December 31, 2022 and 2021 with respect to the treatment of the cash proceeds related to the sale of cryptocurrencies which have been reclassified from cash flows from operating activities to cash flows from investing activities. GRIID also restated its consolidated statements of cash flows for the year ended December 31, 2022 with respect to the treatment of the deposits applied to the purchase of property and equipment.

GRIID initially restated the statement of cash flows for the year ended December 31, 2021 to reclassify the cash proceeds related to the sale of cryptocurrencies from investing activities to operating activities. This initial restatement of the statement of cash flows for the year ended December 31, 2021 is the basis for why the restatement after the issuance of the financial statements as of and for the years ended December 31, 2022 and 2021 is necessary.

The restatement did not result in any change in total net income (loss) from operations or total cash balances, including restricted cash, for the years ended December 31, 2022 and 2021. The effect of the restatements on the Consolidated Statement of Cash Flows for the year ended December 31, 2022 and 2021 are summarized in the following tables:

GRIID INFRASTRUCTURE LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(amounts in thousands)

	Year Ended December 31, 2022
	As Reported	Adjustment	As Restated
Beginning balance of cash	$609	$—	$609
Net cash provided by (used in) operating activities	13,091	(32,586)	(19,495)
Net cash provided by (used in) investing activities	(26,612)	32,586	5,974
Ending cash balance	969	—	969

	Year Ended December 31, 2021
	As Reported	Adjustment	As Restated
Beginning balance of cash	$31	$—	$31
Net cash provided by (used in) operating activities	12,354	(27,173)	(14,819)
Net cash provided by (used in) investing activities	(23,671)	27,173	3,502
Ending cash balance	609	—	609

Non-GAAP Financial Measures

In addition to results determined in accordance with GAAP, GRIID believes Adjusted EBITDA is a useful non-GAAP measure in evaluating its operational performance. GRIID believes that non-GAAP financial information, when taken collectively with GAAP financial information, may be helpful to investors in assessing GRIID’s operating performance. These results should be considered in addition to, but not as a substitute for, results reported in accordance with GAAP. Our non-GAAP financial measures are not meant to be considered in isolation and should be read only in conjunction with our consolidated financial statements, which have been prepared in accordance with GAAP.

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure defined as our net income (loss), adjusted to eliminate the effect of (i) interest income, interest expense, and other income (expense), net; (ii) provision for income taxes; (iii) depreciation and amortization; and (iv) certain additional non-cash and non-recurring items. We believe Adjusted EBITDA is an important measure because it allows management, investors, and our board of directors to analyze and evaluate our operating results, including our return on capital and operating efficiencies, from period-to-period. In addition, Adjusted EBITDA provides useful information to investors and potential investors to enable them to understand and evaluate our results of operations, as well as to provide a useful measure for period-to-period comparisons of our business, as it removes the effect of net interest income (expense), certain non-cash items, variable charges, and timing differences. Note that no provision for income taxes is currently added back as GRIID is a limited liability company and GRIID’s taxable income is allocated to its members for income tax reporting purposes. Moreover, we have included Adjusted EBITDA in this prospectus because it represents a key measurement used by our management internally to make operating decisions, evaluate performance, and perform strategic and financial planning.

The aforementioned items are excluded from our Adjusted EBITDA measure because they are non-cash in nature, and because the amount and timing of these items are unpredictable, not driven by our core results of operations, and render comparisons with prior periods less meaningful. However, investors and potential investors should be aware that when evaluating Adjusted EBITDA, we may incur future expenses similar to those excluded when calculating this measure. Our presentation of this measure should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Further, this non-GAAP financial measure should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

We compensate for these limitations by relying primarily on GAAP results and using Adjusted EBITDA on a supplemental basis. Our computation of Adjusted EBITDA may not be comparable to other similarly titled measures computed by other companies because not all companies calculate this measure in the same fashion. Investors and potential investors should review the reconciliation of net income (loss) to Adjusted EBITDA (as presented below) and not rely on any single financial measure to evaluate our business.

The following table presents a reconciliation of net income (loss) to Adjusted EBITDA for the three and nine months ended September 30, 2023 and 2022.

All numbers in thousands	Three Months Ended September 30, 2023	Three Months Ended September 30, 2022	Nine Months Ended September 30, 2023	Nine Months Ended September 30, 2022
Net (loss) Income	$(11,861)	$(23,659)	$(33,906)	$(36,961)
Adjustments:
Interest expense, net	8,013	17,952	21,022	22,756
Income tax benefit	(188)	(151)	(354)	(294)
Depreciation and amortization	1,326	1,863	4,437	5,323
Gain on disposal of property and equipment	(4)	(90)	(1,484)	(153)
Gain on non-debt extinguishment	—	—	(375)	—
Loss on contingency	—	—	—	438
Loss on change in fair value of warrant liability	974	1,539	4,598	513

Adjusted EBITDA	$(1,740)	$(2,546)	$(6,062)	$(8,378)

Our non-GAAP financial measures are not meant to be considered in isolation and should be read only in conjunction with our consolidated financial statements, which have been prepared in accordance with GAAP.

GRIID’s Adjusted EBITDA increased to $(1.7) million in the three months ended September 30, 2023 from

$(2.5) million in the same period in 2022. Adjusted EBITDA adjustments for the three months ended September 30, 2023 and 2022 are primarily non-cash in nature consisting of interest expense, depreciation and amortization, gains on disposal of property and equipment and the change in the fair value of the warrant liability.

GRIID’s Adjusted EBITDA increased to $(6.1) million in the nine months ended September 30, 2023 from

$(8.4) million in the same period in 2022. Adjusted EBITDA adjustments for the nine months ended September 30, 2023 and 2022 are primarily non-cash in nature consisting of interest expense, depreciation and amortization, gains on disposal of property and equipment, extinguishment of a lease and the change in the fair value of the warrant liability.

The following table presents a reconciliation of net income (loss) to Adjusted EBITDA for the years ended December 31, 2022 and 2021.

All numbers in thousands	Year Ended December 31, 2022	Year Ended December 31, 2021
Net loss	$(61,606)	$(11,635)
Adjustments:
Interest expense, net	14,367	4,231
Income tax (benefit) expense	(298)	775
Depreciation and amortization	7,128	3,335
Loss/(gain) on disposal of property and equipment	16	(956)
Gain on paycheck protection program loan forgiveness	—	(193)
Change in fair value of embedded derivative	—	7,108
(Gain)/loss on change in fair value of warrant liability	(22,948)	586
Loss on extinguishment of debt	51,079	19,824

Adjusted EBITDA	$(12,262)	$23,075

Our non-GAAP financial measures are not meant to be considered in isolation and should be read only in conjunction with our consolidated financial statements, which have been prepared in accordance with GAAP and are included elsewhere in this prospectus.

GRIID’s Adjusted EBITDA decreased to $(12.3) million in the year ended December 31, 2022 from $23.1 million in the same period in 2021. Adjusted EBITDA adjustments for the years ended December 31, 2022 and 2021 are primarily non-cash in nature consisting of interest expense, depreciation and amortization, gains on disposal of property and equipment, impairment of mining equipment and cryptocurrency, extinguishment of debt and the change in the fair value of the warrant liability.

Critical Accounting Policies and Estimates

GRIID believes the following accounting policies are most critical in understanding and evaluating this management discussion and analysis:

Accounting for Bitcoin

Bitcoin is included in current assets in the accompanying consolidated balance sheets. Bitcoin holdings are classified as indefinite-lived intangible assets in accordance with Accounting Standards Codification No. 350, Intangibles—Goodwill and Other. An intangible asset with an indefinite useful life is not amortized but assessed for impairment annually, or more frequently, when events or changes in circumstances occur indicating that it is more likely than not that the indefinite-lived asset is impaired. Events or circumstances that may trigger an impairment assessment other than annually include but are not limited to material changes in the regulatory environment, potential technological changes in digital currencies, and prolonged or material changes in the price of bitcoin below the carrying cost of the asset. Upon determining an impairment exists, the amount of the impairment is determined as the amount by which the carrying amount exceeds its fair value, which is measured using the quoted price of the bitcoin as of the measurement date. In testing for impairment, GRIID performs quantitative impairment test to determine if an impairment exists. To the extent an impairment loss is recognized, the loss establishes the new cost basis of the asset. Subsequent reversal of impairment losses is not permitted. We assess our bitcoin holdings daily and determine if impairment exists, upon which the bitcoin is written down to fair market value. As of September 30, 2023, GRIID’s digital assets consisted of approximately 5.05 bitcoins compared to 32.74 bitcoins as of September 30, 2022. The spot rate for bitcoin was $26,565 and $20,860 as of September 30, 2023 and September 30, 2022, respectively.

Revenue associated with bitcoin awarded to us through our mining activities is accounted for in accordance with our revenue recognition policy as detailed in the footnotes to GRIID’s financial statements and is included as a non-cash item within operating activities in the accompanying consolidated statements of cash flows. GRIID accounts for sales of bitcoin using the first in, first out (“FIFO”) method of accounting. Realized gains and losses from the sale of bitcoin in an exchange for cash are recorded in other income (expense) in the accompanying consolidated statements of operations.

While management uses available information to evaluate and recognize impairment losses on bitcoin, further reductions in the carrying amounts may be necessary based on the changes in the underlying value of bitcoin.

Liquidity and Capital Resources

As of September 30, 2023, GRIID had cash of $0.5 million and cryptocurrency holdings (at cost and net of impairment reserves) of $0.1 million, which are available to fund future operations.

In September 2021, GRIID entered into the Second Amended and Restated Loan Agreement with Blockchain Access, for an aggregate amount up to $126.7 million, consisting of a first tranche loan of

$43.7 million, and a second tranche loan of $83.0 million, each with a maturity date of September 23, 2025. The proceeds from the first tranche loan were used to repay in dollars the aggregate outstanding balance under the existing notes payable agreement of $33.7 million, and to pay an initial deposit of $10.0 million pursuant to a separate supply agreement with a vendor.

On November 19, 2021, certain GRIID subsidiaries and Griid Infrastructure LLC entered into the prior credit agreement with certain lenders and Blockchain Access, as agent.

In June 2022, in a series of correspondence, Blockchain Access asserted that GRIID was in default of its obligations under the prior credit agreement.

GRIID Infrastructure LLC and certain GRIID subsidiaries (collectively, the “Borrowers”) entered into the credit agreement with Blockchain Access, as agent and lender. The credit agreement amended and restated the prior credit agreement in its entirety. In connection with the entry into the credit agreement, Blockchain Access waived any potential defaults under the prior credit agreement.

The following summary of the material terms of the credit agreement is qualified in its entirety by reference to the full text of the credit agreement, which is filed as Exhibit 10.8.1 to the registration statement of which this prospectus forms a part and is incorporated herein by reference.

General. The credit agreement provides for a restructured senior secured term loan (the “loan”) in the amount of $57.4 million, which represents the outstanding obligations under the prior credit agreement after giving effect to the credit agreement. Blockchain Access does not have any commitment to extend additional credit to GRIID under the credit agreement.

Maturity. The maturity date of the loan is September 23, 2025.

Supplemental Warrant. In connection with the credit agreement, GRIID issued to Blockchain, an affiliate of Blockchain Access, the Blockchain warrant, exercisable for 1,377,778 Class B Units of GRIID, which number of Class B units was adjusted immediately prior to Closing of the Merger such that the number of Class B Units, when exchanged for Merger consideration, will equal 10% of the issued and outstanding common stock of GRIID immediately following the closing of the Merger. The Blockchain warrant replaces all prior warrants issued by GRIID or its affiliates to Blockchain or its affiliates.

Use of Proceeds. The proceeds of the loan represented a refinancing of the existing indebtedness under the prior credit agreement. No additional funds were advanced by Blockchain Access in connection with the credit agreement.

Guarantees. The obligations of the Borrowers under the credit agreement are guaranteed by each of the other Borrowers, and are secured by first priority liens on and security interests in substantially all of the assets of the Borrowers.

Interest. The loan bears interest at a rate equal to 10% per annum. Upon an event of default, the interest rate would increase by 2.00%.

Voluntary Prepayments. The Borrowers are able to voluntarily repay the outstanding loan.

Mandatory Prepayments. The Borrowers are required to repay the outstanding loan in an amount equal to 25% of the net proceeds of certain issuances of equity in excess of $25.0 million. In addition, if the Borrowers sell, transfer or otherwise dispose of certain assets in a manner not permitted under the credit agreement or suffer an event of loss, as such term is defined in the credit agreement, the Borrowers must apply the net proceeds thereof to prepay outstanding loans, subject to certain reinvestment rights set forth in the credit agreement.

Covenants/Events of Default. The credit agreement includes certain affirmative and negative covenants (in each case subject to baskets and exceptions set forth in the credit agreement), including, among other things: (i) requirements to deliver financial statements, other reports and notices; (ii) restrictions on the existence or incurrence and repayment of indebtedness by the Borrowers; (iii) restrictions on the existence or incurrence of liens by the Borrowers; (iv) restrictions on the Borrowers making certain restricted payments; (v) restrictions on the Borrowers making certain investments; (vi) restrictions on certain mergers, consolidations and asset dispositions; and (vii) restrictions on transactions with affiliates. Subject to customary grace periods and notice requirements, the credit agreement also contains certain customary events of default, including: (i) failure to make required payments; (ii) material inaccuracy of representations and warranties; (iii) failure to comply with certain agreements or covenants; (iv) defaults under certain other indebtedness or material agreements; (v) certain events of bankruptcy and insolvency; (vi) existence of outstanding material judgments; (vii) failure to create or maintain validly perfected first priority liens in a material portion of collateral; and (viii) invalidity of the loan documents.

From September 2022 to September 2023, GRIID issued unsecured promissory notes in the aggregate Principal amount of $12.4 million with an interest rate of 15.0% per annum and a maturity date of one year from the date of issuance of the promissory notes. In connection with the issuance of the promissory notes, GRIID also issued to the holders of the promissory notes Bridge Financing warrants to purchase Class B units of GRIID at an exercise price of $0.01 per Class B unit. The number of Class B units exercisable under such Bridge Financing warrants is subject to adjustment to a number of Class B units that when exchanged for Merger consideration in the Merger will equal an aggregate of 2.51% of the outstanding equity interests in GRIID immediately following the closing of the Merger. In the third quarter 2023, the Company recorded an $806 adjustment related to the recording of accrued interest of these bridge loan placements, increasing interest expense, of which $400 was an out of period error. The Company determined that this adjustment was not material to any of the prior periods impacted.

Warrant Proceeds. As of the date of this prospectus, we have 13,800,000 outstanding Public Warrants to purchase 13,800,000 shares of our common stock, exercisable at an exercise price of $11.50 per share, (ii) 7,270,000 outstanding Private Placement Warrants to purchase 7,270,000 shares of our common stock, exercisable at an exercise price of $11.50 per share and (iii) a GEM Warrant to purchase 1,733,726 shares of our common stock, exercisable at an exercise price of $4.84 per share.

We could receive up to an aggregate of $250.7 million if all of the Warrants registered hereunder are exercised for cash. The exercise of the Warrants, and any proceeds we may receive from their exercise, are highly dependent on the price of our common stock and the spread between the exercise price of the Warrant and the price of our common stock at the time of exercise. For example, to the extent that the price of our common stock exceeds $11.50 per share, it is more likely that holders of our Public Warrants and Private Placement Warrants will exercise their warrants. If the price of our common stock is less than $11.50 per share, it is unlikely that such holders will exercise their warrants. As of January 29, 2024, the closing price of our common stock was $5.47 on the Nasdaq Global Market and C$7.13 on Cboe Canada per share, respectively. There can be no assurance that all of our Warrants will be in the money prior to their expiration. As such, it is possible that we may never generate any cash proceeds from the exercise of our Warrants. Accordingly, as of the date of this prospectus, we have neither included nor intend to include any potential cash proceeds from the exercise of our Warrants in our short-term or long-term liquidity projections. We will continue evaluate the probability of warrant exercise over the life of our Warrants and the merit of including potential cash proceeds from the exercise thereof in our liquidity projections. Our future capital requirements and the adequacy of available funds will depend on many factors, including those set forth under “Risk Factors” elsewhere in this prospectus.

To the extent such warrants are exercised, additional shares of our common stock will be issued, which will result in dilution to the holders of our common stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our common stock, which will increase the likelihood that our Warrants will not be in the money prior to their expiration.

Sources of Liquidity

To date, we have financed our operations primarily through issuance of dollar and bitcoin-denominated debt and sales of mined bitcoin. We continue to have access to several sources of liquidity to supplement cash flow from operations including private debt and equity capital markets, secured borrowing (subject to the satisfaction of certain conditions precedent), equipment financing and bitcoin-based financing. In the near term, we expect to continue to increase investing activities as we build out and expand our facilities and purchase additional miners. Proceeds from the Merger will fortify our consolidated balance sheet and support our continued investing activity. In connection with the special meeting of Adit stockholders to vote on the Merger, a total of 1,783,728 shares of Adit common stock were redeemed by Adit stockholders. Following such redemptions, the remaining amount in the trust account, approximately $2.2 million, was liquidated.

In order to better manage working capital and liquidity needs post-Merger, on September 9, 2022, Adit, GRIID, GEM Global and GYBL entered into the GEM Agreement, which we expect will allow us to fund general corporate purposes and working capital needs. Pursuant to the GEM Agreement, we may issue and sell to GEM Global, and GEM Global may purchase from us, until December 29, 2026, up to the number of shares of our common stock having an aggregate value of $200,000,000 pursuant to Draw Down (as defined in the GEM Agreement) notices, which we may deliver to GEM Global in our sole discretion. Upon the valid exercise of a Draw Down, pursuant to delivery of a notice and in accordance with other conditions, GEM Global will be required to pay, in cash, a per-share amount equal to 92% of the average closing bid price of the shares of our common stock as reported on the principal market on which shares of our common stock are traded during the 30 consecutive trading days commencing on the first trading day that is designated on the Draw Down notice. In no event may the Draw Down amount (other than the Committed Draw Down Amount (as defined in the GEM Agreement)) specified in a Draw Down notice exceed 400% of the average daily trading volume of our common stock for the 30 trading days immediately preceding the date of such Draw Down notice. There can be no guarantee that we will have access to the full amount available to us under the GEM Agreement, or that if we do have access, we will elect to Draw Down the full amount available to us under the GEM Agreement.

Additionally, the Private Placement Warrants and the Public Warrants have an exercise price of $11.50 per share, and the GEM Warrant has an exercise price of $4.84 per share. The cash proceeds associated with the exercises of the Warrants are dependent on the stock price inasmuch as the holders are unlikely to exercise their

Warrants if the exercise price thereof is less than the market price of our common stock at the time of exercise. In that circumstance, such holder may be less likely to exercise their Warrants as such holder would be selling at a loss if they exercised their Warrants and sold their common stock. Accordingly, we have not included the net proceeds from any exercise of the Warrants in our assessment of our liquidity and our ability to fund operations on a prospective basis. Our future capital requirements and the adequacy of available funds will depend on many factors, including those set forth under “Risk Factors” elsewhere in this prospectus. If the trading price for our common stock is less than $11.50 per share, holders of the Public Warrants and Private Placement Warrants may be unlikely to exercise such warrants, and if the trading price for our common stock is less than $4.84 per share, the holder of the GEM Warrant may be unlikely to exercise such warrant. To the extent that the Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease.

Funding Our Operations

We expect to continue to generate revenues from the mining of bitcoin. The funding of our operations on a go-forward basis will depend significantly on our ability to continue to mine bitcoin and on the spot price of the bitcoin we mine. We expect to continue to periodically liquidate bitcoin holdings to generate cash for operating and investing activities. Generating bitcoin mining revenues that exceed our utility and overhead costs will determine our ability to report profit margins related to such mining operations, although accounting for our reported profitability is significantly complex.

We currently expect to issue a Draw Down notice under the GEM Agreement in the near future. Because GEM Global is obligated to purchase our common stock upon our valid issuance of a Draw Down notice, we do not believe this offering will have an impact on our ability to raise additional capital from GEM Global. We do not currently anticipate funding our operations from sources other than revenues from liquidating bitcoin and proceeds from a Draw Down under the GEM Agreement.

The ability to raise funds through equity, debt or sale of bitcoin to maintain our operations is subject to many risks and uncertainties and, even if we were successful, future equity issuances would result in dilution to our existing stockholders and any future debt or debt securities may contain covenants that may limit our operations or ability to enter into certain transactions. Our ability to realize revenue through bitcoin mining and to successfully convert bitcoin into cash to fund operations is subject to several uncertainties, including regulatory, financial and business risks, many of which are beyond our control. Additionally, we have observed significant historical volatility in the spot price of bitcoin and, as such, future prices cannot be predicted. If we are unable to generate sufficient revenue from our bitcoin mining or, when needed, to secure additional sources of funding, it may be necessary to significantly reduce our current rate of spending or explore other strategic alternatives. As a result, we believe that there is substantial doubt about GRIID’s ability to remain a going concern absent (a) a significant capital raising event, (b) a significant increase in the value of bitcoin and/or (c) a significant reduction of our operating expenses.

Cash and Cash Flows for the Nine Months Ended September 30, 2023 and 2022

Our principal uses of cash since GRIID’s inception in 2018 have been funding our operations and investing in capital expenditures, including miners and two new mining facilities. The following tables present cash and cash provided by (used in) operating, investing, and financing activities during the nine months ended September 30, 2023 and 2022:

All numbers in thousands	Nine Months Ended September 30, 2023	Nine Months Ended September 30, 2022
Beginning balance of cash	$969	$286
Net cash used in operating activities	(15,355)	(10,224)
Net cash provided by investing activities	8,557	2,550
Net cash provided by financing activities	6,643	9,781

Ending balance of cash	$814	$2,393

Operating Activities

Net cash used in operating activities of $15.4 million during the nine months ended September 30, 2023 was driven primarily by net loss of $33.9 million adjusted for the net effect of non-cash items consisting primarily of cryptocurrency mining of $6.6 million, realized gain on sale of cryptocurrencies of $0.2 million, offset by a loss on change in fair value of warrant liability of $4.6 million, impairment of cryptocurrencies of $0.3 million, non-cash interest expense of $21.0 million and depreciation and amortization of $4.4 million. The decrease in cash from working capital was driven primarily by an increase in accounts and notes receivable, and a decrease in accounts payable and long-term deposits.

Net cash used in operating activities of $10.2 million during the nine months ended September 30, 2022 was driven primarily by a non-cash item for cryptocurrency mining of $12.3 million, realized gain of $2.5 million on sale of cryptocurrencies, gain on change in fair value of warrants of $1.0 million, partially offset by, impairment of cryptocurrencies of $4.7 million, interest expense of $19.2 million and depreciation and amortization of $5.3 million.

The increase in cash from working capital was driven primarily by an increase in accounts payable and other accrued liabilities and a decrease in prepaid and other assets.

Investing Activities

Net cash provided by investing activities during the nine months ended September 30, 2023 was $8.6 million, primarily consisting of proceeds from sales of property and equipment of $2.1 million and proceeds from the sale of cryptocurrencies of $6.5 million.

Net cash provided by investing activities during the nine months ended September 30, 2022 was $2.6 million, primarily consisting of proceeds from sale of cryptocurrencies of $24.5 million, offset with purchases of property and equipment of $20.0 million and deposits for purchases of property and equipment of $7.3 million.

Financing Activities

Net cash provided by financing activities was $6.6 million during the nine months ended September 30, 2023 primarily related to proceeds from the issuance of debt of $7.8 million offset by repayments of debt of $1.2 million.

Net cash provided by financing activities was $9.8 million during the nine months ended September 30, 2022 primarily related to proceeds from the issuance of debt.

Cash and Cash Flows for the Years Ended December 31, 2022 and 2021

The following table presents cash and cash provided by (used in) operating, investing, and financing activities during the years ended December 31, 2022 and 2021:

All numbers in thousands	Year Ended December 31, 2022	December 31, 2021
Beginning balance of cash	$609	$31
Net cash used in operating activities	(19,495)	(14,819)
Net cash provided by investing activities	5,974	3,502
Net cash provided by financing activities	13,881	11,895

Ending balance of cash	$969	$609

Operating Activities

Net cash used in operating activities of $19.5 million during the year ended December 31, 2022 was driven primarily by net loss of $61.6 million adjusted for the net effect of non-cash items consisting primarily of cryptocurrency mining of $13.9 million, realized gain on sale of cryptocurrencies of $4.0 million, gain on change in fair value of warrant liability of $22.9 million, partially offset by impairment of cryptocurrencies of $6.0 million, non-cash interest expense of $10.7 million, extinguishment of debt of $51.1 million and depreciation and amortization of $7.1 million. The increase in cash from working capital was driven primarily by increased accounts payable of $4.9 million and an increase in deposits of $6.2 million.

Net cash used in operating activities of $14.8 million during the year ended December 31, 2021 was driven primarily by a net loss of $11.6 million adjusted for the net effect of non-cash items consisting primarily of cryptocurrency mining of $30.7 million, realized gain of $16.5 million on sale of cryptocurrencies, partially offset by, change in fair value of embedded derivative of $7.1 million, impairment of cryptocurrencies of

$7.3 million, and depreciation and amortization of $3.3 million.

Investing Activities

Net cash provided by investing activities during the year ended December 1, 2022 was $6.0 million, primarily consisting of purchases of property and equipment of $14.1 million and deposits for purchases of property and equipment of $7.4 million, offset by proceeds from sale of cryptocurrencies of $26.9 million.

Net cash provided by investing activities during the year ended December 31, 2021 was $3.5 million, primarily consisting of purchases of property and equipment of $7.8 million and deposits for purchases of property and equipment of $17.0 million, offset by proceeds from sale of cryptocurrencies of $27.2 million.

Financing Activities

Net cash provided by financing activities was $13.9 million during the year ended December 31, 2022 and

$11.9 million for the year ended December 31, 2022 primarily related to proceeds from the issuance of debt.

Net cash provided by financing activities was $11.9 million during the year ended December 31, 2021 primarily related to proceeds from the issuance of debt.

Operating and Capital Expenditure Requirements

Our future capital requirements will depend on many factors including our revenue growth rate, the timing and extent of spending to support further sales and marketing and research and development efforts, the timing and extent of additional capital expenditures to invest in the expansion of existing facilities as well as new facilities. We may in the future enter into arrangements to acquire or invest in complementary businesses, services and technologies, including intellectual property rights. We may be required to seek additional equity or debt financing. If additional financing is required from outside sources, we may not be able to raise it on terms acceptable to us or at all. If we are unable to raise additional capital when desired, our business, results of operations and financial condition would be materially and adversely affected.

Emerging Growth Company Status

GRIID qualifies as an “emerging growth company” under the JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as GRIID is an emerging growth company, we will not be required to:

•

comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•	have an auditor report on our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

•	submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay,” “say-on-frequency” and pay ratio; and

•	disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. As a result, GRIID may adopt new or revised accounting standards by the date private companies are required to comply.

GRIID will continue to be an emerging growth company for five fiscal years following the closing of Adit’s initial public offering, or until such earlier time as its total annual gross revenues exceed $1.235 billion, GRIID issues more than $1 billion in debt in a three-year period or it becomes a large accelerated filer, as defined in the Exchange Act Rule 12b-2. Large accelerated filers have several criteria to meet, with a significant criterion of having aggregate worldwide common equity held by non-affiliates of greater than $700 million.

BUSINESS

We are an emerging American infrastructure company in the bitcoin mining sector. We employ a vertically integrated self-mining strategy (which is supported at times by unique collaborative partnerships in support of the broader approach) to develop and operate U.S. based mining facilities that generate bitcoin by performing computing associated with Proof of Work (“PoW”). Our current business plan does not include the expansion of our mining operations to include digital assets other than bitcoin, or any other activities with, or the holding of, any other cryptocurrencies other than bitcoin, and we do not anticipate any changes to our business plan for the foreseeable future. As of the date of this prospectus, we have 68MW of available electrical capacity in our New York facility and our three Tennessee facilities (48MW of which are at dedicated self-mining sites and 20MW of which are subject to the Mining Services Agreement), and we believe that we are well-positioned to grow our capacity to 436MW by the end of 2024. Our mining operations currently utilize application specific integrated circuits (“ASICs”) manufactured by two leading companies, Bitmain and MicroBT. We have also purchased ASICs manufactured by Intel, which it anticipates integrating into its operations. We have begun the process of developing a carbon-free focused power pipeline including 1300MW of power capacity, subject to memoranda of understanding (“MOUs”) and letters of intent (“LOIs”), land acquisition and infrastructure procurement. Our existing facilities utilize approximately 67% carbon-free power, and we expect that our facilities will utilize more than 90% carbon-free power by the end of 2024. These carbon-free levels are based solely on generation type and not from offsets or carbon credits and can therefore be materially improved.

We have assembled an experienced management team that has an established track record deploying our vertically integrated self-mining strategy across four enterprise scale facilities and has solved supply chain challenges that position us to achieve rapid scale and accelerated business performance in the years to come. We aim to generate revenue through the self-mining of bitcoin and to accumulate, sell and hold bitcoin on an ongoing basis based on expansion objectives determined from time to time by our management team and board of directors.

As we produce bitcoin through our mining operations, we intend from time to time to exchange our bitcoin for fiat currency to fund our operations on an as-needed basis, based on a variety of market conditions and operational factors. We intend to hold enough fiat currency or hedge enough of our bitcoin exposure to cover our projected near-term fiat currency needs, including liabilities and anticipated expenses and capital expenditures over the course of six to 18 months. Although we currently do not use any hedging products or synthetic financial instruments, we recognize the possibility that in the future such products or instruments may be useful tools in support of our broad commercial efforts. Managing short-term bitcoin exposure is a function of cash management as we accrue bitcoin from mining and accrue fiat liabilities in the course of doing business. In identifying our fiat currency needs, we assess market conditions and review our financial forecast on a daily basis. We safeguard and keep private our bitcoin by utilizing offline storage solutions, which require multi-factor authentication and third-party custody solutions. While we are confident in the security of our bitcoin, we continue to evaluate additional protective measures. In addition to our core bitcoin mining business, we are also exploring adjacent market opportunities to add revenue streams and technical innovations to enhance mining performance.

In addition to holding bitcoin available for liquidation on an as-needed basis to fund business activities, we intend to look to realize value through the direct appreciation of bitcoin held on our balance sheet and explore treasury management monetization opportunities. The primary use of our free cash flow is to fund and support the growth of the business. Holding bitcoin on the balance sheet is a core piece of this strategy and we intend to look to grow this balance over time. Once these have been retained on the balance sheet, the merits of various monetization strategies can be considered.

We utilize three platforms that interact with our bitcoin:

Coinbase Prime: This is an institutional-grade brokerage platform featuring in-house custody solutions that we rely upon and controls around account access controls, permissions, and whitelisted withdrawal addresses. All users interacting with balances have a two-factor authentication and all trading and transfer activities are sent to all administrative emails in order to flag any potentially bad behavior.

Foundry: Foundry is a pool account that holds our bitcoin for only approximately 24 hours as we accrue revenue before the bitcoin gets paid out to our Coinbase Prime brokerage account. A two-factor authentication is required for all accounts and there is a robust whitelisting process for any new withdrawal addresses to be added to the platform. Additionally, activity in Foundry initiates emails to the other accounts to flag any potential bad behavior or vulnerability.

Blockchain.com: We utilize Blockchain.com’s in-house custody product as an additional custody solution. As with Coinbase Prime, Blockchain.com includes access controls and a robust whitelisting around the withdrawal process.

As part of the Blockchain.com custody relationship we may benefit from the principal loan balance being netted down in the case of a loss in their custody product. We do not self-custody bitcoin and leverage our service providers and their product offerings to support our custody needs.

While we do not hold any bitcoin for third parties, our business, financial condition and results of operations could be adversely affected by recent industry-wide developments beyond our control, including the fallout from the Chapter 11 bankruptcy filings of cryptocurrency exchanges FTX Trading Ltd., et al. (including its affiliated hedge fund Alameda Research LLC), crypto hedge fund Three Arrows Capital and crypto lenders Celsius Network LLC, et al., Voyager Digital Ltd., et al., BlockFi Inc., et al., and Genesis Global Holdco, LLC, et al. Most recently, in January 2023, Genesis filed for Chapter 11 bankruptcy. Genesis is owned by Digital Currency Group Inc., who also owns Foundry, one of our custodians. At this time, we believe that there are no material risks to our business arising from our indirect exposure to Genesis. Although (i) we have no direct exposure to any of the cryptocurrency market participants that recently filed for Chapter 11 bankruptcy; (ii) we have no assets, material or otherwise, that may not be recovered due to these bankruptcies; and (iii) we have no exposure to any other counterparties, customers, custodians or other crypto asset market participants known to have (x) experienced excessive redemptions or suspended redemptions or withdrawal of crypto assets, (y) the crypto assets of their customers unaccounted for, or (z) experienced material compliance failures, our business, financial condition and results of operations may not be immune to unfavorable investor sentiment resulting from these recent developments in the broader cryptocurrency industry.

Key Strengths

We believe that we have a number of strengths that will give us a competitive advantage in the bitcoin mining business, including:

Vertically integrated business model. The large bitcoin mining businesses have historically had two key business strategies: providing hosting through data center development and leasing and hosting customers through the acquisition of managed rack space. A third, more comprehensive business model leverages both strategies as a vertically integrated self-miner. Over time, we have seen more businesses pivot towards this model, because it can offer more profitable performance, a model that GRIID has leveraged since its inception. Taking a vertically integrated approach requires considerable management and operational expertise. It also requires the most access to capital of the three business models since the operator is responsible for both the development of the facility and acquisition of ASICs. We believe a vertically integrated bitcoin self-miner has several key operating model attributes that are positively differentiated relative to hosting models. The vertically integrated self-miner sources power, manages or performs site development, manages ASIC procurement and deployment, and is responsible for ongoing operations. In the case of GRIID, this has translated to many of the key mining deployment and operations activities migrating in-house, including:

•	Direct power contract negotiation;

•	Power management;

•	Container fabrication;

•	Low voltage electrical component fabrication;

•	Low voltage electrical installation;

•	Network design, installation, and management;

•	Comprehensive procurement at all levels of the supply chain;

•	Site design;

•	Construction management;

•	Software development;

•	Developer operations;

•	ASIC deployment;

•	ASIC repair and maintenance; and

•	Electrical infrastructure support.

Strategic power relationships with significant room for both near-term and long-term growth. As of the date of this prospectus, we operate bitcoin mining sites in the Tennessee Valley Authority (“TVA”) service territory, representing approximately 35MW of available electrical capacity. Our strategic goals include adding more than 200MW of electrical capacity in the TVA service territory by the end of 2024. As of the date of this prospectus, we operate our New York bitcoin mining site with Eagle Creek Renewable Energy (“Eagle Creek”), representing approximately 13MW of available electrical capacity. Our strategic goals include adding more than 500MW of electrical capacity utilizing Eagle Creek’s portfolio of hydroelectric dams and associated availability by the end of 2024. We believe the power landscape of these two strategic partners provides us access to large-scale, cost-effective, carbon-free power, while also allowing us the opportunity to stabilize the performance of regional power grids.

Operational excellence achieved through vertical integration. We selected the vertically integrated self-mining business model (which is supported at times by unique collaborative partnerships in support of the broader approach) because it fully aligns incentives and offers one of the best volatility buffers against bitcoin prices. The vertical integration includes comprehensive site design, fabrication, deployment, and ongoing operations. Control over these activities allows us to innovate and then deploy best practices that differentiate performance. Controlling site design and fabrication allows us to best manage site budgets and development timelines. Self-mining allows us to optimize the ASIC blend to best monetize available power at all levels of scale. The business model and team of operators are key to growth and sector leadership.

Access to low-cost, environmentally friendly power. We are dedicated to helping support environmentally friendly bitcoin mining. We firmly believe that this will be critical to the long-term adoption and success of bitcoin. We have prioritized a power pipeline that is predominantly made up of carbon-free generation sources. Carbon-free generation supplied by our strategic partners is priced at globally competitive rates. Carbon-free generation and renewables carry a lower fixed cost to operate and therefore there have been opportunities for us to structure mutually beneficial power agreements at scale.

Management’s track record, relevant expertise, and capabilities. We have assembled an experienced management team with an overarching vision to scale to be the largest bitcoin mining operator. This is only achievable with the right talent across all executive leadership roles, led by James D. Kelly III, our Founder & Chief Executive Officer, Gerard F. King II, our Chief Operating Officer, Allan J. Wallander, our Chief Financial Officer, Dwaine Alleyne, our Chief Technology Officer, Michael W. Hamilton, our Chief Research Officer, Harry E. Sudock, our Chief Strategy Officer, and Alexander Fraser, our General Counsel and Secretary. Our

management team is positioned to deliver market leading mining at operational scale, and continuously improve the vertically integrated self-mining business model.

Our Strategy

Our strategy is to become a leading bitcoin mining operator in the United States. Our goal is to achieve this by rapidly developing our power pipeline and leveraging operational excellence. We will engage in these efforts along with potential strategic M&A, continued environmental stewardship and other strategic initiatives to achieve market leading scale and performance:

Scale potential to become a leading bitcoin mining company in the United States. Bitcoin miners who are rapidly growing and achieving large scale operations have competitive advantages. Critical activities in the bitcoin mining business include achieving economies of scale in the acquisition of electrical infrastructure, acquisition of ASICs, development of mining facilities and execution of power contracts. These advantages result in improved business performance, serving as an additional buffer against price volatility in bitcoin. We have invested in a diverse set of energy relationships and intend to scale by developing mining sites served by these partners. Our plan to scale our electrical capacity to 204MW in 2023 and 436MW by the end of 2024 will be achieved with sites already named in MOUs and LOIs. We believe our growth will be realized by a predominantly carbon free energy blend delivered at globally competitive prices.

Develop our power pipeline. Power is one of the key inputs of all bitcoin mining operations. Through our existing energy relationships, we expect to rapidly grow mining capacity with existing providers at new locations. Additionally, the operating model we deploy has significant benefits for local energy grids, which we believe will make us an attractive customer in other regions.

Expand power pipeline and continue prioritizing carbon-free development. As bitcoin mining grows and GRIID expands its operations, we believe there will be opportunities to acquire favorable power arrangements. This will grow our pipeline and allow us to prioritize development based on a comprehensive business case assessment. As we assess opportunities, GRIID will continue to prioritize carbon-free energy sources.

Considering strategic acquisitions. We may strategically assess acquisition opportunities where such transactions can accelerate our strategic roadmap through horizontal or vertical integration, expanding capacity, or gaining intellectual property that strengthens our competitive advantage.

Continue prioritizing carbon-free generation. We believe that as bitcoin continues to develop as an emerging value storage asset and medium of exchange, it is increasingly important that this asset class remains compatible with environmental objectives. To this end, we have sourced, and intend to continue sourcing, an overwhelmingly carbon-free pipeline that will fuel our growth without compromising on power price.

Bitcoin Industry Overview

Bitcoin

Bitcoin is the oldest and most widely used cryptocurrency today. Cryptocurrencies are currencies that are not backed by a central bank or a national, supra-national or quasi-national organization and are not typically backed by hard assets or other credit. Cryptocurrencies are typically used as a medium of exchange—similar to fiat currencies like the U.S. Dollar—that is transacted through and recorded on a blockchain.

Bitcoin was invented in 2008 by an unknown person under the pseudonym Satoshi Nakamoto and launched in 2009 as a medium of exchange. As of the date of this prospectus, bitcoin is the world’s most valuable cryptocurrency measured by market capitalization.

As described in the original white paper by Nakamoto, bitcoin is a decentralized, peer-to-peer version of electronic cash that allows online payments to be sent from one party to another without using a financial institution as an intermediary. Upon verification by computers (“miners”) serving the bitcoin network, authenticated transactions are permanently recorded on a public ledger (“chain”) for all to view. Without the need for a third party to determine which transactions are authentic, the bitcoin network allows any two willing market participants to transact, thereby minimizing transaction costs, reducing the minimum practical transaction size, and enabling non-reversible payments for non-reversible services.

Sending Bitcoin

When bitcoins are sent, the transactions are broadcasted to all nodes in the bitcoin network. Each node bundles a collection of transactions into an encrypted block and applies computation power to decipher the code (“hash”) to the encrypted block, which requires verification that all transactions within the block are valid. Once the node cracks the code, that code is sent to all other miners who can easily verify that the hash is indeed correct. When enough nodes agree that the hash is correct, the block is added to the existing chain and miners move on to work on the next block by utilizing the hash of the accepted block as the previous hash.

The verification is necessary because, unlike physical cash that can only be held by one party at a time, cryptocurrency is a digital file that could be fraudulently copied and sent to multiple recipients if there are no safeguards in place. To address this double-spending problem, the public ledger in the bitcoin network keeps track of user balances and a complete history of every transaction executed among bitcoin network participants, all the while keeping participants anonymous.

Bitcoin Parameters

When bitcoin was created, the inventor limited its supply to 21 million coins. One bitcoin is equal to 100 million satoshi, which is the smallest unit of bitcoin. This supply limitation ensures that bitcoin remains scarce, and the divisibility enables small-sized transactions even in a rising bitcoin price environment.

Bitcoin Distribution

As of the date of this prospectus, there are approximately 19 million bitcoins in circulation. To distribute bitcoins into circulation and incentivize miners for expending time and computation power to find solutions to encrypted blocks, the bitcoin network rewards the miner who finds the right hash with bitcoins.

The number of bitcoin rewards is reduced by 50% for every 210,000 blocks mined, and given that a block is added to the ledger approximately every 10 minutes (time for the bitcoin network to mine a new block), the “halving event” takes place roughly once every four years until all 21 million bitcoins have been “unearthed”. Currently, each block mined rewards 6.25 bitcoins and the next halving is expected to occur in April 2024, at which point each block mined would only reward 3.125 bitcoins.

Transaction Fees

When a user sends bitcoin to a recipient, the transaction is first broadcasted to a memory pool before being included in a block. Because each block can only contain up to one megabyte of transaction information, it is in this memory pool that miners can pick and choose which transactions to bundle into the next block and verify. During periods of heavy network usage, there can oftentimes be more transactions awaiting confirmation than there is space in a block. Consequently, not all attempted transactions will be verified immediately and some transactions can take up to a day or longer to verify.

In situations where there are more transactions in the memory pool than there is space on the next block, users compete for miners’ computation power by adding fees (“tips”) onto their transactions in the hope that miners will prioritize their transactions. Due to the one megabyte limitation, miners tend to favor smaller transactions that are easier to validate. Larger “tips” are required to incentivize miners to mine larger transactions. When the network congestion eases, the miners then turn their focus upon the remaining transactions.

Wallet

Bitcoins are held in bitcoin wallets, which is a software program for storing bitcoins. Each wallet is assigned a unique address. When users transact directly, using wallets, or indirectly, through exchanges, bitcoins are moved from one wallet address to another after the transaction has been verified by miners.

Bitcoin Mining and Mining Pools

Bitcoin mining is the process of using specialized and high-powered miners to solve advanced cryptographic math computations, verifying the authenticity of bitcoin transactions for the blockchain transaction public ledger. These solved math problems or authenticated transactions are then combined into blocks, with these blocks having specific requirements in terms of size and proof-of-work, and later published to the blockchain. A miner that verifies and solves a new block is awarded a portion of newly generated digital coins, which can then be sold on the market to generate transaction fees and profits for the mining company or retained by the miner for future use.

The bitcoin network goes through “halving events” during which the number of bitcoins that miners are awarded for processing a block are reduced by 50%. On the bitcoin network, these events occur every 210,000 blocks (roughly every four years). There have been three halving events to date on the bitcoin network. The initial award on the bitcoin network was 50 bitcoins per block. The current award is 6.25 bitcoins per block. The most recent halving event occurred on May 11, 2020 and the next halving event is expected to occur in April 2024. The halving mechanism results in an ever-decreasing issuance rate of bitcoin.

Due to the decreasing probability of being awarded bitcoins for solving blocks, miners have recently explored methods to increase their cumulative computing power and probability of being awarded bitcoins by pooling their processing resources into a “mining pool.” A mining pool combines miners’ computational power to solve blocks and eventually shares the awarded bitcoins to the pool participants in an amount proportional to the amount of hashing power contributed by each participant to the overall chance of earning the reward. The mining pool operator and the pool software arrange the pool in terms of miners’ hashing capacity, work conducted and rewards earned.

Miners

Bitcoin is mined on specialized computers that utilize an algorithm to guarantee the integrity of blocks in the blockchain using a specific hash function to solve the algorithm. The hash function can be efficiently computed on a special mining device called ASIC using the SHA-256 cryptography algorithm, which is the block hashing algorithm used by the bitcoin network to hash new blocks on the blockchain. SHA stands for Secret Hash Algorithm, and it converts any input into a 32-byte output, creating output data hashes that always have 256 digits. The main suppliers of bitcoin mining equipment are Bitmain and MicroBT, each of which controls a significant amount of the miner market.

Miners are rewarded in bitcoin and transaction fees in proportion to their processing contribution to the network. Miners are relatively energy intensive and produce a high amount of heat. To operate miners efficiently at a low cost, mining companies endeavor to procure low-cost energy sources and implement efficient cooling methods.

Hashing

To mine bitcoin, computers solve difficult mathematical problems to verify transactions in support of the blockchain. As an incentive to expend time, power and other resources to mine bitcoin, miners are rewarded in bitcoin and transaction fees. Each computation is a hash, and the speed at which these problems can be solved at is measured in hash rate. Initially, miners used general purpose chips such as central processing units and graphics processing units (“GPUs”) to complete calculations.

In more recent years, however, ASICs have replaced GPUs in order to improve speeds. As miners across the world compete to solve these computations at the fastest hash rate, miners are rewarded in proportion to their processing contribution to the overall network. Due to this dynamic, low-cost energy sources and the most powerful ASICs are in high demand and can be difficult to obtain, requiring miners to become more sophisticated and better capitalized to compete in the future.

Energy Price

As computers continuously compute and verify each block of transactions, they require a reliable and large amount of electricity. Given how electricity costs account for a significant proportion of a miner’s operating expenses, having the lowest possible electricity price may provide a company with a significant advantage over its peers.

Cooling

Bitcoin is mined by chips housed in data centers. Due to the amount of energy that computers expend in order to solve complex computations, advanced cooling systems are needed to prevent the computers from overheating. Some miners achieve this by placing their hardware in cold climate locations or underground. Others resort to traditional fan cooling systems. Yet another solution is to submerse computers in non-conductive, cooling liquid.

Our Products and Services

We are primarily engaged in the business of bitcoin mining. We also conduct related or adjacent activities including, but not limited to, construction management, infrastructure fabrication, land and power acquisition, software development, computer repair and maintenance, and logistics management. These activities are performed for the internal benefit of our mining operations, and generally not on behalf of third parties or sold into the market, except that we may in the future conduct these activities in connection with strategic relationships.

With the limited exceptions of the services performed under the HDP Agreement and the Mining Services Agreement as described elsewhere in this prospectus, we do not have customers in the traditional sense, but rather generate revenue in the form of bitcoin formulaically based on our pro rata share of the total network’s computation. Given this unusual lack of customers, we have had the opportunity to deploy a vertically integrated self-mining business model. Our efforts are concentrated on identifying additional power opportunities, achieving growth within existing opportunities, investing in strategic supply relationships, and improving deployment methods, operating models, technology, and adjacent market opportunities.

We believe that our lack of customers is a business model advantage. Rather than investing in sales, marketing, customer relationship management and associated time and costs, we can innovate and improve the operating model and potentially create a leaner business structure.

Mining Equipment

GRIID has relationships with two large ASIC hardware market leaders, Bitmain and MicroBT, and has deployed thousands of each of their products. GRIID has sourced these units directly from the manufactures, from other miners, and through third party relationships. GRIID has also purchased ASICs manufactured by Intel, which it anticipates integrating into its operations.

GRIID runs a blend of S9 type Antminers, S17 type Antminers, S19 series Antminers, and M31S+ Whatsminers. These ASICs represent the vast majority of GRIID’s deployed hash rate. GRIID has also purchased BZM2 ASICs from Intel which it anticipates integrating into its operations.

Mining Facilities

Our corporate headquarters is located at 2577 Duck Creek Road, Cincinnati, Ohio 45212. We operate four industrial scale facilities across two states totaling 68 megawatts (MW) of aggregate contracted power availability (48MW of which are at dedicated self-mining sites and 20MW of which are subject to the Mining Services Agreement). Three facilities are in Tennessee and the fourth facility is in New York. These locations consume a blended power mix that is approximately 67% carbon-free at a globally competitive blended cost. The price and carbon-free percentage of this energy mix position us as a market leader and offers access to significant expansion through our existing relationships.

The facilities in Tennessee are served by three of the 156 utilities that deliver the power generated by the TVA. These facilities leverage our deep relationships with power providers and our expertise in regulated power markets to deliver strong performance. The scale of TVA’s operations and GRIID’s relationships in the region have enabled significant growth opportunities and several of these are already in various stages of development.

In addition to the TVA, we have a strategic relationship with Eagle Creek. The New York facility is co-located with one of Eagle Creek’s hydroelectric dams and we believe will serve as the model for significant expansion of the relationship across Eagle Creek’s portfolio of more than 80 dams.

We believe that our facilities are suitable to meet our current and anticipated near term needs. We continually explore the acquisition and development of additional facilities to support our anticipated future growth.

Material Agreements

We have entered into several key agreements that we expect will be material to our operations:

Intel Supply Agreement

On September 8, 2021, GRIID entered into a supply agreement, amended on September 12, 2022 (as so amended, the “Intel Supply Agreement”) pursuant to which GRIID may purchase Intel-designed BZM2 ASICs. The Intel Supply Agreement is for an initial four-year term and will automatically renew thereafter for one one-year period unless either party provides at least 90 days’ notice prior to the end of the initial four-year term. The Intel Supply Agreement provides GRIID with fixed pricing for the BZM2 ASICs for all orders placed prior to May 2023. In addition, subject to certain conditions, GRIID will be entitled to purchase from Intel additional ASICs through approximately May 2025. Under the Intel Supply Agreement, Intel does not guarantee any volume of ASICS or have any obligation to manufacture ASICs at all, and as such, if Intel does not manufacture or ceases to manufacture ASICs, GRIID will be unable to purchase any such ASICs from Intel.

Union Data Power Supply Agreement

On October 1, 2019, GRIID, through its wholly owned subsidiary Union Data LLC, entered into a power supply agreement with Knoxville Utility Board (“KUB”) for KUB to provide power to GRIID’s bitcoin mining facility located in Maynardville, TN. The power supply agreement, as amended, and an MOU between GRIID and KUB, provide GRIID’s Maynardville facility with access of up to approximately 10MW of power. The term of the power supply agreement is for five years effective from January 1, 2020 and thereafter the power supply agreement will renew automatically for one-year periods unless terminated by either party in accordance with the terms of the power supply agreement by providing at least 60 days’ notice prior to the end of the initial term or any renewal period.

Red Dog Power Supply Agreement

On September 28, 2020, GRIID, through its wholly-owned subsidiary, Red Dog Technologies LLC (“Red Dog”), entered into a site location and development agreement with Johnson City Energy Authority (d/b/a BrightRidge) (“BrightRidge”) pursuant to which the parties agreed to develop a three acre parcel of land for a high-density data center (referred to as the Barnes substation site) adjacent to BrightRidge’s Allen Phipps substation. In connection with the site location and development agreement, the parties entered in a ground lease agreement and a contract for lighting and power service.

Pursuant to the ground lease agreement, BrightRidge leased to Red Dog a three-acre parcel of real property for the data center. The term of the ground lease agreement began on September 28, 2020 and ends on March 28, 2026. The lease is automatically renewed for up to five additional terms of one year provided that Red Dog is not in default. Events of default include Red Dog’s insolvency or failure to cure a breach of the agreement after 30 days’ notice and a request to remediate the breach. The rent is $600.00 per acre per year. After the initial term, the rent may not increase by more than 5% of the rent from the prior term. Pursuant to the ground lease agreement, Red Dog has the option to purchase a parcel of real property of approximately 7.67 acres, which includes the real property that is subject to the ground lease agreement, after two years.

Pursuant to the contract for lighting and service, BrightRidge serves power to GRIID’s bitcoin mining facility located in Johnson City, TN. The contract for lighting and service began on or around December 1, 2020. The contract for lighting and service provides GRIID’s Johnson City facility with access of up to approximately 25MW of power. The initial contract term is 5.5 years and will automatically renew annually unless either party terminates the renewal with at least three months’ notice.

Data Black River Development and Operation Agreement

On August 31, 2021, GRIID, through its wholly owned subsidiary Data Black River LLC (“Data Black River”), entered into a development and operation agreement (the “HDP Agreement”) with Helix Digital Partners, LLC (“HDP”), an affiliate of Eagle Creek Renewable Energy (“Eagle Creek”). Pursuant to the development and operation agreement, Data Black River provides services for the development and operation of a bitcoin mining facility located within the premises of HDP in Watertown, NY. HDP supplies up to 20MW of power through a subcontractor to the bitcoin mining facility located within the HDP premises. Data Black River receives a monthly fee for the performance of its services as well as a percentage of the bitcoin mined during each month. HDP receives a monthly fee for each MW of power supplied to the premises for bitcoin mining as well as a percentage of the bitcoin mined each month. The HDP Agreement has an initial term of 3 years and thereafter automatically renews for successive one-year periods unless either party gives notice at least 60 days prior to the end of the initial term or any renewal term. The HDP Agreement also allows either party to terminate the HDP Agreement upon notice to the other party if mining revenues drop below a certain amount over a consecutive 90-day period or if mining revenues are insufficient to cover management fees and electricity fees owed to HDP and Data Black River for three consecutive months.

Amended and Restated Mining Services Agreement

On October 9, 2022, GRIID entered into an Amended and Restated Mining Services Agreement (as so amended, the “Mining Services Agreement”) with Blockchain Capital Solutions (US), Inc. (“BCS”), an affiliate of GRIID’s lender under its credit agreement. During the term of the Mining Services Agreement, GRIID will receive, install, operate, manage and maintain servers and power supplies provided by BCS (“Customer Mining Equipment”) to perform mining services (the “Mining Services”) at a GRIID facility located in Lenoir City, Tennessee (the “Premises”). All operation of the Customer Mining Equipment by GRIID will be on BCS’s behalf. Beginning March 2022 and at monthly intervals thereafter for the following six months, BCS will provide GRIID with Customer Mining Equipment for installation at the Premises. GRIID is to make all necessary improvements and developments to the Premises to accommodate the Customer Mining Equipment to enable it to operate in accordance with the requirements of the Mining Services Agreement, and to complete installation and commence full operation of such Customer Mining Equipment. If GRIID fails to complete the infrastructure development and equipment installation by the planned operational date, as defined in the agreement, or fails to commence full operation of Customer Mining Equipment at an alternative temporary facility, GRIID will pay to Blockchain a late development fee which is intended to compensate BCS for the generated digital assets that would have been paid to BCS if GRIID had completed the infrastructure development and equipment installation by the planned operational date. Throughout the term of the Mining Services Agreement, GRIID will be responsible for the management and maintenance of the Customer Mining Equipment. Following the end of each twenty-four-hour period during the term of the Mining Services Agreement, GRIID will deposit 95% of the generated cryptocurrency from the Mining Services into BCS’s digital wallet and 5% of the generated cryptocurrency (representing GRIID’s fees for performance of the Mining Services) into GRIID’s digital wallet. Under the Mining Services Agreement, GRIID is to invoice BCS on a monthly basis for the electricity charges associated with the Mining Services related to the Customer Mining Equipment, without premium or markup. GRIID is to also invoice BCS on a monthly basis for BCS’s operating expense charges as defined in the Mining Services Agreement. The Mining Services Agreement is scheduled to expire on February 28, 2027.

The Mining Services Agreement may be terminated by either party upon written notice to the other party if such other party breaches any material term or condition of this Agreement and fails to remedy the breach within sixty (60) days (or ten (10) business days in the case of a failure to make payment) after being given written notice thereof (a “Material Default”). A termination of the Mining Services Agreement by BCS for a Material Default by GRIID shall constitute a default under the credit agreement.

In addition, BCS may terminate the Mining Services Agreement for any reason or no reason upon not less than ninety (90) days prior written notice.

GRIID records its revenue under the Mining Services Agreement on a gross basis, as GRIID represents the principal in relation to the contract as it controls the promised service before transferring that service to BCS. GRIID has determined that no embedded lease exists in the Mining Services Agreement.

Ava Data Power Supply Agreement

On March 1, 2022, GRIID, through its wholly owned subsidiary, Ava Data LLC (“Ava Data”), entered into a power contract with the Lenoir City Utility Board (“LCUB”) to furnish power to GRIID’s site located in Lenoir City, Tennessee. On May 1, 2022, GRIID, through its wholly owned subsidiary, Ava Data LLC (“Ava Data”), entered into a second power contract to furnish power to the same location. These contracts each make approximately 11MW of capacity available and shall last for terms of five years with automatic one-year renewals unless either party notices the other at least 90 days prior to the current term.

Environmental Initiatives

GRIID is actively engaged in actions it considers to be good environmental stewardship of bitcoin by prioritizing carbon-free energy sources within our power pipeline. We believe the opportunity to mine bitcoin with these types of energy sources not only decreases environmental impact, but is also in the best interests of the long-term prospects of the business and the industry. Carbon-free generation sources carry a lower fixed cost to operate and therefore pass a lower power cost to the mining customer. Lower power costs translate to larger margins and greater protection against bitcoin volatility. We also enter into flexible power agreements pursuant to which the power we consume is curtailable by the local grids during times of stress or congestion. Finally, the direct power agreements we enter with hydroelectric providers serve as potential revenue enhancement opportunities, allowing for the flourishing of carbon-free power within broader power markets.

The decision to locate in the TVA service territory was driven both by the low cost of power and the majority carbon free energy blend that the TVA system utilizes. TVA generates approximately 59% of its power from carbon-free sources (hydro-electric, solar, wind, nuclear, biomass, and geothermal) and our calculation that our existing facilities utilize approximately 67% carbon free power is based on this percentage and the realized consumption during the disclosed period and includes our Data Black River facility.

TVA is a utility leader in decarbonizing its grid, and customers like us assist in supporting that mission. The Union Data power supply agreement and the Red Dog power supply agreement both benefit from the TVA power blend and therefore serve to further our carbon-free priority. The Watertown, New York site generates 100% of its power from carbon-free sources. The HDP Agreement governs the Watertown, New York site, which is co-located with a hydro-electric dam and is directly fed from 100% carbon-free power.

Our 90% carbon-free objective is an extension of the current methodology. We have prioritized a pipeline that includes several other TVA locations and significant growth at 100% carbon-free sources such as additional hydro-electric sources in conjunction with Eagle Creek, nuclear plants, and wind opportunities combined with grid mix. The sites required to achieve this goal are in various stages of maturity.

The basis for our market leadership position is that we have achieved a leading power cost without relying on majority fossil fuels or other less socially responsible means of power generation. The power prices we reference are sourced from public filings and management presentations from companies and consist of the following: including Riot Blockchain, Inc. (“Riot Blockchain”) at a price of $0.025 per kWH; Hut 8 Mining Corp. (“Hut 8”) at a price of $0.039 per kWH; Marathon Digital Holdings, Inc. (“Marathon Digital”) at a price of $0.045 per kWH; Bitfarms Technologies Ltd (“Bitfarms”) at a price of $0.040 kWH; Hive Blockchain Technologies Ltd (“Hive Blockchain”) at a price of $0.040 kWH; Core Scientific, Inc. (“Core Scientific”) at a price of $0.036 per kWH; Greenidge Generation Holdings Inc. (“Greenidge”) at a price of $0.022 per kWH; and Cipher Mining Inc. (“Cipher”) at a price of $0.027 per kWH. Our scaled blended power cost is lower than the average of these other industry participants and also achieves a competitive carbon free profile without the use of renewable energy credits or carbon offsets.

Competition

The competitive landscape in the bitcoin mining industry is complex and constantly evolving. There are participants of many different sizes with different capital structures, power relationships, supply agreements, and operational capabilities. As interest in bitcoin has grown along with the asset price, capital has similarly been shifting towards the mining sector. A number of public and private companies have made bitcoin mining their core business and purpose-built miners have shifted their strategies towards enterprise scale.

Across these market participants, the already limited disclosures regarding performance of operations, intended growth, and hardware pre-orders vary. The opaque nature of the industry makes it challenging to predict key metrics like total network hash reliably.

The industry is also still largely serviced by two leading ASIC manufacturers, MicroBT and Bitmain, thus introducing unusual supply dynamics when sourcing the ASICs that power the operations.

Several public companies (traded in the U.S. and internationally) and private companies may be considered to compete with us, including the following companies which we have identified as our competitors:

•	Argo Blockchain PLC;

•	Bit Digital, Inc.;

•	Bitdeer;

•	Bitfury Group;

•	Bitfarms Technologies;

•	Cipher Mining;

•	Core Scientific;

•	DMG Blockchain Solutions Inc.;

•	Genesis Mining;

•	Greenidge Generation Holdings Inc.;

•	Hut 8;

•	Iris Energy Limited;

•	Marathon Digital;

•	Riot Blockchain;

•	Stronghold Digital Mining; and

•	TeraWulf, Inc.

The availability and reliability of published sources of information relating to cryptocurrency and bitcoin cannot be assured. However, we believe that through our current scaled operations and continued development of new sites, we are well positioned among these competitors.

Proof-of-stake networks also serve as competition to the bitcoin blockchain. As proof-of-stake algorithms create new blocks in a blockchain without resource intensive calculations to validate transactions, companies with significant advantages in terms of scale or low-cost power may be less competitive on a proof-of-stake network.

Intellectual Property Rights

Our ability to conduct our business relies in part on our proprietary methods and designs, which we protect as trade secrets. We rely upon trade secret laws, physical and technological security measures and contractual commitments to protect our trade secrets, including entering into non-disclosure agreements with employees, consultants and third parties with access to our trade secrets. However, such measures may not provide adequate protection and the value of our trade secrets could be lost through misappropriation or breach of our confidentiality agreements. Furthermore, third parties may claim that we are infringing upon their intellectual property rights, which may prevent or inhibit our operations and cause us to suffer significant litigation expense even if these claims have no merit.

Government Regulation

The laws and regulations applicable to digital assets are evolving and subject to interpretation and change. For example, the Cyber-Digital Task Force of the U.S. Department of Justice published a report entitled “Cryptocurrency: An Enforcement Framework” in October 2020 that detailed the Department of Justice’s view with respect to digital assets and the tools at the Department of Justice’s disposal to deal with threats posed by digital assets. In March 2021, the then-nominee for Chair of the SEC expressed the need for investor protection along with promotion of innovation in the digital asset space. In February 2021, representatives of the government of Inner Mongolia, China announced plans to ban digital asset mining within the province due to the energy and rare Earth mineral demands of the industry.

Governments around the world have reacted differently to digital assets; certain governments have deemed them illegal, and others have allowed their use and trade without restriction, while in some jurisdictions, such as in the U.S., digital assets are subject to extensive, and in some cases overlapping, unclear and evolving regulatory requirements. As digital assets have grown in both popularity and market size, the U.S. Congress and a number of U.S. federal and state agencies, including FinCEN, the CFTC, the SEC, FINRA, the CFPB, the Department of

Justice, the Department of Homeland Security, the Federal Bureau of Investigation, the IRS and state financial regulators, have been examining the operations of digital assets networks, digital assets users and digital assets exchange markets. Ongoing and future regulatory actions may alter, perhaps to a materially adverse extent, the nature of digital assets markets and our digital assets operations. Additionally, U.S. state and federal and foreign regulators and legislatures have taken responsive action against digital assets businesses or enacted restrictive regimes in response to hacks, consumer harm, or criminal activity stemming from digital assets activity. There is also increasing attention being paid by U.S. federal and state energy regulatory authorities as the total electricity consumption of cryptocurrency-mining grows and potentially alters the supply and dispatch functionality of the wholesale grid and retail distribution systems. Many state legislative bodies are also actively reviewing the impact of cryptocurrency-mining in their respective states. For example, in November 2022, New York passed a law banning certain bitcoin mining operations that run on carbon-based power sources. For the next two years, unless a company engaged in proof-of-work mining, such as ours, which requires sophisticated gear and large amounts of electricity, uses 100% renewable energy, it will not be allowed to expand or renew permits, and new entrants will not be allowed to come online.

Due to the relatively short history of bitcoin and digital assets, and their emergence as a new asset class, government regulation of blockchain and digital assets is constantly evolving, with increased interest expressed by U.S. and international regulators.

Government regulation of blockchain and digital assets is under active consideration by the United States federal government via its agencies and regulatory bodies, as well as by similar entities in other countries and transnational organizations. State and local regulations also may impact our activities and other activities in which we may participate in the future. Other governmental or semi- governmental regulatory bodies have shown an interest in regulating or investigating companies engaged in blockchain or digital asset businesses. For instance, the SEC has taken an active role in regulating the use of public offerings of proprietary coins (so-called “initial coin offerings”) and has made statements and official promulgations as to the status of certain digital assets as “securities” subject to regulation by the SEC.

The effect of any regulatory change, either by the federal, state, local or foreign governments or any self-regulatory agencies on us is impossible to predict, but such change could be substantial and may have a material adverse effect on our business, financial condition and results of operations. While we are unaware of significant adverse governmental or regulatory action adverse to bitcoin mining in the United States, there is no guarantee that future regulation or adverse action will not take place and interpretation of existing regulations in a manner adverse to our business is possible.

In addition, various foreign jurisdictions either have adopted, or may adopt, laws, regulations or directives that affect digital assets, digital asset networks, and their users and participants. Such laws, regulations or directives may conflict with those of the United States, may negatively impact the acceptance of digital assets by users, merchants, and service providers outside of the United States, and may therefore impede the growth of digital assets. Several Eastern European and Asian countries have a more restrictive posture toward digital assets and, thereby, have reduced the rate of expansion of digital asset use, as well as mining, in each of those countries. Presently, we do not believe any U.S. federal or state regulatory body has taken any action or position adverse to bitcoin, with respect to its production, sale, and use as a medium of exchange; however, future changes to existing regulations or entirely new regulations may affect our business in ways it is not presently possible for us to predict with any reasonable degree of reliability. As the regulatory and legal environment evolves, we may become subject to new laws and further regulation by the SEC and other agencies, which may affect our mining and other activities.

We are unable to predict the effect that any future regulatory change, or any overlapping or unclear regulations, may have on us, but such change, overlap or lack of clarity could be substantial and make it difficult for us to operate our business or materially impact the market for digital assets that we mine or may mine in the future. FinCEN has issued guidance stating its position that it does not differentiate between fiat currency (which

FinCEN calls “real currency”) and digital assets that are convertible into fiat currency or other forms of convertible virtual currencies (which FinCEN calls “virtual currency”) for purposes of determining whether a person or entity is engaging in “money transmission services”. Persons and entities engaging in virtual currency activities that amount to “money transmission services,” or otherwise cause them to be deemed a “money services business” under FinCEN’s regulations, must register with FinCEN as a money services business, implement an “effective” anti-money laundering program and comply with FinCEN’s reporting and recordkeeping requirements.

In May 2019, FinCEN issued guidance relating to how the Bank Secrecy Act (“BSA”) and its implementing regulations relating to money services businesses apply to certain businesses that transact in convertible virtual currencies. Although the guidance generally indicates that certain mining and mining pool operations will not be treated as money transmission services, the guidance also addresses when certain activities, including certain services offered in connection with operating mining pools such as hosting convertible virtual currency wallets on behalf of pool members or purchasers of computer mining power, may be subject to regulation. Although we believe that our mining activities do not presently trigger FinCEN registration requirements under the BSA, if our activities cause us to be deemed a “money transmitter,” “money services business” or equivalent designation, under federal law, we may be required to register at the federal level and comply with laws that may include the implementation of anti-money laundering programs, reporting and recordkeeping regimes and other operational requirements. In such an event, to the extent we decide to proceed with some or all of our operations, the required registration and regulatory compliance steps may result in extraordinary, non-recurring expenses to us, as well as on-going recurring compliance costs, possibly affecting an investment in the shares, operating results or financial condition in a material and adverse manner. Failure to comply with these requirements may expose us to fines, penalties and/or interruptions in our operations that could have a material adverse effect on our financial position, results of operations and cash flows.

According to the CFTC, bitcoin falls within the definition of a “commodity” under the CEA. Under the CEA the CFTC has broad enforcement authority to police market manipulation and fraud in spot digital assets markets in which we may transact. Beyond instances of fraud or manipulation, the CFTC generally does not oversee cash or spot market exchanges or transactions involving digital assets that do not utilize margin, leverage, or financing. The NFA is the self-regulatory agency for the U.S. futures industry, and as such has jurisdiction over bitcoin futures contracts and certain other digital assets derivatives. However, the NFA does not have regulatory oversight authority for the cash or spot market for digital assets trading or transactions. In addition, CFTC regulations and CFTC oversight and enforcement authority apply with respect to futures, swaps, other derivative products, and certain leveraged commodity transactions involving digital assets, including the markets on which these products trade.

Seasonality

Our business is not generally subject to seasonality. However, coin generation from our mining operations may vary depending on our total hash rate at a given point in time relative to the total hash rate of the bitcoin network.

Our Employees

All aspects of our business require specialized knowledge and technical skill. Such knowledge and skills include the areas of blockchain technology, research and development, digital currency assets, digital currency market, digital asset operations, human resource management, data privacy, as well as legal compliance, finance and accounting. We believe that we have adequate personnel and resources with the specialized skills required to carry out our operations successfully. As of the date of this prospectus, we have 43 full-time employees, out of 47 total employees. All of these employees are located in the United States. None of our employees are represented by a labor union or covered by collective bargaining agreements, and we have not experienced any work stoppages. We believe our relationship with our employees is good.

Over the past several months, we have implemented a series of workforce reductions. These reductions in force were effected as cost savings measures undertaken in light of market conditions and liquidity needs.

Corporate Information

Our principal executive office is located at 2577 Duck Creek Road, Cincinnati, Ohio 45212, which is where our records are kept and the principal business address for our executive officers. Our telephone number is (513) 268-6185. We were incorporated in Delaware on October 15, 2020.

Legal Proceedings

On November 15, 2021, Washington County, Tennessee (the “County”) filed a complaint (Civil Action No. 21-CV-0664) (the “Zoning Complaint”) against Johnson City Energy Authority d/b/a BrightRidge (“BrightRidge”), alleging that Red Dog, as leasehold user of the property in Limestone, Tennessee owned by BrightRidge and subject to the Zoning Complaint, was in violation of County zoning rules by operating a blockchain verification data center on such property. The County sought an injunction of the operation by Red Dog of its blockchain verification data center on the property. BrightRidge subsequently filed a Motion to Dismiss for the failure to name a necessary party, Red Dog, as a defendant. On November 22, 2021, Red Dog filed a Motion to Intervene as a Party Defendant in connection with the Zoning Complaint.

On November 2, 2023, Red Dog, BrightRidge and the County entered into a settlement agreement pursuant to which: (i) Red Dog is allowed to operate its blockchain verification data center in Limestone, Tennessee through no later than March, 2026; (ii) Red Dog paid Washington County an upfront fine of $12,500 following entry of a court order dismissing the case; (iii) for each day that the blockchain verification data center continues to operate after entry of such order, Red Dog must pay Washington County $100, (iv) Red Dog will have 120 days from when it ceases operation to remove its equipment from the Limestone site; and (v) Red Dog and BrightRidge will pay for internet service for those Limestone residents that live near the Limestone site, splitting the expected cost of $150,000 evenly. On November 8, 2023, the Chancery Court for Washington County issued an order dismissing the case.

MANAGEMENT

The following table sets forth information regarding our executive officers and directors:

Name	Age	Position(s)
Executive Officers
James D. Kelly III	35	Chief Executive Officer and Chair of the board of directors
Dwaine Alleyne	41	Chief Technology Officer
Alexander Fraser	63	General Counsel and Secretary
Michael W. Hamilton	41	Chief Research Officer
Gerard F. King II	66	Chief Operating Officer
Harry E. Sudock	30	Chief Strategy Officer
Allan J. Wallander	62	Chief Financial Officer and Secretary

Non-Employee Directors
Cristina Dolan	62	Director
Sharmila Kassam	50	Director
David L. Shrier	49	Director
Neal Simmons	47	Director
Sundar Subramaniam	57	Director
Thomas J. Zaccagnino	49	Director

Executive Officers

James D. Kelly III has served as our Chief Executive Officer and as Chair of our board of directors since December 2023. Mr. Kelly founded Old GRIID in May 2018 and served as its Chief Executive Officer and sole Manager until December 2023. From November 2015 to July 2018, Mr. Kelly served as Vice President of Sales & Growth for Ziften Technologies Inc., a cybersecurity software company. From April 2013 to November 2015, Mr. Kelly served as Product Manager for OpenDNS, a company that provides recursive DNS service and enterprise cybersecurity products that was acquired by Cisco Systems, Inc. in August 2015. Mr. Kelly earned a Bachelor of Science degree in Mathematics and Statistics and Systems Analysis from Miami University. We believe Mr. Kelly is well qualified to serve as a director due to his extensive experience managing technology companies and his experience founding and managing Old GRIID.

Dwaine Alleyne has served as our Chief Technology Officer since December 2023. Mr. Alleyne previously served as Old GRIID’s Chief Technology Officer from April 2021 to December 2023. From October 2017 to April 2021, Mr. Alleyne served as an advisor and investor to various early-stage companies in the non-profit, financial, and technology sectors. From April 2016 to October 2017, Mr. Alleyne served as Chief Data Officer within Nex Group, a financial technology and financial service company. From May 2011 to April 2016, he co-founded Enso Financial Analytics, a company that provides innovative cloud-based treasury solutions to investment firms. Mr. Alleyne earned a Bachelor of Science degree in Computers and System Engineering from Rensselaer Polytechnic Institute.

Alexander Fraser has served as our General Counsel and Secretary since December 2023. Mr. Fraser previously served as Old GRIID’s General Counsel from February 2021 to December 2023. Prior to joining Old GRIID, from April 2012 to December 2020, Mr. Fraser was a partner with the international law firm of DLA Piper as a member of the corporate department, where he specialized in mergers and acquisitions, joint ventures and securities matters. Mr. Fraser has also worked at several other law firms, and during the course of his 35-year legal career, was based for several years in Warsaw, Poland, advising the Polish government on its external debt restructuring and the European Bank for Reconstruction and Development on various privatization projects, and with General Electric Company, advising on several significant acquisitions and with its SEC reporting. Mr. Fraser received his B.A. degree from Princeton University and his J.D. degree from New York University School of Law.

Michael W. Hamilton has served as our Chief Research Officer since December 2023. Mr. Hamilton previously served as Old GRIID’s Chief Research Officer from April 2021 to December 2023 and served as Old GRIID’s Chief Technology Officer from August 2019 to March 2021. From March 2015 to August 2018, Mr. Hamilton served in various executive roles, including Chief Executive Officer, Chief Product Officer and Senior Vice President of Product, at Ziften Technologies Inc., a cybersecurity software company. From September 2013 to February 2015, Mr. Hamilton served as Director of Product Marketing for 21CT Inc., a company that develops and markets computer software. Mr. Hamilton earned a Bachelor of Science degree in Electrical Engineering from the University of Texas at Austin, and an M.B.A. from the University of Texas at Austin.

Gerard F. King II has served as our Chief Operating Officer since December 2023. Mr. King previously served as Old GRIID’s Chief Operating Officer from April 2021 to December 2023. From November 2013 to September 2018, Mr. King served as Chief Operating Officer of Vets First Choice, a provider of technology-enabled healthcare services for companion and equine veterinary practitioners. From February 2007 to November 2011, Mr. King serviced as Chief Operating Officer for WHERE, Inc., a location based media company. Since March 2020, Mr. King has served as a member of the board of directors of Defendify, Inc., a private company that provides an all-in-one cybersecurity platform. Mr. King earned a Bachelor of Arts degree in History from Tufts University and a Master of Science degree in Computer Information Systems from Bentley College.

Harry E. Sudock has served as our Chief Strategy Officer since December, 2023. Mr. Sudock, who joined Old GRIID in 2018 and served in various strategy-related roles, is responsible for the development and execution of our corporate strategy initiatives to drive growth and improve business performance. Mr. Sudock works closely with the management team to identify, analyze and resolve business challenges and capitalize on new growth opportunities. From January 2019 to March 2021, Mr. Sudock served on the Board of Directors of Jet East, an aviation maintenance provider, and led the team that brokered its sale to Gama Aviation. From November 2017 to January 2019, Mr. Sudock served as founder of Eastwood Analytics. From December 2016 to December 2017, Mr. Sudock served as an associate at ENSO Financial Management prior to and after its eventual sale to the Chicago Mercantile Exchange. Mr. Sudock earned a Bachelor of Arts (B.A.) in Economics from Bates College in Maine.

Allan J. Wallander has served as our Chief Financial Officer and Secretary since December 2023. Mr. Wallander previously served as Old GRIID’s Chief Financial Officer and Secretary from February 2021 to December 2023. From May 2020 to June 2021, Mr. Wallander served as Chief Financial Officer of Factorial Energy Inc., a privately held EV battery maker. From January 2019 to July 2021, Mr. Wallander served as Chief Financial Officer of Southern Distilling Company, a distiller of Southern Star Bourbon Whiskeys & Liqueurs. From October 2018 to July 2021, Mr. Wallander served as Chief Financial Officer of Folio Photonics, Inc., a data storage company. From October 2011 to July 2021, Mr. Wallander served as Chief Financial Officer of ScopiaRX, LLC, a company that provides a cloud-based analytics service that identifies drug-related risks when taking multiple medications. From August 2018 to January 2021, Mr. Wallander served as Chief Financial Officer of Aperity, Inc., a company that provides B2B sales intelligence solutions for Beverage Alcohol sales teams. From August 2018 to September 2020, Mr. Wallander served as Chief Financial Officer of 7Signal, Inc., a leader in enterprise wireless experience monitoring and management. From August 2017 to June 2020, Mr. Wallander served as Chief Financial Officer of Standard Bariatrics, Inc., a company that focuses on the development and commercialization of medical devices for the surgical treatment of obesity. From October 2016 to January 2018, Mr. Wallander served as Chief Financial Officer of Patient Home Monitoring, Inc., an at-home healthcare company. Mr. Wallander earned a Bachelor of Science in Accounting and an M.B.A. from Marquette University.

Non-Employee Directors

Cristina Dolan has served as a member of our board of directors since December 2023. In September 2018, Ms. Dolan co-founded Additum Blockchain, a European “Value Based Healthcare” ecosystem utilizing IoT, AI and blockchain-enabled reward tokens to improve patient outcomes. In February 2017, Ms. Dolan founded InsideChains, and has served as its Chief Executive Officer since its founding. Since February 2021, Ms. Dolan has served as Head of Alliances at RSA NetWitness, a cybersecurity platform using AI and machine learning to enable organizations to quickly detect and respond to threats. Since January 2020, Ms. Dolan has served as a Board advisor to Crayonic, a company that develops secure digital identity solutions, and since 2020, she has served as a Board advisor to WISeKey, Inc., a leading global cybersecurity company currently deploying large scale digital identity ecosystems for people and objects using Blockchain, AI and IoT (Nasdaq:WKEY). Since January 2017, Ms. Dolan has served as an advisor to 1843 Capital, a venture capital fund investing in early-stage technology companies. Ms. Dolan earned a Master of Media Arts and Sciences from the Massachusetts Institute of Technology. We believe Ms. Dolan is well qualified to serve as a director due to her extensive experience in the cryptocurrency industry, and bitcoin in particular.

Sharmila Kassam has served as a member of our board of directors since October 2020. Ms. Kassam is a proven business professional and institutional investor. Since November 2021, Ms. Kassam has served as Chief Operating Officer of Nasdaq Asset Owner Solutions. In September 2019, Ms. Kassam founded Aligned Capital Investing, a consulting firm focused on global institutional investors and investment managers. Ms. Kassam has also served as Advisory Board Member at Sweetwater Private Equity since August 2020, as Hedge Fund Board Member at Foundation Credit Opportunities since November 2019, as a policy advisor and instructor for Institutional Limited Partners Association (ILPA) since July 2015 and as Senior Fellow at Milken Institute Center for Financial Markets since September 2019. Ms. Kassam was formerly the deputy Chief Investment Officer at the Employees Retirement System of Texas (ERS) where she worked for over a decade from January 2008 until May 2019. Ms. Kassam is a licensed certified public accountant and also licensed to practice law in California and Texas. Ms. Kassam graduated from the University of Texas at Austin, where she received a Bachelor of Business Administration in accounting, with honors, and a J.D. from the University of Texas at Austin. We believe Ms. Kassam is well qualified to serve as a director due to her extensive experience in finance and capital investments across various industries and her contacts and relationships.

David Shrier has served as a member of our board of directors October 2020. Mr. Shrier also served as our President and Chief Executive Officer from October 2020 to December 2023. Through his consultancy and personal family office Visionary Future LLC, he has served as strategic advisor to three startup companies: Kaleidoco and Dandelion Science since December 2021, and The Emissions Capture Company since July 2023; and as a thought leadership consultant to CoinDesk, the #1 media company serving the cryptocurrency and blockchain industry. Mr. Shrier also served as a board member of Esme Learning Solutions, Inc., where Adit was a significant investor, and for which Mr. Shrier served in various roles from February 2019 to May 2023. Mr. Shrier also was a non-executive director of fintech company Mode Global Holdings PLC (LSE: MODE) from May 2022 to January 2023. He was a non-executive director of crypto infrastructure company Copper Technologies (UK) Ltd from November 2020 to January 2022, and Senior Advisor from January 2022 to December 2022. Mr. Shrier was co-founder of Riff Analytics, an artificial intelligence collaboration software company (where Adit was also an investor) that was acquired by Esme Learning in November 2021, and served as its chairman of the board of directors from its inception in June 2017 until July 2020. Riff Analytics was acquired by Esme Learning in November 2021. Mr. Shrier holds a part-time appointment as a Professor of Practice in the Department of Management & Innovation at Imperial College Business School which he began in December 2020. From August 2017 to July 2021, Mr. Shrier held a part-time appointment as Associate Fellow with Saïd Business School, University of Oxford, where he created and launched the Oxford Fintech and Oxford Blockchain Strategy Programmes online, as well as Oxford Fintech Lab. Between February 2013 and November 2020, Mr. Shrier held a variety of instructional and administrative roles at the Massachusetts Institute of Technology, including New Ventures Officer, Managing Director, Connection Science & Engineering and most recently, Lecturer, Media Arts & Sciences. Previously, Mr. Shrier has held a variety of management roles in privately funded companies including, most recently, Distilled Identity, where he served as Chief Executive Officer from June 2017 to May 2020. From September 2017 to June 2023, Mr. Shrier served as a member of FINRA’s fintech advisory Committee. Mr. Shrier is a senior advisor to the UK government’s Revenue & Customs department (HMRC) since December 2019 as well as UK Department for International Trade’s fintech steering board since March 2018. Since October 2020, Mr. Shrier has also been an advisor to the European Parliament’s Science & Technology Committee. Mr. Shrier is also on the advisory board for WorldQuant University, which offers a totally free online master’s degree in financial engineering, where he has served since April 2016. He has published several books on cryptocurrency, fintech and blockchain. We believe Mr. Shrier is well qualified to serve as a director due to his extensive experience managing technology companies, his experience in crypto and blockchain, and his contacts and relationships.

Neal Simmons has served as a member of our board of directors since December 2023. Since May 2020, Mr. Simmons has served as President and Chief Executive Officer of Eagle Creek Renewable Energy LLC, a company that acquires, enhances and operates small hydroelectric power facilities, and from October 2019 until May 2020 served as its Senior Vice President. From April 2015 until October 2019, Mr. Simmons served as Senior Vice president of Cube Hydro Partners, a company that invests in, develops, and modernizes hydroelectric facilities and provides consulting services on project management, regulation, and development of clean energy resources, with a focus on hydroelectric power. Mr. Simmons earned a Bachelor of Engineering degree from Bucknell University and a Doctor of Philosophy in Mechanical Engineering and Materials Science degree from Duke University. We believe Mr. Simmons is well qualified to serve as a director due to his extensive executive experience in the energy and technology industries.

Sundar Subramaniam has served as a member of our board of directors since December 2023. Since 2000, Mr. Subramaniam has served as Managing Partner of Ifesia. Mr. Subramaniam received his Bachelor of Arts degree in Economics and Computer Science from Brandeis University, an M.B.A. from MIT and an M.S. from the Harvard-MIT Division of Health Sciences and Technology. We believe Mr. Subramaniam is well qualified to serve as a director due to his extensive experience in finance and capital investments across various industries and his experience with financial matters in a variety of businesses.

Thomas J. Zaccagnino has served as a member of our board of directors since December 2023. In 2012, Mr. Zaccagnino founded Muirfield Investment Partners LLC, a private investment firm, and has served as Managing partner since such time. Mr. Zaccagnino received his Bachelor of Arts degree from Yale University. We believe Mr. Zaccagnino is well qualified to serve as a director due to his experience in finance, capital investments, as an investor, and his experience with financial matters in a variety of businesses.

Family Relationships

There are no family relationships among any of our directors or executive officers.

Board Composition

Our business and affairs are organized under the direction of our board of directors. Our board of directors currently consists of seven members. James D. Kelly III currently serves as Chair of our board of directors. The primary responsibilities of our board of directors is to provide oversight, strategic guidance, counseling and direction to our management. Our board of directors meets on a regular basis and additionally as required.

The number of directors is be fixed by our board of directors, subject to the terms of our second amended and restated certificate of incorporation and amended and restated bylaws. Each of our directors will continue to serve as a director until the election and qualification of his or her successor, or until his or her earlier death, resignation or removal.

Classified Board of Directors

In accordance with our second amended and restated certificate of incorporation, our directors are divided into three classes serving staggered three-year terms. At each annual meeting of stockholders, a class of directors will be subject to re-election for a three-year term. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Our directors are currently divided among the three classes as follows:

•	the Class I directors are David L. Shrier and Cristina Dolan, and their terms will expire at the annual meeting of stockholders to be held in 2024;

•	the Class II directors are Sharmila Kassam and Neal Simmons, and their terms will expire at the annual meeting of stockholders to be held in 2025; and

•	the Class III directors are Sundar Subramaniam, Thomas J. Zaccagnino and James D. Kelly III, and their terms will expire at the annual meeting of stockholders to be held in 2026.

Each director’s term continues until the election and qualification of his or her successor, or his or her earlier death, resignation or removal. Our second amended and restated certificate of incorporation and our amended and restated bylaws authorize only our directors to fill vacancies on our board of directors. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The classification of our board of directors may have the effect of delaying or preventing a change in control or management.

Role of Board in Risk Oversight

Risk assessment and oversight is an integral part of our governance and management processes. Our board of directors encourages management to promote a culture that incorporates risk management into its corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings, and conducts specific strategic planning and review sessions during the year that includes a focused discussion and analysis of the risks facing our company. Throughout the year, senior management reviews these risks with our board of directors at regular board meetings as part of management presentations that focus on particular business functions, operations or strategies, and presents the steps taken by management to mitigate or eliminate such risks.

Our board of directors does not have a standing risk management committee, but rather administers this oversight function directly through our board of directors as a whole, as well as through various standing committees of our board of directors that address the risks inherent in their respective areas of oversight.

While our board of directors is responsible for monitoring strategic risk exposure, our audit committee oversees management of financial reporting, compliance and litigation risks, as well as the steps management has taken to monitor and control such exposures. Our nominating and corporate governance committee manages risks associated with the independence of our board of directors, potential conflicts of interest and the effectiveness of our board of directors. Our compensation committee is responsible for overseeing the management of risks relating to our executive compensation policies, plans and arrangements and the extent to which those policies or practices increase or decrease risks for our company.

Director Independence

We adhere to the rules of the Nasdaq Stock Market LLC (“Nasdaq”) in determining whether a director is independent. We have undertaken a review of the independence of our directors and determined that each of our directors other than Messrs. Kelly, Shrier and Simmons qualify as “independent directors,” as defined under the rules of Nasdaq and Cboe Canada, and our board of directors consists of a majority of “independent directors,” as defined under the rules of the SEC, Nasdaq, and Cboe Canada relating to director independence requirements. In addition, we are subject to the rules of the SEC, and Cboe Canada, relating to the membership, qualifications, and operations of the audit committee, as discussed below.

Board Committees

Our board of directors has three standing committees—an audit committee, a compensation committee, and a nominating and corporate governance committee. Copies of the charters for each committee are available on our website. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

Audit Committee

Our audit committee consists of Sharmila Kassam, Cristina Dolan and Thomas J. Zaccagnino. Our board of directors has determined that each of the members of the audit committee satisfy the independence requirements of Nasdaq, Cboe Canada, and Rule 10A-3 under the Exchange Act and are able to read and understand fundamental financial statements in accordance with Nasdaq rules and are financially literate in accordance with Cboe Canada rules. In arriving at this determination, our board of directors examines each audit committee member’s scope of experience and the nature of their prior and/or current employment.

Sharmila Kassam serves as the chair of our audit committee. Our board of directors has determined that Sharmila Kassam qualifies as an audit committee “financial expert” within the meaning of SEC regulations.

Our audit committee is directly responsible for, among other things:

•	appointing, evaluating, and overseeing a firm to serve as our independent registered public accounting firm to audit our consolidated financial statements;

•	discussing with our independent registered public accounting firm their independence from management;

•	discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and that firm, our interim and year-end operating results;

•	establishing procedures for employees to anonymously submit concerns about questionable accounting or audit matters;

•	considering the adequacy of our internal controls and internal audit function;

•	monitoring and reviewing legal, regulatory, and administrative compliance to the extent affecting our financial results;

•	reviewing proposed waivers of the code of business conduct and ethics for directors and executive officers;

•	reviewing and recommending changes or amendments to the code of business and conduct and ethics;

•	reviewing material related party transactions or those that require disclosure;

•	determining and reviewing risk assessment guidelines and policies, including cybersecurity risks, financial risk exposure, and internal controls regarding information security; and

•	approving or, as permitted, pre-approving all audit and non-audit services to be performed by our independent registered public accounting firm.

Compensation Committee

Our compensation committee consists of Thomas J. Zaccagnino, Sharmila Kassam and Sundar Subramaniam. Thomas J. Zaccagnino serves as the chair of the compensation committee. Our board of directors has determined that each of the members of our compensation committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act and satisfies the independence requirements of the rules of Nasdaq and Cboe Canada. The compensation committee is responsible for, among other things:

•	reviewing and approving the compensation of our executive officers and recommending that our board of directors approve the compensation of our Chief Executive Officer;

•	reviewing and recommending to our board of directors the compensation of our directors;

•	administering our stock and equity incentive plans and overseeing regulatory compliance related to such plans;

•	reviewing and approving, or making recommendations to our board of directors with respect to, incentive compensation and equity plans; and

•	reviewing our overall compensation philosophy.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Sundar Subramaniam, Thomas J. Zaccagnino, and Cristina Dolan. Sundar Subramaniam serves as the chair of the nominating and corporate governance committee. Our board of directors has determined that each of the members of our nominating and corporate governance committee satisfies the independence requirements of the rules of Nasdaq and Cboe Canada.

The nominating and corporate governance committee is responsible for, among other things:

•	developing and recommending selection criteria for new directors for our board of directors

•	identifying and recommending candidates for membership on our board of directors;

•	reviewing board director independence annually and, as needed, as potential conflicts of interest arise;

•	reviewing and recommending our corporate governance guidelines and policies;

•	overseeing the process of evaluating the performance of our board of directors; and

•	assisting our board of directors on corporate governance matters.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee have ever been one of our executive officers or employees. None of our executive officers currently serve, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that will serve as a member of our board of directors or compensation committee.

Board Diversity

Our nominating and corporate governance committee is responsible for reviewing with our board of directors, on an annual basis, the appropriate characteristics, skills and experience required for our board of directors as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members), our nominating and corporate governance committee, in recommending candidates for election, and our board of directors, in approving (and, in the case of vacancies, appointing) such candidates, may take into account many factors, including but not limited to the following:

•	personal and professional integrity;

•	ethics and values;

•	experience in corporate management, such as serving as an officer or former officer of a publicly held company;

•	professional and academic experience relevant to our industry;

•	experience as a board member of another publicly held company;

•	strength of leadership skills;

•	experience in finance and accounting and/or executive compensation practices;

•	ability to devote the time required for preparation, participation and attendance at board of directors’ meetings and committee meetings, if applicable;

•	background, gender, age and ethnicity;

•	conflicts of interest; and

•	ability to make mature business judgments.

Our board of directors evaluates each individual in the context of our board of directors as a whole, with the objective of ensuring that our board of directors, as a whole, has the necessary tools to perform its oversight function effectively in light of our business and structure.

Limitation on Liability and Indemnification Matters

Our second amended and restated certificate of incorporation and our amended and restated bylaws limit our directors’ liability and may indemnify our directors and officers to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for:

•	any breach of the director’s duty of loyalty to us or its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any unlawful payment of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

•	any transaction from which the director derived an improper benefit.

The DGCL and our amended and restated bylaws provide that we will, in certain situations, indemnify our directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law.

We have entered, or intend to enter, into indemnification agreements with each of our directors and officers. These indemnification agreements may require us, among other things, to indemnify our directors and officers for some expenses, including attorneys’ fees, judgments, penalties, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request. Subject to certain limitations, our indemnification agreements also require us to advance expenses incurred by our directors or officers for the defense of any action for which indemnification is required or permitted.

We maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers.

The limitation of liability and indemnification provisions in our second amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and our stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or control persons, in the opinion of the SEC, such indemnification is against public policy, as expressed in the Securities Act and is therefore unenforceable.

Code of Business Conduct and Ethics for Employees, Executive Officers, and Directors

We have a code of business conduct and ethics (the “Code of Conduct”), applicable to all of our employees, executive officers and directors. The Code of Conduct is available on our website. Our audit committee is responsible for overseeing the Code of Conduct and must approve any waivers of the Code of Conduct for employees, executive officers and directors. Any amendments to the Code of Conduct, or any waivers of its requirements, will be disclosed on our website.

Non-Employee Director Compensation

Our board of directors expects to review director compensation periodically to ensure that director compensation remains competitive such that we are able to recruit and retain qualified directors.

We intend to develop a non-employee director compensation program that is designed to align compensation with our business objectives and the creation of stockholder value, while enabling us to attract, retain, incentivize and reward directors who contribute to our long-term success.

EXECUTIVE AND DIRECTOR COMPENSATION

As an emerging growth company and smaller reporting company, we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies” as such term is defined in the rules promulgated under the Securities Act, which require compensation disclosure for our principal executive officer and our two other most highly compensated executive officers with annual compensation in excess of $100,000, which we refer to as our “named executive officers” or “NEOs.”

Overview

The following discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. The compensation reported in this discussion is not necessarily indicative of how our NEOs will be compensated in the future.

Prior to the Merger, none of Adit’s executive officers or directors had received any cash compensation for services rendered to Adit. As a result, this discussion focuses on the historical compensation of Old GRIID’s executive officers and directors prior to the Merger and our executive officers and directors after consummation of the Merger.

Old GRIID designed its compensation and benefits program to attract, retain, incentivize and reward talented and qualified executives who shared its philosophy and desire to work towards achieving its goals.

Old GRIID believed its compensation program promoted the success of Old GRIID and aligned executive incentives with the long-term interests of its members. Old GRIID’s compensation program consisted primarily of salary, cash bonus, and profits interests.

Old GRIID was considered an emerging growth company for purposes of the SEC’s executive compensation disclosure rules. In accordance with such rules, this section provides an overview of Old GRIID’s executive compensation programs, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below. Further, Old GRIID’s reporting obligations extended only to the individuals serving as its principal executive officer and its two other most highly compensated executive officer (collectively, the “named executive officers”).

James D. Kelly III, as Old GRIID’s sole manager and Chief Executive Officer, has historically determined the compensation for the named executive officers. For the year ended December 31, 2022, Old GRIID’s named executive officers were:

•	James D. Kelly III, Chief Executive Officer.

•	Michael W. Hamilton, Chief Research Officer.

•	Allan J. Wallander, Chief Financial Officer.

Summary Compensation Table

The following table provides information regarding the compensation earned by the named executive officers for the years ended December 31, 2023 and 2022.

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards(2) ($)	All other compensation ($)	Total
James D. Kelly III	2023	$225,000.00	—	—	—	$225,000.00
Chief Executive Officer	2022	$225,000.00	—	—	—	$225,000.00
Michael W. Hamilton	2023	$180,000.00	—	—	—	$180,000.00
Chief Research Officer	2022	$180,000.00	—	—	—	$263,000.00
Allan J. Wallander	2023	$150,000.00	—	—	—	$150,000.00
Chief Financial Officer	2022	$150,000.00	—	$23,750.00	—	$109,003.09

Narrative Disclosure to the Summary Compensation Table

Elements of Compensation in 2023 and 2022

The compensation of the named executive officers in 2023 and 2022 generally consisted of base salary, annual cash bonus opportunities and other benefits, as described below.

Base Salary

The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role, responsibilities, and contributions. Each named executive officer’s initial base salary was determined by the sole manager of Old GRIID, Mr. Kelly. For 2023 and 2022, the named executive officers’ annual base salary rates were: $225,000 for Mr. Kelly, $180,000 for Mr. Hamilton and $150,000 for Mr. Wallander.

Annual Performance-Based Bonus

Prior to the closing of the Merger, annual cash bonuses were determined by the sole manager of Old GRIID based on the achievement of corporate and/or individual performance goals, including operations, financing and corporate development. In 2023 and 2022 no named executive officers earned cash bonuses.

Long Term Equity Incentives

Old GRIID’s equity-based incentive awards were designed to align its interests and the interests of its members with those of its employees and consultants, including the named executive officers. Old GRIID’s sole manager, Mr. Kelly, approved all equity grants. In 2023 and 2022, none of the named executive officers received any incentive units.

As of December 31, 2023, Mr. Hamilton held 200,000 incentive units and Mr. Wallander held 125,000 incentive units. Mr. Kelly did not hold any incentive units. Each of the incentive units was granted under the Old GRIID Infrastructure Equity Plan Profits Interest Plan described in greater detail below.

Named Executive Officers’ Employment Agreements

The named executive officers other than Mr. Kelly have signed offer letters of employment.

Michael W. Hamilton Offer Letter

In August 2019, Old GRIID entered into a letter agreement with Mr. Hamilton. Mr. Hamilton’s letter agreement provided for Mr. Hamilton’s at-will employment as Old GRIID’s Chief Technology Officer (his title subsequently being changed to Chief Research Officer) and set forth his initial annual base salary of $180,000, less payroll deductions and withholdings, paid on Old GRIID’s normal payroll schedule. Mr. Hamilton’s letter agreement also provided that he was eligible to earn a discretionary, performance-based bonus of up to $100,000 based upon mutually agreed criteria and objectives. Mr. Hamilton’s letter agreement further provided that, subject to approval of Old GRIID’s manager, he would receive a grant of units equal to 1% of the equity of Old GRIID at the time of the grant, which shall have been subject to vesting, with 25% of the units vesting on the one-year anniversary of Mr. Hamilton’s employment start date and the balance vesting 1/36th per month over the following 36-month period. In addition, Mr. Hamilton’s letter agreement provided for severance benefits upon a termination of his employment by Old GRIID without “cause” (as such term is defined in his letter agreement) subject to execution of a general release of claims and return of company property. The severance benefit was to be a cash payment equal to (i) four weeks’ base salary in effect at the time of termination in the event that such termination occurs within the first year of employment, or (ii) two weeks’ base salary in effect at the time of termination in the event such termination occurs after the first year of employment. In connection with the letter agreement, Mr. Hamilton also entered into a restrictive covenant agreement pursuant to which Mr. Hamilton agreed to certain customary confidentiality, non-compete and non-solicitation covenants.

Allan J. Wallander Offer Letter

In April 2021, Old GRIID entered into a letter agreement with Mr. Wallander. Mr. Wallander’s letter agreement provided for Mr. Wallander’s at-will employment as our Chief Financial Officer and set forth his initial annual base salary of $150,000 less annual payroll deductions and withholdings, paid on Old GRIID’s normal payroll schedule. Mr. Wallander’s letter agreement also provided that, subject to approval of Old GRIID’s manager, he would receive a grant of units equal to 1% of the equity of Old GRIID at the time of the grant, which shall have been subject to vesting, with 25% of the units vesting on the one-year anniversary of February 8, 2021 and the balance vesting 1/36th per month over the following 36-month period. In addition, Mr. Wallander’s letter agreement provided for severance benefits upon a termination of his employment by us without “cause” (as such term is defined in his letter agreement) subject to execution of a general release of claims and return of company property. The severance benefit was to be a cash payment equal to (i) 1 months’ base salary in effect at the time of termination in the event that such termination occurs within the first year of employment, or (ii) 2 months’ base salary in effect at the time of termination in the event such termination occurs after the first year of employment. In connection with the letter agreement, Mr. Wallander also entered into a restrictive covenant agreement pursuant to which Mr. Wallander agreed to certain customary confidentiality, non-compete and non-solicitation covenants.

Outstanding Profits Interests Awards

Mr. Hamilton was issued two awards of 100,000 incentive units each, pursuant to incentive unit award agreements between Mr. Hamilton and Equity Plan LLC (as defined below) and the terms and conditions of the limited liability company agreement of Equity Plan LLC. Each incentive unit award agreement provides for a profits interest threshold amount of $353,790.51 in the aggregate. Pursuant to the incentive unit award agreements, 1/4th of the incentive units vested on August 23, 2020 and December 23, 2020, respectively, and in each case 1/36th of the incentive units will vest monthly thereafter, subject to Mr. Hamilton’s continuous service to Equity Plan LLC, Old GRIID or any direct or indirect subsidiary of Old GRIID through each applicable vesting date. In the event of Mr. Hamilton’s termination of service, any unvested incentive units will be forfeited to Equity Plan LLC.

Mr. Wallander was issued an award of 125,000 incentive units, pursuant to an incentive unit award agreement between Mr. Wallander and Equity Plan LLC and the terms and conditions of the limited liability company agreement of Equity Plan LLC. The incentive unit award agreement provides for a profits interest threshold amount of $353,790.51 in the aggregate. Pursuant to the incentive unit award agreement, 1/4th of the incentive units vested on February 8, 2022 and 1/36th of the incentive units shall vest monthly thereafter, subject to Mr. Wallander’s continuous service to Equity Plan LLC, Old GRIID or any direct or indirect subsidiary of Old GRIID through each applicable vesting date. In the event of Mr. Wallander’s termination of service, any unvested incentive units will be forfeited to Equity Plan LLC.

Such awards were converted into shares of our common stock at the closing of the Merger pursuant to the Merger Agreement.

Griid Infrastructure Equity Plan LLC Profits Interest Plan

In April 2021, Old GRIID formed Equity Plan LLC and adopted the Griid Infrastructure Equity Plan LLC Profits Interest Plan (the “Plan”) for purposes of granting select employees and other service providers incentive units pursuant to incentive unit award agreements in an effort to further increase these employees’ and service providers’ personal stakes in the growth and success of Old GRIID and any direct or indirect subsidiary of Old GRIID.

Administrator. The Plan is administered by Old GRIID, the current managing member of Equity Plan LLC.

Incentive Units Subject to the Plan. The number of incentive units that Equity Plan LLC may issue under the Plan may not exceed 2,500,000 incentive units. If and to the extent that any award is forfeited (or repurchased by Equity Plan LLC for its original cost), the incentive units subject to such awards will again be available for distribution under the Plan. The incentive units are intended to constitute “profits interests” in Equity Plan LLC within the meaning of Revenue Procedures 93-27 and 2001-43 under the Code.

Vesting. The administrator of the Plan will establish such vesting criteria for the incentive units as it determines in its discretion and shall include such vesting criteria in each award agreement. Vesting may be based on the continued service of the participant in the Plan or on the achievement of performance goals set out in the award agreement. Incentive units may also be fully vested on the date of grant. Incentive units that have not vested are “restricted incentive units.” Incentive units that have vested are “unrestricted incentive units.” The administrator may, at any time, waive or accelerate any of the foregoing restrictions, in whole or in part, in its discretion.

Profits Interest Threshold Amount. The administrator shall specify the profits interest threshold amount applicable to each incentive unit in the applicable award agreement in accordance with the limited liability company agreement of Equity Plan LLC. The profits interest threshold amount applicable to any incentive unit shall be no less than the amount determined by the administrator to be necessary to cause such incentive unit to constitute a “profits interest” within the meaning of Revenue Procedures 93-27 and 2001-43.

Voting. Participants will have no voting rights with respect to incentive units granted under the Plan.

Equity Plan LLC Call Right. Unless otherwise determined by the administrator and set forth in the applicable award agreement, at any time prior to the consummation of a “qualified public offering” or a change in control, Equity Plan LLC, at its election, may require the service provider or its permitted transferee to either forfeit or sell to Equity Plan LLC all or any portion of such service provider’s or such permitted transferee’s incentive units in connection with a termination of service at the following respective purchase prices: (i) in the event of a termination of service for any reason, restricted incentive units shall be forfeited without consideration; (ii) in the event of a termination of service for cause, unrestricted incentive units shall be forfeited without consideration; (iii) in the event of a termination of service (i) by Equity Plan LLC, Old GRIID or any direct or indirect subsidiary of Old GRIID for a reason other than cause, or (ii) by the service provider for any reason (including as a result of the death or disability of the service provider), Equity Plan LLC’s purchase price per unrestricted incentive unit shall be its fair market value on the date of such termination of service. A “qualified public offering” means the sale, in a firm commitment underwritten public offering led by a nationally recognized underwriting firm pursuant to an effective registration statement under the Securities Act, of units (or common stock of Old GRIID) having an aggregate offering value (net of underwriters’ discounts and selling commissions) of at least $100 million, following which at least 20% of the total units (or common stock of Old GRIID) on a fully diluted basis shall have been sold to the public and shall be listed on any national securities exchange or quoted on the NASDAQ Stock Market System. A merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination between a special purpose acquisition company and GRIID qualifies as a qualified public offering.

Equity Plan LLC Conversion Option. Unless otherwise determined by the administrator and set forth in the applicable award agreement, at any time following a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination between a special purpose acquisition company and GRIID, the Equity Plan LLC may, at its election, require any service provider upon a termination of service (including any termination of service that may have occurred prior to the transaction with the special purpose acquisition company) to convert all or a portion of such service provider’s incentive units into shares or other equity securities of the special purpose acquisition company into which holders of incentive units otherwise may convert.

Change in Control. The administrator may, in its discretion, provide in any award agreement that all or a portion of a participant’s restricted incentive units shall become unrestricted incentive units upon a change in control and/or that the restrictions and limitations applicable to the incentive units shall lapse and such incentive units shall become free of all restrictions and become fully vested and transferable (subject to any restrictions generally applicable to other members of the Equity Plan LLC). In the event of a change in control and the service provider’s termination of service with Equity Plan LLC for a reason other than cause within 12 months after the occurrence of the change in control, all restricted incentive units that are outstanding on the date of the termination of service shall fully vest and become unrestricted incentive units.

Term of the Plan. The Plan will remain in effect until it is revised or terminated by further action of the administrator.

Amendment. The administrator may at any time amend or modify the Plan in whole or in part. However, no amendment or termination of the Plan may impair the right of a participant with respect to an award previously granted under the plan without such participant’s consent. Notwithstanding the foregoing, the participant’s consent shall not be required if the administrator determines in its sole discretion that such an amendment or modification or termination is required or advisable for Equity Plan LLC, Old GRIID or any direct or indirect subsidiary of Old GRIID, the Plan or the award to satisfy any applicable law or regulation, stock exchange rule, over-the-counter market rule or to meet the requirements of any intended accounting treatment. The administrator may also amend the plan and/or any award agreement without the participant’s consent to the extent necessary to (a) comply with Section 409A of the Code, or (b) ensure that the incentive units granted under the Plan are treated as profits interests for all United States federal income tax purposes.

Incentive Units Award Agreements

In April 2021, Old GRIID authorized and approved, and Equity Plan LLC issued, incentive units to Mr. Hamilton. The incentive units, which are treated as profits interest, are a type of unit in Equity Plan LLC and, accordingly, in connection with the Merger will be treated like other units in Old GRIID with respect to the consideration received as part of the Merger, subject to certain forfeiture restrictions for the Merger consideration received in exchange for unvested incentive units.

Mr. Wallander was issued an award of 125,000 incentive units, pursuant to an incentive unit award agreement between Mr. Wallander and Equity Plan LLC and the terms and conditions of the limited liability company agreement of Equity Plan LLC. The incentive unit award agreement provides for a profits interest threshold amount of $353,790.51 in the aggregate. Pursuant to the incentive unit award agreement, 1/4th of the incentive units vested on February 8, 2022 and 1/36th of the incentive units shall vest monthly thereafter, subject to Mr. Wallander’s continuous service to Equity Plan LLC, Old GRIID or any direct or indirect subsidiary of Old GRIID through each applicable vesting date. In the event of Mr. Wallander’s termination of service, any unvested incentive units will be forfeited to Equity Plan LLC.

Potential Payments Upon Termination or Change in Control

As of December 31, 2022, James D. Kelly III was not entitled to any payments or benefits from Old GRIID in connection with any termination of employment or a change in control of the Company.

Mr. Hamilton’s letter agreement provides for severance benefits upon a termination of his employment by Old GRIID without “cause” (as such term is defined in his letter agreement) subject to execution of a general release of claims and return of company property. The severance benefit is a cash payment equal to (i) four weeks’ base salary in effect at the time of termination in the event that such termination occurs within the first year of employment, or (ii) two weeks’ base salary in effect at the time of termination in the event such termination occurs after the first year of employment.

Other Benefits

Old GRIID provided welfare benefits that are available to all of its employees, including the named executive officers, including health, dental, life, vision and disability insurance.

Old GRIID did not maintain a 401(k) plan.

Old GRIID did not maintain any defined benefit pension plans or nonqualified deferred compensation plans.

Non-employee Director Compensation

Mr. Kelly was the sole manager of Old GRIID. Old GRIID did not pay any additional compensation to Mr. Kelly for serving as the sole manager of Old GRIID.

Post-Merger Executive Compensation

We are currently developing an executive compensation program that is designed to align compensation with our business objectives and the creation of stockholder value, while enabling us to attract, retain, incentivize and reward individuals who contribute to our long-term success. Decisions on the executive compensation program will be made by our compensation committee.

2023 Omnibus Incentive Compensation Plan

The GRIID Infrastructure Inc. 2023 Omnibus Incentive Compensation Plan (the “2023 Plan”), which was approved by our stockholders, became effective upon the closing of the Merger.

The following principal feature summary does not purport to be a complete description of all of the provisions of our 2023 Plan. It is qualified in its entirety by reference to the complete text of the 2023 Plan, which was filed as Exhibit 10.2 to our Current Report on Form 8-K, as filed with the SEC on January 2, 2024 and is incorporated herein by reference.

Eligibility

Employees and consultants of the Company and its affiliates are eligible to receive awards under the incentive plan, including all of our executive officers and all other current and future employees and consultants. Non-employee directors (currently there are six) are also eligible to receive awards under the incentive plan. Incentive stock options (“ISOs”), however, may only be granted to employees of the Company and its corporate subsidiaries.

Administration

We will bear all expenses of the incentive plan and our compensation committee will administer the plan. The compensation committee has the authority to grant awards to such eligible persons and upon such terms and conditions (not inconsistent with the provisions of the incentive plan) as it may consider appropriate. Among the compensation committee’s powers is the authority to (i) determine the form, amount and other terms and conditions of awards; (ii) clarify, construe or resolve any ambiguity in any provision of the incentive plan or any award agreement; (iii) amend the terms of outstanding awards, subject to the grantee’s consent in certain cases and the incentive plan’s prohibitions against repricing of awards without stockholder approval; and (iv) adopt such rules, forms, instruments and guidelines for administering the incentive plan as the compensation committee deems necessary or proper. The compensation committee may delegate any or all of its administrative authority to one or more of our officers, except with respect to awards to non-employee directors and executive officers, including executive officers who are subject to Section 16 of the Exchange Act. Based on service, performance and/or other factors or criteria, the compensation committee may, after the grant of an award, accelerate the vesting of all or any part of the award. Notwithstanding the foregoing, any exercise of discretion regarding awards for non-employee directors must be approved by our board of directors.

Share Counting Provisions

Shares of common stock covered by an award shall only be counted as used to the extent actually used. A share of common stock issued in connection with an award under the incentive plan shall reduce the total number of shares of common stock available for issuance under the incentive plan by one; provided, however, that, upon settlement of a stock appreciation right (“SAR”), the total number of shares available for issuance under the incentive plan shall be reduced by the gross number of shares underlying the portion of the SAR that is exercised. If any award under the incentive plan terminates without the delivery of shares of common stock, whether by lapse, forfeiture, cancellation or otherwise, the shares of common stock subject to such award, to the extent of any such termination, shall again be available for grant under the incentive plan. Notwithstanding the foregoing, upon the exercise of any such award granted in tandem with any other awards, such related awards shall be cancelled to the extent of the number of shares of common stock as to which the award is exercised, and such number of shares shall no longer be available for awards under the incentive plan. If any shares subject to an award granted under the incentive plan are withheld or applied as payment in connection with the exercise of such award or the withholding or payment of taxes related thereto or separately surrendered by the participant for any such purpose, such returned shares of common stock will be treated as having been delivered for purposes of determining the maximum number of shares remaining available for grant under the incentive plan and shall not again be treated as available for grant under the incentive plan. The number of shares available for issuance under the incentive plan may not be increased through the purchase of shares on the open market with the proceeds obtained from the exercise of any options or purchase rights granted under the incentive plan. Notwithstanding the foregoing, however, in the case of any substitute award granted in assumption of or in substitution for an equity award issued by an acquired entity, shares delivered or deliverable in connection with such substitute award shall not be counted against the number of shares reserved under the incentive plan (to the extent permitted by applicable stock exchange rules), and available shares of stock under a stockholder-approved plan of an acquired entity (as appropriately adjusted to reflect the transaction) also may be used for awards under the incentive plan, and shall not reduce the number of shares otherwise available under the incentive plan (subject to applicable stock exchange requirements).

If a dividend or other distribution (whether in cash, shares or other property) (excluding ordinary dividends or distributions), recapitalization, forward or reverse stock split, subdivision, consolidation or reduction of capital, reorganization, merger, consolidation, scheme of arrangement, split-up, spin-off or combination involving us or the repurchase or exchange of shares of our common stock or other securities, or other rights to purchase shares of our securities or other similar transaction or event, affects our shares of common stock such that the compensation committee determines that an adjustment is appropriate in order to prevent dilution or enlargement of the benefits (or potential benefits) provided to grantees under the incentive plan, the compensation committee shall make an equitable change or adjustment as it deems appropriate in the number and kind of securities that may be issued pursuant to awards under the incentive plan, the per individual limits on the awards that can be granted in any calendar year and any outstanding awards and the related exercise prices (as defined below) relating to any such awards, if any.

Share Limits

Under the terms of the incentive plan, the maximum number of shares of common stock reserved for delivery in settlement of awards shall be an aggregate of 4,000,000 shares of our common stock. The total number of shares of common stock that may be delivered pursuant to the exercise of ISOs granted under the incentive plan may not exceed 4,000,000 shares.

Generally, no grantee (other than a non-employee director) may be granted in a single calendar year awards under the incentive plan denoted in shares with respect to more than 500,000 shares (twice that limit for awards granted in the year in which the grantee (other than a non-employee director) first commences employment or service). The maximum potential value of awards under the incentive plan denoted in dollars that may be granted in a single calendar year to any grantee (other than a non-employee director) may not exceed $2,500,000 (twice that limit for awards granted to a grantee (other than a non-employee director) in the year in which the grantee first commences employment or service). A non-employee director may not be granted awards under the incentive plan in a single calendar year that, taken together with any cash fees paid for the director’s service as a director during the year, exceeds $2,500,000 in total value (calculating the value of such awards based on the grant date fair value for financial accounting purposes.

Types of Awards

The incentive plan permits the grant of any or all of the following types of awards to grantees: (i) stock options, including non-qualified options and ISOs; (ii) SARs; (iii) restricted stock; (iv) deferred stock and restricted stock units; (v) performance units and performance shares; (vi) dividend equivalents; and (vii) other stock-based awards.

Generally, awards under the incentive plan are granted for no consideration other than prior and/or future services. Awards granted under the incentive plan may, in the discretion of the compensation committee, be granted alone or in addition to, in tandem with or in substitution for, any other award under the incentive plan or any other plan of ours; provided, however, that if a SAR is granted in tandem with an ISO, the SAR and ISO must have the same grant date and term, and the exercise price of the SAR may not be less than the exercise price of the related ISO. The material terms of each award will be set forth in a written or electronic award agreement between the grantee and the Company. The agreements will specify when the award may become vested, exercisable or payable. No right or interest of a participant in any award will be subject to any lien, obligation or liability of the participant. The laws of the State of Delaware govern the incentive plan. The incentive plan is unfunded, and we will not segregate any assets for grants of awards under the incentive plan. The incentive plan is not subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

Other than awards excluded from the minimum vesting requirement as set forth herein, no award may be granted under the incentive plan that will be eligible to vest earlier than 12 months after the date of grant and/or have a performance period of less than 12 months. Notwithstanding the foregoing, awards that result in the issuance of an aggregate of up to 5% of the shares of our common stock available under the incentive plan may be granted without regard to such minimum vesting requirements. The foregoing restrictions do not limit the compensation committee’s authority to accelerate, or provide for the acceleration of, the vesting of all or any part of any award granted under the incentive plan.

Stock Options and SARs

The compensation committee is authorized to grant SARs and stock options (including ISOs, except that an ISO may only be granted to an employee of ours or one of our parent or subsidiary corporations). A stock option allows a grantee to purchase a specified number of our shares at a predetermined price per share (the “Option Exercise Price”) during a fixed period measured from the date of grant. A SAR entitles the grantee to receive the excess of the fair market value of a specified number of shares on the date of exercise over a predetermined exercise price per share (the “SAR Exercise Price”). The Option Exercise Price or SAR Exercise Price will be determined by the compensation committee and set forth in the award agreement, but neither may be less than the fair market value of a share on the grant date (110 percent of the fair market value in case of certain ISOs or SARs granted in tandem with certain ISOs).

The term of each option or SAR is determined by the compensation committee and set forth in the award agreement, except that the term may not exceed ten years (five years in case of certain ISOs or SARs granted in tandem with certain ISOs). Options may be exercised by payment of the purchase price through one or more of the following means: payment in cash (including personal check or wire transfer), or, with the approval of the compensation committee, by delivering shares of common stock previously owned by the grantee, by the withholding of shares of common stock to be acquired upon the exercise of such option or by delivering restricted shares of common stock. The compensation committee may also permit a grantee to pay the Option

Exercise Price through the sale of shares acquired upon exercise of the option through a broker-dealer to whom the grantee has delivered irrevocable instructions to deliver sales proceeds sufficient to pay the purchase price to us. In the case of ISOs, the aggregate fair market value (determined as of the date of grant) of common stock with respect to which an ISO may become exercisable for the first time during any calendar year cannot exceed $100,000; and if this limitation is exceeded, the ISOs which cause the limitation to be exceeded will be treated as nonqualified options. No participant may be granted SARs in tandem with ISOs, which are first exercisable in any calendar year for shares of Company stock having an aggregate fair market value (determined as of the date of grant) that exceeds $100,000.

Restricted Shares

The compensation committee may award restricted shares consisting of shares of common stock which remain subject to a risk of forfeiture and may not be disposed of by grantees until certain restrictions established by the compensation committee lapse. The vesting conditions may be service-based (i.e., requiring continuous service for a specified period) or performance-based (i.e., requiring achievement of certain specified performance objectives) or both. Unless the award agreement eliminates such rights, a grantee receiving restricted shares will have the right to vote the restricted shares and to receive any dividends payable on such restricted shares if and at the time the restricted shares vest (such dividends to either be deemed reinvested into additional restricted shares subject to the same terms as the restricted shares to which such dividends relate or accumulated and paid in cash when the restricted shares vest). Upon termination of the grantee’s affiliation with us during the restriction period (or, if applicable, upon the failure to satisfy the specified performance objectives during the restriction period), the restricted shares will be forfeited as provided in the award agreement.

Restricted Stock Units and Deferred Stock

The compensation committee may also grant restricted stock unit awards and/or deferred stock awards. A deferred stock award is the grant of a right to receive a specified number of our shares of common stock at the end of specified deferral periods or upon the occurrence of a specified event. A restricted stock unit award is the grant of a right to receive a specified number of our shares of common stock upon lapse of a specified forfeiture condition (such as completion of a specified period of service or achievement of certain specified performance objectives). If the service condition and/or specified performance objectives are not satisfied during the restriction period, the award will lapse without the issuance of the shares underlying such award.

Restricted stock units and deferred stock awards carry no voting or other rights associated with stock ownership. Unless the agreement eliminates such rights, however, a grantee receiving restricted stock units or deferred stock will receive dividend equivalents with respect to restricted stock units or deferred stock, and such dividend equivalents will either be deemed to be reinvested in additional shares of restricted stock units or deferred stock subject to the same terms as the shares of restricted stock or deferred stock to which such dividend equivalents relate or accumulated and paid in cash only if the related restricted stock units or deferred stock becomes vested and payable.

Performance Units

The compensation committee may grant performance units, which entitle a grantee to cash or shares of common stock conditioned upon the fulfillment of certain performance conditions and other restrictions as specified by the compensation committee and reflected in the award agreement. The compensation committee will determine the terms and conditions of such awards, including performance and other restrictions placed on these awards, which will be reflected in the award agreement.

Performance Shares

The compensation committee may grant performance shares, which entitle a grantee to a certain number of shares of common stock, conditioned upon the fulfillment of certain performance conditions and other restrictions as specified by the compensation committee and reflected in the award agreement. The compensation committee will determine the terms and conditions of such awards, including performance and other restrictions placed on these awards, which will be reflected in the award agreement.

Dividend Equivalents

The compensation committee is authorized to grant, either alone or in conjunction with any award other than stock options or SARs, dividend equivalents, which provide a grantee the right to receive payment equal to the dividends paid on a specified number of our shares. Dividend equivalents may be paid directly to grantees upon vesting or may be deferred for later delivery under the incentive plan. If deferred, such dividend equivalents may be credited with interest or may be deemed to be invested in our shares, other awards or in other property. No dividend equivalents may be granted in conjunction with any grant of stock options or SARs.

Other Stock-Based Awards

In order to enable us to respond to material developments in the area of taxes and other legislation and regulations and interpretations thereof, and to trends in executive compensation practices, the incentive plan also authorizes the compensation committee to grant awards that are valued in whole or in part by reference to or otherwise based on shares of our common stock. The compensation committee determines the terms and conditions of such awards, including consideration paid for awards granted as share purchase rights and whether awards are paid in shares or cash.

Performance-Based Awards

The compensation committee may require satisfaction of pre-established performance goals, consisting of one or more business criteria and a targeted performance level with respect to such criteria, as a condition to awards being granted or becoming exercisable or payable under the incentive plan, or as a condition to accelerating the timing of such events. Any applicable performance measure may be applied on a pre- or post-tax basis. An award that is intended to become exercisable, vested or payable on the achievement of performance conditions means that the award will not become exercisable, vested or payable solely on mere continued employment or service. However, such an award, in addition to performance conditions, may be subject to continued employment or service by the participant. Notwithstanding the foregoing, the vesting, exercise or payment of an award (other than a performance-based award) can be conditioned on mere continued employment or service.

Settlement of Awards

Awards generally may be settled in cash, shares of our common stock, other awards or other property, in the discretion of the compensation committee to the extent permitted by the terms of the incentive plan.

Change of Control

If there is a merger or consolidation of the Company with or into another corporation or a sale of substantially all of our shares or assets (a “Corporate Transaction”) that results in a Change in Control (as defined in the incentive plan), and the outstanding awards are not assumed by the surviving company (or its parent company) or replaced with economically equivalent awards granted by the surviving company (or its parent company), the compensation committee will cancel any outstanding awards that are not vested and nonforfeitable as of the consummation of such Corporate Transaction (unless the compensation committee accelerates the vesting of any such awards) and, with respect to any vested and nonforfeitable awards, the compensation committee shall either (i) allow all grantees to exercise options and SARs within a reasonable period prior to the consummation of the Corporate Transaction and cancel any outstanding options or SARs that remain unexercised upon consummation of the Corporate Transaction and/or (ii) cancel any or all of such outstanding awards (including options and SARs) in exchange for a payment (in cash, or in securities or other property) in an amount equal to the amount that the grantee would have received (net of the exercise price with respect to any options or SARs) if the vested awards were settled or distributed or such vested options and SARs were exercised immediately prior to the consummation of the Corporate Transaction. If an exercise price of the option or SAR exceeds the fair market value of our shares and the option or SAR is not assumed or replaced by the surviving company (or its parent company), such options and SARs will be cancelled without any payment to the grantee. If any other award is not vested immediately prior to the consummation of the Corporate Transaction, such award will be cancelled without any payment to the grantee. Additionally, outstanding time-based awards that are not assumed by the surviving company (or its parent company) or replaced with economically equivalent awards granted by the surviving company (or its parent company) shall vest and become non-forfeitable upon a Change in Control; outstanding time-based awards that are assumed by the surviving company (or its parent company) or replaced with economically equivalent awards granted by the surviving company (or its parent company) shall vest and become non-forfeitable upon the grantee’s retirement, death, disability, or termination without cause or for “good reason” (as defined in the incentive plan), in each case within two years after the Change in Control. Outstanding performance-based awards that are not assumed by the surviving company (or its parent company) or replaced with economically equivalent awards granted by the surviving company (or its parent company) shall be prorated and vest at target; outstanding performance-based awards that are assumed by the surviving company (or its parent company) or replaced with economically equivalent awards granted by the surviving company (or its parent company) shall be converted into time-based awards at target and will become vested and non-forfeitable upon the grantee’s retirement, death, disability, or termination without cause or for “good reason”, in each case within two years after the Change in Control. The foregoing actions are subject to compliance with Section 409A of the Code.

Amendment and Termination of the Incentive Plan

The incentive plan may be amended, suspended or terminated by our board of directors without further stockholder approval, unless such stockholder approval of any such amendment is required by law or regulation or under the rules of any stock exchange or automated quotation system on which our shares of common stock are then listed or quoted. An amendment will be contingent on approval of our stockholders if stockholder approval is required by applicable law or stock exchange listing standards, for example, any amendment to the incentive plan or any agreement that would (a) permit a repricing or decrease in the exercise price of any outstanding awards, (b) modify the requirements as to eligibility for participation in the incentive plan, or (c) increase the aggregate number of shares of common stock that may be issued under the incentive plan. In addition, subject to the terms of the incentive plan, no amendment or termination of the incentive plan may materially and adversely affect the right of a grantee under any outstanding award granted under the incentive plan without the participant’s consent.

Unless earlier terminated by our board of directors, the incentive plan will terminate when no shares of common stock remain reserved and available for issuance and no other awards remain outstanding or, if earlier, on the tenth anniversary of the adoption of the incentive plan by our board of directors.

Stockholder Rights

No grantee shall have any rights as a shareholder of GRIID until such award is settled by the issuance of common stock, other than awards for which certain voting and dividend rights or dividend equivalents may be granted.

Transferability

Generally, an award is non-transferable except by will or the laws of descent and distribution, and during the lifetime of the grantee to whom the award is granted, the award may only be exercised by, or payable to, the grantee. However, the compensation committee may provide that awards other than ISOs or a corresponding SAR that is related to an ISO may be transferred by a grantee to any permitted transferee (as defined in the incentive plan). Any such transfer will be permitted only if (i) the grantee does not receive any consideration for the transfer, (ii) the compensation committee expressly approves the transfer and (iii) the transfer is on such terms and conditions as are appropriate for the permitted transferee. The holder of the transferred award will be bound by the same terms and conditions that governed the award during the period that it was held by the grantee, except that such transferee may only transfer the award by will or the laws of descent and distribution.

No Repricing

Notwithstanding any other provision of the incentive plan, no option or SAR may be amended to reduce the exercise or grant price nor cancelled in exchange for other options or SARs with a lower exercise or grant price or shares or cash, without stockholder approval.

Compliance with Applicable Law

No award shall be exercisable, vested or payable except in compliance with all applicable federal and state laws and regulations (including, without limitation, tax and securities laws), any listing agreement with any stock exchange to which our Company is a party, and the rules of all domestic stock exchanges on which our shares may be listed.

No Employment Rights

Awards do not confer upon any individual any right to continue in the employ or service of GRIID or any affiliate or subsidiary.

Recoupment of Awards

The incentive plan provides that awards granted under the incentive plan are subject to any recoupment policy that we may have in place or any obligation that we may have regarding the clawback of “incentive-based compensation” under the Exchange Act or under any applicable rules and regulations promulgated by the SEC or other applicable law or the primary stock exchange on which our shares are listed.

Miscellaneous

Each grantee in the incentive plan remains subject to the securities trading policies adopted by our Company from time to time with respect to the exercise of options or SARs or the sale of shares of Company stock acquired pursuant to awards granted under the incentive plan. A grantee shall forfeit any and all rights under an award upon notice of termination by the Company or any affiliate for “Cause” as such term is defined in the incentive plan. Award agreements shall contain such other terms and conditions as the compensation committee may determine in its sole discretion (to the extent not inconsistent the incentive plan).

New Plan Benefits

The benefits that will be awarded or paid under the incentive plan are currently not determinable. The awards granted under the incentive plan will depend on the plan administrator’s actions and the fair market value of shares at various future dates and the plan administrator has not determined future awards or who might receive them. As a result, it is not possible to determine the benefits that executive officers and other employees and non-employee directors and consultants will receive if the incentive plan is approved by the stockholders.

Federal Income Tax Consequences

The following is a brief summary of certain of the U.S. federal income tax consequences of certain transactions under the incentive plan based on the law in effect as of the date of this prospectus. This summary, which is presented for the information of stockholders considering how to vote on this proposal, is not intended to be exhaustive. It does not describe federal taxes other than income taxes (such as Medicare and Social Security taxes) or foreign, state, or local tax consequences. Nor does it describe tax consequences based on particular circumstances. Each grantee in the incentive plan should refer to the text of the plan set forth in Annex E and consult with his or her own tax advisor as to specific questions relating to tax consequences of participation in the plan.

Nonqualified Stock Options. The grant of a nonqualified stock option will not be a taxable event. The optionee generally will recognize ordinary income upon exercise of the option, in an amount equal to the excess of the fair market value of the shares received at the time of exercise (including option shares withheld by us to satisfy tax withholding obligations) over the exercise price of the option, and generally the Company will be allowed a deduction in this amount, subject to any limitations under Section 162(m) of the Code of 1986 or any other tax rule. Upon disposition of the shares received upon exercise, the optionee will recognize long-term or short-term capital gain or loss, depending upon the length of time he or she held such shares. The amount of long-term or short-term capital gain or loss recognized by the optionee upon disposition of the shares will be an amount equal to the difference between the amount realized on the disposition and the optionee’s basis in the shares (which basis is ordinarily the fair market value of the shares on the date the option was exercised).

ISOs. Generally, neither the grant nor the exercise of an ISO will be a taxable event for regular tax purposes, except that the alternative minimum tax may apply to the exercise. The optionee will recognize long-term capital gain or loss on a disposition of shares acquired upon exercise of the option provided the optionee does not dispose of such shares within two years from the date the option was granted or within one year after the shares were transferred to the optionee. For purposes of determining such gain or loss, the optionee’s basis in such shares will, in general, be the exercise price of such option. If the optionee satisfies both of the holding periods described above, then GRIID will not be allowed a deduction by reason of the exercise of the option. If the optionee disposes of the shares acquired upon exercise before satisfying both of the holding period requirements discussed above (a “disqualifying disposition”), his or her gain recognized on the disqualifying disposition will be taxed as ordinary income to the extent of the difference between the fair market value of the shares on the date of exercise (or, if less, the amount realized upon the disposition of the shares) and the exercise price of such option, and GRIID will generally be entitled to a deduction in this amount, subject to any limitations under Section 162(m) of the Code or any other tax rule. The gain (if any) in excess of the amount recognized as ordinary income on a disqualifying disposition will be taxed as a long-term or short-term capital gain, depending upon the length of time the recipient held the shares.

SARs. The grant of a SAR will not be taxable to the recipient. The recipient of a SAR generally will recognize ordinary income upon exercise of the SAR, in an amount equal to the excess of the fair market value of the exercised shares at the time of exercise (including shares withheld by us to satisfy tax withholding obligations) over the exercise or base price of the SAR, and generally the Company will be allowed a deduction in this amount, subject to any limitations under Section 162(m) of the Code or any other tax rule. Upon disposition of any shares received upon exercise, the recipient will recognize long-term or short-term capital gain or loss, depending upon the length of time he or she held such shares. The amount of long-term or short-term capital gain or loss recognized by the recipient upon disposition of the shares will be an amount equal to the difference between the amount realized on the disposition and the recipient’s basis in the shares (which basis is ordinarily the fair market value of the shares on the date the SAR was exercised).

Restricted Shares. The grant of restricted stock will not be a taxable event until the award vests, unless the participant timely files an election under Section 83(b) of the Code to be taxed at the time of grant. If the recipient makes such an election, he or she will recognize ordinary income equal to the fair market value of the shares at the time of purchase or grant less the amount paid for such shares (if any). Any gain or loss recognized upon any later disposition of the shares generally will be a capital gain or loss, and any dividends paid after the date of grant will be taxed as dividend income. If the recipient does not make an 83(b) election, the recipient will, upon vesting, recognize ordinary income equal to the fair market value of the shares at the time of vesting less the amount paid for such shares (if any), and any dividends that accrue and become vested similarly will be taxed as ordinary wage income. Any gain or loss recognized upon any later disposition of the shares generally will be a capital gain or loss. The Company will generally be allowed a deduction for the compensation income recognized by the recipient, subject to any limitations under Section 162(m) or any other tax rule.

Restricted Stock Units, Deferred Stock, Performance Units and Performance Shares. The grant of an award of restricted stock units (including deferred stock, performance shares, and/or performance units) will not be a taxable event. The recipient of the award generally will recognize ordinary compensation income in an amount equal to the fair market value of the shares of common stock received (or the amount of any cash payment made in lieu of shares or upon the vesting and payment of any dividend equivalents), and generally the Company will be entitled to a deduction in this amount, subject to any limitations under Section 162(m) of the Code or any other tax rule. A recipient’s basis for determining gain or loss on a subsequent disposition of these shares of common stock will be the amount the recipient must include in income with respect to the shares. Any gain or loss recognized on a disposition of the shares of common stock generally will be short-term or long-term capital gain or loss, depending on the length of time the recipient holds the shares. A recipient who makes a proper election to defer the settlement of restricted stock units will not recognize income with respect to the restricted stock units, and the Company will not be entitled to a corresponding deduction, until the end of the deferral period. At the end of the deferral period, the recipient will recognize ordinary compensation income, and the Company will be entitled to a corresponding deduction, subject to any limitations under Section 162(m) of the Code or any other tax rule, equal to the fair market value of the shares of common stock issued at that time (or the amount of any cash payment made in lieu of shares or upon the vesting and payment of any dividend equivalents).

Other Stock-Based Awards. In the case of an award of dividend equivalent rights or other stock-based, the recipient will generally recognize ordinary income in an amount equal to the fair market value of any shares received on the date of payment or delivery, provided that the award is exempt from or complies with Section 409A of the Code.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We describe below transactions and series of similar transactions, since January 1, 2021, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	any of our directors, executive officers or beneficial holders of more than 5% of any class of our capital stock had or will have a direct or indirect material interest.

Other than as described below, there have not been, nor are there any currently proposed, transactions or series of similar transactions meeting this criteria to which we have been or will be a party other than compensation arrangements, which are described where required under “Management-Board Structure” and “Executive and Director Compensation.”

Related Party Transactions—Merger

Investor Rights Agreement

In connection with closing of the Merger on December 29, 2023, we, certain officers, directors, and stockholders of Adit prior to the Merger (the “Initial Stockholders”) and certain Old GRIID members entered into an investor rights agreement to provide for certain registration rights related to the shares of common stock and Private Placement Warrants. We agreed to, among other things, file within 30 days of closing a registration statement covering the resale of all securities registrable under the investor rights agreement.

The foregoing description of the investor rights agreement is not a complete description thereof and is qualified in its entirety by reference to the full text of the investor rights agreement, which is filed as Exhibit 10.3 to the registration statement of which this prospectus forms a part and is incorporated herein by reference.

Voting Agreement

Concurrently with the execution of the Merger Agreement on November 29, 2021, Adit entered into a Voting Agreement with James D. Kelly III, our Chief Executive Officer and Chair of our board of directors and Old GRIID’s managing member (the “Voting Agreement”), covering approximately 64.0% of Old GRIID’s membership units. The Voting Agreement required, among other things, that the member party thereto vote all of its membership units of Old GRIID in favor of, or execute written consents to approve, upon effectiveness of the registration statement on Form S-4 that we filed in connection with the Merger, the Merger and the other transactions contemplated by the Merger Agreement and against alternative transactions.

Lock-Up Agreement

The shares of common stock held by the Initial Stockholders, the Private Placement Warrants and any shares of common stock issued upon exercise of the Private Placement Warrants are each subject to transfer restrictions pursuant to lock-up provisions in the letter agreement, dated January 11, 2021, entered into by the Initial Stockholders and Adit management, included as Exhibit 10.3 to the registration statement of which this prospectus forms a part. Those lock-up provisions provide that such securities are not transferable or salable: (i) in the case of the shares held by the Initial Stockholders, until the earlier of (a) December 29, 2024 (one year after the completion of the Merger), (b) the last sale price of our common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Merger, or (c) the date on which we complete a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property; and (ii) in the case of the Private Placement Warrants and the common stock underlying such warrants,

January 28, 2024 (30 days after the completion of the Merger), except in each case: (a) to the Initial Stockholders, Adit’s officers, directors or industry advisors, or any affiliates or family members of any of the Initial Stockholders, Adit’s officers, directors or industry advisors, any members of the Sponsor, or any affiliates of the Sponsor; (b) in the case of an individual, by gift to a member of one of the members of the individual’s immediate family or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by private sales or transfers made in connection with the consummation of a business combination at prices no greater than the price at which the shares or warrants were originally purchased; (f) by virtue of the laws of Delaware or the Sponsor’s limited liability company agreement upon dissolution of the Sponsor; or (g) in the event of our completion of a liquidation, merger, stock exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to our completion of our initial business combination; provided, however, that in each case (except for clauses (f) and (g) or with our prior consent) these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions.

Other Related Party Transactions

The Sponsor of Adit, Adit EdTech Sponsor, LLC, is a special purpose vehicle affiliated with Adit Ventures, LLC (“Adit Ventures”). Adit Ventures, a New York-based investment adviser, was co-founded by Eric Munson, the previous chairman of Adit.

On October 23, 2020, the Sponsor purchased 5,750,000 shares of common stock for an aggregate purchase price of $25,000. On October 27, 2020, the Sponsor transferred 10,000 shares of common stock to each of Adit’s independent directors and 7,500 shares to each of Adit’s industry advisors at the shares’ original purchase price. On January 11, 2021, we effected a stock dividend to the Sponsor of 1,150,000 shares of our common stock, and as a result, the Sponsor held 6,832,500 shares, each of Adit’s independent directors currently held 10,000 shares, and each of Adit’s industry advisors held 7,500 shares, such that the Initial Stockholders owned an aggregate of 6,900,000 shares.

On January 14, 2021, simultaneously with the consummation of the initial public offering of Adit, we sold to the Sponsor an aggregate of 6,550,000 warrants at a price of $1.00 per warrant, resulting in gross proceeds of $6,550,000. On January 15, 2021, the underwriters in the initial public offering exercised their over-allotment option in full, and on January 19, 2021, we sold to the Sponsor an additional 720,000 warrants at a price of $1.00 per warrant, resulting in gross proceeds of $720,000.

We paid the Sponsor or its affiliate a total of $10,000 per month for office space, utilities, secretarial support and administrative services. Upon the closing of the Merger, we ceased paying these monthly fees. During the year ended December 31, 2021, we paid the Sponsor $120,000. For each of calendar years 2022 and 2023, we deferred payment of $120,000 for a total of $240,000 in accrued fees which were paid at or around the closing of the Merger.

None of Adit’s Initial Stockholders, the Sponsor or Adit’s management team or any of their respective affiliates were reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations.

On April 17, 2021, Old GRIID entered into an engagement letter, which was amended on November 14, 2022, and an incentive unit award agreement (together, the “consulting agreements”) with Deucalion, an entity affiliated with John D’Agostino, Adit’s Chief Financial Officer. Pursuant to the consulting agreements, Old GRIID agreed to pay to such entity $400,000 and grant such entity units representing a 0.5% profits interest in Old GRIID. The cash payment was paid at or around the closing of the Merger. Upon the closing of the Merger, Deucalion’s’ profits interests were converted into 442,100 shares of our common stock representing approximately 0.67% of our issued and outstanding shares of common stock.

In late July 2021, Adit and Old GRIID entered into conflict waivers with each of Deucalion, Aequum Law, LLC and Troutman Pepper Hamilton Sanders LLP with respect to any potential transaction between Old GRIID and Adit.

On October 23, 2020, Adit issued an unsecured promissory note to the Sponsor (the “Promissory Note”), pursuant to which Adit may borrow up to an aggregate principal amount of $150,000. The Promissory Note was non-interest bearing was repaid by Adit on July 28, 2021.

On August 6, 2021, Adit issued an unsecured promissory note to the Sponsor in connection with a working capital loan made by the Sponsor to Adit pursuant to which Adit may borrow up to $300,000 in the aggregate. On March 12, 2023, the Company issued an amended and restated promissory note to the Sponsor. The amended and restated promissory note (the “Sponsor Note”) increases the maximum aggregate amount of advances and readvances permitted from $300,000 to $1,000,000. The Sponsor Note is convertible at the election of the Sponsor at a conversion price of $1.00 per Warrant into Warrants to purchase shares of our common stock. No interest shall accrue on the unpaid balance of the Sponsor Note. The current balance outstanding under the Sponsor Note is $502,683.

We have entered into agreements with each of our current officers and directors to provide contractual indemnification in addition to the indemnification provided for in our second amended and restated certificate of incorporation.

Adit’s Initial Stockholders and holders of the Private Placement Warrants have registration rights to require us to register a sale of any shares of common stock and Private Placement Warrants held by them and the shares of commons stock issuable upon exercise of the Private Placement Warrants pursuant to the investor rights agreement.

On October 9, 2022, we entered into a settlement and release agreement with Old GRIID (and its affiliates) and Blockchain Access (and certain of its affiliates), pursuant to which Blockchain Access waived any potential defaults under the Third Amended and Restated Credit Agreement with Blockchain Access (the “Prior Credit Agreement”) between Old GRIID and Blockchain Access, and the parties agreed to release each other from any claims related to the prior credit agreement. Also on October 9, 2022, Old GRIID and Blockchain Access entered into the credit agreement, which provided for a restructured senior secured term loan (the “loan”) in the amount of $57,433,360, which represents the outstanding obligations under the prior credit agreement after giving effect to the credit agreement. In connection with the execution of the credit agreement, Old GRIID issued the Blockchain warrant to Blockchain Capital Solutions (US) Inc., which was automatically exercised immediately prior to the closing of the Merger for an exercise price of $0.01 into 6,561,629 shares of our common stock, representing 10% of our issued and outstanding shares of common stock as of such time.

On January 13, 2023, in connection with the extension of the date by which we were required to complete our initial business combination, we issued an unsecured promissory note to Old GRIID pursuant to which we were permitted to borrow up to $900,000 in the aggregate. On July 12, 2023, in connection with the extension of the date by which we were required to complete our initial business combination, we issued an unsecured amended and restated promissory note to Old GRIID pursuant to which we were permitted to borrow up to $1,800,000 in the aggregate. The note is interest-bearing, at a rate per annum equal to the Applicable Federal Rate set forth by the Internal Revenue Service pursuant to Section 1274(d) of the Internal Revenue Code. At the Closing of the Merger, the note was cancelled in full. As a result, no principal or interest was paid. No amounts remain outstanding under the unsecured promissory note.

Old GRIID Employment Agreements

Old GRIID entered into employment agreements with each of its executive officers other than Mr. Kelly. These agreements provided for at-will employment for no specified period, and provided for an initial base salary and bonus target. Old GRIID also entered into customary confidentiality, non-competition, and assignment of inventions agreements with each executive officer. Additional information regarding employment agreements with Old GRIID’s named executive officers is discussed under the section entitled “Executive Compensation.”

Old GRIID Executive Officer Financings

On September 2, 2022, Old GRIID issued a promissory note to Dwaine Alleyne, the Chief Technology Officer of Old GRIID, in exchange for a loan of $250,000. In connection with the promissory note issued to Mr. Alleyne, Old GRIID also issued a warrant to Mr. Alleyne exercisable for 8,616 Class B Units of Old GRIID. Mr. Alleyne exercised the warrant immediately prior to the closing of the Merger for 41,010 shares of our common stock representing 0.0625% of shares of our issued and outstanding common stock at such time.

Eagle Creek and HDP Agreement

On August 31, 2021, Old GRIID, through its wholly owned subsidiary Data Black River LLC (“Data Black River”) entered into a development and operation agreement (the “HDP Agreement”) with Helix Digital Partners, LLC (“HDP”), an affiliate of Eagle Creek Renewable Energy (“Eagle Creek”). Neal Simmons, who is a member of our board of directors, is the current President and Chief Executive Officer of Eagle Creek. Pursuant to the HDP Agreement, Data Black River provides services for the development and operation of a bitcoin mining facility located within the premises of HDP in Watertown, New York. In connection with the HDP Agreement, HDP and an affiliate of HDP have entered into a power purchase agreement, pursuant to which such affiliate has agreed to supply up to 20MW of power to the bitcoin mining facility located with the HDP premises. Data Black River receives a monthly fee for the performance of its services as well as a percentage of the bitcoin mined during each month. HDP receives a monthly fee for each MW of power supplied to the premises for bitcoin mining as well as a percentage of the bitcoin mined each month. The HDP Agreement has an initial term of three years and thereafter automatically renews for successive one-year periods unless terminated by either party in accordance with the terms of the HDP Agreement. Eagle Creek contributed $1.0 million to the project, comprised of $0.3 million in cash and its existing mining assets valued at $0.7 million. Old GRIID contributed the remaining $4.0 million of the development budget of $5.0 million.

Director and Executive Officer Compensation

Please see “Executive and Director Compensation” for information regarding the compensation of our directors and executive officers.

Policies and Procedures for Related Party Transactions

Our board of directors have adopted a written related person transaction policy. This written policy regarding related person transactions provides that a related person transaction is a transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships, in which we are a participant and in which a related person has, had or will have a direct or indirect material interest and in which the aggregate amount involved exceeds $120,000. Our policy also provides that a related person means any of our executive officers and directors (including director nominees), in each case at any time since the beginning of our last fiscal year, or holders of more than 5% of any class of our voting securities and any member of the immediate family of, or person sharing the household with, any of the foregoing persons. Our audit committee has the primary responsibility for reviewing and approving or disapproving related person transactions. In addition to our policy, our audit committee charter provides that our audit committee shall review and approve or disapprove any related person transactions.

All related person transactions described in this section occurred prior to adoption of our formal, written policy described above, and therefore these transactions were not subject to the approval and review procedures set forth in the policy.

Indemnification Agreements

We have entered and intend to continue to enter into indemnification agreements with each of our directors and officers. These indemnification agreements may require us, among other things, to indemnify our directors and officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of December 29, 2023, information regarding beneficial ownership of our capital stock by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;

•	each of our NEOs and directors; and

•	all of our executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power over that security. Under those rules, beneficial ownership includes securities that the individual or entity has the right to acquire, such as through the exercise of warrants, by February 27, 2024.

Shares subject to warrants that are currently exercisable or exercisable by February 27, 2024 are considered outstanding and beneficially owned by the person holding such warrants for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Except as noted by footnote, and subject to community property laws where applicable, based on the information provided to us, we believe that the persons and entities named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them. Unless otherwise noted, the business address of each of our directors and executive officers is c/o GRIID Infrastructure Inc., 2577 Duck Creek Road, Cincinnati, OH 45212. The percentage of beneficial ownership is calculated based on 65,616,298 shares of common stock outstanding immediately following consummation of the Merger.

Name and Address of Beneficial Owner (1)	Number of Shares	%
Five Percent Holders:
Griid Holdings, LLC (1)	29,586,702	45.10%
Blockchain Capital Solutions (US), Inc. (2)	6,561,629	10.00%
Adit EdTech Sponsor, LLC (3)	14,102,500	19.35%
GEM Global Yield LLC (4)	6,500,000	9.91%
GEM Yield Bahamas Ltd. (5)	55,068	2.57%

Directors and Named Executive Officers:
Cristina Dolan	7,500	* %
Michael W. Hamilton	734,954	* %
Sharmila Kassam	10,000	* %
James D. Kelly III (1)	29,586,702	45.10%
David L. Shrier (6)	5,125	* %
Neal Simmons	—	—%
Sundar Subramaniam	—	—%
Allan J. Wallander	459,346	* %
Thomas J. Zaccagnino (7)	4,175,129	6.36%
All Directors and Executive Officers as a group (13 individuals)	36,999,879	56.38%

*	less than 1%
(1)

Represents shares held by Grid Holdings, LLC. James D. Kelly, a director and our Chief Executive Officer, is the sole member of this entity. Mr. Kelly has sole voting and/or investment power of the securities held by this entity and, as a result, is deemed to have beneficial ownership of the shares held by this entity.

(2)	The address of this entity is Blockchain Capital Solutions (US), Inc. 251 Little Falls Drive, Wilmington, DE 19808.

(3)

Includes 7,270,000 shares issuable upon the exercise of the Private Placement Warrants. The Sponsor is the record holder of these shares. John J. D’Agostino, Michael Block, Eric L. Munson, Elizabeth B. Porter and David L. Shrier are the five directors of the Sponsor’s board of directors. Any action by the Sponsor with respect to us or our shares, including voting and dispositive decisions, requires a vote of four out of the five directors of the board of directors. Under the so-called “rule of three,” because voting and dispositive decisions are made by four out of the five directors of the board of directors, none of the directors is deemed to be a beneficial owner of securities held by the Sponsor. Accordingly, none of the directors on the Sponsor’s board of directors are deemed to have or share beneficial ownership of the shares held by the Sponsor.

(4)

Christopher F. Brown, as Manager of this entity, has voting and/or investment power of the securities held by this entity. Mr. Brown disclaims beneficial ownership of the shares held by this entity except to the extent of his individual pecuniary interest therein. The address of this entity is 12C, rue Guillaume J. Kroll, L-1882 Luxembourg.

(5)

Consists of a portion of the GEM Warrant exercisable for 55,068 shares of Common Stock held by GYBL and does not include a portion of the GEM Warrant exercisable for 1,678,658 shares of common stock held by GYBL. Under the terms of the GEM Warrant, GYBL may not exercise the GEM Warrant to the extent such exercise would cause it, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 9.99% of our then outstanding common stock following such exercise, excluding for purposes of such determination, common stock issuable upon exercise of the GEM Warrant which have not been exercised. Christopher F. Brown, as Manager of this entity, has voting and/or investment power of the securities held by this entity. Mr. Brown disclaims beneficial ownership of the shares held by this entity except to the extent of his individual pecuniary interest therein. The address of this entity is 3 Bayside Executive Park, West Bay Street & Blake Road, P.O. Box N-4875, Nassau, The Bahamas.

(6)

Consists of (i) 4,675 shares of Common Stock, including 3,325 held by David L. Shrier personally and 1,350 held by Visionary Future LLC, the sole member of which is the David Shrier Revocable Trust, of which David L. Shrier is the sole beneficiary and (ii) 450 warrants to purchase shares of Common Stock held by David L. Shrier personally. David L. Shrier holds, indirectly through an entity controlled by such individual, an equity interest in the Sponsor. John J. D’Agostino, Michael Block, Eric L. Munson, Elizabeth B. Porter and David L. Shrier are the five directors of the Sponsor’s board of directors. Any action by the Sponsor with respect to GRIID’s shares, including voting and dispositive decisions, requires a vote of four out of the five directors of the board of directors. Under the so-called “rule of three,” because voting and dispositive decisions are made by four out of the five directors of the board of directors, none of the directors is deemed to be a beneficial owner of securities held by the Sponsor. Accordingly, none of the directors on the Sponsor’s board of directors is deemed to have or share beneficial ownership of the shares held by the Sponsor.

(7)

Includes 41,010 shares held by the Thomas J. Zaccagnino 2020 Irrevocable Trust. Mr. Zaccagnino is the grantor and trustee of such trust, with his children as the primary beneficiaries. As a result, Mr. Zaccagnino may be deemed to beneficially own such shares.

SELLING SECURITYHOLDERS

This prospectus relates to the resale from time to time by the Selling Securityholders of:

•	up to 26,931,562 Old GRIID Member Shares;

•	up to 6,900,000 shares held by the Initial Stockholders;

•	up to 6,500,000 GEM Shares; and

•	up to 1,733,726 GEM Underlying Shares; and

•	up to 7,270,000 Private Placement Warrants.

The Selling Securityholders may from time to time offer and sell any or all of the shares of common stock and Warrants set forth below pursuant to this prospectus and any accompanying prospectus supplement. See “Plan of Distribution.” When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and their permitted transferees who later come to hold any of the Selling Securityholders’ interest in our common stock or warrants in accordance with the terms of the agreements governing the registration rights applicable to such Selling Securityholder’s shares of common stock or Private Placement Warrants.

Certain of the Selling Securityholders listed below entered into agreements that restrict the transfer of the shares of our common stock that otherwise may be sold from time to time pursuant to the registration statement of which this prospectus forms part. See “Restrictions on Resale of Our Securities––Lock-up Agreements” for further discussion.

The following table is prepared based on information provided to us by the Selling Securityholders. It sets forth, as of December 29, 2023 (unless otherwise noted), the names of the Selling Securityholders, the aggregate number of shares of common stock and Warrants beneficially owned by each such Selling Securityholder, the aggregate number of shares of common stock and Private Placement Warrants that the Selling Securityholders may offer pursuant to this prospectus, and the aggregate number of shares of common stock and Warrants beneficially owned by the Selling Securityholders after the sale of the securities offered hereby, assuming that the Selling Securityholders will have sold all of the securities covered by this prospectus upon the completion of the offering and no other purchases or sales of our securities by the Selling Securityholders will have occurred.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership of our common stock is based on 65,616,298 shares of common stock issued and outstanding as of December 29, 2023, which amount does not include shares of common stock issuable upon the exercise of the Warrants.

Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder’s shares pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of shares registered on its behalf.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

	Securities Beneficially Owned Prior to This Offering			Securities to be Sold in This Offering		Securities Beneficially Owned After This Offering (1)
	Shares of Common Stock	Warrants		Shares of Common Stock	Warrants	Shares of Common Stock	Warrants	%
Adit EdTech Sponsor, LLC (2)	6,832,500	7,270,000	(3)	6,832,500	7,270,000	—	—	—
Dwaine Alleyne	500,356	—		500,356	—	—	—	—
William J. Bennett	7,500	—		7,500	—	—	—	—
Jacob Cohen	10,000	—		10,000	—	—	—	—
Cristina Dolan	7,500	—		7,500	—	—	—	—
GEM Global Yield LLC (4)	6,500,000	—		6,500,000	—	—	—	—
GEM Yield Bahamas Limited (5)	55,068	—		1,733,726	—	—	—	—
Griid Holdings, LLC (6)	29,586,702	—		19,500,000	—	10,086,702	—	15.37%
Michael W. Hamilton	734,954	—		734,954	—	—	—	—
Vuk Jeremic	7,500	—		7,500	—	—	—	—
Eva Kaili	7,500	—		7,500	—	—	—	—
Sharmila Kassam	10,000	—		10,000	—	—	—	—
Gerard F. King II	459,346			459,346		—	—	—
Sheldon Levy	10,000	—		10,000	—	—	—	—
Susan Rivers	7,500	—		7,500	—	—	—	—
Harry E. Sudock	1,102,431	—		1,102,431	—	—	—	—
Allan J. Wallander	459,346	—		459,346	—	—	—	—
Thomas J. Zaccagnino (7)	4,175,129	—		4,175,129	—	—	—	—
TOTAL	52,151,990	7,270,000		42,065,288	7,270,000	—	—	—

(1)	Assumes the sale of all securities registered pursuant to this prospectus. The selling securityholders are under no obligation known to us to sell any securities at this time.
(2)

The Sponsor is the record holder of these shares. John J. D’Agostino, Michael Block, Eric L. Munson, Elizabeth B. Porter and David L. Shrier are the five directors of the Sponsor’s board of directors. Any action by the Sponsor with respect to us or our shares, including voting and dispositive decisions, requires a vote of four out of the five directors of the board of directors. Under the so-called “rule of three,” because voting and dispositive decisions are made by four out of the five directors of the board of directors, none of the directors is deemed to be a beneficial owner of securities held by the Sponsor. Accordingly, none of the directors on the Sponsor’s board of directors are deemed to have or share beneficial ownership of the shares held by the Sponsor.

(3)	Represents the Private Placement Warrants being registered for resale hereby.
(4)

Christopher F. Brown, as Manager of this entity, has voting and/or investment power of the securities held by this entity. Mr. Brown disclaims beneficial ownership of the shares held by this entity except to the extent of his individual pecuniary interest therein. The address of this entity is 12C, rue Guillaume J. Kroll, L-1882 Luxembourg.

(5)

Consists of a portion of the GEM Warrant exercisable for 55,068 shares of Common Stock held by GYBL and does not include a portion of the GEM Warrant exercisable for 1,678,658 shares of common stock held by GYBL. Under the terms of the GEM Warrant, GYBL may not exercise the GEM Warrant to the extent such exercise would cause it, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 9.99% of our then outstanding common stock following such exercise, excluding for purposes of such determination, common stock issuable upon exercise of the GEM Warrant which have not been exercised. Christopher F. Brown, as Manager of this entity, has voting and/or investment power of the securities held by this entity. Mr. Brown disclaims beneficial ownership of the shares held by this entity except to the extent of his individual pecuniary interest therein. The address of this entity is 3 Bayside Executive Park, West Bay Street & Blake Road, P.O. Box N-4875, Nassau, The Bahamas.

(6)

James D. Kelly III, a director and our Chief Executive Officer, is the sole member of this entity. Mr. Kelly has sole voting and/or investment power of the securities held by this entity and, as a result, is deemed to have beneficial ownership of the shares held by this entity.

(7)

Includes 41,010 shares held by the Thomas J. Zaccagnino 2020 Irrevocable Trust. Mr. Zaccagnino, a director, is the grantor and trustee of such trust, with his children as the primary beneficiaries. As a result, Mr. Zaccagnino may be deemed to beneficially own such shares.

Material Relationships with the Selling Securityholders

For a description of our relationships with the Selling Securityholders and their affiliates within the past three years, see “Management,” “Executive and Director Compensation” and “Certain Relationships and Related Person Transactions.”

DESCRIPTION OF OUR SECURITIES

The following descriptions are summaries of the material terms of our second amended and restated certificate of incorporation, amended and restated bylaws, our Warrants and of the DGCL. Because the following is only a summary, it does not contain all of the information that may be important to you. For a complete description, you should refer to our second amended and restated certificate of incorporation, amended and restated bylaws and investors’ rights agreement, copies of which have been filed as exhibits to the registration statement of which this prospectus is part.

Authorized and Outstanding Stock

Our second amended and restated certificate of incorporation authorizes the issuance of 501,000,000 shares of capital stock, consisting of 500,000,000 shares of common stock, par value $0.0001 per share and 1,000,000 shares of preferred stock, par value $0.0001 per share.

As of December 29, 2023, there were (1) 65,616,298 shares of our common stock outstanding, (2) no shares of our preferred stock outstanding, and (3) 36,603,726 Warrants outstanding.

Common Stock

Voting Rights

Each holder of shares of our common stock is entitled to one vote for each share of common stock held of record by such holder on all matters on which stockholders generally are entitled to vote. The holders of the shares of common stock do not have cumulative voting rights in the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all stockholders present in person or represented by proxy, voting together as a single class.

Dividend Rights

Subject to preferences that may be applicable to any outstanding preferred stock, the holders of shares of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available therefor.

Rights upon Liquidation, Dissolution and Winding-Up

In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of the shares of common stock are entitled to share ratably in all assets remaining after payment of our debts and other liabilities, subject to prior distribution rights of preferred stock or any class or series of stock having a preference over the shares of common stock, then outstanding, if any.

Preemptive or Other Rights

The holders of shares of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the shares of common stock. The rights, preferences and privileges of holders of shares of common stock will be subject to those of the holders of any shares of our preferred stock that we may issue in the future.

Preferred Stock

Our second amended and restated certificate of incorporation authorizes our board of directors to establish one or more series of preferred stock. Unless required by law or any stock exchange, the authorized shares of preferred stock will be available for issuance without further action by the holders of the common stock. Shares of preferred stock may be issued from time to time in one or more series of any number of shares; provided that the aggregate number of shares issued and not retired of any and all such series shall not exceed the total number of shares of preferred stock authorized, and with such powers, including voting powers, if any, and the designations, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, all as shall be stated and expressed in the resolution or resolutions providing for the designation and issue of such shares of preferred stock from time to time adopted by our board of directors pursuant to authority so to do which is expressly vested in our board of directors. The powers, including voting powers, if any, preferences and relative, participating, optional and other special rights of each series of preferred stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control without further action by the stockholders. Additionally, the issuance of preferred stock may adversely affect the holders of our common stock by restricting dividends on the shares of common stock, diluting the voting power of the shares of common stock and the shares of common stock or subordinating the liquidation rights of the shares of common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our common stock. At present, we have no plans to issue any preferred stock.

Warrants

Public Warrants

Each Public Warrant entitles the registered holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the closing of the Merger, or January 28, 2024, provided that we have an effective registration statement under the Securities Act covering the issuance of the shares of common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities or blue sky laws of the state of residence of the holder (or we permit holders to exercise their Public Warrants on a cashless basis under the circumstances specified in the warrant agreement). A Public Warrant holder may exercise its Public Warrants only for a whole number of shares of common stock. This means only a whole Public Warrant may be exercised at a given time by a Public Warrant holder. No fractional Public Warrants will be issued upon separation of the units and only whole Public Warrants will trade. Accordingly, unless a registered holder purchases at least two units, such registered holder will not be able to receive or trade a whole Public Warrant. The Public Warrants will expire December 29, 2028 (five years after the closing of the Merger), at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We are not be obligated to deliver any shares of common stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of common stock issuable upon exercise is then effective and a prospectus relating thereto is current, subject to the satisfaction of our obligations described below with respect to registration. No Public Warrant is exercisable for cash or on a cashless basis, and we are not obligated to issue any shares to holders seeking to exercise their Public Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such Public Warrant will not be entitled to exercise such Public Warrant and such Public Warrant may have no value and expire worthless.

Pursuant to the investor rights agreement, we agreed that as soon as practicable, but in no event later than thirty (30) days after the closing, we would file with the SEC a registration statement covering the issuance, under the Securities Act, of the shares of common stock issuable upon exercise of the Public Warrants, and we would use our commercially reasonable efforts to cause the same to become effective within ninety (90) days after the closing of the Merger and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until no Registrable Securities (as defined in the investor rights agreement) are outstanding. The registration statement of which this prospectus forms a part is intended to comply with such obligations.

We may redeem the Public Warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per Public Warrant;

•	upon not less than thirty (30) days’ prior written notice of redemption to each Public Warrant holder; and

•

if, and only if, the reported last sales price of the shares of common stock equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date we send the notice of redemption to the Public Warrant holders.

If and when the Public Warrants become redeemable by us, we may exercise the redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If the foregoing conditions are satisfied and we issue a notice of redemption of the Public Warrants, each Public Warrant holder will be entitled to exercise his, her or its Public Warrant prior to the scheduled redemption date. However, the price of the shares of common stock may fall below the $18.00 redemption trigger price as well as the $11.50 Public Warrant exercise price after the redemption notice is issued.

If we call the Public Warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise his, her or its Public Warrant to do so on a “cashless basis.” In determining whether to require any holders to exercise their Public Warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of Public Warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of common stock issuable upon the exercise of the Public Warrants. If our management takes advantage of this option, all holders of Public Warrants would pay the exercise price by surrendering their Public Warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the Public Warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the Public Warrants by (y) the fair market value. The “fair market value” will mean the average last reported sale price of the shares of common stock for the ten trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Public Warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of common stock to be received upon exercise of the Public Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a Public Warrant redemption. If we call the Public Warrants for redemption and our management does not take advantage of this option, the Sponsor and its permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other Public Warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a Public Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Public Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of common stock issued and outstanding immediately after giving effect to such exercise.

If the number of issued and outstanding shares of common stock is increased by a capitalization or share dividend payable in shares of common stock, or by a split-up of shares of common stock or other similar event, then, on the effective date of such share dividend, split-up or similar event, the number of shares of common stock issuable on exercise of each Public Warrant will be increased in proportion to such increase in the issued and outstanding shares of common stock. A rights offering to holders of shares of common stock entitling holders to purchase shares of common stock at a price less than the fair market value will be deemed a share dividend of a number of shares of common stock equal to the product of (1) the number of shares of common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for common stock) multiplied by (2) one minus the quotient of (x) the price per shares of common stock paid in such rights offering divided by (y) the fair market value. For these purposes, (1) if the rights offering is for securities convertible into or exercisable for shares of common stock, in determining the price payable for shares of common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (2) fair market value means the volume weighted average price of shares of common stock as reported during the ten trading day period ending on the trading day prior to the first date on which the shares of common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Public Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of the shares of common stock on account of such shares of common stock (or other securities into which the Public Warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, then the Public Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of common stock in respect of such event.

If the number of issued and outstanding shares of common stock is decreased by a consolidation, combination, reverse share split or reclassification of the shares of common stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of common stock issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in issued and outstanding shares of common stock.

Whenever the number of shares of common stock purchasable upon the exercise of the Public Warrants is adjusted, as described above, the Public Warrant exercise price will be adjusted by multiplying the Public Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of common stock purchasable upon the exercise of the Public Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of common stock (other than those described above or that solely affects the par value of such shares of common stock), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our issued and outstanding shares of common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Public Warrants and in lieu of the shares of common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Public Warrants would have received if such holder had exercised their Public Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of shares of common stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Public Warrant properly exercises the Public Warrant within thirty (30) days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the warrant agreement) of the Public Warrant.

The Public Warrants are issued in registered form under the warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least a majority of the then issued and outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants.

The Public Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Public Warrants being exercised. The warrant holders do not have the rights or privileges of holders of shares of common stock and any voting rights until they exercise their Public Warrants and receive shares of common stock. After the issuance of the shares of common stock upon exercise of the Public Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by holders of shares of common stock.

No fractional Public Warrants will be issued upon separation of the units and only whole Public Warrants will trade.

Private Placement Warrants

The Private Placement Warrants (including the shares of common stock issuable upon exercise of the Private Placement Warrants) are not transferable, assignable or salable until January 28, 2024 (thirty (30) days after the closing of the Merger), subject to certain exceptions and they will not be redeemable by us so long as they are held by the Sponsor or its permitted transferees. The Sponsor, as well as its permitted transferees, has the option to exercise the Private Placement Warrants on a cashless basis and has certain registration rights related to such Private Placement Warrants. Additionally, a Private Placement Warrant is not redeemable by us for so long as it is held by its initial holder or permitted transferee thereof. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants. The registration statement of which this prospectus forms a part is intended to satisfy our registration obligations to holders of the Private Placement Warrants.

If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of common stock equal to the quotient obtained by dividing (x) the product of the number of common stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” will mean the average last reported sale price of the shares of common stock for the ten trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

Dividends

Adit did not pay any cash dividends on its common stock prior to the closing of the Merger and we currently do not intend to pay cash dividends in the future. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends is within the sole discretion of our board of directors.

We are a holding company with no material assets other than our interest in Old GRIID. Any financing arrangements that we enter into in the future may include restrictive covenants that limit our ability to pay dividends.

Transfer Agent

The transfer agent for our common stock and warrant agent for the Public Warrants and Private Placement Warrants is Continental Stock Transfer & Trust Company.

Certain Anti-Takeover Provisions of Delaware Law, the Charter and Bylaws

We, as a corporation incorporated under the laws of the State of Delaware, are subject to the provisions of Section 203 of the DGCL, which we refer to as “Section 203,” regulating corporate takeovers.

Section 203 prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•	a stockholder who owns fifteen percent or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

•	an affiliate of an interested stockholder; or

•	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than ten percent of our assets.

However, the above provisions of Section 203 do not apply if:

•	our board of directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•

after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•

on or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Our second amended and restated certificate of incorporation, amended and restated bylaws, and the DGCL contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by our board of directors. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the members of our board of directors or taking other corporate actions, including effecting changes in our management. For instance, our second amended and restated certificate of incorporation does not provide for cumulative voting in the election of directors and will provide for a classified board of directors with three-year staggered terms, which could delay the ability of stockholders to change the membership of a majority of our board of directors. Our board of directors is empowered to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death, or removal of a director in certain circumstances, and stockholders will not have a right to fill such a vacancy; and our advance notice provisions in our amended and restated bylaws require that stockholders must comply with certain procedures in order to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting.

Our authorized but unissued common stock and preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Registration Rights

Pursuant to the investor rights agreement by and among Adit, certain Old GRIID members and us, we have agreed to, among other things, file within 30 days of closing a resale shelf registration statement covering the resale of all securities registrable under the investor rights agreement. The registration statement of which this prospectus forms a part is intended to comply with our registration obligations under the investor rights agreement.

Pursuant to the GEM Registration Rights Agreement among Old GRIID, GEM Global and GYBL we have agreed to, among other things, file within 30 days of closing a resale shelf registration statement covering the resale of all the GEM Shares and the GEM Underlying Shares. The registration statement of which this prospectus forms a part is intended to comply with our registration obligations under the GEM Registration Rights Agreement.

Pursuant to an amendment to the underwriting agreement, dated as of January 11, 2021 between Adit and EarlyBird, we have agreed to, among other things, file within 30 days of closing of the Merger a resale shelf registration statement covering the resale of the EarlyBird Shares.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of certain material United States federal income tax consequences of the ownership and disposition of our common stock and Private Placement Warrants, which we refer to collectively as our securities. This discussion applies only to securities that are held as capital assets for U.S. federal income tax purposes and is applicable only to persons who are receiving our securities in this offering.

This discussion is a summary only and does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including but not limited to the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply if you are subject to special rules that apply to certain types of investors, including but not limited to:

•	the Sponsor, and our founders, officers or directors;

•	financial institutions or financial services entities;

•	broker-dealers;

•	governments or agencies or instrumentalities thereof;

•	regulated investment companies;

•	S corporations;

•	real estate investment trusts;

•	expatriates or former long-term residents of the United States;

•	persons that actually or constructively own five percent (5%) or more (by vote or value) of our common stock;

•	insurance companies;

•	dealers or traders subject to a mark-to-market method of tax accounting with respect to the securities;

•

accrual-method taxpayers who are required under Section 451(b) of the Internal Revenue Code of 1986, as amended, or the Code, to recognize income for U.S. federal income tax purposes no later than when such income is taken into account in applicable financial statements;

•	persons holding the securities as part of a “straddle,” hedge, integrated transaction or similar transaction;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other pass-through entities for U.S. federal income tax purposes and any beneficial owners of such entities;

•	persons who acquire our securities as compensation; and

•	tax-exempt entities.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) or other pass-through entity holds our securities, the U.S. federal income tax treatment of a partner in such partnership or equityholder in such pass-through entity generally will depend upon the status of the partner or equityholder, upon the activities of the partnership or other pass-through entity and upon certain determinations made at the partner or equityholder level. Accordingly, we urge partners in partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) and equityholders in other pass-through entities considering the acquisition of our securities to consult their tax advisors regarding the U.S. federal income tax considerations of the ownership and disposition of our securities by such partnership or pass-through entity.

This discussion is based on the Code, and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, which are subject to change, possibly on a retroactive basis, and changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes). We have not sought, and will not seek, a ruling from the Internal Revenue Service, or the IRS, as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

THIS DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. WE URGE PROSPECTIVE HOLDERS TO CONSULT THEIR TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF OWNING AND DISPOSING OF OUR SECURITIES, AS WELL AS THE APPLICATION OF ANY, STATE, LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS.

U.S. Holders

This section applies to you if you are a “U.S. holder.” As used herein, the term “U.S. holder” means a beneficial owner of our common stock or Private Placement Warrants who or that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (as defined in the Code) have the authority to control all substantial decisions of the trust, or (b) it has in effect a valid election under Treasury Regulations to be treated as a United States person.

Taxation of Distributions

If we pay distributions in cash or other property (other than certain distributions of our stock or rights to acquire our stock) to U.S. holders of shares of our common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the common stock and will be treated as described below under “U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Private Placement Warrants.” Dividends we pay to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requirements relating to the requisite holding period are satisfied. With certain exceptions, and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder generally will constitute “qualified dividends” that currently are subject to tax at preferential long-term capital gains rates.

Possible Constructive Distributions

The terms of each Private Placement Warrant provide for an adjustment to the number of shares of common stock for which the Private Placement Warrant may be exercised or to the exercise price of the Private Placement

Warrant on the occurrence of certain events. An adjustment which has the effect of preventing dilution generally is not a taxable event. U.S. holders of the Private Placement Warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment to the number of such shares or to such exercise price increases the warrant holders’ proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of common stock that would be obtained upon exercise or through a decrease in the exercise price of the Private Placement Warrants), including as a result of a distribution of cash or other property to the holders of shares of our common stock which is taxable to such holders of such shares as a distribution. Any constructive distribution received by a U.S. holder would be subject to tax in the same manner as if such U.S. holders of the Private Placement Warrants received a cash distribution from us equal to the fair market value of such increased interest resulting from the adjustment. Generally, a U.S. holder’s adjusted tax basis in its Private Placement Warrants would be increased to the extent any such constructive distribution is treated as a dividend.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Private Placement Warrants

Upon a sale or other taxable disposition of our common stock or Private Placement Warrants (which, in general, would include a redemption of our Private Placement Warrants that is treated as a taxable exchange of such Private Placement Warrants as described below under “Exercise, Lapse or Redemption of a Private Placement Warrant”), a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in the common stock or Private Placement Warrants. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the common stock or Private Placement Warrants so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. holders currently are eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in its common stock or Private Placement Warrants transferred in such disposition.

Exercise, Lapse or Redemption of a Private Placement Warrant

Except as discussed below with respect to the cashless exercise of a Private Placement Warrant, a U.S. holder generally will not recognize taxable gain or loss as a result of the acquisition of common stock upon exercise of a Private Placement Warrant for cash. The U.S. holder’s tax basis in the shares of our common stock received upon exercise of the Private Placement Warrants generally will be an amount equal to the sum of the U.S. holder’s initial investment in the Private Placement Warrants and the exercise price of such Private Placement Warrants. For U.S. federal income tax purposes, it is unclear whether the U.S. holder’s holding period for the common stock received upon exercise of the Private Placement Warrants will begin on the date following the date of exercise or on the date of exercise of the Private Placement Warrants; in either case, the holding period will not include the period during which the U.S. holder held the Private Placement Warrants. If a Private Placement Warrant is allowed to lapse unexercised, a U.S. holder generally will recognize a capital loss equal to such U.S. holder’s tax basis in the Private Placement Warrant.

The tax consequences of a cashless exercise of a Private Placement Warrant are not clear under current tax law. A cashless exercise may be tax-free, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-free situation, a U.S. holder’s tax basis in the common stock received would equal the holder’s basis in the Private Placement Warrants exercised therefor. If the cashless exercise were treated as not being a realization event, it is unclear whether a U.S. holder’s holding period in the common stock would be treated as commencing on the date following the date of exercise or on the date of exercise of the Private Placement Warrant. If the cashless exercise were treated as a recapitalization, the holding period of the common stock would include the holding period of the Private Placement Warrants exercised therefor.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a portion of the Private Placement Warrants to be exercised on a cashless basis could, for U.S. federal income tax purposes, be deemed to have been surrendered in consideration for the exercise price of the remaining Private Placement Warrants, which would be deemed to be exercised. For this purpose, a U.S. holder would be deemed to have surrendered a number of Private Placement Warrants having an aggregate value equal to the exercise price for the number of Private Placement Warrants deemed exercised. The U.S. holder would recognize capital gain or loss in an amount equal to the difference between the exercise price of the Private Placement Warrants deemed exercised and the U.S. holder’s tax basis in the Private Placement Warrants deemed surrendered. Such gain or loss would be long-term or short-term depending on the U.S. Holder’s holding period in the Private Placement Warrants deemed surrendered. In this case, a U.S. holder’s tax basis in the common stock received would equal the sum of the U.S. holder’s initial investment in the Private Placement Warrants deemed exercised and the exercise price of such Private Placement Warrants. It is unclear whether a U.S. holder’s holding period for the common stock would commence on the date following the date of exercise or on the date of exercise of the warrant; in either case, the holding period would not include the period during which the U.S. holder held the Private Placement Warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. holder’s holding period would commence with respect to the common stock received, there can be no assurance as to which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

If we redeem Private Placement Warrants for cash or if we purchase Private Placement Warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. holder, taxed as described above under “U.S. Holders-Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Private Placement Warrants.”

If we give notice of an intention to redeem Private Placement Warrants and a U.S. holder exercises its Private Placement Warrants on a cashless basis and receives an amount of common stock in respect thereof, we intend to treat such exercise as a redemption of Private Placement Warrants for common stock for U.S. federal income tax purposes. Such redemption should be treated as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code. Accordingly, a U.S. holder should not recognize any gain or loss on the redemption of Private Placement Warrants for shares of common stock. A U.S. holder’s aggregate tax basis in the shares of common stock received in the redemption generally should equal the U.S. holder’s aggregate tax basis in the Private Placement Warrants redeemed and the holding period for the shares of common stock received should include the U.S. holder’s holding period for the surrendered Private Placement Warrants. However, there is some uncertainty regarding this tax treatment and it is possible such a redemption could be treated differently, including as, in part, a taxable exchange in which gain or loss would be recognized in a manner similar to that discussed above for a cashless exercise of warrants. Accordingly, a U.S. holder is urged to consult its tax advisor regarding the tax consequences of a redemption of Private Placement Warrants for shares of common stock.

Information Reporting and Backup Withholding

In general, information reporting requirements may apply to dividends paid to a U.S. holder and to the proceeds of the sale or other disposition of our common stock and Private Placement Warrants, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number or a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

All U.S. holders should consult their tax advisors regarding the application of information reporting and backup withholding to them.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. holder.” As used herein, the term “Non-U.S. holder” means a beneficial owner of our common stock or Private Placement Warrants who or that is for U.S. federal income tax purposes:

•	a non-resident alien individual (other than certain former citizens and residents of the United States subject to U.S. tax as expatriates);

•	a foreign corporation; or

•	an estate or trust that is not a U.S. holder;

but generally does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the acquisition, ownership or sale or other disposition of our securities.

Taxation of Distributions

In general, any distributions (other than certain distributions of our stock or rights to acquire our stock) made to a Non-U.S. holder of shares of our common stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). In the case of any constructive dividend to a Non-U.S. holder of Private Placement Warrants (as described above in “U.S. Holders — Possible Constructive Dividends”), it is possible that this tax would be withheld from any amount owed to the Non-U.S. holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from Private Placement Warrants or other property subsequently paid or credited to such Non-U.S. holder. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of our common stock and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of our common stock, which will be treated as described below under “Non-U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Private Placement Warrants” below.

The withholding tax generally does not apply to dividends paid to a Non-U.S. holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A corporate Non-U.S. holder receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower applicable treaty rate).

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Private Placement Warrants

A Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our common stock or our Private Placement Warrants (including the expiration or redemption of our Private Placement Warrants), unless:

•

the gain is effectively connected with the conduct by the Non-U.S. holder of a trade or business within the United States (and, under certain income tax treaties, is attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. holder);

•	such Non-U.S. holder is an individual who was present in the United States for 183 days or more in the taxable year of such disposition and certain other requirements are met; or

•

we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held our common stock or Private Placement Warrants and, in the case where shares of our common stock are regularly traded on an established securities market, the Non-U.S. holder has owned, directly or constructively, more than five percent (5%) of our common stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. holder’s holding period for the shares of our common stock or Private Placement Warrants. There can be no assurance that our common stock is or has been treated as regularly traded on an established securities market for this purpose.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident. Any gains described in the first bullet point above of a corporate Non-U.S. holder may also be subject to an additional “branch profits tax” at a thirty percent (30%) rate (or a lower applicable income tax treaty rate). If the second bullet point applies to a Non-U.S. holder, such Non-U.S. holder will be subject to U.S. tax on such Non-U.S. holder’s net capital gain for such year (which will include any gain realized in connection with the redemption and may be reduced by certain U.S. source capital losses) at a tax rate of thirty percent (30%).

If the third bullet point above applies to a Non-U.S. holder, gain recognized by such holder will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer may be required to withhold U.S. federal income tax at a rate of fifteen percent (15%) of the amount realized upon such disposition. We believe that we are not, and do not anticipate becoming, a United States real property holding corporation. However, such determination is factual in nature and subject to change and no assurance can be provided as to whether we would be treated as a United States real property holding corporation in any future year.

Exercise, Lapse or Redemption of a Private Placement Warrant

The U.S. federal income tax treatment of a Non-U.S. holder’s exercise of a Private Placement Warrant, or the lapse of a Private Placement Warrant held by a Non-U.S. holder, or the redemption of a Private Placement Warrant held by a Non-U.S. holder generally will correspond to the U.S. federal income tax treatment of the exercise, lapse or redemption of a Private Placement Warrant by a U.S. holder, as described above under “U.S. Holders — Exercise, Lapse or Redemption of a Private Placement Warrant” above, although to the extent a cashless exercise or redemption of a Private Placement Warrant results in a taxable exchange, the consequences would be similar to those described above under “Non-U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of common stock and Private Placement Warrants.”

Information Reporting and Backup Withholding

Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of our common stock and Private Placement Warrants. A Non-U.S. holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

All Non-U.S. holders should consult their tax advisors regarding the application of information reporting and backup withholding to them.

FATCA Withholding Taxes

Sections 1471 through 1474 of the Code and the Treasury regulations and administrative guidance promulgated thereunder (commonly referred as the Foreign Account Tax Compliance Act, or FATCA) generally impose withholding at a rate of thirty percent (30%) in certain circumstances on dividends in respect of our securities which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (1) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (2) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which our securities are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of our securities held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of thirty percent (30%), unless such entity either (1) certifies to us or the applicable withholding agent that such entity does not have any “substantial United States owners” or (2) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury. All prospective investors should consult their tax advisors regarding the possible implications of FATCA on their investment in our securities.

RESTRICTIONS ON RESALE OF OUR SECURITIES

Pursuant to Rule 144 under the Securities Act, or Rule 144, a person who has beneficially owned restricted securities for at least six months generally is entitled to sell such securities provided that (i) such person is not deemed to have been an affiliate of the issuer of such securities at the time of, or at any time during the three months preceding, a sale and (ii) the issue is and has for at least three months prior to such sale been, subject to the Exchange Act periodic reporting requirements and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as it is required to file reports) preceding the sale.

However, Rule 144 is not available for the resale of securities initially issued by shell companies (other than business-combination related shell companies) or issuers that have been at any time previously a shell company. Rule 144 includes an exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials) other than Current Reports on Form 8-K; and

•	at least one year has elapsed from the time that the issuer filed current Form 10-type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, we expect that holders of our restricted securities will be able to sell such securities pursuant to Rule 144 without registration one year after the filing of our Form 8-K containing Form 10 type information, which was filed on January 2, 2024.

As a result of the consummation of the Merger, we are no longer a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

Additionally, persons who have beneficially owned our securities for at least six months but who are affiliates of us at the time of, or at any time during the three months preceding, a sale would be subject to additional restrictions. Specifically, such persons would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of our common stock then outstanding; or

•	the average weekly reported trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and by the availability of current public information about us.

Lock-Up Agreement

As of December 29, 2023, approximately 10.5% of our outstanding shares of common stock are subject to lock-up restrictions.

The Initial Stockholder Shares, the Private Placement Warrants and any shares of common stock issued upon exercise of the Private Placement Warrants are each subject to transfer restrictions pursuant to lock-up provisions in the letter agreement, dated January 11, 2021 entered into by the Initial Stockholders and Adit management, included as Exhibit 10.3 to the registration statement of which this prospectus forms a part. Those lock-up provisions provide that such securities are not transferable or salable: (i) in the case of the Initial Stockholder

Shares, until the earlier of (a) December 29, 2024 (one year after the completion of the Merger), (b) the last sale price of our common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Merger, or (c) the date on which we complete a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property; and (ii) in the case of the Private Placement Warrants and the common stock underlying such warrants, January 28, 2024 (30 days after the completion of the Merger), except in each case: (a) to the Initial Stockholders, Adit’s officers, directors or industry advisors, or any affiliates or family members of any of the Initial Stockholders, Adit’s officers, directors or industry advisors, any members of the Sponsor, or any affiliates of the Sponsor; (b) in the case of an individual, by gift to a member of one of the members of the individual’s immediate family or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by private sales or transfers made in connection with the consummation of a business combination at prices no greater than the price at which the shares or warrants were originally purchased; (f) by virtue of the laws of Delaware or the Sponsor’s limited liability company agreement upon dissolution of the Sponsor; or (g) in the event of our completion of a liquidation, merger, stock exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to our completion of our initial business combination; provided, however, that in each case (except for clauses (f) and (g) or with our prior consent) these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions.

PLAN OF DISTRIBUTION

We are registering the issuance by us of up to an aggregate of 21,070,000 shares of common stock, which consists of (i) up to 13,800,000 shares of common stock that are issuable upon the exercise of 13,800,000 Public Warrants; and (ii) up to 7,270,000 shares of common stock that are issuable upon the exercise of 7,270,000 Private Placement Warrants.

In addition, this prospectus relates to the resale from time to time by the Selling Securityholders named in this prospectus, or their permitted transferees, of (A) up to 42,065,288 shares of common stock, consisting of (i) 26,931,562 Old GRIID Member Shares; (ii) 6,900,000 Initial Stockholder Shares; (iii) 6,500,000 GEM Shares; and (iv) 1,733,726 GEM Underlying Shares; and (B) up to 7,270,000 Private Placement Warrants.

We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, Cboe Canada listing fees and fees and expenses of our counsel and our independent registered public accountants. The Selling Securityholders will pay any underwriting discounts, if applicable (it being understood that the Selling Securityholders shall not be deemed to be underwriters solely as a result of their participation in this offering) and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities.

We will receive proceeds from Warrants exercised in the event that such Warrants are exercised for cash. We will not receive any of the proceeds from the sale of the securities by the Selling Securityholders. The aggregate proceeds to the Selling Securityholders will be the purchase price of the securities less any discounts and commissions borne by the Selling Securityholders.

The Selling Securityholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Securityholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the Selling Securityholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; or

•	any other method permitted by applicable law.

The Selling Securityholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock or Private Placement Warrants owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock or Private Placement Warrants, from time to time, under this prospectus, or under an amendment or supplement to this prospectus or other applicable provision of the Securities Act amending the list of Selling Securityholders to include the pledgee, transferee or other successors in interest as Selling Securityholders under this prospectus. The Selling Securityholders also may transfer the shares of common stock or Private Placement Warrants in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock, or interests therein, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Securityholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (supplemented or amended as necessary to reflect such transaction).

The aggregate proceeds to the Selling Securityholders from the sale of our common stock or Private Placement Warrants offered by them will be the purchase price of the common stock or Private Placement Warrants, as the case may be, less discounts or commissions, if any. Each of the Selling Securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock or Private Placement Warrants to be made directly or through agents. We will not receive any of the proceeds from sales by the Selling Securityholders.

The Selling Securityholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144.

The Selling Securityholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock, Private Placement Warrants or interests therein may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. To the extent required, the shares of our common stock or Private Placement Warrants to be sold, the names of the Selling Securityholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock and Private Placement Warrants may be sold in these jurisdictions only through registered or licensed brokers or dealers. We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Securityholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Securityholders for the purpose of satisfying any prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares of common stock or Private Placement Warrants against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Securityholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the Selling Securityholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with such registration statement or (2) the date on which all of the shares may be sold by the Selling Securityholders without restriction (including any current public information requirement) pursuant to Rule 144.

Our common stock and Public Warrants are currently listed on the Nasdaq Global Market under the symbols “GRDI” and “GRDIW”, respectively. Our common stock is also currently listed on Cboe Canada under the symbol “GRDI”.

LEGAL MATTERS

The validity of any securities offered in this prospectus will be passed upon for us by Troutman Pepper Hamilton Sanders LLP, New York, New York. Any underwriters or agents will be advised about other issues relating to the offering by counsel to be named in any applicable prospectus supplement.

EXPERTS

The financial statements of Adit as of December 31, 2022 and 2021, and for each of the two years in the period ended December 31, 2022, included in this prospectus have been audited by Marcum LLP, independent registered public accounting firm, as stated in their report herein, appearing elsewhere in prospectus (which report expresses an unqualified opinion and contains an explanatory paragraph relating to substantial doubt about Adit’s ability to continue as a going concern), and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Griid Infrastructure LLC and subsidiaries as of December 31, 2022 and 2021 and for each of the years in the two-year period ended December 31, 2022 included in this prospectus have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their report included in this prospectus (which report expresses an unqualified opinion and contains an explanatory paragraph relating to substantial doubt about Griid Infrastructure LLC’s ability to continue as a going concern) in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered hereby. This prospectus, which forms a part of such registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to the company and its securities, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. The SEC maintains an Internet site at www.sec.gov that contains reports, proxy and information statements we have filed electronically with the SEC.

We are subject to the information reporting requirements of the Exchange Act and we are required to file reports, proxy statements and other information with the SEC. These reports, proxy statements, and other information are available for inspection and copying at the SEC’s website referred to above. We also maintain a website at https://www.griid.com, on which you may review these materials free of charge. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the registration statement of which it forms a part.

INDEX TO FINANCIAL STATEMENTS
ADIT EDTECH ACQUISITION CORP.

GRIID INFRASTRUCTURE LLC AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders and Board of Directors of
Adit EdTech Acquisition Corp.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Adit EdTech Acquisition Corp. (the “Company”) as of December 31, 2022 and 2021, the related consolidated statements of operations, changes in stockholders’ deficit and cash flows for each of the two years in the period ended December 31, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.
Explanatory Paragraph — Going Concern
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 the Company’s business plan is dependent on the completion of a business combination and the Company’s cash and working capital as of December 31, 2022 would not be sufficient to allow the Company to operate for a reasonable period of time, which is considered to be one year from the date of issuance of the financial statements, assuming that a business combination is not consummated. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Marcum
LLP
Marcum
LLP
We have served as the Company’s auditor since 2020.
PCAOB ID Number: 688
New York, NY
March 28, 2023

ADIT EDTECH ACQUISITION CORP.
CONSOLIDATED BALANCE SHEETS

	December 31, 2022	December 31, 2021
ASSETS
Current assets
Cash	$992,187	$462,274
Prepaid expenses	77,774	265,282
Cash held in Trust Account for redeemed shares	1,093,204	—

Total Current Assets	2,163,165	727,556
Prepaid expenses, non-current	—	14,384
Cash and securities held in Trust Account	25,041,388	276,115,444

TOTAL ASSETS	$27,204,553	$276,857,384

Liabilities, Common Stock Subject to Possible Redemption and Stockholders’ Deficit
Current liabilities
Accrued offering costs and expenses	$4,807,419	$3,153,755
Due to related party	138,986	18,986
Common stock to be redeemed	1,093,204	—
Income taxes payable	795,203	—
Working capital loan - related party	300,000	150,000

Total Current Liabilities	7,134,812	3,322,741
Warrant liability	459,236	5,044,441
Deferred underwriting discount	6,762,000	9,660,000

TOTAL LIABILITIES	14,356,048	18,027,182

Commitments
Common stock subject to possible redemption, 2,467,422 and 27,600,000 shares at redemption values of $10.24 and $10.00 at December 31, 2022 and December 31, 2021, respectively	25,273,823	276,000,000
Stockholders’ Deficit
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding at December 31, 2022 and December 31, 2021, respectively	—	—
Common stock, $0.0001 par value; 100,000,000 shares authorized; 6,900,000 shares issued and outstanding (excluding 2,467,422 and 27,600,000 shares at redemption value) at December 31, 2022 and December 31, 2021, respectively	690	690
Additional paid-in capital	1,103,029	—
Accumulated deficit	(13,529,037)	(17,170,488)

Total Shareholders’ Deficit	(12,425,318)	(17,169,798)

TOTAL LIABILITIES, COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION AND STOCKHOLDERS’ DEFICIT	$27,204,553	$276,857,384

The accompanying notes are an integral part of the consolidated financial statements.

ADIT EDTECH ACQUISITION CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31, 2022	Year Ended December 31, 2021
Formation and operating costs	$2,941,239	$3,704,239

Loss from operations	(2,941,239)	(3,704,239)

Other income:
Change in fair value of warrants	4,585,205	956,035
Trust interest income	3,984,085	115,444

Total other income	8,569,290	1,071,479
Income (loss) before provision for income taxes	5,628,051	(2,632,760)
Provision for income taxes	795,203	—

Net income (loss)	$4,832,848	$(2,632,760)

Basic and diluted weighted average shares outstanding, redeemable common stock	27,393,431	26,492,055

Basic and diluted net income (loss) per share	$0.14	$(0.08)

Basic and diluted weighted average shares outstanding, common stock	6,900,000	6,853,151

Basic and diluted net income (loss) per share	$0.14	$(0.08)

The accompanying notes are an integral part of the consolidated financial statements.

F-
3

ADIT EDTECH ACQUISITION CORP.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
FOR THE YEAR ENDED DECEMBER 31, 2022 AND 2021

	Ordinary Shares		Additional Paid-in Capital	Accumulated	Total Stockholders’ Equity
	Shares	Amount		Deficit	(Deficit)
Balance – January 1, 2021	6,900,000	$690	$24,310	$(526)	$24,474
Proceeds allocated to Public Warrants	—	—	16,771,351	—	16,771,351
Proceeds allocated to Private Placement Warrants	—	—	7,270,000	—	7,270,000
Offering costs allocated to Warrants	—	—	(981,103)	—	(981,103)
Modification to Private Placement Warrants to qualify as liability	—	—	(6,000,476)	—	(6,000,476)
Remeasurement of common stock to redemption value	—	—	(17,084,082)	(14,537,202)	(31,621,284)
Net loss	—	—	—	(2,632,760)	(2,632,760)

Balance – December 31, 2021	6,900,000	690	—	(17,170,488)	(17,169,798)
Remeasurement of common stock to redemption value	—	—	(1,794,971)	(1,191,397)	(2,986,368)
Reduction of deferred underwriter fees	—	—	2,898,000	—	2,898,000
Net income	—	—	—	4,832,848	4,832,848

Balance – December 31, 2022	6,900,000	690	1,103,029	(13,529,037)	(12,425,318)

The accompanying notes are an integral part of the consolidated financial statements.

ADIT EDTECH ACQUISITION CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2022	Year Ended December 31, 2021
Cash Flows from Operating Activities:
Net income (loss)	$4,832,848	$(2,632,760)
Adjustments to reconcile net income (loss) to net provided by (cash used) in operating activities:
Change in fair value of warrants	(4,585,205)	(956,035)
Interest earned on cash held in Trust Account	(3,984,085)	(115,444)
Changes in operating assets and liabilities:
Prepaid expenses	201,892	(279,666)
Income taxes payable	795,203	—
Accrued offering costs and expenses	1,653,664	3,311,387
Cash held in Trust for redeemed shares	(1,093,204)
Common stock to be redeemed	1,093,204	—
Due to related party	120,000	214

Net cash provided by (used in) operating activities	(965,683)	(672,304)

Cash Flows from Investing Activities:
Investment held in Trust Account	—	(276,000,000)
Cash withdrawn for redemptions, net	253,712,545	—
Cash withdrawn from Trust Account to pay franchise tax and income taxes	1,345,596	—
Net cash provided by (used in) investing activities	255,058,141	(276,000,000)

Cash Flows from Financing Activities:
Proceeds from Initial Public Offering, net of underwriters’ fees	—	270,480,000
Proceeds from private placement	—	7,270,000
Payments of offering costs	—	(651,036)
Proceeds from issuance of promissory note to related party	150,000	150,000
Redemption of common stock, net	(253,712,545)	—
Payment of promissory note to related party	—	(150,000)

Net cash (used in) provided by financing activities	(253,562,545)	277,098,964

Net Change in Cash	529,913	426,660
Cash – Beginning	462,274	35,614

Cash – Ending	$992,187	$462,274

Non-Cash Investing and Financing Activities:
Deferred underwriting commissions charged to additional paid-in capital	$(2,898,000)	$9,660,000

Initial value of common stock subject to possible redemption	$—	$276,000,000

Remeasurement of carrying value to redemption value	$2,986,368	$—

Deferred offering costs paid by Sponsor loan	$—	$18,773

Modification to Private Placement Warrants to qualify as liability	$—	$6,000,476

Reduction of deferred underwriting fee payable	2,898,000

The accompanying notes are an integral part of the consolidated financial statements.

ADIT EDTECH ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
NOTE 1. Organization and Business Operations
Organization and General
Adit EdTech Acquisition Corp. (the “Company”) was incorporated in Delaware on October 15, 2020. The Company is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities (the “Business Combination”). Although the Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination, the Company intends to focus its search for a business that would benefit from its founders’ and management team’s experience and ability to identify, acquire and manage a business in the education, training and education technology industries.
The Company has one wholly owned subsidiary, ADEX Merger Sub, LLC, a Delaware limited liability company incorporated on November 24, 2021. There has been no activity since inception.
The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
The Company has selected December 31 as its fiscal year end.
As of December 31, 2022, the Company had not commenced any operations. All activity for the period from October 15, 2020 (inception) through December 31, 2022 relates to the Company’s formation and the initial public offering (“IPO”), which is described below, and since the closing of the IPO, the search for a prospective initial Business Combination (see Note 7). The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income
in the form of interest income from the proceeds derived from the IPO and change in the fair value of its Private Placement Warrants derivative liability.
The Company’s sponsor is Adit EdTech Sponsor, LLC, a Delaware limited liability company (the “Sponsor”).
Financing
The registration statements for the Company’s IPO were declared effective on January 11, 2021. On January 14, 2021, the Company consummated the IPO of 24,000,000 units (the “Units” and, with respect to the shares of common stock included in the Units being offered, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $240,000,000.
Simultaneously with the closing of the IPO, the Company consummated the sale of 6,550,000 Private Placement Warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to the Sponsor, generating total gross proceeds of $6,550,000.
The Company granted the underwriters in the
IPO a 45-day option
to purchase up to 3,600,000 additional Units to cover over-allotments, if any. On January 19, 2021, the underwriters exercised the over-allotment option in full to purchase 3,600,000 Units (the “Over-allotment Units”), generating aggregate gross proceeds of $36,000,000, and incurred $720,000 in deferred underwriting fees. Simultaneously with the closing of the sale of the Over-allotment Units, the Company consummated the sale of an additional 720,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant in a private placement to the Sponsor, generating gross proceeds of $720,000.
Transaction costs amounted to $13.8 million consisting of $4.8 million of underwriting discount, $8.4 million of deferred underwriting discounts and commissions, and $0.6 million of other offering costs.

Trust Account
Following the closing of the IPO on January 14, 2021 and the underwriters’ full exercise of their over-allotment option on January 19, 2021, $276,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the IPO, the sale of Over-allotment Units and the sale of the Private Placement Warrants were placed in a Trust Account, which were previously held as cash or invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of
Rule 2a-7 of
the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account. To mitigate the risk of the Company being deemed to have been operating as an unregistered investment company (including under the subjective test of Section 3(a)(1)(A) of the 1940 Act), the Company in January 2023 instructed Continental Stock Transfer & Trust Company, the trustee with respect to the Trust Account, to liquidate the U.S. government treasury obligations or money market funds held in the Trust Account and thereafter to hold all funds in the Trust Account in cash until the earlier of consummation of the Company’s initial business combination or liquidation.
Initial Business Combination
The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The Public Shares subject to redemption are recorded at redemption value and classified as temporary equity upon the completion of the IPO in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity.”
The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 immediately prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the then outstanding shares of common stock present and entitled to vote at the meeting to approve the Business Combination are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its amended and restated certificate of incorporation, as amended (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC containing substantially the same information as would be included in a proxy statement prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares it purchased during or after the IPO in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or do not vote at all.
Notwithstanding the above, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of

Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.
The Sponsor and the Company’s officers, directors and industry advisors have agreed (a) to waive redemption rights with respect to the Founder Shares and Public Shares held by them in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination and certain amendments to the Amended and Restated Certificate of Incorporation or to redeem 100% of its Public Shares if the Company does not complete a Business Combination or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial Business
Combination activity, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.
The Company will have until the applicable extension deadline (such date, the “extension date”), the latest of which is July 14, 2023, if the Company’s board of directors approves all six one-month
extensions allowed under the Company’s Amended and Restated Certificate of Incorporation to complete a Business Combination or otherwise (a) cease all operations except for the purpose of winding up, (b) as promptly as reasonably possible but not more than ten business days thereafter, redeem all of the shares of common stock included as part of the Units sold in the IPO and (c) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and in accordance with applicable law, dissolve and liquidate. The current extension date is April 14, 2023.
In connection with the stockholders’ vote at the special meeting of stockholders on December 23, 2022, 25,132,578 shares of Common Stock exercised their right to redeem such share for a pro rata portion of the funds in the Company’s Trust Account for approximately $253.6 million (approximately $10.09 per share).
The holders of the Founder Shares have agreed to waive liquidation rights with respect to such shares if the Company fails to complete a Business Combination prior to the applicable extension deadline. However, if the Sponsor acquired Public Shares in, or acquires Public Shares after, the IPO, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination by the applicable extension deadline. The IPO underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 7) held in the Trust Account in the event the Company does not complete a Business Combination by the applicable extension deadline and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the IPO price per Unit ($10.00).
In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of trust assets, in each case net of the interest which may be withdrawn to pay the Company’s tax obligation and up to $100,000 for liquidation expenses, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account (even if such waiver is deemed to be unenforceable) and except as to any claims under the Company’s indemnity of the underwriters of IPO against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the

Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Liquidity and Capital Resources
As of December 31, 2022, the Company had approximately $1.0 million in its operating bank account and a working capital deficit of approximately $5.2 million, excluding approximately $0.7 million in federal income tax and prepaid franchise tax payable that can be paid using the funds derived from the interest income earned on Trust Account.
Prior to the completion of the IPO, the Company’s liquidity needs had been satisfied through a payment from the Sponsor of $25,000 (see Note 5) for the Founder Shares to cover certain offering costs and a loan under an unsecured promissory note from the Sponsor of $150,000 (see Note 5). Subsequent to the consummation of the IPO and sale of Private Placement Warrants, the Company’s liquidity needs have been satisfied through the proceeds from the consummation of the sale of Private Placement Warrants not held in the Trust Account.
In addition, in order to finance transaction costs in connection with a Business Combination, the Company’s Sponsor or an affiliate of the Sponsor or the Company’s officers and directors or their affiliates may, but are not obligated to, provide the Company Working Capital Loans (as defined below) (see Note 5).
Going Concern Consideration
The Company anticipates that the approximately $1.0 million in its operating bank account as of December 31, 2022 will not be sufficient to allow the Company to operate for at least the next 12 months, assuming that a Business Combination is not consummated during that time. The Company has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans. These conditions raise substantial doubt about the Company’s ability to continue as a going concern one year from the issuance date of the consolidated financial statements. Management plans to address this uncertainty through loans from its Sponsor, officers, directors or third parties. None of the Sponsor, officers or directors are under any obligation to advance funds to, or to invest in, the Company. There is no assurance that the Company’s plans to raise capital or to consummate a Business Combination will be successful. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Further, management has determined that if the Company is unable to complete a Business Combination by the applicable extension deadline, then the Company will (a) cease all operations except for the purpose of winding up, (b) as promptly as reasonably possible but not more than ten business days thereafter, redeem all of the Public Shares and (c) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and in accordance with applicable law, dissolve and liquidate. The date for mandatory liquidation and subsequent dissolution as well as the Company’s working capital deficit raise substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after the applicable extension deadline.
NOTE 2. Summary of Significant Accounting Policies
Basis of Presentation
The accompanying consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC.

Principles of Consolidation
The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, ADEX Merger Sub, LLC. There has been no intercompany activity since inception.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth
companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of consolidated financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2022 and 2021.
Cash and Securities Held in Trust Account
Cash and securities held in Trust Account consist of United States Treasury securities. The Company classifies its United States Treasury securities as held-to-maturity in
accordance with ASC Topic 320, “Investments—Debt

and Equity
Securities.” Held-to-maturity securities
are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury
securities are recorded at amortized cost and adjusted for the amortization or accretion of premiums or discounts.
A decline in the market value
of held-to-maturity securities
below cost that is deemed to be other than temporary results in an impairment that reduces the carrying costs to such securities’ fair value. The impairment is charged to earnings and a new cost basis for the security is established. To determine whether an impairment is other than temporary, the Company considers whether it has the ability and intent to hold the investment until a market price recovery and considers whether evidence indicating the cost of the investment is recoverable outweighs evidence to the contrary. Evidence considered in this assessment includes the reasons for the impairment, the severity and the duration of the impairment, changes in value subsequent to year-end, forecasted
performance of the investee, and the general market condition in the geographic area or industry the investee operates in.
Premiums and discounts are amortized or accreted over the life of the related held-to-maturity security
as an adjustment to yield using the effective-interest method. Such amortization and accretion are included in the “Trust interest income” line item in the statements of operations. Trust interest income is recognized when earned.
Cash held in Trust Account for redeemed shares represents amount owed to a stockholder for the shares of common stock they elected to redeem in connection with the shareholder meeting held on December 23, 2022, which was not paid at such time due a clerical error, and was subsequently corrected. As of December 31, 2022, the amount due to this stockholder is reflected as common stock to be redeemed in the accompanying consolidated balance sheet.
Fair Value Measurements
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.
The fair value of the Company’s certain assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the consolidated balance sheets. The fair values of cash and promissory note to related party are estimated to approximate the carrying values as of December 31, 2022 and December 31, 2021 due to the short maturities of such instruments.
The fair value of the Private Placement Warrants is based on a Monte Carlo valuation model utilizing management judgment and pricing inputs from observable and unobservable markets with less volume and transaction frequency than active markets. Significant deviations from these estimates and inputs could result in a material change in fair value. The fair value of the Private Placement Warrants is classified as Level 3. See Note 6 for additional information on assets
and liabilities measured at fair value.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. At December 31, 2022 and December 31, 2021, the Company has not experienced losses on this account, and management believes that the Company is not exposed to significant risks on such account.
Common Stock Subject to Possible Redemption
All of the shares of common stock sold as part of the Units (see Note 3) contain a redemption feature, which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a stockholder vote or tender offer in connection with a Business Combination or certain amendments to the Company’s amended and restated articles of incorporation. In accordance with ASC
480-10-S99,
redemption provisions, not solely within the control of the Company, require shares of common stock subject to redemption to be classified outside of permanent equity. Therefore, shares of common stock were classified outside of permanent equity as of December 31, 2022 and December 31, 2021.
The Company recognizes changes in redemption value immediately as they occur upon the IPO and will adjust the carrying value of redeemable shares of common stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable shares of common stock are recorded as charges against additional paid-in
capital and accumulated deficit.
On December 23, 2022, the Company held a special meeting of stockholders in which the stockholders approved an amendment to the Company’s Amended and Restated Certification of Incorporation to extend the date by which the Company must consummate its initial Business Combination up to six times at the election of the Company’s board of directors for an additional one month each time (for a maximum of six
one-month
extensions) or otherwise (a) cease all operations except for the purpose of winding up, (b) as promptly as reasonably possible but not more than ten business days thereafter, redeem all of the shares of Common Stock included as part of the units sold in the Company’s initial public offering and (c) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and in accordance with applicable law, dissolve and liquidate (the “Extension Proposal”).
In connection with the stockholders’ vote at the special meeting of stockholders on December 23, 2022, stockholders representing 25,132,578 shares of common stock exercised their right to redeem such shares for a pro rata portion of the funds in the Company’s Trust Account for approximately $253.6 million (approximately $10.09 per share). Following redemptions, the Company has 2,467,422 Public Shares outstanding.

Net Income (Loss) Per Share of Common Stock
The Company has two categories of shares, which are referred to as redeemable shares of common stock and non-redeemable
shares of common stock. Earnings and losses are shared pro rata between the two categories of shares. The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net income (loss) per share for each category for the year-ended December 31, 2022 and 2021:

	Year Ended December 31, 2022		Year Ended December 31, 2021
	Redeemable	Non- Redeemable	Redeemable	Non- Redeemable
Basic and diluted net income (loss) per ordinary share
Numerator:
Allocation of net income (loss), as adjusted	$3,860,456	$972,392	$(2,091,672)	$(541,088)
Denominator:
Weighted Average Shares Outstanding including common stock subject to redemption	27,393,431	6,900,000	26,492,055	6,853,151
Basic and diluted net income (loss) per ordinary share	$0.14	$0.14	$(0.08)	$(0.08)
Offering Costs associated with the Initial Public Offering
The Company complies with the requirements of the
ASC 340-10-S99-1 and
SEC Staff Accounting Bulletin Topic 5A— “Expenses of Offering.” Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the IPO. The Company incurred offering costs amounting to approximately $15.8 million as a result of the IPO, consisting of approximately $5.5 million of underwriting discount, approximately $9.7 million of deferred underwriting discounts and commissions, and approximately $0.7 million of other offering costs.
Derivative Financial Instruments
The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-40, “Derivatives and Hedging – Contracts in Entity’s Own Stock
(“ASC 815-40”).” The
classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at
the end of each reporting period.
At December 31, 2022 and December 31, 2021, the Company has evaluated both the Public Warrants (as defined below) and Private Placement Warrants under ASC 480 and
ASC 815-40.
Such guidance provides that because the Private Placement Warrants do not meet the criteria for equity treatment thereunder, each Private Placement Warrant must be recorded as a liability. Accordingly, the Company classified each Private Placement Warrant as a liability at its fair value. This liability is subject to re-measurement
at each balance sheet date. With each such
re-measurement,
the warrant liability will be adjusted to fair value, with the change in fair value recognized in the Company’s consolidated statements of operations. On the date of the IPO, the Company’s Private Placement Warrants met the criteria for equity accounting treatment. On December 23, 2021, the Private Placement Warrants were modified such that the Private Placement Warrants no longer meet the criteria for equity treatment. As such, the Private Placement Warrants were treated as derivative liability instruments from the date of the modification.

Income Taxes
The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2022 and 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
Risks and Uncertainties
Management continues to evaluate the impact of
the COVID-19 pandemic
on the Company’s consolidated financial statements and has concluded that, while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of operations and/or search for a target company, the specific impact is not readily determinable as of the date of the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Inflation Reduction Act of 2022
The Inflation Reduction Act of 2022, signed into law on August 16, 2022, introduced a new excise tax on repurchases of stock after December 31, 2022 by domestic corporations whose stock is traded on an established securities market. The new excise tax is imposed on the repurchasing corporation, not the stockholders whose stock is repurchased. The tax is imposed at a rate of 1% of the fair market value of the stock repurchased during the corporation’s taxable year, reduced by the fair market value of stock issued during the taxable year. Because the Company is a Delaware corporation and its common stock is traded on the NYSE American, repurchases of the Company’s stock will be subject to this 1% excise tax. Recently issued guidance from the Department of the Treasury and the Internal Revenue Service does not exclude the Company’s common stock issued in exchange for units of GRIID limited liability company membership units from reducing the value of repurchased stock for this purpose. If the fair market value of the redeemed Public Shares is netted against the fair market value of the Company’s common stock issued in connection with the Merger, there should be no liability for the stock repurchase excise tax as a result of the redemption of Public Shares.
If, however, the new excise tax is imposed on the Company with respect to redemptions of Public Shares in connection with the Merger, the Company will use interest earned on the Trust Account, as permitted by the Amended and Restated Certificate of Incorporation, to satisfy any excise tax liability.
Recent Accounting Standards
In August 2020, the FASB issued Accounting Standards Update
(“ASU”) 2020-06, Debt
— Debt with Conversion and Other Options
(Subtopic 470-20) and
Derivatives and Hedging — Contracts in Entity’s Own Equity
(Subtopic 815-40) (“ASU 2020-06”) to
simplify accounting for certain financial instruments.

ASU 2020-06 eliminates
the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU
2020-06 amends
the diluted earnings per share guidance, including the requirement to use the if-converted
method for all convertible instruments.
ASU 2020-06 is
effective January 1, 2024 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company is currently assessing the impact, if any, that
ASU 2020-06 would
have on its financial position, results of operations or cash flows.
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the accompanying consolidated financial statements.
NOTE 3. Initial Public Offering
Pursuant to the IPO on January 14, 2021, the Company sold 24,000,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one share of common stock and one-half
of one warrant to purchase one share of common stock (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment.
On January 14, 2021, an aggregate of $10.00 per Unit sold in the IPO was held in the Trust Account and will be held as cash or invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of
Rule 2a-7 of
the Investment Company Act. The Company in January 2023 instructed Continental Stock Transfer & Trust Company, the trustee with respect to the Trust Account, to liquidate the U.S. government treasury obligations or money market funds held in the Trust Account and thereafter to hold all funds in the Trust Account in cash until the earlier of consummation of the Company’s initial business combination or liquidation.
On January 19, 2021, the underwriters exercised the over-allotment option in full to purchase 3,600,000 Units. Following the closing of the IPO on January 14, 2021 and the underwriters’ full exercise of the over-allotment option on January 19, 2021, $276,000,000 was held in the Trust Account.
In connection with the stockholders’ vote at the special meeting of stockholders on December 23, 2022, 25,132,578 shares were tendered for redemption.
Accordingly, at December 31, 2022, 2,467,422 shares of common stock subject to possible redemption is presented at redemption value of $10.24 per share, as temporary equity, outside of the stockholders’ deficit section of the Company’s balance sheets.

As of December 31, 2022 and 2021, common stock subject to possible redemption reflected on the consolidated balance sheets is reconciled in the following table:

January 1, 2021	$—
Gross proceeds from public issuance	276,000,000
Less:
Proceeds allocated to public warrants	(16,771,351)
Common stock issuance costs	(14,849,933)
Plus:
Remeasurement of carrying value to redemption value	31,621,284

Common stock subject to possible redemption, December 31, 2021	276,000,000

Remeasurement of carrying value to redemption value	2,986,368
Redemptions	(253,712,545)

Common stock subject to possible redemption, December 31, 2022	$25,273,823

NOTE 4
. Private Placement
Simultaneously with the closing of the IPO on January 14, 2021, the Sponsor purchased an aggregate of 6,550,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $6,550,000, in a private placement (the “Private Placement”).
On January 19, 2021, the underwriters exercised the over-allotment option in full to purchase 3,600,000 Units. Simultaneously with the closing of the exercise of the overallotment option, the Company completed the private sale of an aggregate of 720,000 Private Placement Warrants to the Sponsor at a purchase price of $1.00 per Private Placement Warrant, generating gross proceeds of $720,000.
Each Private Placement Warrant will entitle the holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment. The proceeds from the Private Placement Warrants were added to the proceeds from the IPO held in the Trust Account. If the Company does not complete a Business Combination by the applicable extension deadline, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.
On December 23, 2021, the Company amended the warrant agreement entered into on January 11, 2021 with Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent, to modify certain provisions to conform with applicable disclosure contained in the Company’s final prospectus filed with the SEC on January 13, 2021. Pursuant to the amended Private Placement Warrant agreement, a Private Placement Warrant will not be redeemable by the Company for so long as it is held by its initial purchaser or a permitted transferee of such purchaser. After giving effect to the amended Private Placement Warrant agreement, the Private Placement Warrants qualify for liability classification. The difference in the aggregate fair value of the Private Placement Warrants immediately before and after the modification was recognized as an equity issuance cost and charged to additional paid-in
capital.
NOTE 5
. Related Party Transactions
Founder Shares
In October 2020, the Sponsor paid $25,000 to cover certain offering costs of the Company in consideration of 5,750,000 shares of the Company’s common stock (the “Founder Shares”). On October 27, 2020, the Sponsor

transferred 10,000 Founder Shares to each of the Company’s independent directors and 7,500 Founder Shares to each of the Company’s industry advisors at their original purchase price (the Sponsor, independent directors and industry advisors being defined herein collectively as the “initial stockholders”). On January 11, 2021, the Company effected a stock dividend of 1,150,000 shares with respect to the common stock, resulting in the initial stockholders holding an aggregate of 6,900,000 Founder Shares (up to 900,000 of which are subject to forfeiture by the Sponsor depending on the extent to which the underwriters’ over-allotment option is exercised). As such, the initial stockholders collectively own 20% of the Company’s issued and outstanding shares of common stock after the IPO. On January 19, 2021, the underwriter exercised its over-allotment option in full; hence, the 900,000 Founder Shares are no longer subject to forfeiture.
The Sponsors and the Company’s directors and officers have agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination or (B) subsequent to a Business Combination, (x) if the last sale price of the Company’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any
30-trading day
period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.
Transactions with Company Officers
On April 17, 2021, Griid Holdco LLC, a Delaware limited liability company (“GRIID”), entered into an engagement letter and an incentive unit award agreement (together, the “consulting agreements”) with Deucalion Partners, LLC, an entity affiliated with John D’Agostino, the Company’s Chief Financial Officer. Pursuant to the consulting agreements, GRIID agreed to pay to such entity $400,000 and grant such entity units representing a 0.5% profits interest in GRIID. The cash payment will be due and payable upon the closing of the Merger. The units vested as to one-fourth on
April 16, 2022 and have vested and will continue to vest 1/36th on the 17th day of each month thereafter, subject to such entity’s continued service through such vesting dates, provided, however, that any unvested units shall fully vest upon the consummation of a merger with a special purpose acquisition company, qualified initial public offering, or other change of control transaction.
Due to Related Parties
As of December 31, 2022 and 2021, one related party paid or is obligated to pay an aggregate of approximately $139,000 and $19,000, respectively, on behalf of the Company to pay for deferred administrative service fees and operating costs.
Promissory Note — Related Party
On October 23, 2020, the Company issued an unsecured promissory note to the Sponsor (the “Promissory Note”), pursuant to which the Company may borrow up to an aggregate principal amount of $150,000. The Promissory Note was non-interest bearing
and payable on the earlier of (i) June 30, 2021, (ii) the consummation of the IPO, (iii) the abandonment of the IPO and (iv) an Event of Default (as defined in the Promissory Note). As of December 31, 2020, the Company had borrowed $150,000 under the Promissory Note. On July 28, 2021, the Company repaid $150,000 to the Sponsor under the Promissory Note. There was no outstanding balance under the Promissory Note as of December 31, 2022 and December 31, 2021.
On August 6, 2021, the Company issued an unsecured promissory note to the Sponsor in connection with a Working Capital Loan (as defined below) made by the Sponsor to the Company pursuant to which the Company may borrow up to $300,000 in the aggregate (the “New Promissory Note”). The note is non-interest bearing
and payable on the earlier of (i) the applicable extension deadline or (ii) the effective date of a Business Combination. Any amounts outstanding under the note are convertible into warrants, at a price of $1.00 per warrant at the option of the Sponsor, the terms of which shall be identical to the Private Placement Warrants. As of December 31, 2022 and December 31, 2021, the Company borrowed $300,000 and $150,000 under the note, respectively. On March 12, 2023, the Company issued an amended and restated promissory note to the Sponsor. The amended and restated promissory note increases the maximum aggregate amount of advances and readvances permitted from $300,000 to $1,000,000.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Company’s Sponsor or an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $2,000,000 of notes may be converted upon completion of a Business Combination into warrants at a price of $1.00 per warrant. Such warrants would be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. As of December 31, 2022 and 2021, a Working Capital Loan was outstanding in the amount of $300,000 and $150,000 respectively, under the New Promissory Note, as detailed under the heading “Promissory Note – Related Party.”
Administrative Service Fee
The Company entered into an agreement whereby, commencing on January 11, 2021, the Company has agreed to pay the Sponsor or an affiliate of the Sponsor an amount up to a total of $10,000 per month for office space, utilities, secretarial support and administrative services. For the year ended December 31, 2022, under such agreement, the Company incurred $120,000, in total, which is included due to related party on the accompanying balance sheet as of December 31, 2022. For the year ended December 31, 2021, under such agreement, the Company incurred and paid $120,000 in total. Upon completion of the initial Business Combination or liquidation, the Company will cease paying these monthly fees.
NOTE 6. Fair Value Measurements
The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2022 and December 31, 2021, and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value.

	December 31, 2022	Quoted Prices In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Liabilities:
Warrant liability – Private Placement Warrants	$459,236	$—	$—	$459,236

	$459,236	$—	$—	$459,236

	December 31, 2021	Quoted Prices In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Liabilities:
Warrant liability – Private Placement Warrants	$5,044,441	$—	$—	$5,044,441

	$5,044,441	$—	$—	$5,044,441

Cash and securities held in Trust Account
As of December 31, 2022, investment in the Company’s Trust Account consisted of approximately $25.0 million, in cash. As of December 31, 2021, investment in the Company’s Trust Account consisted of approximately $1,000 in U.S. Money Market funds and approximately $276.1 million, in U.S. Treasury securities. The Company classifies its U.S. treasury securities as held-to-maturity in
accordance with ASC 320, “Investments — Debt and Equity Securities.”
Held-to-maturity treasury
securities are recorded at amortized cost and adjusted for the amortization or accretion of premiums or discounts. The Company considers all investments with original maturities of more than three months
 but less than
one year
 to be short-term investments. The carrying value approximates the fair value due to its short-term maturity.
The carrying value, excluding gross unrealized holding loss and fair value of held to maturity securities on December 31, 2022 and 2021 are as follows:

	Carrying Value/Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value as of December 31, 2022
Cash	$25,041,388	$—	$—	$25,041,388

	$25,041,388	$—	$—	$25,041,388

	Carrying Value/ Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value as of December 31, 2021
U.S. Money Market	$979	$—	$—	$979
U.S. Treasury Securities	276,114,465	4,535	—	276,119,000

	$276,115,444	$4,535	$—	$276,119,979

Warrant liability - Private Placement Warrants
The estimated fair value of the Private Placement Warrants was determined using Level 3 inputs. Inherent in a Monte-Carlo simulation model are assumptions related to expected stock-price volatility (pre-merger and
post-merger), expected term, dividend yield and risk-free interest rate. The Company estimates the volatility of its common stock based on management’s understanding of the volatility associated with instruments of other similar entities. The risk-free interest rate is based on the U.S. Treasury Constant Maturity similar to the expected remaining life of the Private Placement Warrants. The expected life of the Private Placement Warrants is simulated based on management assumptions regarding the timing and likelihood of completing a Business Combination. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero. The assumptions used in calculating the estimated fair values represent the Company’s best estimate. However, inherent uncertainties are involved. If factors or assumptions change, the estimated fair values could be materially different.
The key inputs into the Monte Carlo simulation model for the Private Placement Warrants were as follows at December 23, 2021:

Input	December 23, 2021
Expected term (years)	5.43
Expected volatility	13.20%
Risk-free interest rate	1.21%
Stock price	$9.88
Dividend yield	0.00%
Exercise price	$11.50

The key inputs into the Monte Carlo simulation model for the Private Placement Warrants were as follows at December 31, 2022 and December 31, 2021:

Input	December 31, 2022	December 31, 2021
Expected term (years)	0.91	5.40
Expected volatility	8.3%	11.70%
Risk-free interest rate	4.74%	1.20%
Stock price	$10.11	$9.90
Dividend yield	0.00%	0.00%
Exercise price	$11.50	$11.50

The following table sets forth a summary of the changes in the Level 3 fair value classification:

Warrant Liability
Fair value as of December 31, 2021	$5,044,441
Change in fair value	(4,585,205)
Fair value as of December 31, 2022	$459,236

NOTE 7
. Commitments and Contingencies
Registration Rights
The holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of the Working Capital Loans (and any shares of common stock issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of Working Capital Loans) are entitled to registration rights pursuant to a registration rights agreement signed on January 11, 2021, requiring the Company to register such securities for resale. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The registration rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The underwriters were paid a cash underwriting discount of 2.0% of the gross proceeds of the IPO, or $5,520,000 in the aggregate. In addition, the underwriters are entitled to a deferred fee of 3.5% of the gross proceeds of the IPO, or $9,660,000.
On December 6, 2022, the Company and EarlyBirdCapital, Inc. (“EarlyBird”) entered into an amendment (the “Amendment”) to the Underwriting Agreement. Among other things, the amendment reduced the amount of the deferred underwriting commission payable to EarlyBird to $6,762,000, which amount, together with reimbursement of EarlyBird’s legal expenses in an amount not to exceed $150,000 (the “Expense Reimbursement”), will be payable as follows: (i) upon the closing of the Company’s initial business combination, in an amount equal to the lesser of (A) $3,381,000 plus the Expense Reimbursement and (B) the balance of the Company’s Trust Account, after all amounts payable in connection with stockholder redemptions have been so paid and (ii) the remainder pursuant to a convertible promissory note to be made by the surviving company of the Company’s initial business combination upon the consummation of the Company’s initial business combination. As of December 31, 2022, no amount in Expense Reimbursement has been incurred. If the Company does not consummate an initial business combination, no deferred underwriting commission will be payable to EarlyBird. The Amendment also provides customary registration rights to EarlyBird for the shares of common stock of the Maker issuable upon conversion of the Note.
As a result, the Company recognized $2,898,000 to additional paid-in
capital in relation to the reduction of the deferred underwriter fee in the accompanying consolidated financial statements. As of December 31, 2022 and December 31, 2021, the deferred underwriting fee payable is $6,762,000 and $9,660,000, respectively.
Merger Agreement
On November 29, 2021, the Company entered into an agreement and plan of merger (the “Initial Merger Agreement”) by and among the Company, ADEX Merger Sub, LLC, a Delaware limited liability company and a wholly owned direct subsidiary of the Company (“Merger Sub”), and GRIID. On December 23, 2021, October 17, 2022, and February 8, 2023, the parties to the Initial Merger Agreement amended the Initial Merger Agreement (as so amended, the “Merger Agreement”).
Pursuant to the Merger Agreement, at the closing of the Merger (the “Closing”), the limited liability company membership interests of Merger Sub will be converted into an equivalent limited liability company membership interest in GRIID, and each limited liability company membership unit of GRIID that is issued and outstanding immediately prior to the effective time of the Merger will automatically be converted into and become the right to receive such unit’s proportionate share, as determined in accordance with the Merger Agreement, of 58,500,000 shares of the Company’s common stock.
Vendor Agreements
On August 17, 2021, the Company entered into a master services agreement (the “Evolve Agreement”) with Evolve Security, LLC (“Evolve”) for cybersecurity due diligence services related to the Merger. Under the Evolve Agreement, the Company paid Evolve $55,000.
On August 17, 2021, the Company entered into an engagement letter (the “Edelstein Letter”) with Edelstein & Company, LLP (“Edelstein”) for accounting due diligence services related to the Merger. Under the Edelstein Letter, Edelstein estimated its fees payable by the Company to be $16,000.
On August 17, 2021, the Company entered into an engagement letter (the “Lincoln Letter”) with Lincoln International LLC (“Lincoln”) for fairness opinion services related to the Merger. Under the Lincoln Letter, Lincoln will be entitled to receive a fee in the amount of $500,000 plus expenses upon the consummation of the Merger.
On August 18, 2021, the Company entered into a consulting agreement (the “Consulting Agreement”) with Arthur D. Little LLC (“ADL”) for technical and commercial due diligence services related to the Merger. Under the Consulting Agreement, ADL will receive a contingent fee in the amount of $250,000 plus expenses upon the consummation of the Merger.
On September 13, 2021, the Company entered into an engagement letter (the “M&A Engagement Letter”) with Wells Fargo Securities, LLC (“Wells”), pursuant to which Wells would serve as financial advisor in connection with contemplated acquisitions made by the Company. Under the M&A Engagement Letter, Wells would receive $1,000,000 upon the consummation of a Business Combination, which amount would be offset against any amounts to which Wells is entitled under the Capital Markets Engagement Letter (as defined below), and would be entitled to 30% of any break-up
fee the Company receives upon the termination of a business combination agreement. On May 26, 2022, Wells resigned from its role as financial advisor and waived all rights to any fees and compensation in connection with such role.
On September 14, 2021, the Company entered into engagement letters relating to a private investment in public equity (“PIPE”) financing (the “PIPE Engagement Letter”) and capital markets advisory services (the “Capital

Markets Engagement Letter”), each with Wells. Under the PIPE Engagement Letter, Wells would receive a contingent fee equal to 4% of the gross proceeds of securities sold in the PIPE plus expenses. The Company will be obligated to pay an additional $1,500,000 if the gross proceeds of securities sold in a PIPE is above $100,000,000. Under the Capital Markets Engagement Letter, Wells would receive $3,500,000 upon the consummation of a Business Combination. On May 26, 2022, Wells resigned from its role as capital markets advisor and lead placement agent and waived all rights to any fees and compensation in connection with such roles.
Share Purchase Agreement
On September 9, 2022, the Company and GRIID entered into a share purchase agreement (the “Share Purchase Agreement”) with GEM Global Yield LLC SCS (the “Purchaser”) and GEM Yield Bahamas Limited (“GYBL”) relating to a share subscription facility. Pursuant to the Share Purchase Agreement, following the consummation of the Merger, subject to certain conditions and limitations set forth in the Share Purchase Agreement, the Company shall have the right, but not the obligation, from time to time at its option, to issue and sell to the Purchaser up to $200.0 million of the Company’s shares of common stock (the “Shares”).
Upon the initial satisfaction of the conditions to the Purchaser’s obligation to purchase Shares set forth in the Share Purchase Agreement, the Company will have the right, but not the obligation, from time to time at its sole discretion during the
36-month
period from and after the first day on which the Shares are publicly listed on a securities exchange, to direct the Purchaser to purchase up to a specified maximum amount of Shares as set forth in the Share Purchase Agreement. In connection with the execution of the Share Purchase Agreement, GRIID agreed to pay to the Purchaser in installments in connection with placements of Shares under the Share Purchase Agreement a $4.0 million commitment fee (the “Commitment Fee”) payable in Shares or cash, as consideration for the Purchaser’s irrevocable commitment to purchase the Shares upon the terms and subject to the satisfaction of the conditions set forth in the Share Purchase Agreement. Also, GRIID will be obligated to issue to the Purchaser a warrant (the “Warrant”), expiring on the third anniversary of the public listing date of the continuing company of the Merger, to purchase 2% of the total equity interests (on a fully diluted basis) outstanding immediately after the completion of the Merger, at an exercise price per Share equal to the lesser of: (i) the closing bid price of the Company’s Shares as reported by the New York Stock Exchange on September 9, 2022 and (ii) 90% of the closing price of the Shares on the public listing date. Additionally, pursuant to the Share Purchase Agreement, GRIID would be obligated to pay a private transaction fee of 1% of the total consideration paid in a private Business Combination transaction with a counterparty that was introduced to GRIID by the Purchaser or an affiliate of the Purchaser in the event that GRIID consummates such a transaction in lieu of the Merger or any other Business Combination transaction the result of which is GRIID continuing as a publicly listed company.
Blockchain Settlement and Release Agreement
On October 9, 2022, the Company entered into a settlement and release agreement with GRIID and its affiliates and Blockchain and certain of its affiliates (the “Blockchain Settlement and Release Agreement”), pursuant to which Blockchain waived any potential defaults under the Third Amended and Restated Credit Agreement between GRIID and Blockchain, dated November 19, 2021 (the “Prior Credit Agreement”) and the parties agreed to release each other from any claims related to the Prior Credit Agreement.
NOTE 8. Stockholders’ Deficit
Preferred Stock
— The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2022 and 2021, there were no shares of preferred stock issued or outstanding.

Common Stock
— The Company is authorized to issue 100,000,000 shares of common stock with a par value of $0.0001 per share., There were 9,367,422 and 34,500,000 shares of common stock issued and outstanding, including 2,467,422 and 27,600,000 shares of common stock subject to possible redemption, as of December 31, 2022 and 2021, respectively.
Public Warrants
—
Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable 30 days after the completion of a Business Combination. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any shares of common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue any shares of common stock upon exercise of a warrant unless common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.
If the Company’s common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to maintain in effect a registration statement, but it will be required to use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Once the warrants become exercisable, the Company may redeem the Public Warrants:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the reported last sale price of the common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like), for any 20 trading days within a 30 trading day period commencing once the warrants become exercisable and ending commencing once the warrants become exercisable and ending three
business days before the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.
The Company has established the last of the redemption criteria discussed above to prevent a redemption call unless there is, at the time of the call, a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and the Company issues a notice of redemption of the warrants, each warrant holder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the common stock may fall below the $18.00 redemption trigger price as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.
If the Company calls the warrants for redemption as described above, management will have the option to require any holder that wishes to exercise its warrant including the holders (other than the original holders) of the Private

Placement Warrants to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” management will consider, among other factors, the Company’s cash position, the number of warrants that are outstanding and the dilutive effect on the stockholders of issuing the maximum number of shares of common stock issuable upon the exercise of the warrants. If management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose shall mean the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. If the Company calls the warrants for redemption and management does not take advantage of this option, the holders of the Private Placement Warrants and their permitted transferees would still be entitled to exercise their Private Placement Warrants for cash or on a cashless basis, using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis.
The exercise price and number of shares of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances, including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination by the applicable extension deadline and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.
In addition, if (x) the Company issues additional common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the common stock during the 10 trading day period starting on the trading day prior the day on which the Company consummates a Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

NOTE 9. Income Tax
The Company’s net deferred tax assets are as follows:

	December 31, 2022	December 31, 2021
Deferred tax assets:
Organizational costs/Startup expenses	$321,981	$152,688
Federal net operating loss carryforwards	—	17,851

Total deferred tax assets	321,981	170,539
Valuation allowance	(321,981)	(170,539)

Deferred tax assets, net of allowance	$—	$—

The income tax provision consists of the following:

	December 31, 2022	December 31, 2021
Federal
Current	$795,203	$—
Deferred	(151,332)	(170,539)
State
Current	—	—
Deferred	—	—
Change in valuation allowance	151,332	170,539

Income tax provision	$795,203	$—

As of December 31, 2022 and 2021, the Company had $0 and $85,006 U.S. federal net operating loss carryovers available to offset future taxable income, which do not expire, respectively.
In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the years ended December 31, 2022 and 2021, the change in the valuation allowance was an increase of $151,332 and $170,539, respectively.
Reconciliations of the federal income tax rate to the Company’s effective tax rate at December 31, 2022 and 2021 are as follows:

	December 31, 2022	December 31, 2021
Statutory federal income tax rate	21.0%	21.0%
State taxes, net of federal tax benefit	0.0%	0.0%
Change in fair value of warrants	-17.1%	7.6%
Acquisition related expenses	7.5%	-22.1%
Change in valuation allowance	2.7%	-6.5%
Effective tax rate	14.1%	—%

In certain cases, the Company’s uncertain tax positions are related to tax years that remain subject to examination by the relevant tax authorities. The Company files federal and state income tax returns in jurisdictions with varying statutes of limitations. The 2021 through 2022 tax years generally remain subject to examination by federal and state tax authorities.
NOTE 10. Subsequent Events
The Company evaluated subsequent events and transactions that occurred after the consolidated balance sheet date up to the date that the consolidated financial statements were issued. Based upon this review, the Company did not identify any subsequent events other than noted below that would have required adjustment or disclosure in the consolidated financial statements.
The Company in January 2023 instructed Continental Stock Transfer & Trust Company, the trustee with respect to the Trust Account, to liquidate the U.S. government treasury obligations or money market funds held in the Trust Account and thereafter to hold all funds in the Trust Account in cash until the earlier of consummation of the Company’s initial business combination or liquidation. As a result, all funds in the Trust Account are currently held in cash.
On January 12, February 8, 2023 and March 12, 2023, the board of directors of the Company elected to extend the date by which the Company must complete an initial business combination, on each occasion by one month, from January 14, 2023 to April 14, 2023 (the “Extensions”). In connection with the Extension, GRIID Infrastructure LLC deposited an aggregate of $444,136 (representing $0.06 per public share per month) into the Company’s Trust Account on behalf of the Company. This deposit was loaned to the Company pursuant to a promissory note issued by the Company to GRIID Infrastructure on January 13, 2023. The Extensions are the first, second and third of six one-month
extensions permitted under the Company’s governing documents and provides the Company with additional time to complete it
s
 initial business combination.
Loans may be made under the above note in an aggregate principal amount of up to $900,000.
Currently, the outstanding principal amount under the Note is $
444,136
. Interest will accrue on the outstanding principal amount of the Note at a rate per annum equal to the Applicable Federal Rate set forth by the Internal Revenue Service pursuant to Section 1274(d) of the Internal Revenue Code. The Note has a maturity date of the earlier of (i) any determination by the Company’s board of directors to liquidate the Company and (ii) the effective date of the merger involving Griid Holdco LLC and the Company pursuant to the Merger Agreement. The failure to timely repay outstanding amounts under the Note within five days of the maturity date or the occurrence of certain liquidation and bankruptcy events constitute an event of default under the Note and could result in acceleration of the Company’s repayment obligations thereunder.
On February 7, 2023, the New York Stock Exchange (the “NYSE”) notified the Company that trading in the Company’s common stock, units and warrants had been halted, as the Company no longer satisfied the continued listing standard of the NYSE requiring the Company to maintain an average aggregate global market capitalization attributable to its publicly held shares over a consecutive 30 trading day period of at least $40,000,000. On February 13, 2023, the Company was approved for listing on the NYSE American LLC (the “NYSE American”) and its common stock, units and warrants began trading on the NYSE American on February 16, 2023.

PART I—FINANCIAL INFORMATION
Item 1. Financial Statements.
ADIT EDTECH ACQUISITION CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2023	December 31, 2022
	(Unaudited)
ASSETS
Current assets
Cash	$225,602	$992,187
Prepaid expenses	132,287	77,774
Cash held in Trust Account for redeemed shares	—	1,093,204

Total Current Assets	357,889	2,163,165

Cash held in Trust Account	21,522,419	25,041,388

TOTAL ASSETS	$21,880,308	$27,204,553

Liabilities, Common Stock Subject to Possible Redemption and Stockholders’ Deficit
Current liabilities
Accrued offering costs and expenses	$6,304,847	$4,807,419
Due to related party	217,684	138,986
Common stock to be redeemed	—	1,093,204
Excise tax payable	49,457	—
Income taxes payable	80,572	795,203
Interest bearing note	1,439,228	—
Working capital loan—related party	502,683	300,000

Total Current Liabilities	8,594,471	7,134,812
Warrant liability	523,440	459,236
Deferred underwriting discount	6,762,000	6,762,000

TOTAL LIABILITIES	15,879,911	14,356,048

Commitments
Common stock subject to possible redemption, 2,000,026 and 2,467,422 shares at redemption values of $10.93 and $10.24 at September 30, 2023 and December 31, 2022, respectively	21,851,364	25,273,823
Stockholders’ Deficit
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding at September 30, 2023 and December 31, 2022, respectively	—	—
Common stock, $0.0001 par value; 100,000,000 shares authorized; 6,900,000 shares issued and outstanding (excluding 2,000,026 and 2,467,422 shares at redemption value) at September 30, 2023 and December 31, 2022, respectively	690	690
Additional paid-in capital	—	1,103,029
Accumulated deficit	(15,851,657)	(13,529,037)

Total Stockholders’ Deficit	(15,850,967)	(12,425,318)

TOTAL LIABILITIES, COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION AND STOCKHOLDERS’ DEFICIT	$21,880,308	$27,204,553

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

ADIT EDTECH ACQUISITION CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Formation and operating costs	$513,450	$364,061	$2,297,460	$1,509,714

Loss from operations	(513,450)	(364,061)	(2,297,460)	(1,509,714)
Other income:
Change in fair value of warrants	109,050	37,956	(64,204)	4,708,696
Trust interest income	209,295	1,296,308	645,030	1,743,104
Interest expense on note	(12,457)	—	(20,956)	—

Total other income, net	305,888	1,334,264	559,870	6,451,800
(Loss) Income before provision for income taxes	(207,562)	970,203	(1,737,590)	4,942,086
Provision for income taxes	(37,661)	(294,065)	(115,369)	(316,701)

Net (loss) income	$(245,223)	$676,138	$(1,852,959)	$4,625,385

Basic and diluted weighted average shares outstanding, redeemable common stock	2,060,991	27,600,000	2,330,456	27,600,000

Basic and diluted net (loss) income per share	$(0.03)	$0.02	$(0.20)	$0.13

Basic and diluted weighted average shares outstanding, common stock	6,900,000	6,900,000	6,900,000	6,900,000

Basic and diluted net (loss) income per share	$(0.03)	$0.02	$(0.20)	$0.13

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

ADIT EDTECH ACQUISITION CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
(UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2023

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
Balance as of January 1, 2023	6,900,000	$690	$1,103,029	$(13,529,037)	$(12,425,318)
Net loss	—	—	—	(921,752)	(921,752)
Remeasurement of common stock to redemption value	—	—	(579,858)	—	(579,858)

Balance as of March 31, 2023	6,900,000	690	523,171	(14,450,789)	(13,926,928)
Net loss	—	—	—	(685,984)	(685,984)
Remeasurement of common stock to redemption value	—	—	(523,171)	(86,070)	(609,241)

Balance as of June 30, 2023	6,900,000	690	—	(15,222,843)	(15,222,153)
Net loss	—	—	—	(245,223)	(245,223)
Excise tax payable attributable to redemption of common stock	—	—	—	(49,457)	(49,457)
Remeasurement of common stock to redemption value	—	—	—	(334,134)	(334,134)

Balance as of September 30, 2023	6,900,000	$690	$—	$(15,851,657)	$(15,850,967)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2022

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
Balance as of January 1, 2022	6,900,000	$690	$—	$(17,170,488)	$(17,169,798)
Net income	—	—	—	1,217,736	1,217,736

Balance as of March 31, 2022	6,900,000	690	—	(15,952,752)	(15,952,062)
Net income	—	—	—	2,731,511	2,731,511
Remeasurement of carrying value to redemption value	—	—	—	(239,154)	(239,154)

Balance as of June 30, 2022	6,900,000	690	—	(13,460,395)	(13,459,705)
Net income	—	—	—	676,138	676,138
Remeasurement of carrying value to redemption value	—	—	—	(952,243)	(952,243)

Balance as of September 30, 2022	6,900,000	$690	$—	$(13,736,500)	$(13,735,810)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

ADIT EDTECH ACQUISITION CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the Nine Months Ended September 30,
	2023	2022
Cash flows from operating activities:
Net (loss) income	$(1,852,959)	$4,625,385
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Change in fair value of warrants	64,204	(4,708,696)
Interest earned on cash and marketable securities held in Trust Account	(645,030)	(1,743,104)
Interest accrued on interest bearing note	20,956	—
Changes in operating assets and liabilities:
Prepaid expenses	(54,513)	156,489
Income taxes payable	(714,631)	316,701
Accrued offering costs and expenses	1,497,428	531,799
Due to related party	78,698	90,000

Net cash used in operating activities	(1,605,847)	(731,426)

Cash flows from investing activities:
Cash withdrawn for redemptions	4,945,692	—
Deposit in Trust for extension payments	(1,068,272)	—
Cash withdrawn from Trust Account to pay franchise tax and income taxes	286,579	200,000
Cash held in Trust for redeemed shares	1,093,204	—
Common stock to be redeemed	(1,093,204)	—

Net cash provided by investing activities	4,163,999	200,000

Cash flows from financing activities:
Redemption of common stock	(4,945,692)	—
Proceeds from issuance of promissory note to related party	202,683	100,000
Proceeds from promissory note—extension	1,418,272	—

Net cash (used in) provided by financing activities	(3,324,737)	100,000

Net change in cash	(766,585)	(431,426)
Cash, beginning of the period	992,187	462,274

Cash, end of the period	$225,602	$30,848

Supplemental disclosure of noncash investing and financing activities:
Excise tax payable	$49,457	$—

Remeasurement of carrying value to redemption value	$1,523,233	$1,191,397

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

ADIT EDTECH ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
NOTE 1. ORGANIZATION AND BUSINESS OPERATIONS
Organization and General
Adit EdTech Acquisition Corp. (the “Company”) was incorporated in Delaware on October 15, 2020. The Company is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities (the “Business Combination”). Although the Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination, the Company intends to focus its search for a business that would benefit from its founders’ and management team’s experience and ability to identify, acquire and manage a business in the education, training and education technology industries.
The Company has one wholly owned subsidiary, ADEX Merger Sub, LLC, a Delaware limited liability company incorporated on November 24, 2021. There has been no activity since inception.
The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
The Company has selected December 31 as its fiscal year end.
As of September 30, 2023, the Company had not commenced any operations. All activity for the period from October 15, 2020 (inception) through September 30, 2023 relates to the Company’s formation and the initial public offering (“IPO”), which is described below, and since the closing of the IPO, the search for a prospective initial Business Combination (see Note 7). The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating
income in the form of interest income from the proceeds derived from the IPO and change in the fair value of its Private Placement Warrants derivative liability.
The Company’s sponsor is Adit EdTech Sponsor, LLC, a Delaware limited liability company (the “Sponsor”).
Financing
The registration statements for the Company’s IPO were declared effective on January 11, 2021. On January 14, 2021, the Company consummated the IPO of 24,000,000 units (the “Units” and, with respect to the shares of common stock included in the Units being offered, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $240,000,000.
Simultaneously with the closing of the IPO, the Company consummated the sale of 6,550,000 Private Placement Warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a Private Placement (defined below) to the Sponsor, generating total gross proceeds of $6,550,000.
The Company granted the underwriters in the IPO a
45-day
option to purchase up to 3,600,000 additional Units to cover over-allotments, if any. On January 19, 2021, the underwriters exercised the over-allotment option in full to purchase 3,600,000 Units (the “Over-allotment Units”), generating aggregate gross proceeds of $36,000,000, and incurred $720,000 in deferred underwriting fees. Simultaneously with the closing of the sale of the Over-allotment Units, the Company consummated the sale of an additional 720,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant in a private placement to the Sponsor, generating gross proceeds of $720,000.
Transaction costs amounted to $13,836,086 consisting of $4,800,000 of underwriting discount, $8,400,000 of deferred underwriting discounts and commissions, and $636,086 of other offering costs.

Trust Account
Following the closing of the IPO on January 14, 2021 and the underwriters’ full exercise of their over-allotment option on January 19, 2021, $276,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the IPO, the sale of Over-allotment Units and the sale of the Private Placement Warrants were placed in a trust account (the “Trust Account”), which were previously held as cash or invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940 (the “1940 Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule
2a-7
of the 1940 Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account. To mitigate the risk of the Company being deemed to have been operating as an unregistered investment company (including under the subjective test of Section 3(a)(1)(A) of the 1940 Act), the Company in January 2023 instructed Continental Stock Transfer & Trust Company, the trustee with respect to the Trust Account, to liquidate the U.S. government treasury obligations or money market funds held in the Trust Account and thereafter to hold all funds in the Trust Account in cash until the earlier of consummation of the Company’s initial business combination or liquidation.
As a result, all funds in the Trust Account are currently held in cash.
Initial Business Combination
The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The Public Shares subject to redemption are recorded at redemption value and classified as temporary equity upon the completion of the IPO in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity.”
The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 immediately prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the then outstanding shares of common stock present and entitled to vote at the meeting to approve the Business Combination are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation, as amended (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC containing substantially the same information as would be included in a proxy statement prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares it purchased during or after the IPO in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or do not vote at all.

Notwithstanding the above, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.
The Sponsor and the Company’s officers and directors have agreed (a) to waive redemption rights with respect to the Founder Shares and Public Shares held by them in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination and certain amendments to the Amended and Restated Certificate of Incorporation or to redeem 100% of its Public Shares if the Company does not complete a Business Combination or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial
Business Combination activity, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.
The Company will have
until January 14, 2024 (such date, the “extension date”) to complete a Business Combination or otherwise (a) cease all operations except for the purpose of winding up, (b) as promptly as reasonably possible but not more than ten business days thereafter, redeem all of the shares of common stock included as part of the Units sold in the IPO and (c) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and in accordance with applicable law, dissolve and liquidate.
In connection with the stockholders’ vote at a special meeting of stockholders held on December 23, 2022, holders of 25,132,578 shares of Common Stock exercised their right to redeem such shares for a pro rata portion of the funds in the Company’s Trust Account, representing approximately $253.6 million (approximately $10.09 per share).
On January 12, 2023, February 8, 2023, March 12, 2023, April 5, 2023, May 12, 2023 and June 12, 2023, the board of directors of the Company elected to extend the date by which the Company must complete an initial business combination, on each occasion by one month, from January 14, 2023 to July 14, 2023 (the “Extensions”). In connection with the Extensions, GRIID Infrastructure LLC deposited an aggregate of $888,272 (representing $0.06 per Public Share per month) into the Company’s Trust Account on behalf of the Company. This deposit was loaned to the Company pursuant to a promissory note issued by the Company to GRIID Infrastructure on January 13, 2023. The Extensions were the first, second, third, fourth, fifth, and sixth of six one-month
extensions initially permitted under the Company’s governing documents and provided the Company with additional time to complete its initial business combination.
On July 11, 2023, the Company obtained stockholder approval to allow the Company to further extend the time by which it must complete its initial business combination up to an additional two times at the election of the board of directors for an additional three months each time, for a maximum of two three-month extensions. Effective as of such date, the Company amended its amended and restated certificate of incorporation, as amended, to provide for such extensions. In connection with the stockholders’ vote, holders of 467,396 shares of Common Stock exercised their right to redeem such shares for a pro rata portion of the funds in the Company’s Trust Account, representing approximately $4.9 million (approximately $10.58 per share).
On July 12, 2023 and September 29, 2023, respectively, the board of directors of the Company elected to extend the date by which the Company must complete an initial business combination by three months, from July 14, 2023 to October 14, 2023 and from October 14, 2023 to January 14, 2024 (together, the “Second Extension”). In connection with the first four months of the Second Extension, GRIID Infrastructure LLC deposited an aggregate of $240,000 ($60,000 per month representing approximately $0.03 per public share) into the Company’s Trust Account for the Company’s public stockholders on behalf of the Company. The Company expects that on or about the
14th day
of each of November and December 2023, the Company will cause to be deposited in the Trust Account additional $60,000 deposits, provided that the proposed merger with Griid Holdco LLC has not closed by such date. These deposits are and would be loaned to the Company pursuant to an amended and restated promissory note issued by ADEX to GRIID Infrastructure (the “GRIID Note”) on July 12, 2023.
Loans may be made under the GRIID Note in an aggregate principal amount of up to $1,800,000. Currently, the outstanding principal amount under the GRIID Note is $1,478,272. Interest will accrue on the outstanding principal amount of the GRIID Note at a rate per annum equal to the Applicable Federal Rate set forth by the Internal Revenue Service pursuant to Section 1274(d) of the Internal Revenue Code. The GRIID Note has a maturity date of the earlier of (i) any determination by the Company’s board of directors to liquidate the Company and (ii) the effective date of the merger involving Griid Holdco LLC and the Company pursuant to the Merger Agreement. The failure to timely repay outstanding amounts under the GRIID Note within five days of the maturity date or the occurrence of certain liquidation and bankruptcy events constitute an event of default under the GRIID Note and could result in acceleration of the Company’s repayment obligations thereunder.
On February 7, 2023, the New York Stock Exchange (the “NYSE”) notified the Company that trading in the Company’s Common Stock, Units and warrants had been halted, as the Company no longer satisfied the continued listing standard of the NYSE requiring the Company to maintain an average aggregate global market capitalization attributable to its publicly held shares over a consecutive 30 trading day period of at least $40,000,000. On February 13, 2023, the Company was approved for listing on the NYSE American LLC (the “NYSE American”) and its Common Stock, Units and warrants began trading on the NYSE American on February 16, 2023.
The holders of the Founder Shares have agreed to waive liquidation rights with respect to such shares if the Company fails to complete a Business Combination prior to the applicable extension deadline. However, if the Sponsor acquired Public Shares in, or acquires Public Shares after, the IPO, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination by the applicable extension deadline. The IPO underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 7) held in the Trust Account in the event the Company does not complete a Business Combination by the applicable extension deadline and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the IPO price per Unit ($10.00).
In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of trust assets, in each case net of the interest which may be withdrawn to pay the Company’s tax obligation and up to $100,000 for liquidation expenses, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account (even if such waiver is deemed to be unenforceable) and except as to any claims under the Company’s indemnity of the underwriters of IPO against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity and Capital Resources
As of September 30, 2023, the Company had approximately $0.2 million in its operating bank account.
Prior to the completion of the IPO, the Company’s liquidity needs had been satisfied through a payment from the Sponsor of $25,000 (see Note 5) for the Founder Shares to cover certain offering costs and a loan under an unsecured promissory note from the Sponsor of $150,000 (see Note 5). Subsequent to the consummation of the IPO and sale of Private Placement Warrants, the Company’s liquidity needs have been satisfied through the proceeds from the consummation of the sale of Private Placement Warrants not held in the Trust Account.
As discussed above under “—Initial Business Combination,” on July 12, 2023, GRIID Infrastructure agreed to make up to six monthly deposits into the Trust Account for the Company’s public stockholders on behalf of the Company. Each monthly deposit would be made on or about the 14th day of such month, during the period from July 14, 2023 to January 14, 2024, provided that the proposed business combination transaction between the Company and GRIID has not yet closed as of the date of the applicable deposit. Each deposit would be in the amount of $60,000 (representing approximately $0.03 per public share). These deposits are loaned to the Company pursuant to the GRIID Note.
In addition, in order to finance transaction costs in connection with a Business Combination, the Company’s Sponsor or an affiliate of the Sponsor or the Company’s officers and directors or their affiliates may, but are not obligated to, provide the Company Working Capital Loans (as defined below) (see Note 5).
Going Concern Consideration
The Company anticipates that the approximately $0.2 million in its operating bank account as of September 30, 2023 will not be sufficient to allow the Company to operate for at least the next 12 months. The Company has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans. These conditions raise substantial doubt about the Company’s ability to continue as a going concern one year from the issuance date of the condensed consolidated financial statements. Management plans to address this uncertainty through loans from its Sponsor, officers, directors or third parties. None of the Sponsor, officers or directors are under any obligation to advance funds to, or to invest in, the Company. There is no assurance that the Company’s plans to raise capital or to consummate a Business Combination will be successful. The condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Further, management has determined that if the Company is unable to complete a Business Combination within the Combination Period, then the Company will (a) cease all operations except for the purpose of winding up, (b) as promptly as reasonably possible but not more than ten business days thereafter, redeem all of the Public Shares and (c) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and in accordance with applicable law, dissolve and liquidate. The date for mandatory liquidation and subsequent dissolution as well as the Company’s working capital deficit raise substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after the Combination Period.
NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying unaudited condensed consolidated financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and pursuant to the rules and regulations of the SEC. Accordingly, they do not include all of the information and footnotes required by GAAP. In the opinion of management, the unaudited condensed consolidated financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair presentation of the balances and results for the periods presented. Operating results for the three and nine months ended September 30, 2023 are not necessarily indicative of the results that may be expected through December 31, 2023.
The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Form
10-K
filed by the Company with the SEC on March 28, 2023.
Principles of Consolidation
The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, ADEX Merger Sub, LLC. There has been no intercompany activity since inception.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging
growth companies, but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of unaudited condensed consolidated financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited condensed consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of September 30, 2023 and December 31, 2022.
Cash Held in Trust Account
Cash held in Trust Account consist of cash, and, prior to January 2023, United States treasury securities. The Company in January 2023 instructed Continental Stock Transfer & Trust Company, the trustee with respect to the Trust Account, to liquidate the U.S. government treasury obligations or money market funds held in the Trust Account and thereafter to hold all funds in the Trust Account in cash in an interest-bearing demand deposit account until the earlier of consummation of the Company’s initial business combination or liquidation.
The Company classified its United States Treasury securities held prior to January 2023 as held-to-maturity
in accordance with ASC Topic 320, “Investments—Debt and Equity Securities.”
Held-to-maturity
securities are those securities which the Company has the ability and intent to hold until maturity.
Held-to-maturity
treasury securities are recorded at amortized cost and adjusted for the amortization or accretion of premiums or discounts.
Premiums and discounts are amortized or accreted over the life of the related held-to-maturity security as an adjustment to yield using the effective-interest method. Such amortization and accretion are included in the “Trust interest income” line item in the condensed consolidated statements of operations. Trust interest income is recognized when earned.
Fair Value Measurements
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.
The fair value of the Company’s certain assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheets. The fair values of cash and promissory note to related party are estimated to approximate the carrying values as of September 30, 2023 and December 31, 2022 due to the short maturities of such instruments.
The fair value of the Private Placement Warrants is based on a Monte Carlo valuation model utilizing management judgment and pricing inputs from observable and unobservable markets with less volume and transaction frequency than active markets. Significant deviations from these estimates and inputs could result in a material change in fair value. The fair value of the Private Placement Warrants is classified as Level 3. See Note 6 for additional information on assets and liabilities measured at fair value.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. At September 30, 2023 and December 31, 2022, the Company has not experienced losses on this account, and management believes that the Company is not exposed to significant risks on such account.
Common Stock Subject to Possible Redemption
All of the 27,600,000 shares of common stock sold as part of the Units (see Note 3) contain a redemption feature, which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a stockholder vote or tender offer in connection with a Business Combination or certain amendments to the Company’s amended and restated articles of incorporation. In accordance with
ASC480-10-S99,
redemption provisions, not solely within the control of the Company, require shares of common stock subject to redemption to be classified outside of permanent equity. Therefore, all outstanding Public Shares were classified outside of permanent equity as of September 30, 2023 and December 31, 2022.
The Company recognizes changes in redemption value immediately as they occur upon the IPO and will adjust the carrying value of redeemable shares of common stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable shares of common stock are recorded as charges against additional paid-in
capital and accumulated deficit.
On December 23, 2022, the Company held a special meeting of stockholders in which the stockholders approved an amendment to the Company’s Amended and Restated Certificate of Incorporation to extend the date by which the Company must consummate its initial Business Combination up to six times at the election of the Company’s board of directors for an additional one month each time (for a maximum of six
one-month
extensions) or otherwise (a) cease all operations except for the purpose of winding up, (b) as promptly as reasonably possible but not more than ten business days thereafter, redeem all of the shares of Common Stock included as part of the Units sold in the Company’s IPO and (c) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and in accordance with applicable law, dissolve and liquidate. On July 11, 2023, we obtained stockholder approval to allow us to further extend the time by which we must complete our initial business combination up to an additional two times at the election of our board of directors for an additional three months each time, for a maximum of two three-month extensions.
In connection with the stockholders’ vote at the special meeting of stockholders on December 23, 2022, holders of 25,132,578 shares of Common Stock exercised their right to redeem such Public Shares for a pro rata portion of the funds in the Company’s Trust Account, representing approximately $253.6 million (approximately $10.09 per share). Following such redemptions, the Company had 2,467,422 Public Shares outstanding.
In connection with the stockholders’ vote at a special meeting of stockholders held on July 11, 2023, holders of 467,396 shares of common stock exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account, representing approximately $4.9 million (approximately $10.58 per share). Following redemptions, we have 2,000,026 IPO Shares outstanding.
Net (Loss) Income Per Share of Common Stock
The Company has two categories of shares, which are referred to as redeemable shares of common stock and non-redeemable
shares of common stock. Earnings and losses are shared pro rata between the two categories of shares.
The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net (loss) income per share for each category for the three and nine months ended September 30, 2023 and 2022:

	Three Months Ended September 30,				Nine Months Ended September 30,
	2023		2022		2023		2022
	Redeemable common stock	Non- redeemable common stock	Redeemable common stock	Non- redeemable common stock	Redeemable common stock	Non- redeemable common stock	Redeemable common stock	Non- redeemable common stock
Basic and diluted net (loss) income per share :
Numerator:
Allocation of net (loss) income	$(56,400)	$(188,823)	$540,910	$135,228	$(467,825)	$(1,385,134)	$3,700,308	$925,077
Denominator:
Weighted Average Shares Outstanding including common stock subject to redemption	2,060,991	6,900,000	27,600,000	6,900,000	2,330,456	6,900,000	27,600,000	6,900,000
Basic and diluted net (loss) income per share	$(0.03)	$(0.03)	$0.02	$0.02	$(0.20)	$(0.20)	$0.13	$0.13
Offering Costs associated with the Initial Public Offering
The Company complies with the requirements of the
ASC340-10-S99-1
and SEC Staff Accounting Bulletin Topic 5A— “Expenses of Offering.” Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the IPO. The Company incurred offering costs amounting to approximately $15.8 million as a result of the IPO, consisting of approximately $5.5 million of underwriting discount, approximately $9.7 million of deferred underwriting discounts and commissions, and approximately $0.7 million of other offering costs.
Derivative Financial Instruments
The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and
ASC815-40,
“Derivatives and Hedging – Contracts in Entity’s Own Stock
(“ASC815-40”).”The
classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed
at the end of each reporting period.
At September 30, 2023 and December 31, 2022, the Company has evaluated both the Public Warrants (as defined below) and Private Placement Warrants under ASC 480 and
ASC815-40.
Such guidance provides that because the Private Placement Warrants do not meet the criteria for equity treatment thereunder, each Private Placement Warrant must be recorded as a liability. Accordingly, the Company classified each Private Placement Warrant as a liability at its fair value. This liability is subject to
re-measurement
at each balance sheet date. With each such
re-measurement,
the warrant liability will be adjusted to fair value, with the change in fair value recognized in the Company’s consolidated statements of operations. On the date of the IPO, the Company’s Private Placement Warrants met the criteria for equity accounting treatment. On December 23, 2021, the Private Placement Warrants were modified such that the Private Placement Warrants no longer meet the criteria for equity treatment. As such, the Private Placement Warrants were treated as derivative liability instruments from the date of the modification.
Income Taxes
The Company accounts for income taxes under ASC 740, “Income Taxes.” ASC 740, “Income Taxes”, requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the unaudited condensed financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry-forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized. As of September 30, 2023 and December 31, 2022, the Company’s deferred tax asset had a full valuation allowance recorded against it. The Company’s effective tax rate was (18.14%) and 30.31% for the three months ended September 30, 2023 and 2022, respectively, and (6.64%) and 6.41% for the nine months ended September 30, 2023 and 2022, respectively. The effective tax rate differs from the statutory tax rate of 21% for the three months ended September 30, 2023 and 2022, due to changes in fair value in warrant liability, nondeductible acquisition expenses, and the valuation allowance on the deferred tax assets.
ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.
The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of September 30, 2023 and December 31, 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
The Company has identified the United States as its only “major” tax jurisdiction. The Company is subject to income taxation by major taxing authorities since inception. These examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.
Risks and Uncertainties
Management continues to evaluate the impact of the
COVID-19
pandemic on the Company’s condensed consolidated financial statements and has concluded that, while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of operations and/or search for a target company, the specific impact is not readily determinable as of the date of the condensed consolidated financial statements. The condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Inflation Reduction Act of 2022
The Inflation Reduction Act of 2022, signed into law on August 16, 2022, introduced a new excise tax on repurchases of stock after December 31, 2022 by domestic corporations whose stock is traded on an established securities market. The U.S. Department of the Treasury and the Internal Revenue Services have issued initial guidance on which taxpayers may rely on until proposed regulations are published. The new excise tax is imposed on the repurchasing corporation, not the stockholders whose stock is repurchased.
The tax is imposed at a rate of 1% of the fair market value of the stock repurchased during the corporation’s taxable year, reduced by the fair market value of stock issued during the taxable year and any repurchased stock that is statutorily excepted from the excise tax. Because the Company is a Delaware corporation and its common stock is traded on the NYSE American, repurchases of the Company’s stock for cash will be subject to this 1% excise tax, subject to the amount of Common Stock that the Company may issue. The excise tax will be imposed for any taxable year only if the amount of Common Stock repurchased (without regard to the value of stock issued during the year or excepted from the excise tax) exceeds $1 million. Under the initial guidance, the due date for payment of the excise tax for the current taxable year is April 30, 2024. The Company has confirmed that funds in the Trust Account, including the interest earned thereon, shall not be used to pay for any excise tax that may be levied in connection with any redemptions of its Public Shares.
On July 11, 2023, holders of 467,396 Public Shares exercised their right to redeem such Public Shares for a total of approximately $4.9 million. The Company evaluated the classification and accounting of the stock redemption under ASC 450, “Contingencies”. ASC 450 states that when a loss contingency exists the likelihood that the future event(s) will confirm the loss or impairment of an asset or the incurrence of a liability can range from probable to remote. A contingent liability must be reviewed at each reporting period to determine appropriate treatment. The Company evaluated the current status and probability of completing a Business Combination as of September 30, 2023 and determined that a contingent liability should be calculated and recorded. The referenced contingent liability does not impact the condensed consolidated statements of operations during the referenced period and as pursuant to ASC
480-10-599-3A
is offset against accumulated deficit. As of September 30, 2023, the Company recorded approximately $49,000 of excise tax liability calculated as 1% of the redemption amoun
t of $4.9 million.
Recent Accounting Standards
In August 2020, the FASB issued Accounting Standards Update (“ASU”)
2020-06,
Debt — Debt with Conversion and Other Options (Subtopic
470-20)
and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic
815-40)
(“ASU2020-06”)
to simplify accounting for certain financial instruments.
ASU2020-06
eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity.
ASU2020-06
amends the diluted earnings per share guidance, including the requirement to use the if-converted
method for all convertible instruments.
ASU2020-06
is effective January 1, 2024 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company is currently assessing the impact, if any, that
ASU2020-06
would have on its financial position, results of operations or cash flows.
Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s unaudited condensed consolidated financial statements.
NOTE 3. INITIAL PUBLIC OFFERING
Pursuant to the IPO on January 14, 2021, the Company sold 24,000,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one share of common stock and one-half of
one warrant to purchase one share of common stock (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment.
On January 14, 2021, an aggregate of $10.00 per Unit sold in the IPO was held in the Trust Account and will be held as cash or invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the 1940 Act, with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule
2a-7
of the 1940 Act. The Company in January 2023 instructed Continental Stock Transfer & Trust Company, the trustee with respect to the Trust Account, to liquidate the U.S. government treasury obligations or money market funds held in the Trust Account and thereafter to hold all funds in the Trust Account in cash until the earlier of consummation of the Company’s initial business combination or liquidation.
On January 19, 2021, the underwriters exercised the over-allotment option in full to purchase 3,600,000 Units. Following the closing of the IPO on January 14, 2021 and the underwriters’ full exercise of the over-allotment option on January 19, 2021, $276,000,000 was held in the Trust Account.
In connection with the stockholders’ vote at the special meeting of stockholders on December 23, 2022, 25,132,578 shares were tendered for redemption.
Accordingly, at September 30, 2023, 2,000,026 shares of Common Stock subject to possible redemption is presented at redemption value of $10.93 per share, as temporary equity, outside of the stockholders’ deficit section of the Company’s condensed consolidated balance sheets.
As of September 30, 2023 and December 31, 2022, common stock subject to possible redemption reflected on the condensed consolidated balance sheets is reconciled in the following table:

Common stock subject to possible redemption, December 31, 2022	25,273,823
Add:
Remeasurement of carrying value to redemption value	579,858
Common stock subject to possible redemption, March 31, 2023	25,853,681
Add:
Remeasurement of carrying value to redemption value	609,241
Common stock subject to possible redemption, June 30, 2023	$26,462,922
Less:
Redemptions	(4,945,692)
Add:
Remeasurement of carrying value to redemption value	334,134
Common stock subject to possible redemption, September 30, 2023	$21,851,364
NOTE 4. PRIVATE PLACEMENT
Simultaneously with the closing of the IPO on January 14, 2021, the Sponsor purchased an aggregate of 6,550,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $6,550,000, in a private placement (the “Private Placement”).
On January 19, 2021, the underwriters exercised the over-allotment option in full to purchase 3,600,000 Units. Simultaneously with the closing of the exercise of the overallotment option, the Company completed the private sale of an aggregate of 720,000 Private Placement Warrants to the Sponsor at a purchase price of $1.00 per Private Placement Warrant, generating gross proceeds of $720,000.
Each Private Placement Warrant will entitle the holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment. The proceeds from the Private Placement Warrants were added to the proceeds from the IPO held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.
On December 23, 2021, the Company amended the warrant agreement entered into on January 11, 2021 with Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent, to modify certain provisions to conform with applicable disclosure contained in the Company’s final prospectus filed with the SEC on January 13, 2021. Pursuant to the amended Private Placement Warrant agreement, a Private Placement Warrant will not be redeemable by the Company for so long as it is held by its initial purchaser or a permitted transferee of such purchaser. After giving effect to the amended Private Placement Warrant agreement, the Private Placement Warrants qualify for liability classification. The difference in the aggregate fair value of the Private Placement Warrants immediately before and after the modification was recognized as an equity issuance cost and charged to additional paid-in
capital.
NOTE 5. RELATED PARTY TRANSACTIONS
Founder Shares
In October 2020, the Sponsor paid $25,000 to cover certain offering costs of the Company in consideration of 5,750,000 shares of the Company’s common stock (the “Founder Shares”). On October 27, 2020, the Sponsor transferred 10,000 Founder Shares to each of the Company’s independent directors and 7,500 Founder Shares to each of the Company’s industry advisors at their original purchase price (the Sponsor, independent directors and industry advisors being defined herein collectively as the “initial stockholders”). On January 11, 2021, the Company effected a stock dividend of 1,150,000 shares with respect to the common stock, resulting in the initial stockholders holding an aggregate of 6,900,000 Founder Shares (up to 900,000 of which are subject to forfeiture by the Sponsor depending on the extent to which the underwriters’ over-allotment option is exercised). As such, the initial stockholders collectively own 20% of the Company’s issued and outstanding shares of common stock after the IPO. On January 19, 2021, the underwriter exercised its over-allotment option in full; hence, the 900,000 Founder Shares are no longer subject to forfeiture.
The Sponsors and the
Company’s directors and officers have agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination or (B) subsequent to a Business Combination, (x) if the last sale price of the Company’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any
30-trading
day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.
Transactions with Company Officers
On April 17, 2021, Griid Holdco LLC, a Delaware limited liability company (“GRIID”), entered into an engagement letter and an incentive unit award agreement (together, the “consulting agreements”) with Deucalion Partners, LLC, an entity affiliated with John D’Agostino, the Company’s Chief Financial Officer. Pursuant to the consulting agreements, GRIID agreed to pay to such entity $400,000 and grant such entity units representing a 0.5% profits interest in GRIID. The cash payment will be due and payable upon the closing of the Merger. The units vested as to one-fourth on
April 16, 2022, and have vested and will continue to vest 1/36th on the 17th day of each month thereafter, subject to such entity’s continued service through such vesting dates, provided, however, that any unvested units shall fully vest upon the consummation of a merger with a special purpose acquisition company, qualified IPO, or other change of control transaction.

Due to Related Parties
As of September 30, 2023 and December 31, 2022, one related party paid or is obligated to pay an aggregate of approximately $218,000 and $139,000, respectively, on behalf of the Company to pay for deferred administrative service fees and operating costs.
Promissory Note — Related Party
On October 23, 2020, the Company issued an unsecured promissory note to the Sponsor (the “Sponsor Note”), pursuant to which the Company may borrow up to an aggregate principal amount of $150,000. The Sponsor Note was non-interest
bearing and payable on the earlier of (i) June 30, 2021, (ii) the consummation of the IPO, (iii) the abandonment of the IPO and (iv) an Event of Default (as defined in the Sponsor Note). As of December 31, 2020, the Company had borrowed $150,000 under the Sponsor Note. On July 28, 2021, the Company repaid $150,000 to the Sponsor under the Sponsor Note. There was no outstanding balance under the Sponsor Note as of September 30, 2023 and December 31, 2022.
On August 6, 2021, the Company issued an unsecured promissory note to the Sponsor in connection with a Working Capital Loan (as defined below) made by the Sponsor to the Company pursuant to which the Company may borrow up to $300,000 in the aggregate. On March 12, 2023, the Company issued an amended and restated version of such note to the Sponsor, which increased the maximum aggregate amount of advances and readvances permitted from $300,000 to $1,000,000 (as so amended and restated form, the “Working Capital Note”). The Working Capital Note is
non-interest
bearing and payable on the earlier of (i) the applicable extension deadline or (ii) the effective date of a Business Combination. Any amounts outstanding under the Working Capital Note are convertible into warrants, at a price of $1.00 per warrant at the option of the Sponsor, the terms of which shall be identical to the Private Placement Warrants. As of September 30, 2023 and December 31, 2022, the Company borrowed $502,683 and $300,000 under the Working Capital Note, respectively.
Loans may be made under the GRIID Note in an aggregate principal amount of up to $1,800,000. Currently, the outstanding principal amount under the GRIID Note is $1,478,272. Interest will accrue on the outstanding principal amount of the GRIID Note at a rate per annum equal to the Applicable Federal Rate set forth by the Internal Revenue Service pursuant to Section 1274(d) of the Internal Revenue Code. For the three and nine months ended September 30, 2023, the Company accrued $12,457 and $20,956, respectively, in interest expense pursuant to the GRIID Note. The GRIID Note has a maturity date of the earlier of (i) any determination by the Company’s board of directors to liquidate the Company and (ii) the effective date of the merger involving Griid Holdco LLC and the Company pursuant to the Merger Agreement. The failure to timely repay outstanding amounts under the GRIID Note within five days of the maturity date or the occurrence of certain liquidation and bankruptcy events constitute an event of default under the GRIID Note and could result in acceleration of the Company’s repayment obligations thereunder.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the initial stockholders, the Sponsor or an affiliate of the Sponsor or the Company’s officers and directors or their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes, such as the Working Capital Note. The notes may be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, up to $2,000,000 of the notes may be converted upon completion of a Business Combination into warrants at a price of $1.00 per warrant. Such warrants would be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. As of September 30, 2023 and December 31, 2022, a Working Capital Loan was outstanding in the amount of $502,683 and $300,000 respectively, under the Working Capital Note, as detailed under the heading “Promissory Note – Related Party.”

Administrative Service Fee
The Company entered into an agreement whereby, commencing on January 11, 2021, the Company has agreed to pay the Sponsor or an affiliate of the Sponsor an amount up to a total of $10,000 per month for office space, utilities, secretarial support and administrative services. During the three and nine months ended September 30, 2023 and 2022, under such agreement, the Company incurred $30,000 and $90,000, respectively, in total, which is included in due to related party on the accompanying balance sheets. Upon completion of the initial Business Combination or liquidation, the Company will cease paying these monthly fees.
NOTE 6. FAIR VALUE MEASUREMENTS
The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of September 30, 2023 and December 31, 2022, and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value.

	September 30, 2023	Quoted Prices In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Liabilities:
Warrant liability – Private Placement Warrants	$523,440	$—	$—	$523,440

	$523,440	$—	$—	$523,440

	December 31, 2022	Quoted Prices In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Liabilities:
Warrant liability – Private Placement Warrants	$459,236	$—	$—	$459,236

	$459,236	$—	$—	$459,236
Cash held in Trust Account
As of September 30, 2023 and December 31, 2022, the Company’s Trust Account consisted of approximately $21.5 million and $25.0 million, respectively, in cash.
Warrant liability—Private Placement Warrants
The estimated fair value of the Private Placement Warrants was determined using Level 3 inputs. Inherent in a Monte-Carlo simulation model are assumptions related to expected stock-price volatility (pre-merger and
post-merger), expected term, dividend yield and risk-free interest rate. The Company estimates the volatility of its common stock based on management’s understanding of the volatility associated with instruments of other similar entities. The risk-free interest rate is based on the U.S. Treasury Constant Maturity similar to the expected remaining life of the Private Placement Warrants. The expected life of the Private Placement Warrants is simulated based on management assumptions regarding the timing and likelihood of completing a Business Combination. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero. The assumptions used in calculating the estimated fair values represent the Company’s best estimate. However, inherent uncertainties are involved. If factors or assumptions change, the estimated fair values could be materially different.

The key inputs into the Monte Carlo simulation model for the Private Placement Warrants were as follows at September 30, 2023 and December 31, 2022:

Input	September 30, 2023	December 31, 2022
Expected term (years)	0.83	0.91
Expected volatility	4.7%	8.3%
Risk-free interest rate	5.48%	4.74%
Stock price	$10.67	$10.11
Dividend yield	0.00%	0.00%
Exercise price	$11.50	$11.50
The following table sets forth a summary of the changes in the Level 3 fair value classification:

Warrant Liability
Fair value as of December 31, 2021	$5,044,441
Change in fair value	(1,747,419)
Fair value as of March 31, 2022	3,297,022
Change in fair value	(2,923,321)
Fair value as of June 30, 2022	373,701
Change in fair value	(37,956)
Fair value as of September 30, 2022	$335,745
Fair value as of December 31, 2022	$459,236
Change in fair value	151,444
Fair value as of March 31, 2023	610,680
Change in fair value	21,810
Fair value as of June 30, 2023	632,490
Change in fair value	(109,050)
Fair value as of September 30, 2023	$523,440
NOTE 7. COMMITMENTS AND CONTINGENCIES
Registration Rights
The holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of the Working Capital Loans (and any shares of common stock issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of Working Capital Loans) are entitled to registration rights pursuant to a registration rights agreement signed on January 11, 2021, requiring the Company to register such securities for resale. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The registration rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The underwriters were paid a cash underwriting discount of 2.0% of the gross proceeds of the IPO, or $5,520,000 in the aggregate. In addition, the underwriters were originally entitled to a deferred fee of 3.5% of the gross proceeds of the IPO, or $9,660,000.
On December 6, 2022, the Company and EarlyBirdCapital, Inc. (“EarlyBird”) entered into an amendment (the “Amendment”) to the Underwriting Agreement. Among other things, the amendment reduced the amount of the deferred underwriting commission payable to EarlyBird to $6,762,000, which amount, together with reimbursement of EarlyBird’s legal expenses in an amount not to exceed $150,000 (the “Expense Reimbursement”), will be payable as follows: (i) upon the closing of the Company’s initial business combination, in an amount equal to the lesser of (A) $3,381,000 plus the Expense Reimbursement and (B) the balance of the Company’s Trust Account, after all amounts payable in connection with stockholder redemptions have been so paid and (ii) the remainder pursuant to a convertible promissory note (the “EarlyBird Note”) to be made by the surviving company of the Company’s initial business combination upon the consummation of the Company’s initial business combination. As of September 30, 2023, no amount in Expense Reimbursement has been incurred. If the Company does not consummate an initial business combination, no deferred underwriting commission will be payable to EarlyBird. The Amendment also provides customary registration rights to EarlyBird for the shares of common stock of the maker issuable upon conversion of the EarlyBird Note.
As a result, the Company recognized $2,898,000 to additional paid-in
capital in relation to the reduction of the deferred underwriter fee. As of September 30, 2023 and December 31, 2022, the deferred underwriting fee payable is $6,762,000.
Merger Agreement
On November 29, 2021, the Company entered into an agreement and plan of merger (the “Initial Merger Agreement”) by and among the Company, ADEX Merger Sub, LLC, a Delaware limited liability company and a wholly owned direct subsidiary of the Company (“Merger Sub”), and GRIID. On December 23, 2021, October 17, 2022, and February 8, 2023, the parties to the Initial Merger Agreement amended the Initial Merger Agreement (as so amended, the “Merger Agreement”).
Pursuant to the Merger Agreement, at the closing of the Merger, the limited liability company membership interests of Merger Sub will be converted into an equivalent limited liability company membership interest in GRIID, and each limited liability company membership unit of GRIID that is issued and outstanding immediately prior to the effective time of the Merger will automatically be converted into and become the right to receive such unit’s proportionate share, as determined in accordance with the Merger Agreement, of 58,500,000 shares of the Company’s Common Stock.
Vendor Agreements
On August 17, 2021, the Company entered into a master services agreement (the “Evolve Agreement”) with Evolve Security, LLC (“Evolve”) for cybersecurity due diligence services related to the Merger. Under the Evolve Agreement, the Company paid Evolve $55,000.
On August 17, 2021, the Company entered into an engagement letter (the “Edelstein Letter”) with Edelstein & Company, LLP (“Edelstein”) for accounting due diligence services related to the Merger. Under the Edelstein Letter, Edelstein estimated its fees payable by the Company to be $16,000.
On August 17, 2021, the Company entered into an engagement letter (the “Lincoln Letter”) with Lincoln International LLC (“Lincoln”) for fairness opinion services related to the Merger. Under the Lincoln Letter, Lincoln will be entitled to receive a contingent fee in the amount of $500,000 plus expenses upon the consummation of the Merger.
On August 18, 2021, the Company entered into a consulting agreement (the “Consulting Agreement”) with Arthur D. Little LLC (“ADL”) for technical and commercial due diligence services related to the Merger. Under the Consulting Agreement, ADL will receive a contingent fee in the amount of $250,000 plus expenses upon the consummation of the Merger.
On September 13, 2021, the Company entered into an engagement letter (the “M&A Engagement Letter”) with Wells Fargo Securities, LLC (“Wells”), pursuant to which Wells would serve as financial advisor in connection with contemplated acquisitions made by the Company. Under the M&A Engagement Letter, Wells would receive $1,000,000 upon the consummation of a Business Combination, which amount would be offset against any amounts to which Wells is entitled under the Capital Markets Engagement Letter (as defined below), and would be entitled to 30% of any break-up
fee the Company receives upon the termination of a business combination agreement. On May 26, 2022, Wells resigned from its role as financial advisor and waived all rights to any fees and compensation in connection with such role.

On September 14, 2021, the Company entered into engagement letters relating to a private investment in public equity (“PIPE”) financing (the “PIPE Engagement Letter”) and capital markets advisory services (the “Capital Markets Engagement Letter”), each with Wells. Under the PIPE Engagement Letter, Wells would receive a contingent fee equal to
4
% of the gross proceeds of securities sold in the PIPE plus expenses. The Company will be obligated to pay an additional $
1,500,000
if the gross proceeds of securities sold in a PIPE is above $
100,000,000
. Under the Capital Markets Engagement Letter, Wells would receive $
3,500,000
upon the consummation of a Business Combination. On May 26, 2022, Wells resigned from its role as capital markets advisor and lead placement agent and waived all rights to any fees and compensation in connection with such roles.
Share Purchase Agreement
On September 9, 2022, the Company and GRIID entered into a share purchase agreement (the “Share Purchase Agreement”) with GEM Global Yield LLC SCS (the “Purchaser”) and GEM Yield Bahamas Limited (“GYBL”) relating to a share subscription facility. Pursuant to the Share Purchase Agreement, following the consummation of the Merger, subject to certain conditions and limitations set forth in the Share Purchase Agreement, the Company shall have the right, but not the obligation, from time to time at its option, to issue and sell to the Purchaser up to $200.0 million of the Company’s shares of common stock (the “Shares”).
Upon the initial satisfaction of the conditions to the Purchaser’s obligation to purchase Shares set forth in the Share Purchase Agreement, the Company will have the right, but not the obligation, from time to time at its sole discretion during the
36-month
period from and after the first day on which the Shares are publicly listed on a securities exchange, to direct the Purchaser to purchase up to a specified maximum amount of Shares as set forth in the Share Purchase Agreement. In connection with the execution of the Share Purchase Agreement, GRIID agreed to pay to the Purchaser in installments in connection with placements of Shares under the Share Purchase Agreement a $4.0 million commitment fee (the “Commitment Fee”) payable in Shares or cash, as consideration for the Purchaser’s irrevocable commitment to purchase the Shares upon the terms and subject to the satisfaction of the conditions set forth in the Share Purchase Agreement. Also, GRIID will be obligated to issue to the Purchaser a warrant, expiring on the third anniversary of the public listing date of the continuing company of the Merger, to purchase 2% of the total equity interests (on a fully diluted basis) outstanding immediately after the completion of the Merger, at an exercise price per Share equal to the lesser of: (i) the closing bid price of the Company’s Shares as reported by the NYSE on September 9, 2022 and (ii) 90% of the closing price of the Shares on the public listing date. Additionally, pursuant to the Share Purchase Agreement, GRIID would be obligated to pay a private transaction fee of 1% of the total consideration paid in a private Business Combination transaction with a counterparty that was introduced to GRIID by the Purchaser or an affiliate of the Purchaser in the event that GRIID consummates such a transaction in lieu of the Merger or any other Business Combination transaction the result of which is GRIID continuing as a publicly listed company.
Blockchain Settlement and Release Agreement
On October 9, 2022, the Company entered into a settlement and release agreement with GRIID and its affiliates and Blockchain and certain of its affiliates (the “Blockchain Settlement and Release Agreement”), pursuant to which Blockchain waived any potential defaults under the Third Amended and Restated Credit Agreement between GRIID and Blockchain, dated November 19, 2021 (the “Prior Credit Agreement”) and the parties agreed to release each other from any claims related to the Prior Credit Agreement.
NOTE 8. STOCKHOLDERS’ DEFICIT
Preferred Stock
— The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of September 30, 2023 and December 31, 2022, there were no shares of preferred stock issued or outstanding.

Common Stock
— The Company is authorized to issue
100,000,000
shares of common stock with a par value of $
0.0001
per share. There were
8,900,026
and
9,367,422
shares of common stock issued and outstanding, including
2,000,026
and
2,467,422
shares of common stock subject to possible redemption, as of September 30, 2023 and December 31, 2022, respectively.
Public Warrants
— Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable 30 days after the completion of a Business Combination. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any shares of common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue any shares of common stock upon exercise of a warrant unless common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.
If the Company’s common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to maintain in effect a registration statement, but it will be required to use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Once the warrants become exercisable, the Company may redeem the Public Warrants:

•	in whole and not in part;

•	at a price of $ 0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the reported last sale price of the common stock equals or exceeds $
18.00
 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like), for any
20
trading days within a
30
trading day period commencing once the warrants become exercisable and ending commencing once the warrants become exercisable and ending three business days
before the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.
The Company has established the last of the redemption criteria discussed above to prevent a redemption call unless there is, at the time of the call, a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and the Company issues a notice of redemption of the warrants, each warrant holder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the common stock may fall below the $18.00 redemption trigger price as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.
If the Company calls the warrants for redemption as described above, management will have the option to require any holder that wishes to exercise its warrant including the holders (other than the original holders) of the Private Placement Warrants to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” management will consider, among other factors, the Company’s cash position, the number of warrants that are outstanding and the dilutive effect on the stockholders of issuing the maximum number of shares of common stock issuable upon the exercise of the warrants. If management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose shall mean the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. If the Company calls the warrants for redemption and management does not take advantage of this option, the holders of the Private Placement Warrants and their permitted transferees would still be entitled to exercise their Private Placement Warrants for cash or on a cashless basis, using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis.
The exercise price and number of shares of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances, including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.
In addition, if (x) the Company issues additional common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the common stock during the 10 trading day period starting on the trading day prior the day on which the Company consummates a Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.
NOTE 9 — SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to
t
he date that the unaudited condensed consolidated financial statements were issued. Based upon this review, other than described below, the Company did not identify any subsequent events other than noted below that would have required adjustment or disclosure in the condensed consolidated financial statements.
In connection with the fourth month of the Second Extension, on October 13, 2023, GRIID Infrastructure deposited $60,000 into the Company’s Trust Account for the Company’s public stockholders on behalf of the Company. This deposit is loaned to the Company pursuant to the GRIID Note. The outstanding principal amount under the GRIID Note is $1,478,272.

Report of Independent Registered Public Accounting Firm
Members and the Board of Managers of GRIID Infrastructure LLC and Subsidiaries
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of GRIID Infrastructure LLC and its subsidiaries (the Company) as of December 31, 2022 and 2021, the related consolidated statements of operations, members’ deficit and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.
Emphasis of Matter
As discussed in Note 3 to the financial statements, the 2022 and 2021 financial statements have been restated to correct a misstatement.
Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the ongoing viability of the Company is largely dependent on the future financial and operating performance of the Company. To date, the Company has, in large part, relied on debt financings to fund its operations. Management expects to continue to incur significant expenses for the foreseeable future while the Company makes investments to support its anticipated growth. The Company’s ability to continue is dependent upon bitcoin prices remaining at or above certain levels. Based upon current and historical volatility the Company is unable to be certain that they can profitably mine bitcoin to support operations. The Company has suffered recurring losses from operations resulting in an accumulated deficit and has experienced negative cash flows from operations. This raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters also are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ RSM US LLP
We have served as the Company’s auditor since 2021.
Austin, Texas
April 6, 2023, except for the section in Note 3 titled Restatement of 2022 and 2021 Consolidated Cash Flows, as to which the date is June 7, 2023

GRIID INFRASTRUCTURE LLC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(amounts in thousands, except unit amounts)

	December 31, 2022	December 31, 2021 Restated
Assets
Current assets
Cash	$646	$286
Other receivables	295	374
Cryptocurrencies	51	15,050
Operating lease right-of-use asset, current	—	60
Finance lease right-of-use asset, current	1	20
Prepaid expenses and other current assets	178	208

Total current assets	1,171	15,998

Restricted cash	323	323
Property and equipment, net	37,156	21,102
Operating lease right-of-use asset	2,454	1,289
Finance lease right-of-use asset	96	241
Long-term deposits	4,941	10,519

Total assets	$46,141	$49,472

Liabilities and Members’ deficit
Current liabilities
Accounts payable	$4,598	$1,115
Operating lease liability, current	205	—
Finance lease liability, current	377	—
Notes payable, net	667	—
Accrued expenses and other current liabilities	3,175	2,162

Total current liabilities	9,022	3,277
Notes payable, net	45,682	30,043
Lender fee payable	—	8,000
Payable to lessor – construction in progress	504	411
Warrant liability	76,423	29,820
Unearned grant revenue	195	195
Deferred tax liability	229	655
Operating lease liability	2,300	1,209
Finance lease liability	98	433

Total liabilities	134,453	74,043

Commitments and contingencies (See Note 15)
Members’ deficit
Class A Units, (1,740,000 units authorized, issued and outstanding)	2,168	2,168
Class B Units, (8,360,000 units authorized; 8,160,000 units issued and outstanding)	200	200
Class C Units, (2,500,000 units authorized; 2,418,000 units issued, and 1,672,354 and 893,633 outstanding at December 31, 2022 and December 31, 2021, respectively)	—	—
Accumulated members’ deficit	(90,680)	(26,939)

Total members’ deficit	(88,312)	(24,571)

Total liabilities and members’ deficit	$46,141	$49,472

The accompanying notes are an integral part of these audited consolidated financial statements.

GRIID INFRASTRUCTURE LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands)

	Years Ended December 31,
	2022	2021 Restated
Revenue
Cryptocurrency mining revenue, net of mining pool operator fees	$13,477	$30,751
Mining services revenue	8,416	75
Other revenue	462	—

Total revenue, net	22,355	30,826
Operating expenses
Cost of revenues (excluding depreciation and amortization)	12,233	5,054
Depreciation and amortization	7,128	3,335
Compensation and related taxes	10,575	3,876
Professional and consulting fees	5,420	4,908
General and administrative	4,503	2,609
Sales and marketing	102	34
Impairment of cryptocurrencies	6,026	7,308
Impairment of property and mining equipment	95	424
Realized gain on sale of cryptocurrencies	(3,998)	(16,451)

Total operating expenses	42,084	11,097
Gain (loss) on disposal of property and equipment	(16)	956

(Loss) income from operations	(19,745)	20,685
Other income (expense)
Change in fair value of embedded derivative	—	(7,108)
Loss on extinguishment of debt	(51,079)	(19,824)
Change in fair value of warrant liability and warrant derivative	22,948	(586)
Gain on termination of warrant	139	—
Other income, net of other expense	200	204
Interest expense	(14,367)	(4,231)
Total other expense	(42,159)	(31,545)

Loss before income taxes	(61,904)	(10,860)
Income tax expense (benefit)	(298)	775

Net loss	$(61,606)	$(11,635)

The accompanying notes are an integral part of these audited consolidated financial statements.

GRIID INFRASTRUCTURE LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF MEMBERS’ DEFICIT
(amounts in thousands, except per unit amounts)

	For the Years Ended December 31, 2022 and 2021
	Class A Units		Class B Units		Class C Units
	Units	Amount	Units	Amount	Units	Amount
Balance, December 31, 2020	1,740,000	$2,168	8,160,000	$200	—	$—
Vesting of incentive units	—	—	—	—	893,633	—

Balance, December 31, 2021	1,740,000	$2,168	8,160,000	$200	893,633	$—

Vesting of incentive units	—	—	—	—	778,721	—

Balance, December 31, 2022	1,740,000	$2,168	8,160,000	$200	1,672,354	$—

	Accumulated Members’ Deficit	Total Members’ Deficit
Balance, December 31, 2020	$(15,495)	$(13,127)
Unit-based compensation	191	191

Net income (loss)	(11,635)	(11,635)

Balance, December 31, 2021	$(26,939)	$(24,571)
Unit-based compensation	132	132
Reclassification of warrants	(2,267)	(2,267)
Net income (loss)	(61,606)	(61,606)

Balance, December 31, 2022	$(90,680)	$(88,312)

The accompanying notes are an integral part of these audited consolidated financial statements.

GRIID INFRASTRUCTURE LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(amounts in thousands)

	For the Years ended December,
	2022	2021
	Restated	Restated
Cash flows from operating activities:
Net (loss) income	$(61,606)	$(11,635)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	7,128	3,335
Loss (gain) on disposal of property and equipment	16	(956)
Realized gain on sale of cryptocurrencies	(3,998)	(16,451)
Change in fair value of embedded derivative	—	7,108
Change in fair value of warrant liability and embedded derivative liability	(22,948)	586
Loss on extinguishment of debt	51,079	19,824
Gain on termination of warrant	(139)	—
Gain on paycheck protection program loan forgiveness	—	(193)
Impairment of cryptocurrencies	6,026	7,308
Impairment of property and mining equipment	95	424
Non-cash interest expense	10,691	2,982
Unit-based compensation	132	191
Cryptocurrency mined, net	(13,900)	(30,651)
Changes in operating assets and liabilities:
Other receivables	81	(374)
Prepaid expenses and other current assets	1,465	(208)
Long term deposits	530	(5)
Operating lease right-of-use asset	209	17
Accounts payable	4,888	1,115
Accrued expenses and other current liabilities	1,214	2,298
Deferred tax liability	(426)	655
Operating lease liability	(19)	(157)
Finance lease liability	(13)	(32)

Net cash used in operating activities	(19,495)	(14,819)

Cash flows from investing activities:
Deposits on purchases of property and equipment	(7,374)	(17,025)
Proceeds from the sale of cryptocurrencies	26,871	27,173
Purchases of property and equipment	(14,112)	(7,763)
Proceeds from disposal of property and equipment	589	1,117

Net cash provided by investing activities	5,974	3,502
Cash flows from financing activities:
Payments on construction loan	—	(105)
Proceeds from issuance of US dollar notes payable and shareholder loans	13,881	12,000

Net cash provided by financing activities	13,881	11,895

Net increase in cash	360	578
Cash at beginning of period	609	31

Cash at end of period	$969	$609

Reconciliation of cash and restricted cash to the Consolidated Balance Sheet
Cash	$646	$286
Restricted Cash	323	323

Total cash and restricted cash	$969	$609

Supplemental cash flow disclosures:
Cash paid for interest	3,287	371
Fair value of payments made in cryptocurrency for revenue share consideration	461	—
Right-of-use asset and lease liability associated with finance lease	47	338
Right-of-use asset and lease liability associated with operating lease	1,375	1,306
Interest paid in cryptocurrency	—	1,164
Fair value of warrant liability issued in connection with notes payable amendment	49,421	29,234
Non-cash settlement of cryptocurrency notes payable through refinancing in US dollar	—	21,851
Non-Cash Deposits used in Purchase of Miner Chips	5,715	—
The accompanying notes are an integral part of these audited consolidated financial statements.

GRIID INFRASTRUCTURE LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except unit and per unit amounts or as otherwise indicated)
1. Description of Business
Griid Infrastructure LLC (“GRIID” or, the “Company”) is a privately held, vertically integrated bitcoin mining company based in Cincinnati, Ohio that owns and operates a growing portfolio of energy infrastructure and high-density data centers across North America. The Company has built a cryptocurrency mining operation, which operates specialized computers (also known as “miners”) that generate cryptocurrency. Currently, the only cryptocurrency mined by GRIID is bitcoin. The Company was formed in the State of Delaware on May 23, 2018.
On November 29, 2021, Adit EdTech Acquisition Corp., a Delaware corporation (“ADEX”), entered into an agreement and plan of merger (the “Merger Agreement”) by and among ADEX, ADEX Merger Sub, LLC, a Delaware limited liability company and a wholly owned direct subsidiary of ADEX (“Merger Sub”), and GRIID Holdco LLC, a Delaware limited liability company (“GRIID Holdco”). The Merger Agreement provides, among other things, that on the terms and subject to the conditions set forth therein, Merger Sub will merge with and into GRIID Holdco (the “Merger”), the separate limited liability company existence of Merger Sub will cease and GRIID Holdco, as the surviving company of the Merger, will continue its existence under the Limited Liability Company Act of the State of Delaware as a wholly owned subsidiary of ADEX.
At the closing of the Merger (the “Closing”), the limited liability company membership interests of Merger Sub will be converted into an equivalent limited liability company membership interest in GRIID Holdco and each limited liability company membership unit of GRIID Holdco that is issued and outstanding immediately prior to the effective time of the Merger will automatically be converted into and become the right to receive such unit’s proportionate share, as determined in accordance with the Merger Agreement, of 58,500,000 shares of ADEX common stock, par value $0.0001 per share (“Common Stock”).
In connection with the Closing, ADEX, the initial stockholders of ADEX and certain GRIID Holdco members will enter into an investor rights agreement (the “Investor Rights Agreement”) to provide for certain registration rights related to their Common Stock and private warrants of ADEX. ADEX has agreed to, among other things, file within 30 days of Closing a resale shelf registration statement covering the resale of all securities registrable under the Investor Rights Agreement.
It is anticipated that the Merger will be accounted for as a reverse recapitalization under accounting principles generally accepted in the United States of America (“U.S. GAAP”), whereby the net assets of GRIID and Adit are carried over at historical cost, with no goodwill or other intangible assets recognized as part of the transaction. Under this method of accounting, GRIID will be treated as the “acquirer” company for financial reporting purposes, since 1) the existing GRIID Holdco equity holders are expected to represent a majority of the voting power of the combined company, 2) GRIID’s operations will also constitute the ongoing operations of the combined company, and 3) GRIID’s senior management will represent a majority of the senior management of the combined company.
2. Liquidity and Financial Condition
The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities and commitments in the normal course of business. Since its inception, the Company has incurred net losses. During the years ended December 31, 2022 and 2021, the Company incurred net loss of $61,606 and $11,635, respectively. As of December 31, 2022, the Company had an accumulated deficit of $90,680.
As of December 31, 2022, the Company had cash and cash equivalents of $969 which are available to fund future operations. The ongoing viability of the Company is largely dependent on the future financial and operating performance of the Company. To date, the Company has, in large part, relied on debt financing to fund its operations Management expects to continue to incur significant expenses for the foreseeable future while the Company makes investments to support its anticipated growth. The Company’s ability to continue is dependent upon bitcoin prices remaining at or above certain levels. Based upon current and historical volatility of bitcoin the Company is unable to be certain that it can profitably mine bitcoin to support its operations. As such, there exists substantial doubt about the Company’s ability to remain a going concern within one year after the date these consolidated financial statements were issued.
COVID-19
The
COVID-19
global pandemic has been unprecedented and unpredictable and is likely to continue to result in significant national and global economic disruption, which may adversely affect GRIID’s business. Based on the Company’s current assessment, however, the Company does not expect any material impact on its long-term strategic plans, its operations, or its liquidity. However, the Company is actively monitoring this situation and the possible effects on its financial condition, liquidity, operations, suppliers, and industry.
3. Restatement of Previously Issued Financial Statements
Restatement of 2021 Consolidated Statements of Operations
After the issuance of the Company’s consolidated financial statements as of and for the year ended December 31, 2021, the Company has restated its consolidated financial statements as of and for the year ended December 31, 2021 with respect to the treatment of the net gain or loss on sale of cryptocurrencies and the restricted cash restatement.
The Company has reclassified realized gains and losses from the sale of cryptocurrencies from nonoperating income to operating income on the accompanying statement of operations. The restatement did not result in any change in total net income (loss) from operations or total cash balances, including restricted cash, for the year ended December 31, 2021.
The effect of the restatements on the Consolidated Statements of Operations for the year ended December 31, 2021 are summarized in the following tables:
GRIID INFRASTRUCTURE LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands)

	Year Ended December 31, 2021
	As Reported	Adjustment	As Restated
Total revenue, net	$30,826	$—	$30,826
Total operating expenses	27,548	(16,451)	11,097
(Loss) income from operations	4,234	16,451	20,685
Total other (expense) income	(15,094)	(16,451)	(31,545)

(Loss) income before income taxes	(10,860)	—	(10,860)

Restatement of 2022 and 2021 Consolidated Statements of Cash Flows
After the issuance of the Company’s consolidated financial statements as of and for the years ended December 31, 2022 and 2021, the Company restated its consolidated statements of cash flows for the years ended December 31, 2022 and 2021 with respect to the treatment of the cash proceeds related to the sale of cryptocurrencies which have been reclassified from cash flows from operating activities to cash flows from investing activities. The Company also restated its consolidated statements of cash flows for the year ended December 31, 2022 with respect to the treatment of the deposits applied to the purchase of property and equipment. Additionally, the Company added a supplemental disclosure for non-cash deposits used in purchases of miner chips.
The Company initially restated the statement of cash flows for the year ended December 31, 2021 to reclassify the cash proceeds related to the sale of cryptocurrencies from investing activities to operating activities. This initial restatement of the statement of cash flows for the year ended December 31, 2021 is the basis for why the restatement after the issuance of the financial statements as of and for the years ended December 31, 2022 and 2021 is necessary.
The restatement did not result in any change in total net income (loss) from operations or total cash balances, including restricted cash, for the years ended December 31, 2022 and 2021.
The effect of the restatements on the Consolidated Statement of Cash Flows for the year ended December 31, 2022 and 2021 are summarized in the following tables:
GRIID INFRASTRUCTURE LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(amounts in thousands)

	Year Ended December 31, 2022
	As Reported	Adjustment	As Restated
Beginning balance of cash	$609	$—	$609
Net cash provided by (used in) operating activities	13,091	(32,586)	(19,495)
Net cash provided by (used in) investing activities	(26,612)	32,586	5,974
Ending cash balance	969	—	969

	Year Ended December 31, 2021
	As Reported	Adjustment	As Restated
Beginning balance of cash	$31	$—	$31
Net cash provided by (used in) operating activities	12,354	(27,173)	(14,819)
Net cash provided by (used in) investing activities	(23,671)	27,173	3,502
Ending cash balance	609	—	609
4. Basis of Presentation, Summary of Significant Accounting Policies and Recent Accounting Pronouncements
Basis of Presentation
The Company’s audited consolidated financial statements have been prepared in accordance with U.S. GAAP.
Principles of Consolidation
The Company’s audited consolidated financial statements include the accounts of the Company and its eight wholly-owned subsidiaries: Union Data LLC (“Union Data”), Red Dog Technologies LLC (“Red Dog”), GIB Compute LLC (“GIB”), Data Black River LLC (“Data Black River”), Ava Data LLC (“Ava Data”), Jackson Data LLC (“Jackson Data”), Badin Data LLC (“Badin Data”), Tullahoma Data LLC (“Tullahoma Data”), LaFolette Data LLC (“LaFolette Data”) and Rutledge Development and Deployment LLC (“Rutledge Development and Deployment”).

All intercompany balances and transactions have been eliminated in consolidation. Amounts within the notes to the audited consolidated financial statements are presented in thousands of U.S. dollars, except for unit and per unit amounts or as otherwise indicated.
Unit Split
On April 14, 2021, the Company executed the Second Amended and Restated Limited Liability Company Agreement, as a result of which the Company completed a 10,000 to 1 split of its authorized, issued and outstanding Units, resulting in 1,740,000 Class A Units and 8,360,000 Class B Units being authorized of which 1,740,000 and 8,160,000, respectively were issued and outstanding as of December 31, 2021. The Company also created a new class of units (“Class C Units”), of which 2,500,000 Class C Units were authorized and issued to the newly created entity GRIID Infrastructure Plan Equity LLC, through which profits interests may be issued to employees and service providers of the Company, subject to various vesting conditions. As of December 31, 2022, GRIID Infrastructure Equity Plan LLC had awarded 2,418,000 incentive units, of which 1,672,354 had vested. The holders of Class A Units, Class B Units, and Class C Units are entitled to one vote for each unit held.
All disclosures related to units and per unit data in the accompanying consolidated financial statements and related notes reflect this stock split for all periods presented.
Use of Estimates
The preparation of audited consolidated financial statements in conformity with U.S. GAAP requires management to make judgements, estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the audited consolidated financial statements, and the reported amounts of revenues and expenses during the reporting periods. Significant items subject to such judgements, estimates and assumptions include revenue recognition, the useful lives and recoverability of long-lived assets, unit-based compensation expense, impairment analysis of indefinite lived intangibles, and the fair value of the Company’s warrant liability and embedded derivative liability. Actual results experienced by the Company may differ from those estimates.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents. Substantially all the Company’s cash and cash equivalents and investments are held at one U.S. financial institution in the United States that management believes is of high credit quality. Such deposits may, at times, exceed federally insured limits or may not be covered by deposit insurance at all. The Company had not experienced any credit losses on its cash and cash equivalents from date-of-inception
through December 31, 2022.
During the years ended December 31, 2022 and 2021, the Company chose to mine with certain mining pool operators, with revenue generated from their related mining pools constituted as follows:

	December 31, 2022	December 31, 2021
Pool 1	0.01%	16.70%
Pool 2	99.9%	75.00%
Pool 3	0.00%	8.30%
Additionally, the only cryptocurrency that the Company has mined to date has been bitcoin. As a result, the Company’s profitability is affected by changes in bitcoin pricing.

Fair Value of Financial Instruments
Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principle or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. Assets and liabilities are measured at fair value using a three-level fair value hierarchy that prioritizes the inputs used to measure fair value. This hierarchy maximizes the use of observable inputs and minimizes the use of unobservable inputs.
The three levels of inputs used to measure fair value are as follows:

•	Level 1 – Valuations based on quoted prices (unadjusted) for identical assets or liabilities in active markets;

•
Level 2 – Valuations based on quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in inactive markets; or other inputs that are observable or can be corroborated by observable market data; and

•	Level 3 – Valuations based on inputs that are unobservable and significant to the overall fair value measurement.
Observable inputs are based on market data obtained from independent sources, while unobservable inputs are based on the Company’s market assumptions. Unobservable inputs require significant management judgment or estimation. In some cases, the inputs used to measure an asset or liability may fall into different levels of the fair value hierarchy. In those instances, the fair value measurement is required to be classified using the lowest level of input that is significant to the fair value measurement. Such determination requires significant management judgment.
Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgement and may affect the valuation of fair value assets and liabilities and their placement within the fair value hierarchy levels.
In determining the fair value of its financial instruments, the Company considers the source of observable market data inputs, liquidity of the instrument, the credit risk of the counterparty to the contract, and its risk of nonperformance. In the case where the fair value is not observable for items subject to fair value measurement, the Company applies valuation techniques deemed the most appropriate under the U.S. GAAP guidance based on the nature of the assets and liabilities being measured.
As of December 31, 2022 and 2021, the financial assets or liabilities measured at fair value were the Company’s outstanding USD notes payable and warrant liability balances. The warrant liability associated with warrants issued in conjunction with the Company’s Third Amended and Restated Loan Agreement in 2021 as well as the Fourth Amended and Restated Loan Agreement in 2022 (see Note 11) is accounted for at fair value on a recurring basis with changes in fair value recognized in the consolidated statement of operations. Carrying amounts of the Company’s financial assets and liabilities, such as cash and cash equivalents, and accounts payable and accrued liabilities, is of approximate fair value due to the short-term nature of these instruments. The fair value of the Company’s debt approximates carrying value as it was recorded at fair value upon the Company’s extinguishment of debt (see Note 11).
Cryptocurrencies
Cryptocurrencies, consisting solely of bitcoin, are included in current assets in the accompanying consolidated balance sheets due to the Company’s ability to sell it in a highly liquid marketplace and its intent to liquidate its cryptocurrencies to support operations when needed. Cryptocurrencies awarded to the Company through its mining activities are accounted for in connection with the Company’s revenue recognition policy disclosed below.

The cryptocurrencies held are accounted for as intangible assets with indefinite useful lives. An intangible asset with an indefinite useful life is not amortized but assessed for impairment annually, or more frequently, when events or changes in circumstances occur indicating that it is more likely than not that the indefinite-lived asset is impaired. Impairment exists when the carrying amount exceeds its fair value, which is measured using the quoted price of the cryptocurrency at the time its fair value is being measured.
In testing for impairment, the Company has the option to first perform a qualitative assessment to determine whether it is more likely than not that an impairment exists. Given that the fair value of cryptocurrencies is readily available (i.e., exchange traded at high volumes with readily observable market prices), the Company determined that performing a qualitative assessment is not necessary, and therefore proceeds directly to a quantitative test. The Company tests cryptocurrency assets for impairment on a daily basis using the intraday low price. The Company measures the amount of impairment loss by comparing the fair value of the cryptocurrency assets to their carrying value on an awarded basis. To the extent an impairment loss is recognized, the loss establishes the new cost basis of the asset. Subsequent reversal of impairment losses is not permitted.
Purchases of cryptocurrencies by the Company are included within investing activities in the accompanying consolidated statements of cash flows, while cryptocurrencies awarded to the Company through its mining activities are included as a non-cash
adjustment within operating activities on the accompanying consolidated statements of cash flows. Proceeds from the sale of cryptocurrencies are included within investing activities in the accompanying consolidated statements of cash flows and any realized gains or losses from such sales are included in (loss) income from operations in the consolidated statements of operations. The Company recognizes realized gains or losses whenever cryptocurrencies are disposed of for any reason using the first-in
first-out
(“FIFO”) method of accounting.
Property and Equipment
Property and equipment is stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets:

Years
Land	Indefinite
Energy infrastructure	10
General infrastructure	30
IT infrastructure	5
Miners	3
Miner Chip Inventory	3
Vehicles	5
Office furniture and equipment	3
Leasehold improvements are amortized using the straight-line method over the shorter of the original lease term inclusive of renewals or the estimated useful life of the asset. However, if the lease transfers ownership of the underlying asset to the lessee or the lessee is reasonably certain to exercise an option to purchase the underlying asset, the lessee should amortize the leasehold improvements to the end of their useful life. When assets are retired or disposed of, the cost together with related accumulated depreciation is removed from the Company’s accounts and the resulting gain or loss is reflected in the Company’s consolidated statements of operations.
Maintenance and repairs are charged to operating expense as incurred. Significant improvements that substantially enhance the useful life of an asset are capitalized and depreciated.
Long-Lived Assets Impairment
Long-lived assets, such as property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group to be tested for possible impairment, for all assets except miners, the Company first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying value. If the carrying value of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered appropriate. The Company tests its miners for impairment whenever events or changes in circumstances indicate that the carrying amount of the long-lived asset (group) might not be recoverable. For example, if its miners are no longer contributing to the Company’s hash rate, or other macroeconomic conditions arise requiring impairment such as a decline in the price of bitcoin, the Company conducts further testing. These tests are done on a preliminary basis to determine whether any potential indicators of impairment exist. If it is determined that a miner is no longer contributing to the Company’s hash rate, is unusable, or other macroeconomic conditions arise, then the Company will proceed to a quantitative impairment test of recoverability. The recoverability of assets to be held is measured by a comparison of the carrying amount of an asset to undiscounted future cash flows expected to be generated by the asset. If such assets are considered impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.
Leases
The Company determines if an arrangement is a lease at inception of the agreement. Finance leases are included in finance lease right-of-use
(“ROU”) assets, and finance lease liability within long-term liabilities in the Company’s consolidated balance sheets. Operating leases are included in operating lease right-of-use
asset, and operating lease liability within long-term liabilities in the Company’s consolidated balance sheets.
ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Finance and operating lease ROU assets and liabilities are recognized based on the present value of lease payments over the lease term at commencement date of the lease. ROU assets also include any initial direct costs incurred and any lease payments made at or before the lease commencement date, less lease incentive received. As the Company’s leases do not provide an implicit interest rate, the Company uses the borrowing rates available for similar assets over a similar term based on the information available at the commencement date in determining the present value of lease payments. The Company uses the implicit rate when readily determinable. The Company’s lease terms may include options to extend or terminate the lease. Lease expense for lease payments is recognized on a straight-line basis over the lease term. The Company does not recognize a ROU asset nor lease liability for short-term leases. Instead, it recognizes these short-term lease payments in the consolidated statements of operations on a straight-line basis over the lease term. Short-term leases are defined as 12 months or less in duration.
Revenue Recognition
Revenue is recognized when control of the goods and services provided is transferred to the Company’s customers and in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods and services using the following steps: (1) identification of the contract, or contracts with a customer, (2) identification of performance obligations in the contract, (3) determination of the transaction price, (4) allocation of the transaction price to the performance obligations in the contract and (5) recognition of revenue when or as the Company satisfies the performance obligations.
To identify the performance obligations in a contract with a customer, the Company must assess the promised goods or services in the contract and identify each promised good or service that is distinct. A performance obligation meets the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”)
Topic 606 – Revenue from Contracts with Customers
definition of a distinct good or service if both of the following criteria are met: The customer can benefit from the good or service either on its own or together with other resources that are readily available to it (i.e., the good or service is capable of being distinct), and the Company’s promise to transfer the good or service to the customer is separately identifiable from other promises in the contract (i.e., the promise to transfer the good or service is distinct within the context of the contract).
The transaction price is the amount of consideration to which an entity expects to be entitled to receive in exchange for transferring promised goods or services to a customer. The consideration promised in a contract with a customer may include fixed amounts, variable amounts, or both. When determining the transaction price, an entity must consider the effects of all the following:

•	Variable consideration

•	Constraining estimates of variable consideration

•	The existence of a significant financing component in the contract

•	Noncash consideration

•	Consideration payable to a customer
Variable consideration is included in the transaction price only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized under the accounting contract will not occur when the uncertainty associated with the variable consideration is subsequently resolved. The transaction price is allocated to each performance obligation on a relative standalone selling price basis. The transaction price allocated to each performance obligation is recognized when that performance obligation is satisfied, at a point in time or over time as appropriate.
The Company participates, along with other cryptocurrency mining operators, in cryptocurrency mining pools by executing contracts with mining pool operators to perform hash computations for the mining pool. The contracts are terminable at any time by either party without substantive compensation to the other party for such termination. Upon termination, the mining pool operator (i.e., the customer) is required to pay the Company any amount due related to previously satisfied performance obligations. The Company’s enforceable right to compensation begins upon performing hash computations for the mining pool operator. Providing hash computation services is an output of the Company’s ordinary activities and performing such hash computations represents the only performance obligation in the Company’s contracts with mining pool operators.
There is no significant financing component present in these transactions.
The Company earns revenue under payout models determined by the mining pool operator. The payout model relevant to the Company during the years ended December 31, 2022 and 2021 is referred to as Full Pay Per Share (“FPPS”) payout model. The Company notes that substantially all revenue recognized during the years ended December 31, 2022 and 2021 was earned from providing hash computations to mining pool operators under the FPPS payout model.
FPPS Payout Model
Under the FPPS payout model, in exchange for performing hash computations (i.e., hashrate) for the mining pool operator (i.e., the customer), which represents the Company’s only performance obligation, the Company is entitled to receive compensation, payable in bitcoin, from the mining pool operator. The amount of compensation due to the Company is determined using the FPPS payout model detailed in the mining pool operator contract. Under the FPPS payout model, the Company earns compensation based upon three variables: Network Block Subsidies, Network Transaction Fees and Pool Operating Fees (each as defined below). The Company’s total compensation is calculated using the following formula: the sum of the Company’s share of (a) Network Block Subsidies and (b) Network Transaction Fees, less (c) Pool Operating Fees.

(1)
“Network Block Subsidies” means the total amount of block subsidies that are expected to be generated on the bitcoin network as a whole during the 24-hour period beginning at midnight UTC daily (i.e., the measurement period), regardless of whether the mining pool operator successfully records a block to the blockchain.

The Company’s share of Network Block Subsidies earned for each measurement period (the “Company’s Network Block Subsidies”) is determined by dividing (a) the total amount of hashrate the Company provides to the mining pool operator, by (b) the total bitcoin network’s implied hashrate (as determined by the bitcoin network difficulty), multiplied by (c) the Network Block Subsidies.

(2)	“Network Transaction Fees” means the total amount of transaction fees that are actually generated on the blockchain network as a whole during the measurement period.
The Company’s share of Network Transaction Fees earned for each measurement period is determined by dividing (a) the total amount of Network Transaction Fees, by (b) the total amount of Network Block Subsidies that are actually generated on the bitcoin network as a whole, multiplied by (c) the Company’s Network Block Subsidies.

(3)
“Pool Operating Fees” means the fees charged by the mining pool operator for operating the mining pool as set forth on a rate schedule to the mining pool contract. The Pool Operating Fees reduce the total amount of compensation GRIID receives and are only incurred to the extent that GRIID has generated mining revenue during the measurement period.

The mining pool operator (i.e., the customer) has a unilateral enforceable right to terminate the contract at any time without substantively compensating the other party for termination. Therefore, the Company has concluded that the duration of the contract is less than 24 hours and that the contract continuously renews throughout the day.
Additionally, the Company concluded that the mining pool operator’s (i.e., the customer’s) renewal right is not a material right because the renewal rights do not include any discounts; that is, the terms, conditions, and compensation amounts are at the then-current market rates.
For each contract, the Company measures the noncash consideration using the beginning of the day bitcoin spot price on the date of contract inception. The Company recognizes this noncash consideration on the same day that control of the contracted service transfers to the mining pool operator (i.e., the customer), which is the same day as contract inception.
Material Contracts with Customers
The Company earns revenues from material contracts with customers, the “Data Black River Development and
Operation Agreement” and the “Mining Services Agreement”. Refer to discussion within Note 15.
Cost of Revenue
The Company’s cost of revenue consists primarily of direct costs of earning bitcoin related to mining operations, including electric power costs and other utilities, but excluding depreciation and amortization, which are separately stated in the Company’s consolidated statements of operations.
Income Taxes
No provision for federal income taxes is presented in these consolidated financial statements as the Company is a limited liability company, and accordingly the Company’s taxable income is allocated to its members for income tax reporting purposes. However, in certain circumstances, the Company may be required to pay income taxes to state or local jurisdictions.

For the years ended December 31, 2022 and 2021, the Company was subject to entity-level taxes in certain states; however, the Company recorded no related liability, given its overall net operating loss position.
Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effects of future tax rate changes are recognized in the period when the enactment of new rates occurs.
When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the positions taken or the amount of the positions that would be ultimately sustained. The benefit of a tax position is recognized in the consolidated financial statements in the period during which, based on all available evidence, it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more likely than not recognition threshold are measured as the largest amount of tax benefit that is more than 50% likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying consolidated balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination. Interest and penalties associated with unrecognized tax benefits are classified as additional income taxes in the consolidated statements of operations.
Unit-based Compensation
The Company accounts for its unit-based compensation in accordance with FASB 718,
Compensation – Stock Compensation
(“ASC 718”). Unit-based compensation expense is recorded for awards issued to employees and non-employees
using the fair value method with a corresponding increase in additional paid-in
capital.
Under the fair-value method, unit-based compensation associated with stock awards is determined based on the estimated fair value of the award itself, which is equal to the market value of common units on such date. The Company has selected the accrual method for recognizing compensation costs. The Company recognizes forfeitures as they occur.
Unit-based
compensation awards granted to employees are measured at the grant date fair value with compensation expense recognized on a straight–line basis over the requisite service period of the award.
Unit-based
compensation awards granted to
non-employees
are measured at fair value earlier of the date the performance commitment is reached, or performance is completed. The measurement of non-employee
equity awards is fixed on the grant date.
Segment Information
The Company operates as a single operating segment. The Company’s chief operating decision maker, its Chief Executive Officer, reviews financial information on an aggregate basis for the purposes of allocating resources and evaluating financial performance. The Company’s operations are in the United States, and it has derived its revenue from selling hash rate to customers in the United States. All the Company’s assets are located in the United States.
Restricted Cash
As of December 31, 2022, the Company has $323 of restricted cash related to a utility surety letter of credit for Red Dog.

Reclassifications
Certain reclassifications have been made within the December 31, 2021 consolidated balance sheet, consolidated statement of operations and consolidated statement of cash flow to conform to the December 31, 2022 consolidated balance sheet, consolidated statement of operations and consolidated statement of cash flow presentation.
Recently Issued Accounting Pronouncements
Recently Adopted
In August 2020, the FASB issued ASU No. 2020-06, Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current U.S. GAAP and simplifies the diluted earnings per share (“EPS”) calculation in certain areas. Under this ASU there is no separate accounting for embedded conversion features. It has removed certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception. ASU 2020-06 is effective for fiscal years beginning after December 15, 2021 for public companies. The Company notes that it adopted this standard as of January 1, 2022 and elected to adopt the modified transition methodology. The Company did not have any instruments that would require a cumulative catch-up adjustment and therefore, this standard did not have a material impact on the Company’s audited consolidated financial statements.
Issued and Not Yet Adopted
The Company continually assesses any new accounting pronouncements to determine their applicability. When it is determined that a new accounting pronouncement affects the Company’s financial reporting, the Company undertakes a study to determine the consequences of the change to its consolidated financial statements and assures that there are proper controls in place to ascertain that the Company’s consolidated financial statements properly reflect the change.
In June 2016, the FASB issued ASU
2016-13,
Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments
(“ASC 326”). ASC 326 will provide more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date. ASC 326 was originally effective for annual reporting periods beginning after December 15, 2019, including interim periods within that year. Following the release of ASU
2019-10
in November 2019, the new effective date for ASC 326 would be for annual reporting periods beginning after December 15, 2022. The provisions of this ASU are to be applied using a modified-retrospective approach. The Company is currently evaluating the impact, if any, the adoption of ASC 326 may have on its consolidated financial statements and will adopt the provision in fiscal year 2023.
5. Asset Acquisitions
On March 10, 2021, GIB entered into a Purchase and Sale Agreement with Bonner Property Development, LLC, pursuant to which, the Company purchased certain mining and power-related equipment for a cash purchase price of $123.

6. Cryptocurrencies
The following table presents additional information about cryptocurrencies as follows:

	Years Ended
	December 31, 2022	December 31, 2021
Beginning balance	$15,050	$3,376
Cryptocurrencies received from mining	13,496	30,772
Mining services revenue	884	75
Mining pool operating fees	(19)	(21)
Consideration paid related to operation agreement	(461)	(150)
Proceeds from sale of cryptocurrencies	(26,871)	(27,173)
Proceeds of sale of miner equipment	—	217
Realized gain on sale of cryptocurrencies and consideration paid	3,998	16,451
Other expenses recognized	—	(25)
Interest payments on notes payable	—	(1,164)
Impairment of cryptocurrencies	(6,026)	(7,308)

Ending balance	$51	$15,050

7. Property and Equipment
Property and equipment, net consist of the following:

	Years Ended
	December 31, 2022	December 31, 2021
Land	$659	$422
Assets not placed into service	662	—
Energy infrastructure	4,664	6,079
General infrastructure	12,402	4,584
IT infrastructure	820	965
Miners	15,759	12,962
Vehicle	140	64
Office furniture and equipment	343	89
Miner chip inventory	11,498	—

Gross property and equipment	$46,947	$25,165
Less: accumulated depreciation	(9,791)	(4,063)

Total property and equipment, net	$37,156	$21,102

Depreciation expenses related to property and equipment was $6,936 and $3,184 for years ended December 31, 2022 and 2021, respectively.
The Company has entered into a supply agreement (see Note 15) where it has committed to purchasing a certain number of units of mining-related equipment. The miner chip inventory is a part of this purchase commitment, which commenced in June 2022.
For the year ended December 31, 2022, the Company sold certain property and equipment for total proceeds of $589 resulting in a loss of $16. For the year ended December 31, 2021, the Company sold certain property and equipment for proceeds of $1,117 resulting in a gain of $956. For the year ended December 31, 2022, the company performed a full physical count of all fixed assets across all locations. During this physical count, there were some assets that were reclassified to their respective categories as well as assets being disposed. There was $651 included in the loss of fixed assets due to the physical count.

For the year ended December 31, 2022, the Company recorded $95 of impairment related to certain miners and related property. For the year ended December 31, 2021, the Company recorded $424 in impairment of property and equipment related to certain miners that were either no longer usable or were no longer contributing to the Company’s hash rate.
The Company has reassessed the useful life of the fixed assets being reported within IT Infrastructure for the year ended December 31, 2022 from
10
years to 5 years. This is a change in the useful life and is also a change in accounting estimate under ASC 350 and ASC 360. At the time of this change, the Company performed a physical inventory count and abandoned some fixed assets before the end of their useful life. Both events triggered accelerated depreciation of $544 due to these two events. The effect on net loss from operations as well as net loss is $(544). Impairment for all assets was assessed after all adjustments were made and expense related to impairment was $95 for all asset classes.
8. Leases
In February 2021, GIB entered into a lease agreement for a commercial property with Gateway Rental Properties, LLC, to be used for general office and administrative purposes. The lease commenced on March 1, 2021. The monthly rent on the lease, which includes CAM, interest, and taxes, is approximately $3. The initial term of the lease is for two years, with an option to renew for an additional two-year
period. Because the lease contains an option to purchase the property at any time during the Initial Term for $375 that GIB is reasonably certain to exercise, the Company has accounted for the lease as a finance lease, resulting in a lease liability and ROU asset of $338 recorded as of the lease commencement date. A rate commensurate with assets of a similar term of 15.2%, as estimated by management, was used to discount the future payments on the lease to their present value.
In August 2021, GRIID entered into a ground lease agreement with a Tennessee resident, the landlord, for 2 acres of unencumbered land in Lenoir City, Tennessee. On February 8, 2022, the lease was assigned to Ava Data. The lease commenced on November 6, 2021. The monthly rent on the lease is $15. The lease contained an option to prepay base rent in the amount equal to the outstanding principal balance and accrued interest under the landlord’s Promissory Note dated July 5, 2021, in the original principal amount of $175 (the “Note”) and receive a credit against the next monthly payments of base rent due under the lease in an amount equal to the rent prepayment discounted against such base rent at a 4% discount. GRIID exercised this prepay option, resulting in a base rent prepayment of $170. The initial term of the lease is for five years, with an option to renew it for an additional five-year period that the Company is reasonably certain to exercise. The lease also contains an option to purchase the property at any time after the one-year
anniversary of the commencement of the lease for $2,100 that GRIID is not reasonably certain to exercise. The Company has accounted for the lease as an operating lease, resulting in a lease liability of $1,136 and ROU asset of $1,306 recorded as of the lease commencement date. A rate commensurate with assets of a similar term of 7.0%, as estimated by management, was used to discount the future payments on the lease to their present value.
On January 5, 2022, the Company entered into a lease agreement for commercial property to be used for distribution, mining operations, and warehouse and office space in Rutledge, Tennessee. The lease commenced on January 1, 2022 for 10,000 square feet of the building and on February 1, 2022 for the remaining 37,906 square feet of the building. The monthly rent on the lease is $16. The initial term of the lease is for five years
. The lease includes an option to renew for an additional five-year period that the Company is reasonably certain to exercise. The monthly base rent during the renewal term is $18. Monthly rent for the initial and optional renewal term does not include CAM, insurance or taxes as the payments are variable. The Company has accounted for the lease as an operating lease resulting in a lease liability and ROU asset of $1,315 recorded as of the lease commencement date. A rate commensurate with assets of a similar term of 9.0%, as estimated by management, was used to discount the future payments on the lease to their present value.
On March 4, 2022, the Company entered into a thirty-nine-month lease agreement for a truck. The lease commenced on March 4, 2022. The monthly lease payments on the truck are $1. Because the lease contains an option to purchase the truck at the end of the lease that the Company is reasonably certain to exercise, the Company has accounted for the lease as a finance lease, resulting in a lease liability and ROU asset of $47 recorded as of the lease commencement date. A rate commensurate with assets of a similar term of 4.7%, as estimated by management, was used to discount the future payments on the lease to their present value.
On March 15, 2022, the Company entered into a
two-year
lease agreement for office space in Austin, Texas. The lease commenced on March 15, 2022. The monthly rent on the lease is $3 excluding CAM, insurance and taxes as those monthly payments are variable. The lease contains no renewal or purchase options. The Company has accounted for the lease as an operating lease resulting in a lease liability and ROU asset of $60. A rate commensurate with assets of a similar term of 4.5%, as estimated by management, was used to discount the future payments on the lease to their present value.
On April 25, 2022, the Company entered a
one-year
lease extension for the Data Black River LLC location. The lease can be extended until June 30, 2023. The monthly rent is $1 and excludes CAM charges, which are invoiced separately monthly. The Company has accounted for the lease as an operating lease, with the rent being expensed monthly.
Finance and operating lease assets and lease liabilities are as follows:

Lease Classification	Classification	December 31, 2022	December 31, 2021
Assets
Current
Operating	Current assets	$—	$60
Finance	Current assets	1	20
Long-term
Operating	Long-term assets	2,454	1,289
Finance	Long-term assets	96	241

Total right-of-use assets		$2,551	$1,610

Liabilities
Current
Operating	Short-term lease liability	$205	$—
Finance	Short-term lease liability	377	—
Noncurrent
Operating	Long-term lease liability	2,300	1,209
Finance	Long-term lease liability	98	433

Total lease liabilities		$2,980	$1,642

The components of lease expense were as follows:

	Year Ended
	December 31, 2022	December 31, 2021
Operating lease expense	$412	$30
Finance lease expense
Amortization on ROU assets	192	151
Interest on lease liabilities	59	46
Short-term lease expense	86	54

Total lease expense	$749	$281

Other information related to leases was as follows:

	Year Ended
	December 31, 2022	December 31, 2021
Weighted average remaining lease term (in years)
Operating leases	8.8	9.9
Finance leases	0.8	1.6
Weighted average discount rate:
Operating leases	8.0%	7.0%
Finance lease	12.7%	13.6%

	Year Ended
	December 31, 2022	December 31, 2021
Cash paid for amounts included in measurement of lease liabilities
Operating cash flows from operating leases	$222	$170
Operating cash flows from finance leases	$45	$32
ROU assets obtained in exchange for lease obligations
Operating leases	$1,375	$1,306
Finance lease	$47	$338
Future minimum lease payments under
non-cancellable
leases as of December 31, 2022 were as follows:

Year	Operating Leases	Finance Leases
2023	$398	$390
2024	371	10
2025	366	32
2026	367	66
2027	412	—
2028	412	—
Thereafter	1,220	—

Total future minimum lease payments	3,546	498
Less: imputed interest	(1,041)	(23)

Total	2,505	475
Plus: lease asset, current	—	—
Less: lease liability, current	(205)	(377)

Total long-term lease liability	$2,300	$98

9. Long-Term Deposits

	December 31 2022	December 31, 2021
Supply Agreement deposit	$—	$10,000
Deposits on property and equipment	4,873	—
Other long-term deposits	68	519

Total long-term deposits	$4,941	$10,519

10. Accrued Expenses and Other Current Liabilities

	December 31, 2022	December 31, 2021
Accrued legal	$2,198	$1,250
Accrued professional fees	460	367
Other accrued expenses and other current liabilities	517	545

Total accrued expenses and other current liabilities	$3,175	$2,162

11. Debt and Warrants
On July 1, 2020, the Company entered into the Amended and Restated Notes Payable Agreement, increasing the aggregate notes payable amount to $16,500, by allowing for a second tranche in the amount of $10,000, with a maturity date of the third anniversary of the second tranche funding date. The second tranche comprised a Cryptocurrency Note Payable and a U.S. Dollar Note Payable with the following terms.
The accounting for the Second Amendment included two separate components which included (1) a change in the fair value of the embedded derivative and (2) a loss on extinguishment of debt.
The Second Tranche Cryptocurrency Note Payable was for an aggregate principal amount not to exceed $2,400 plus any PIK amounts. Interest was payable at variable rates between 7% and 13% per annum, determined based upon the Company’s liquidity ratio, as defined in the agreement. The Company received the proceeds of the Second Tranche Cryptocurrency Note Payable in U.S. Dollars, but was obligated to repay the loan in bitcoin, specifically 238.3 bitcoin, based on the spot rate when the cash was received.
The Second Tranche U.S. Dollar Note Payable was for an aggregate principal amount not to exceed $7,600 plus any PIK amounts and PIK expenses. Interest was payable at a variable rate between 10% and 18% per annum, determined based upon the Company’s liquidity ratio, as defined in the agreement. The Company could elect to borrow under the Second Tranche U.S. Dollar Note Payable even if the aggregate amount of the First Tranche U.S. Dollar Note Payable outstanding is less than the maximum aggregate value of the First Tranche U.S. Dollar Note Payable permitted under the agreement.
The Notes Payable could be prepaid at any time, subject to an early termination fee of 10% of the interest that would have accrued in respect of such prepaid note payable amount for the period from the date of the prepayment until the maturity date. Amounts repaid under the Notes Payable may not be reborrowed.
The Company’s obligations under the Notes Payable Agreement were secured by substantially all the Company’s assets.
The Notes Payable Agreement contained several affirmative, negative, reporting, and financial covenants, in each case subject to certain exceptions and materiality thresholds. The minimum interest coverage ratio, commencing with the fiscal quarter ending June 30, 2020 and so long as any note payable balance remains unpaid or outstanding, was to be at least 2.50:1.00. The Company was to also maintain liquidity of more than the lesser of $1,500 or 10% of the aggregate note payable balance.
In connection with the Amended and Restated Notes Payable Agreement, on July 2020, the Company granted the lender a warrant to purchase 10 fully paid and nonassessable Class B Units of the Company at a price per unit of $1.00. The warrant vested immediately and expires on July 30, 2028. The warrant may be net share settled. The warrant is equity classified and recorded at a fair value of $15 in members equity.
In September 2021, the Company entered into the Second Amended and Restated Loan Agreement (the “
2
nd
 A&R Loan Agreement
”) for an aggregate amount up to $126,746, consisting of a First Tranche Loan of

$43,746 and a Second Tranche Loan of $83,000 (collectively the “Loans”), each with a maturity date of September 23, 2025. As part of the First Tranche Loan, the existing Notes Payable, which had an outstanding balance of $33,746, inclusive of accrued interest and the Cryptocurrency Note Payable embedded derivative, were amended and restructured so that the outstanding principal and accrued and unpaid interest in respect to the Cryptocurrency Note Payable were deemed instead to be U.S. dollar denominated. In addition, the First Tranche Loan was amended to provide for an additional $10,000 in funding to enable the Company to pay an initial deposit of $10,000 pursuant to a supply agreement with a vendor (the “Supply Agreement”) (see Note 14 for further details regarding the supply agreement).
The Second Tranche Loans and the related proceeds will be used to purchase Digital Currency Miners and to pay related costs. Interest on the Loans was payable at a fixed rate of 9% per annum and following the date of the first order of Digital Currency Miners under the Supply Agreement (the “Cash Interest Payment Commencement Date”) at a rate between 9% and 11% per annum, determined based upon the Company’s leverage ratio, as defined in the Second Amended and Restated Loan Agreement. The Company had the option to treat loan fees associated with the Second Tranche Loan payable on or prior to the Cash Interest Payment Commencement Date as in-kind.
The Loans could be prepaid at any time, subject to an early termination fee of 15% of the interest that would have been accrued in respect of such prepaid loan amount for the period from the date of the prepayment until the maturity date. Amounts repaid under the Loans could not be reborrowed. The 2nd A&R Loan Agreement contained a number of affirmative, negative, reporting, and financial covenants, in each case subject to certain exceptions and materiality thresholds. The Company’s obligations under the 2nd A&R Loan Agreement were secured by substantially all the Company’s assets.
The Company accounted for the 2nd A&R Loan Agreement as a debt modification under GAAP. As such, the Company continued to amortize the remaining unamortized debt discount as of the debt modification date over the term of the Amended and Restated Notes Payable, as the results were deemed not materially different from amortizing the unamortized debt discount over the term of the Modified Loan. The Company did not incur any additional creditor fees to be capitalized and amortized or expensed
over the term of the Modified Loan based upon the effective interest rate.
On November 19, 2021 (the “Third Amendment Closing Date”), the Company entered into the Third Amended and Restated Credit Agreement (the “3 rd
A&R Loan Agreement”) for an aggregate amount up to $535,375, consisting of (i) First Tranche Loans outstanding under the 2 nd
A&R Loan Agreement in an aggregate principal amount equal to $44,375 and an additional First Tranche Loan on or about the Closing Date of $2,000; (ii) a Second Tranche Loan of $89,000; (iii) a Third Tranche Loan of $200,000 and; (iv) a Fourth Tranche Loan of $200,000 (collectively the “Third Amendment Loans”), each with a maturity date of September 23, 2025. The proceeds of the initial Second Tranche Draw will be used to purchase components of Digital Currency Miners and related assets and fund operations under an agreement with the lender (the “Hosting Agreement”). Under the Hosting Agreement, in exchange for the Company building and managing bitcoin mining sites (the “hosted bitcoin mining sites”) and also mining bitcoin from the hosted bitcoin mining sites, the lender will receive the bitcoin mined, less a hosting fee paid back to the Company. The proceeds of the subsequent Second Tranche Loan will be net of an $8,000 origination fee and the proceeds will be used to pay related costs including ODM packaging expenses. The proceeds of the Third and Fourth Tranche Loans will be used to purchase digital currency miners and related assets and with respect to no more than 25% of the aggregate initial principal borrowings under the tranches, to fund the Company’s working capital needs and other general corporate expenses. Interest on the additional First Tranche Loan and Second Tranche Loan is payable at a fixed rate equal to 7% per annum and will be payable
“in-kind”
until the Cash Interest Payment Commencement Date, as defined in the 3 rd
A&R Loan Agreement. At that time, the
“paid-in-kind”
amounts will be deemed principal of the related Tranche. Interest on the Fourth Tranche Loan is payable at a fixed rate of 15% per annum. Interest on all other Loans will be payable at either 9% or 11%, determined based upon the Company’s leverage ratio, as defined in the 3 rd
A&R Loan Agreement.
The loans under the 3rd A&R Loan Agreement may be prepaid at any time, subject to an early termination fee of (a) with respect to the First Tranche Loans, Second Tranche Loans and Third Tranche Loans, 15% of the interest payable that would have been accrued in respect of the prepaid Third Amendment Loan amount for the period from the date of the prepayment until the maturity date and (b) with respect to the Fourth Tranche Loans, either (i) to the extent the payment is made on or prior to the first anniversary of the date of borrowing or (ii) to the extent the payment is made after the first anniversary of the date of borrowing and on or prior to the second anniversary of the date of borrowing, 30% of the interest that would have been accrued with respect to the prepaid Third Amendment Loan amount for the period from the date of the prepayment until the maturity date or (iii) otherwise 15% of the interest payable that would have been accrued with respect to the prepaid Third Amendment Loan amount for the period from the date of the prepayment until the maturity date. Amounts repaid under the Third Amendment Loan may not be reborrowed. The 3 rd
A&R Loan Agreement contains affirmative, negative, reporting, and financial covenants, which are subject to certain exceptions and materiality thresholds. The Company’s obligations under the 3 rd
A&R Loan Agreement are secured by substantially all the Company’s assets.
In connection with the 3rd A&R Loan Agreement, the Company will issue to the lender, the right to receive warrants (the “Supplemental Warrants”), exercisable for shares of Common Stock, subject to certain conditions set forth in the Third Amendment. The total number of Supplemental Warrants to be issued shall be based upon the total borrowings under the Second, Third, and Fourth Tranches of the Third Amendment Loans, such that the number of Supplemental Warrants to be issued to the lender when added to the number of shares of Common Stock to be received by the lender at the closing of the Merger in exchange for its existing warrants will range from 1.85% to 3% of the fully diluted equity of ADEX immediately following the closing of the Merger (after taking into account all stockholder redemptions), or 2.25% if the Company fails to draw down any of these tranches. The Company will execute and deliver the Supplemental Warrants upon the earliest of (i) the consummation of a SPAC transaction, (ii) September 30, 2022 (provided that if consummation of a SPAC transaction shall be pending as of September 30, 2022 subject only to approval of governmental authorities, such date shall be automatically extended until the date such approval is rendered or denied), and (iii) the repayment or acceleration of the Loans. The Company notes that as the consummation of a SPAC transaction remained pending as of December 31, 2022 subject only to approval of governmental authorities, the date has been extended until the date such approval is rendered or denied. The Supplemental Warrants will have a strike price if a SPAC transaction will have occurred equal to $10.00, or otherwise, consistent with the Company’s most recent 409A valuation at the time of execution and delivery of the Supplemental Warrant agreement. Up to 75% of the Supplemental Warrants shall be freely transferrable other than to Disqualified Institutions, as defined in the Third Amendment, and any remainder will be freely transferrable to lenders and their affiliates. The Supplemental Warrants will be on commercially reasonable terms satisfactory to the lender. As of the date of the 3rd A&R Loan Agreement, the Company has an obligation to issue the Supplemental Warrants in the future. Since the number of Supplemental Warrants to be issued varies depending upon the amount of the related debt that is drawn down, the Company has accounted for and classified the Supplemental Warrants as liabilities.
Under the 3rd A&R Loan Agreement, there is a fee equal to $8,000 (“Origination Fee”) that was earned upon the Third Amendment Closing Date and due upon the earliest of the (i) funding of the subsequent Second Tranche, (ii) the initial funding of the Third Tranche, (iii) the initial funding of the Fourth Tranche, and (iv) the Termination Date. The Origination Fee may be paid in cash or, as applicable, at the Company’s election, net funded from the proceeds of the Second Tranche draw and/or Third Tranche draw.
The Company accounted for the 3rd A&R Loan Agreement as a debt extinguishment under ASC
470-50,
resulting in a loss on extinguishment of debt of $19,824, which included discounts associated with the previous debt and associated warrants of $8, the fair value of the Supplemental Warrants calculated utilizing the Black Scholes valuation method of $29,234, and the Origination Fee of $8,000 less a debt discount of $17,418 on the 3rd A&R Loan Agreement debt to record it at fair value. The Company is accreting the debt discount on the 3rd A&R Loan Agreement debt to non-cash interest expense using the effective interest rate method, over the term of the related debt. As of December 31, 2022, the unamortized debt discount amounted to $0.
Since the Origination Fee essentially represents an incremental lender fee and is earned upon the Third Amendment Closing Date, it has been included in the total loss on extinguishment of debt. As the Origination

Fee was not yet payable, a corresponding lender fee payable was recorded on the consolidated balance sheet as of December 31, 2021. The Company did not incur any additional creditor fees nor fees paid to third parties related to the 3rd A&R Loan Agreement.
On May 2, 2022, the Company drew down an additional $6,000 under the 3 rd
A&R Loan Agreement. The proceeds of this draw were to purchase components of Digital Currency Miners and related assets and fund operations under an agreement with the lender (the “Hosting Agreement”). Interest on this debt is due monthly at 7%, payable monthly, and the amount is due upon maturity of the debt.
On June 8, 2022, the Company drew down $1,531 under the note for the payment for miner chip agreement (see Note 15). This amount was paid directly to the supplier upon execution of the purchase orders and the Company recorded this amount as additional debt per the agreement. Interest on this debt is due monthly at 11%, payable monthly, and the amount is due upon maturity of the debt.
The Company is required to always ensure the Mined Currency on deposit in a Mined Currency Account, each as defined in the 3 rd
A&R Loan Agreement, with the lender is greater than or equal to a value equal to 50% of all Mined Currency, excluding amounts used for operating expenses of the Company in the ordinary course of business or other purposes consented to in writing. As of December 31, 2022 and 2021, the Company had 3.067 BTC and 238.818 BTC, respectively, deposited within its Mined Currency Account with the lender and are included in cryptocurrencies on the accompanying consolidated balance sheets.
On June 9 and 11, 2022, the Company received letters from Blockchain Access UK Ltd. (“Blockchain”) asserting that the Company was in default of its obligations under the 3 rd
A&R Loan Agreement and purporting to cancel Blockchain’s commitments under the 3 rd
A&R Loan Agreement and accelerate the Company’s indebtedness thereunder.
On October 9, 2022, the Company entered into the Fourth Amended and Restated Credit Agreement (the “4
th
A&R Loan Agreement”) with Blockchain. Pursuant to the 4
th
A&R Loan Agreement, the loan has a principal of $57,433 and will mature on September 23, 2025. Interest will be payable in kind at the Applicable Rate (10%) until the Cash Interest Payment Commencement Date. There are no covenant arrangements, except for monthly and quarterly reporting.
Pursuant to the 4
th
A&R Loan Agreement, the debt was recorded at fair value. The difference between the fair value and the stated principal amount will be accreted to interest expense over the term of the debt and recorded as debt discount on the consolidated balance sheet.
In connection with the 4
th
A&R Loan Agreement, GRIID Holdco LLC issued a warrant (the “Blockchain Warrant”) to an affiliate of Blockchain exercisable for 1,377,778 Class B Units of GRIID Holdco LLC with a strike price of $0.01, which number of Class B Units will be adjusted immediately prior to the closing of the merger transaction such that the number of Class B Units, when exchanged for merger consideration, will be equal to 10% of the issued and outstanding common stock of GRIID Infrastructure Inc. immediately following the closing of the merger. While the Blockchain Warrant provides for GRIID Holdco LLC Class B units to be issued if the merger transaction is not completed, management believes that the probability of not completing the merger transaction is de minimis, and as a result, has performed this analysis only assuming that the Blockchain Warrant will convert into GRIID Infrastructure Inc. common shares.
The Company accounted for the 4
th
A&R Loan Agreement as a debt extinguishment under ASC 470-50. This transaction resulted in a loss on extinguishment of debt of $51,079 and recognition of a warrant liability of $49,421 on October 9th. The 4 th
A&R Loan Agreement provides for a restructured senior secured term loan (the “Loan”) in the amount of $57,433, which represents the outstanding obligations under the 3 rd
A&R Loan Agreement after giving effect to the 4
th
A&R Loan Agreement. Blockchain does not have any commitment to extend additional credit to the Company under the 4 th
A&R Loan Agreement. The Company used the enterprise value method to determine the fair value of the Loan and calculate the debt extinguishment.

In connection with the entry into the 4
th
A&R Loan Agreement, Blockchain waived any potential defaults under the 3 rd
A&R Loan Agreement.
In the third and fourth quarters of 2022, the Company completed private placements (the “bridge financings”) with certain accredited investors pursuant to which the Company issued promissory notes in the aggregate principal face amount of $4,553 (the “promissory notes”) and a recognition of warrant liability of $7,712. The promissory notes have an interest rate of 15.0% per annum and effective interest rate of 22.5%. Subject to mandatory or optional repayment of the promissory notes, the outstanding principal amount of the promissory notes, together with all accrued and unpaid interest thereon, is due after one year of commencement (the “maturity date”). In the event that New GRIID issues shares of its common stock to GEM Yield Bahamas Limited (“GYBL”) pursuant to that certain share purchase agreement (the “Share Purchase Agreement”), dated as of September 9, 2022, among GYBL, GEM Global Yield LLC SCS (the “Purchaser”), ADEX and the Company prior to the maturity date, the proceeds from such issuance must be used prepay the then outstanding principal amount of the promissory notes, together with all accrued and unpaid interest thereon.
The promissory notes contain certain events of default, including, without limitation, non-payment,
breaches of certain covenants of the Company, bankruptcy and insolvency of the Company, or if the Company commences dissolution proceedings or otherwise ceases operations of its business. If an event of default occurs, the promissory notes may become due and payable.
In connection with the bridge financings, the Company entered into warrant purchase agreements with each of the accredited investors. Pursuant to the terms of the warrant purchase agreements, (i) if the effective time occurs on or prior to the maturity date, New GRIID will issue to such accredited investors warrants to purchase an aggregate of 0.5625% of the issued and outstanding shares of common stock of New GRIID, on a fully diluted basis after giving effect to the merger, at an exercise price of $0.01 per share, or (ii) if the effective time does not occur on or prior to the maturity date or if the merger agreement is terminated, following the Company obtaining a 409A valuation, the Company will issue to such accredited investors warrants to purchase an aggregate of 2.25% of the issued and outstanding units of the Company on a fully diluted basis, at an exercise price of $0.01 per unit. The holders of the warrants may exercise the warrants through a cashless exercise, in whole or in part. The exercise price of the warrants will be adjusted and the number of shares of common stock or units to be issued upon exercise of the warrants will be adjusted upon the occurrence of, among other things, stock or units splits or the merger or sale of the Company, or reclassification of New GRIID’s or GRIID’s capital. The warrants will expire on the five-year anniversary of date of issuance and are classified as a liability on the balance sheet.
For the year ended December 31, 2022 and 2021, the Company recognized total interest expense related to the Notes Payable and Tranche Loans of $5,721 and $4,138, respectively, which included amortization of the debt discount associated with the aforementioned warrants and supplemental warrants of $8,605 and $47, respectively.
Aggregate annual future maturities of the Loans as of December 31, 2022 are as follows:

Year	Total
2023	$4,303
2024	250
2025	58,773
2026	—
Total	$63,326
Less: Unamortized debt discount	(16,977)
Plus: Capitalized interest	—

Total U.S. dollar notes payable, net	$46,349

12. Fair Value Hierarchy
Recurring fair value measurements
As of December 31, 2022, the fair value of the warrant liability measured on a recurring basis was as follows:

	Level 1	Level 2	Level 3	Total
Warrant Liability	$—	$—	$76,423	$76,423
The fair value of the warrant liability as of October 9, 2022 (see Note 11) and at the dates of issuance and as of December 31, 2022 were determined via the fair value assessment method and included multiplying the related fixed percent of total equity value by the estimated number of shares upon immediate close of the transaction and multiplied the quoted market price of ADEX. The observable input of quoted prices for ADEX on the issuance dates and December 31, 2022 were as follows:

Date	ADEX Share Price
October 9, 2022	$9.91
November 3, 2022	$9.96
November 8, 2022	$9.97
November 9, 2022	$9.97
November 15, 2022	$9.98
November 16, 2022	$9.99
November 18, 2022	$10.00
November 28, 2022	$10.01
December 1, 2022	$10.03
December 2, 2022	$10.03
December 30, 2022	$10.11
December 31, 2022	$10.11
The unobservable inputs on the issuance dates and December 31, 2022 were as follows:

October 9 - December 31, 2022
Management estimate of number of shares outstanding at closing . . . . . . . . . . . . . . . . . . . . .	67,867,422
Management estimate of probability of Merger Agreement not being consummated .	de minimis
Percentage of common shares at closing of Merger Agreement subject to warrants	11.14%
As of December 31, 2021, the fair value of the warrant liability measured on a recurring basis was as follows:

	Level 1	Level 2	Level 3	Total
Warrant Liability	$—	$—	$29,820	$29,820
The fair value of the warrant liability (see Note 11) at the date of issuance in 2021 was determined via the Black
Scholes option pricing model, which assumes the volatility rate, risk-free rate, expected dividend yield, and expected term.

The assumptions used to measure the fair value of the warrant liability as of the date of issuance and as of
December 31, 2021, respectively were as follows:

December 31, 2021
Volatility Rate	45.0%
Risk-free rate	1.28%
Expected dividend yield	0.00%
Expected term	5.25
The following table presents information as of December 31, 2021 about significant unobservable inputs (Level 3) used in the valuation of liabilities measured at fair value in 2021:

Financial Instrument	Fair Value	Valuation Technique	Significant Unobservable Inputs
Warrant Liability	$29,280	Black Scholes	Expected volatility, fair value of member unit
A summary of the changes in the Company’s warrant liability measured at fair value using significant unobservable inputs (Level 3) in 2021 and using observable inputs (Level 2) as of December 31, 2022 was as follows:

Warrant liability as of December 31, 2020	$—
Warrants issued	29,234
Change in fair value	586

Warrant liability as of December 31, 2021	29,820

Change in fair value	(15,770)
Issuance of warrants	57,133
Modification of warrants	5,379
Issuance of warrant	(139)

Warrant liability as of December 31, 2022	$76,423

For the years ended December 31, 2022 and 2021, the Company recognized a gain of $22,948 and a loss of $(

) on the change in fair value of the warrant liability and warrant derivative, respectively.
Non-recurring
fair value measurements
Cryptocurrencies
The Company tests cryptocurrency assets for impairment daily based upon Level 1 inputs, specifically, the exchange-quoted price of the cryptocurrency. The last impairment date for the Company’s cryptocurrency holdings during year ended December 31, 2022 and 2021 was December 31, 2022 and 2021, respectively. The Company’s cryptocurrency holdings had an outstanding carrying balance of approximately $51 as of December 31, 2022, net of impairment losses incurred of $6,026 for the twelve months ended. Per the development and operation agreement, the Company held cryptocurrency of $35 as of December 31, 2022, to be paid the next month.
As of December 31, 2021, the Company’s cryptocurrency holdings had an outstanding carrying balance of approximately $15,050, net of impairment losses incurred of $7,308 for the year ended December 31, 2021.
Mining and Other Related Equipment
Whenever events or changes in circumstances dictate, or, minimally, on a quarterly basis, the Company tests its miners and other related equipment for impairment. Miners and the equipment associated with the miners are considered fully impaired if they are no longer usable or no longer contributing to the Company’s hash rate. For the year-ended December 31, 2022 and 2021, the Company recorded impairment associated with its mining and other related equipment of $95 and $424. For the year ended December 31, 2022, the Company performed impairment testing of its mining and related revenue generating equipment. Due to the decline in the price of bitcoin and related miner prices by a decline of 65% year over year. The undiscounted cash flows used in the recoverability test were less than the carrying amount of the long-lived asset group, and the Company was required to determine the fair value of the long-lived asset group. The final impairment test using fair value resulted in no impairment of the asset group as the carrying amount of the long-lived asset group was less than its fair value.
13. Common Units
As of
December
31, 2022, the amount of accumulated members’ deficit attributable to Class A Units was ($72,544) and to Class B and Class C Units was ($18,136).
Liquidation
In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or deemed liquidation event, eighty percent (80%) of distributions will be paid to the Class A Units pro rata in proportion to the holders’ respective interests, and twenty percent (20%) will be paid to the Class B and Class C Units until the Class A Unit holders have received the full amount of their initial capital contributions. Then, fifty percent (50%) will be paid to Class A Units, pro rata in proportion to the holders’ respective interests, and fifty percent (50%) will be paid to the Class B and Class C Units until the Class A Unit holders have received total distributions equal to three (3) times their initial capital contributions. Thereafter, distributions will be paid pro rata among all the Units in proportion to the holders’ respective interests.
14. Unit-based Compensation
On April 14, 2021, the Board of Managers (the “Board”) adopted the GRIID Infrastructure Equity Plan LLC Profits Interest Plan (the “Plan”). Under the terms of the Plan, Incentive Units (“IUs”) may be granted to employees of the Company as well as officers, consultants, or other service providers of the Company (each, a “Participant”). Upon approval of the Plan, the Company reserved a pool of 2,500,000 IUs. As of December 31, 2022, the Board had approved 2,418,000 IUs, leaving 82,000 IUs available for grant.
The IUs give holders the right to participate in the profits and losses of the Company, but do not convey voting rights to the holders. Each IU has a profits interest threshold amount set forth in the applicable Agreement Award in accordance with the Limited Liability Company Agreement of GRIID Infrastructure Equity Plan LLC, dated as of April 14, 2021. The amount is to be no less than the amount determined to be necessary to cause such IU to constitute a “profits interest” within the meaning of Revenue Procedures
93-27
and
2001-43.
Each Award Agreement contains a vesting schedule that is determined by the Board. Vesting may be based on the continued service of the Participant and/or on the achievement of performance goals set forth in the Award Agreement. IUs may also be fully vested on the Grant Date. Participant’s IUs may have accelerated vesting upon a Change in Control (as defined in the Plan), forfeiture, or other event at the Board’s discretion.
At any time prior to the consummation of a Qualified Public Offering or a Change in Control, each as defined in the Plan, the Company has the right, but not the obligation, to require the Participant to forfeit or sell to the Company all or any portion of their IUs in connection with a Termination of Service (the “Company’s Call Right”). In the event of termination for any reason, unvested IUs (“Restricted IUs”) will be forfeited without consideration. If the Participant’s employment is terminated for cause, all vested IUs (“Unrestricted IUs”) or Restricted IUs will be forfeited without consideration. If the Participant’s employment is terminated by the Company for a reason other than cause or by the Participant for any reason, the Company’s purchase price per Unrestricted IU will be its fair market value on the date of termination.
At any time following a SPAC Transaction, as defined in the Plan, the Company may, at its election, require any unitholder upon a termination of service (including any termination that may have occurred prior to the SPAC

Transaction) to convert all or a portion of such unitholder’s IUs into shares or other equity securities of the SPAC into which holders of IUs otherwise may convert.
If the IUs are changed by reason of a change in corporate capitalization or exchanged for other securities as a result of a merger, consolidation or reorganization, the Company will make appropriate adjustments to the maximum number of IUs that may be granted under the Plan and will make adjustments to the IUs as will be equitable and appropriate to prevent dilution or enlargement of the benefits provided for awards under the Plan.
The Company may, at its discretion, provide in any Award Agreement that all or a portion of a Participant’s Restricted IUs will become Unrestricted IUs upon a Change in Control and/or that the restrictions and limitations applicable to the IUs will lapse and such IUs will become free of all restrictions and become fully vested and transferable. In the event of a Change in Control and the unitholder’s termination for a reason other than cause within twelve (12) months after the occurrence of the Change in Control (a “Double-Trigger Change in Control”) all Restricted IUs that are outstanding on the date of termination will fully vest and become Unrestricted IUs.
Based upon their underlying characteristics and features, the Company has determined that the IUs are to be accounted for as equity-classified awards.
The IUs are granted at the market price of the Company’s units on the date of grant. The Company has varying vesting period and vesting schedules for IUs granted.
IU activity under the Plan for the years ended December 31, 2022 and 2021, respectively, was as follows:

	Number of Units	Weighted- average grant price per unit
Unvested, December 31, 2020	2,418,000	$0.19
Vested	(893,633)	0.19
Forfeited	—	—

Unvested, December 31, 2021	1,524,367	0.19
Vested	(778,721)	0.19
Forfeited	—	—

Unvested, December 31, 2022	745,646	$0.19

Expense related to the IUs is recognized over the vesting period of each IU. The Company has elected to recognize forfeitures as they occur.
For the years ended December 31, 2022 and 2021, respectively, the Company recognized $132 and $191 of unit- based compensation expense related to the IUs, which is included within general and administrative expense on the audited consolidated statements of operations.
As of December 31, 2022 and 2021, respectively, there remained $142 and $268 of unrecognized compensation expense related to the IUs. That cost is expected to be recognized over the remaining weighted average vesting period of 2.81 years and 2.24 years.
The total fair value of IUs vested (based on grant date fair value) during December 31, 2022 and 2021, respectively was $148 and $170.
15. Commitments and Contingencies
Power Agreements
On January 1, 2020 Union Data entered into a Power Supply Contract with KUB for a five-year term, automatically renewable for one-year
terms for an additional five years. Per the agreement, KUB is to supply power at 10 kw during
on-peak
times and 5,001 kw during
off-peak
times, per an agreed upon rate schedule. Payments are due monthly for the power provided. The point of delivery for power and energy is the point of interconnection of KUB’s facilities and Union Data’s facilities in Maynardville, Tennessee. The contract was amended effective May 1, 2020, to provide power supply of on-peak
200 kw and
off-peak
6,800 kw.
On September 28, 2020, Red Dog entered into a Contract for Lighting and Power Service with a certain energy provider for electricity for the operation of the data center in Limestone, Tennessee. For the first six months, the parties agreed to off-peak
demand of 30 kw and a maximum not to exceed 5,001 kw. Beginning with the 7th month, the contract will have an off-peak
demand of 25,001 kw and a maximum demand of 25,001 kw for the duration. The term of the contract is for five years and six months
, beginning approximately on December 1, 2020. Bills will be rendered monthly based on the currently effective standard rate schedule applicable to consumers of the same class. If service is disconnected before the end of the contract term, Red Dog shall be required to pay the minimum bill per the rate schedule times the number of months remaining on the contract term. The contract was subsequently amended in October 2020 through March 2021 to adjust the on-peak/
off-
peak demands.
On May 1, 2022, Ava Data entered into a Contract for Power Service with Lenoir City Utilities Board (LCUB) for electricity for the operation of the facility in Lenoir City, Tennessee. LCUB will make available up to a maximum of
5,001
KW of firm power during the hours designated as
on-peak
hours per the agreed upon rate schedule, which amount shall be the
“on-peak
contract demand,” and LCUB will make available to Company
5,001
KW of firm power during the hours designated as
off-peak
hours in the agreed upon rate schedule, which amount shall be the
“off-peak
contract demand”. LCUB has agreed to install a primary meter for service with the point of delivery for electric power supplied, which shall be at the primary bushings of the transformer furnished by LCUB. The term of the agreement five years from date of installation of permanent service, and the term shall be automatically extended from time to time for a period of one year from each expiration date unless and until either party shall notify the other in writing 90 days prior to any expiration date of its desire to terminate the agreement on such expiration date. Ava Data agrees to pay a minimum charge for the term of the agreement, which minimum shall be subject to change in accordance with the provisions of the applicable rate schedule then in effect. LCUB shall have the right to terminate its obligation to provide any further service under this agreement at any time for any breach or default on the part of Ava Data in which event there shall immediately become due and payable to LCUB, as liquidated damages on account of LCUB’s investment obligations for Ava Data’s benefit by reason of the agreement, the sum of the minimum monthly bills for the unexpired term of the agreement.
Site Location and Development Agreement (“SLDA”)
On September 28, 2020, Red Dog entered into a Site Location and Development Agreement with a certain energy provider. Under the agreement, Red Dog arranged to establish and operate a high-density data center that would utilize electric power and energy purchased from the energy provider with an anticipated peak demand of 25 megawatts (the “Project”). Red Dog intends to establish the Project within the electric system service area of the energy provider, to be located on a site that is adjacent to a certain substation of the energy provider in Limestone, Tennessee. Under the agreement, the energy provider is responsible, at Red Dog’s expense, to plan, design and install all facilities and equipment that are necessary to provide electricity to the Project site. The preliminary estimate of Project costs per the agreement was $1,284 less a $270 discount and economic development credit and one-time
additional credit (the “Incentive”) of $100, resulting in a net estimated Project cost total of $914. Red Dog is responsible for paying final Project costs, even if they exceed this estimate. Red Dog is responsible to pay the energy provider for any costs in excess of $600 within 30 days of receipt of the itemized invoice. The remaining $600 balance for Project costs will be paid by Red Dog to the energy provider in 12 equal monthly increments, with the first increment due on the 25th month following the completion of the work. In consideration of this extended payment period, Red Dog was required to provide an irrevocable standby letter of credit in the amount of $600 to guarantee payment of Project costs, net of discount and incentives. The project was completed on June 29, 2021 for a total cost of $1,075, for which the Company has recorded a corresponding payable to the energy provider. In accordance with ASC
835-30-45,
Interest – Imputation of

Interest, the Company recorded a discount on the loan payable to the energy provider of $235 using the Company’s incremental borrowing rate of 4.5%, which is being amortized to non-cash
interest expense using the effective interest rate method over the term of the loan to its date of maturity.
In the event that the Site Location and Development Agreement, the Power Contract, or the Ground Lease (see Note 8) is terminated prior to five years and six months from the date of signature of the Power Contract, other than for default of the energy provider, the Company shall be responsible for immediately repaying the full incentive ($100) to the energy provider as of the date one or more such agreements terminate. As of December 31, 2022 and December 31, 2021, the Company did not believe it is probable that it will terminate any of the contracts prior to five years and six months from the date of signature of the Power Contract and thus did not record a contingent liability.
Supply Agreement
On September 8, 2021, the Company entered into a supply agreement (the “Supply Agreement”) with a certain vendor. Under the Supply Agreement, the Company has committed to purchasing a certain number of units of mining-related equipment as defined in the Supply Agreement. In exchange for the vendor reserving these units, the Company paid a supply reservation deposit (the “Deposit”) of $10,000, which was included in long-term deposits (see Note 9) on the audited consolidated balance sheet as of December 31, 2021. The Company has from June 2022 to May 2023 to place orders against the reserved units. The Deposit will be applied as a credit against the price of the units as the Company places orders with the vendor. Subsequently, effective September 9, 2022, the Company and Intel amended the Supply Agreement to, among other things, fully credit the Deposit against orders placed, with no additional cash payment due for 885,000 units. As of December 31, 2022, all orders on the equipment had been placed and shipped accordingly and the balance of this deposit was $0.
Data Black River Development and Operation Agreement
On August 31, 2021, the Company, through its wholly-owned subsidiary Data Black River, entered into a development and operation agreement (the “HDP Agreement”) with Helix Digital Partners (“HDP”), an affiliate of Eagle Creek Renewable Energy (“Eagle Creek”). Pursuant to the HDP Agreement, Data Black River is obligated to provide services for the development and operation of a bitcoin mining facility located within the premises of HDP in Brownville, New York (the “HDP Facility”). In connection with the HDP Agreement, HDP and an affiliate of HDP have entered into a power purchase agreement, pursuant to which such affiliate has agreed to supply up to 20MW of power to the HDP Facility. Under the HDP Agreement, Data Black River receives a monthly management fee for the performance of mining services (at a rate of $25 per month payable in bitcoin). In the event that mining revenues exceed the monthly management fee, the Company accrues an additional revenue share amount within mining services revenue based upon the contractual allocation to the Company.
HDP has the right to curtail supply of electricity to the mines and sell electricity to the market with reasonable notice to Data Black River (“Curtailment Period”). In connection with any Curtailment Period, HDP shall distribute 25% of the forgone mining revenue to Data Black River. For the year ended December 31, 2022, Data Black River earned $462 related to curtailment revenue.
The Company records all revenue based on the bitcoin spot rate at contract inception and all revenue share amounts earned within mining services revenue. The management fee is accounted for in mining services revenue, and all other forms of revenue, including curtailment revenue, are accounted for in other revenue. The amount of total mining revenues that exceeded the monthly management fee was $204 in 2022 and $429 in 2021.
The HDP Agreement has an initial term of 3 years and thereafter automatically renews for successive one-year
renewal periods unless either party gives notice at least 60 days prior to the end of the initial term or any renewal term. The HDP Agreement also allows either party to terminate the HDP Agreement upon notice to the other party if mining revenues drop below a certain amount over a consecutive
90-day
period or if mining revenues are insufficient to cover management fees owed to Data Black River and electricity fees owed to HDP for three consecutive months. The amount paid for electricity costs to HDP was $340 and $199 in 2022 and 2021, respectively. The amount accrued to HDP for their portion of revenue for each period was $504 for 2022 and 2021. Note that at contract inception, October 1, 2021, the Company determined it was probable that a significant reversal in the amount of cumulative revenue would occur related to the revenue share. Therefore, given that the Company has determined that the HDP Agreement represents a series in accordance with ASC
606-10-25-15,
the management fee revenue is recognized over time upon completion of the daily performance obligation and revenue share is recognized when the constraint is lifted. The Company decreases mining services revenue for HDP’s allocation of the revenue share, and a corresponding payable for the portion of revenue share allocated to HDP.
Mining Services Agreement
On March 21, 2022, the Company entered into a Mining Services Agreement (the “Mining Services Agreement”) with Blockchain Access UK Ltd (“Customer”), the Company’s lender. During the term of the Mining Services Agreement, the Company will receive, install, operate, manage and maintain servers and power supplies provided by Customer (“Customer Mining Equipment”) to perform mining services (the “Mining Services”) at a Company facility located in Lenoir City, Tennessee (the “Premises”). All operation of the Customer Mining Equipment by the Company will be on the Customer’s behalf. Beginning March 2022 and at monthly intervals thereafter for the following six months, Customer will provide the Company with Customer Mining Equipment for installation at the Premises. The Company is to make all necessary improvements and developments to the Premises to accommodate the Customer Mining Equipment to enable it to operate in accordance with the requirements of the Mining Services Agreement, and to complete installation and commence full operation of such Customer Mining Equipment. If the Company fails to complete the infrastructure development and equipment installation by the planned operational date, as defined in the agreement, or fails to commence full operation of Customer Mining Equipment at an alternative temporary facility, the Company will pay to the Customer a late development fee which is intended to compensate the Customer for the generated digital assets that would have been paid to the Customer if the Company had completed the infrastructure development and equipment installation by the planned operational date. Throughout the term of the Mining Services Agreement, the Company will be responsible for the management and maintenance of the Customer Mining Equipment. Following the end of each twenty-four-hour period during the term of the Mining Services Agreement, the Company will deposit 95% of the generated cryptocurrency from the Mining Services into the Customer’s digital wallet and 5% of the generated cryptocurrency (representing the Company’s fees for performance of the Mining Services) into the Company’s digital wallet. Under the Mining Services Agreement, the Company is to invoice the Customer monthly for the electricity charges associated with the Mining Services related to the Customer Mining Equipment, without premium or markup, which amounted to $6,768 (which was payable in cash) for the year ended December 31, 2022. The Company is to also invoice the Customer monthly for the Customer’s operating expense charges as defined in the Mining Services Agreement, which amounted to $792 (which was payable in bitcoin) for the year ended December 31, 2022. Revenues related to electricity costs and operating expenses are recorded within mining services revenue on the Statement of Operations. The Mining Services Agreement is scheduled to expire on
February 28, 2027
.
The Company signed an updated Mining Services Agreement on October 9, 2022, which changed the terms of how the Company will be reimbursed for mining expenses. Per the amended agreement, a $1,000 payment is made by the Customer one month in advance for the mining services.
Given that the period between when the Company transfers the promised service to the customer and when the customer pays for this service is less than one year, the advance payment does not represent a significant financing component. Direct costs incurred and reimbursed are recorded in cost of sales and reimbursed costs are recorded as mining services revenue. The Company records its revenue related to the 5% revenue share of the generated cryptocurrency under the Mining Services Agreement on a gross basis under mining services agreement revenue on the Statement of Operations, as the Company represents the principal in relation to the contract as it controls the provisioning of mining services before transferring that service to the Customer. Note that at contract inception, March 21, 2022, the Company determined it was probable that a significant reversal in the amount of cumulative revenue would occur related to the revenue share and reimbursement revenues. Therefore, given that the Company has determined that the Contract represents a series in accordance with
ASC 606-10-25-15,
revenue is recognized over time upon completion of the daily performance obligation and when the constraint on variable revenue are lifted. The Company records revenue share based on the bitcoin spot rate at contract inception. The Company has determined that no embedded lease exists in the Mining Services Agreement.
Share Subscription Facility
On September 9, 2022, ADEX and the Company entered into the Share Purchase Agreement with the Purchaser and GYBL relating to a share subscription facility. Pursuant to the Share Purchase Agreement, following the consummation of the Merger, subject to certain conditions and limitations set forth in the Share Purchase Agreement, the Company shall have the right, but not the obligation, from time to time at its option, to issue and sell to the Purchaser up to $200,000 of the Company’s shares of common stock, par value $0.0001 per share (the “Shares”). Sales of the Shares to the Purchaser under the Share Purchase Agreement, and the timing of any sales, will be determined by the Company from time to time in its sole discretion and will depend on a variety of factors, including, among other things, market conditions, the trading price of the Shares and determinations by the Company regarding the use of proceeds of such Shares. The net proceeds from any sales under the Share Purchase Agreement will depend on the frequency with, and prices at, which the Shares are sold to the Purchaser. The Company expects to use the proceeds from any sales under the Share Purchase Agreement for working capital and general corporate purposes. Upon the initial satisfaction of the conditions to the Purchaser’s obligation to purchase Shares set forth in the Share Purchase Agreement, the Company will have the right, but not the obligation, from time to time at its sole discretion during the
36-month
period from and after the first day on which the Shares are publicly listed on a securities exchange, to direct the Purchaser to purchase up to a specified maximum amount of Shares as set forth in the Share Purchase Agreement. The purchase price of the Shares that the Company elects to sell to the Purchaser pursuant to the Share Purchase Agreement will be 92% of the average daily closing price of the Shares during a
30-trading
day period commencing with the first trading day designated in the notice delivered to the Purchaser. In connection with the execution of the Share Purchase Agreement, the Company agreed to pay to the Purchaser in installments in connection with placements of Shares under the Share Purchase Agreement a $4,000 commitment fee (the “Commitment Fee”) payable in Shares or cash, as consideration for the Purchaser’s irrevocable commitment to purchase the Shares upon the terms and subject to the satisfaction of the conditions set forth in the Share Purchase Agreement. Also, the Company will be obligated to issue to the Purchaser a warrant (the “Warrant”) expiring on the third anniversary of the Company’s public listing date, to purchase 2% of the total equity interests (on a fully diluted basis) outstanding immediately after the completion of the Merger, at an exercise price per Share equal to the lesser of: (i) the closing bid price of the Company’s Shares as reported by the New York Stock Exchange on September 9, 2022) and (ii) 90% of the closing price of the Shares on the public listing date. Additionally, pursuant to the Share Purchase Agreement, the Company would be obligated to pay a private transaction fee of 1% of the total consideration paid in a private business combination transaction with a counterparty that was introduced to the Company by the Purchaser or an affiliate of the Purchaser in the event that the Company consummates such a transaction in lieu of the Merger or any other business combination transaction the result of which is the Company continuing as a publicly listed company. The Share Purchase Agreement contains customary representations, warranties, conditions, and indemnification obligations by each party. The representations, warranties and covenants contained in the Share Purchase Agreement were made only for purposes of the Share Purchase Agreement and as of specific dates, were solely for the benefit of the parties to the Share Purchase Agreement and are subject to certain important limitations. The Company has the right to terminate the Share Purchase Agreement at any time upon 90 trading days’ prior written notice. In the event the Company terminates the Share Purchase Agreement at its option prior to any public listing (including as a result of the Merger) and the Company completes a public listing within the two-year
period following such termination, the Company will be obligated to issue the Warrant to the Purchaser.

Litigation
From time to time, the Company may be a party to various claims in the normal course of business. Legal fees and other costs associated with such actions are expensed as incurred. The Company assesses, in conjunction with its legal counsel, the need to record a liability for litigation and contingencies. Reserve estimates are recorded when and if it is determined that a loss related matter is both probable and reasonably estimable.
On August 17, 2021, Red Dog received services of process for a complaint (Civil Action No. 40988) filed by Carolyn Broyles and Quality Properties, GP (the “Plaintiffs”) in the Circuit Court for Washington County at Jonesborough, Tennessee on August 13, 2021 (the “Noise Complaint”). The Noise Complaint alleges that the noise created by Red Dog’s bitcoin mining operations at its data center have caused the Plaintiff’s personal damages for inconvenience, emotional distress, and injury to the use and enjoyment of their properties, as well as diminution in value or rental value of their properties. The reliefs sought by the Plaintiffs include (i) a court order directing Red Dog to cease and desist operating its data center or alternatively to abate the noise level; (ii) temporary and permanent injunctions enjoining Red Dog from operating its data center or alternatively to abate the noise level; and (iii) damages in an amount to be provided at trial.
On May 31, 2022, a non-binding framework of negotiated settlement was reached between the Parties. At a meeting of the Washington County Commission on November 28, 2022, a vote was taken to reject the definitive agreement negotiated among Red Dog, Bright Ridge and lawyers for the Washington County Commission. The Company anticipates that either an alternative settlement agreement will be negotiated or the litigation will recommence with the parties preparing the case for trial on the merits of Red Dog’s affirmative defenses. Each of the possible outcomes reviewed by management did not carry a higher degree of confidence of occurring over the other outcomes, therefore, no loss contingency was recorded as of December 31, 2022. Based on the Company’s assessment, it is not probable that a loss will be incurred. As the case has yet to go to trial, the Company believes that it is not currently able to estimate any range of loss.
Indemnifications
In the ordinary course of business, the Company often includes standard indemnification provisions in its arrangements with its partners, suppliers, and vendors. Pursuant to these provisions, the Company may be obligated to indemnify such parties for losses or claims suffered or incurred in connection with its service, breach of representations or covenants, intellectual property infringement or other claims made against such parties. These provisions may limit the time within which an indemnification claim can be made. It is not possible to determine the maximum potential amount under these indemnification obligations due to the limited history of prior indemnification claims and the unique facts and circumstances involved in each particular agreement. To date, the Company has not incurred any material costs as a result of such indemnifications and has not accrued any liabilities related to such obligations in these audited consolidated financial statements.

16. Income Taxes
The income tax provision (benefit) is summarized as follows:

	December 31, 2022	December 31, 2021
Current
State	$—	120

Total current tax provision	—	120
Deferred
State	$(298)	$1,290

Total deferred income tax provision (benefit)	(298)	1,290
Change in valuation allowance	$—	$(635)

Total tax benefit	$(298)	$775

The tax effects of the primary temporary differences included in net deferred tax assets and liabilities consist of the following:

	December 31, 2022	December 31, 2021
Deferred Tax Assets
Net operating loss carryforwards	$453	$37
Cryptocurrency impairment and appreciation	—	—
Lease Liability	126	87
Accruals	—	—
Capitalized expenses	7	417
Non-cash interest expense	—	—

Deferred tax assets	$586	$541

Deferred Tax Liabilities
Debt discount	—	(914)
Depreciation	(96)	(187)
Right-of-use asset	(110)	(85)
Warrants	(601)	—
Other	(8)	(10)

Deferred tax liabilities	(815)	(1,196)
Less: Valuation allowance	—	—
Net deferred tax assets (liabilities)	$(229)	$(655)

As of December 31, 2022 and 2021, the Company recorded a valuation allowance of approximately $0.
Realization of deferred tax assets is dependent upon future earnings, if any, the timing, and amount of which are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance. The valuation allowance decreased by $0 and increased by $635 during 2022 and 2021, respectively. As of December 31, 2022, the Company is subject to tax in various states and New York City. The Company is open to examination for the tax years ended December 31, 2019, 2020, 2021 and 2022. As of the date of these consolidated financial statements, the Company is not aware of any open income tax audits by federal, state, city, or local taxing authorities.
Total U.S. state operating loss carryforwards as of December 31, 2022 and 2021 were approximately $7,191 and $564 respectively. State operating loss carryforwards begin to expire in 2034.
Due to the net operating loss carryovers, the statute of limitations remains open for state returns. As of December 31, 2022 and 2021, there were no material uncertain tax positions.

For the year ended December 31, 2022, the Company had $171 of tax refunds receivable for property and franchise tax overpayments of prior years.
17. Unearned Grant Revenue
On January 24, 2020, the Tennessee Valley Authority (“TVA”) executed a VIP Performance Grant Agreement with Union Data, whereby Union Data is eligible to receive and retain up to $135 in grant funding, based upon achievement of specific annual capital investment, average annual full-time equivalent employee, and average annual wage metrics over the
5-year
evaluation period ending January 1, 2025.
On December 18, 2020, the TVA executed a VIP Performance Grant Agreement with GRIID, whereby GRIID is eligible to receive and retain up to $60 in grant funding (such funding to be utilized by Red Dog), based upon achievement of specific annual capital investment, average annual full-time equivalent employee, and average annual wage metrics over the
5-year
evaluation period ending July 1, 2025.
Once the evaluation period is complete and the earned award is determined under each grant, the Company will recognize the full or partial award (if metrics are only partially met) as grant revenue. In the interim, the Company has recorded funding from each Grant as unearned grant revenue (a long-term liability) on its consolidated balance sheets.
18. Related-Party Transactions
On April 17, 2021, the Company entered into an engagement letter and an incentive unit award agreement with an entity affiliated with John D’Agostino, ADEX’s Chief Financial Officer. The engagement letter was amended on November 14, 2022. Pursuant to such engagement letter, as amended, and incentive unit award agreement, the Company agreed to pay to such entity $400 and grant such entity units representing a 0.5% profit interest in the Company. The cash payment is considered to be earned as of April 26, 2022 and is payable on consummation of the merger, provided that if the vesting of the units representing the 0.5% profit interest are accelerated pursuant to the terms of the incentive award agreement governing such profit interest, then the cash payment shall become payable on such earlier date of the event causing vesting of the profit interest to be so accelerated. The units will vest as to one-fourth
on April 26, 2022, and 1/36th on the 17th day of each month thereafter, subject to such entity’s continued service through such vesting dates; provided, however, that any unvested units shall fully vest upon a qualifying transaction. The company estimated the liability related to this transaction is $12 using Black Scholes option pricing model.
On August 31, 2021, the Company, through its wholly-owned subsidiary Data Black River, entered into the HDP Agreement with HDP, an affiliate of Eagle Creek (see Note 15). Neal Simmons, who is contemplated to serve on the Company’s board of directors immediately following the closing of its anticipated transaction with a SPAC, is the current President and Chief Executive Officer of Eagle Creek. During the year ended December 31, 2022, the Company recorded utilities expense related to the revenue share arrangement of $340. The amount included in accounts payable and accrued expenses related to the HDP Agreement at December 31, 2022 and 2021 was $35 and $0, respective.
19. Subsequent Events
The Company has evaluated subsequent events from the audited consolidated balance sheet date through April 6, 2023, the date at which the audited consolidated financial statements were issued and determined that there are no items to disclose other than those included below.
From January 1, 2023 through April 6, 2023, the Company issued additional unsecured promissory notes in the aggregate principal amount of $2,825 with an interest rate of 15.0% per annum and a maturity date of one year from the date of issuance of the promissory notes. In connection with the issuance of the promissory notes, the

Company also issued to the holders of the promissory notes warrants to purchase an aggregate of 107,614 Class B units of the Company at an exercise price of $0.01 per Class B unit. The number of Class B units exercisable under such warrants is subject to adjustment to a number of Class B units that when exchanged for merger consideration in the merger will equal an aggregate of 0.76875% of the outstanding equity interests in New GRIID immediately following the closing of the merger. The estimated dollar amount of Class B warrant units at the time of the audit report issuance is $1,106.
On January 13, 2023, the Company entered into an amended and restated promissory note with ADEX, pursuant to which the Company agreed to advance ADEX up to $900 in order to fund payments related to the extension of the date by which ADEX must complete the merger. As of April 6, 2023, the Company has advanced a total of $444 to ADEX under the amended and restated promissory note. Interest accrues from the applicable borrowing date on the outstanding principal balance at a rate per annum equal to the Applicable Federal Rate set forth by the Internal Revenue Service. All unpaid principal and accrued and unpaid interest under the amended and restated promissory note is due and payable in full on the earlier of (i) the date on which a definitive decision to liquidate ADEX is made by its board of directors, and (ii) the effective date of the merger involving the ADEX and the Company pursuant to the Merger Agreement.
On January 24, 2023, the Company exercised its option to extend its office lease in Cincinnati, Ohio for a two
-
year term. The monthly rent on the lease, which includes CAM, interest and taxes, is approximately $3 for both remaining years.
On March 12, 2023, Signature Bank was closed by the New York State Department of Financial Services and the U.S. Federal Deposit Insurance Corp (FDIC) was named Receiver. The Company has a restricted cash balance of $323 at Signature Bank, which provides underlying support to an irrevocable letter of credit that was issued by Signature Bank for a surety bond. To protect depositors, the FDIC transferred all the deposits and substantially all of the assets of Signature Bank to Signature Bridge Bank, National Association (N.A.), a full-service bank that will be operated by the FDIC. The Company did not incur any losses related to the event and is currently seeking an alternative bank which can replace the irrevocable letter of credit.
On March 31, 2023, a wholly-owned subsidiary of the Company sold a parcel of land in Campbell County, Tennessee for approximately $1,200. On April 5, 2023, the Company also sold various electrical equipment for approximately $500. The property and equipment are superfluous to the Company’s current business needs, and its sale will not impact the Company’s existing operations.

GRIID INFRASTRUCTURE LLC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(amounts in thousands, except unit amounts)
(Unaudited)

	September 30,	December 31,
	2023 (Unaudited)	2022
Assets
Current assets
Cash	$491	$646
Other receivables	220	295
Cryptocurrencies	134	51
Notes receivable	1,439	—
Finance lease right-of-use asset, current	1	1
Prepaid expenses and other current assets	189	178

Total current assets	2,474	1,171

Restricted cash	323	323
Property and equipment, net	32,227	37,156
Operating lease right-of-use asset	2,327	2,454
Finance lease right-of-use asset	49	96
Long-term deposits	5,400	4,941

Total assets	$42,800	$46,141

Liabilities and Members’ deficit
Current liabilities
Accounts payable	$2,974	$4,598
Operating lease liability, current	225	205
Finance lease liability, current	6	377
Notes payable, net	8,388	667
Accrued expenses and other current liabilities	3,743	3,175

Total current liabilities	15,336	9,022
Notes payable, net	52,115	45,682
Payable to lessor – construction in progress	271	504
Warrant liability	94,768	76,423
Unearned grant revenue	195	195
Deferred tax liability	—	229
Operating lease liability	2,167	2,300
Finance lease liability	94	98

Total liabilities	164,946	134,453

Commitments and contingencies (See Note 13)
Members’ deficit
Class A Units, (1,740,000 units authorized, issued and outstanding)	2,168	2,168
Class B Units, (8,360,000 units authorized; 8,160,000 units issued and outstanding)	200	200
Class C Units, (2,500,000 units authorized; 2,413,367 units issued, and 2,095,078 and 1,658,381 outstanding at September 30, 2023 and December 31, 2022, respectively)	—	—
Accumulated members’ deficit	(124,514)	(90,680)

Total members’ deficit	(122,146)	(88,312)

Total liabilities and members’ deficit	$42,800	$46,141

The accompanying notes are an integral part of these unaudited consolidated financial statements.

GRIID INFRASTRUCTURE LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Revenue
Cryptocurrency mining revenue, net of mining pool operator fees	$2,243	$2,309	$5,912	$11,896
Mining services revenue	2,614	3,206	8,078	5,277
Other revenue	1	160	80	780

Total revenue, net	4,858	5,675	14,070	17,953
Operating expenses
Cost of revenues (excluding depreciation and amortization)	3,625	4,421	10,239	8,844
Depreciation and amortization	1,326	1,863	4,437	5,323
Compensation and related taxes	1,854	2,540	5,976	8,230
Professional and consulting fees	545	473	2,491	3,033
General and administrative	505	812	1,886	4,119
Sales and marketing	4	—	13	89
Impairment of cryptocurrencies	109	118	253	4,722
Realized gain on sale of cryptocurrencies	(44)	(143)	(273)	(2,506)

Total operating expenses	7,924	10,084	25,022	31,854
Gain on disposal of property and equipment	4	90	1,484	153

Loss from operations	(3,062)	(4,319)	(9,468)	(13,748)
Other income (expense)
Loss on contingency	—	—	—	(438)
Loss in fair value of warrant liability	(974)	(1,539)	(4,598)	(513)
Gain on extinguishment – non-debt related	—	—	375	—
Other income, net of other expense	—	—	453	200
Interest expense	(8,013)	(17,952)	(21,022)	(22,756)

Total other expense	$(8,987)	$(19,491)	$(24,792)	$(23,507)

Loss before income taxes	(12,049)	(23,810)	(34,260)	(37,255)

Income tax benefit	(188)	(151)	(354)	(294)

Net loss	$(11,861)	$(23,659)	$(33,906)	$(36,961)

The accompanying notes are an integral part of these unaudited consolidated financial statements.

GRIID INFRASTRUCTURE LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF MEMBERS’ DEFICIT
(amounts in thousands, except per unit amounts)
(Unaudited)

	Three Months Ended September 30, 2023
	Class A Units		Class B Units		Class C Units
	Units	Amount	Units	Amount	Units	Amount
Balance, July 1, 2023	1,740,000	$2,168	8,160,000	$200	1,957,909	$—
Vesting of incentive units	—	—	—	—	137,169	—

Balance, Sep 30, 2023	1,740,000	$2,168	8,160,000	$200	2,095,078	$—

	Three Months Ended September 30, 2022
	Class A Units		Class B Units		Class C Units
	Units	Amount	Units	Amount	Units	Amount
Balance, July 1, 2022	1,740,000	$2,168	8,160,000	$200	1,333,089	$—
Vesting of incentive units	—	—	—	—	162,839	—

Balance, Sep 30, 2022	1,740,000	$2,168	8,160,000	$200	1,495,928	$—

	Nine Months Ended September 30, 2023
	Class A Units		Class B Units		Class C Units
	Units	Amount	Units	Amount	Units	Amount
Balance, January 1, 2023	1,740,000	$2,168	8,160,000	$200	1,658,381	$—
Vesting of incentive units	—	—	—	—	436,697	—

Balance, Sep 30, 2023	1,740,000	$2,168	8,160,000	$200	2,095,078	$—

	Nine Months Ended September 30, 2022
	Class A Units		Class B Units		Class C Units
	Units	Amount	Units	Amount	Units	Amount
Balance, January 1, 2022	1,740,000	$2,168	8,160,000	$200	893,633	$—
Vesting of incentive units	—	—	—	—	602,295	—

Balance, Sep 30, 2022	1,740,000	$2,168	8,160,000	$200	1,495,928	$—

The accompanying notes are an integral part of these unaudited consolidated financial statements.

GRIID INFRASTRUCTURE LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF MEMBERS’ DEFICIT
(amounts in thousands, except per unit amounts)

	Three Months Ended September 30, 2022		Three Months Ended September 30, 2023
	Accumulated Members’ Deficit	Total Members’ Deficit	Accumulated Members’ Deficit	Total Members’ Deficit

Balance, July 1	$(40,175)	$(37,807)	$(112,679)	$(110,311)
Unit-based compensation	33	33	26	26
Net income (loss)	(23,659)	(23,659)	(11,861)	(11,861)

Balance, September 30	$(63,801)	$(61,433)	$(124,514)	$(122,146)

	Nine Months Ended September 30, 2022		Nine Months Ended September 30, 2023
	Accumulated Members’ Deficit	Total Members’ Deficit	Accumulated Members’ Deficit	Total Members’ Deficit
Balance, Jan 1	$(26,939)	$(24,571)	$(90,680)	$(88,312)
Unit-based compensation	99	99	72	72
Net income (loss)	(36,961)	(36,961)	(33,906)	(33,906)

Balance, September 30	$(63,801)	$(61,433)	$(124,514)	$(122,146)

The accompanying notes are an integral part of these unaudited consolidated financial statements.

GRIID INFRASTRUCTURE LLC AND
SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(amounts in thousands)
(Unaudited)

	Nine Months Ended
	September,
	2023	2022 (Restated)
Cash flows from operating activities:
Net (loss) income	$(33,906)	$(36,961)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	4,437	5,323
Gain on disposal of property and equipment	(1,484)	(153)
Realized gain on sale of cryptocurrencies	(273)	(2,506)
Loss contingency	—	—
Gain on extinguishment of leases	(375)	—
Loss (gain) on change in fair value of warrant liability	4,598	513
Impairment of cryptocurrencies	253	4,722
Non-cash interest expense	21,022	19,222
Unit-based compensation	72	99
Operating right-of-use asset	182	48
Cryptocurrency mined, net	(6,598)	(12,319)
Changes in operating assets and liabilities:
Other receivables and notes receivables	(1,365)	(614)
Prepaid expenses and other current assets	(11)	1,522
Long term deposits	(460)	269
Accounts payable	(1,615)	8,776
Accrued expenses and other current liabilities	567	2,029
Deferred tax liability	(229)	(530)
Operating lease liability	(168)	116
Finance lease liability	(2)	(17)

Net cash used in operating activities	(15,355)	(10,461)

Cash flows from investing activities:
Proceeds from sale of cryptocurrencies	6,535	24,508
Deposits on purchases of property and equipment	—	(7,374)
Purchases of property and equipment	(110)	(15,006)
Proceeds from disposal of property and equipment	2,132	336

Net cash provided by investing activities	8,557	2,464
Cash flows from financing activities:
Proceeds from issuance of US dollar notes payable	7,795	9,781
Repayment of U.S. dollar notes payable	(1,152)	—

Net cash provided by financing activities	6,643	9,781

Net increase (decrease) in cash	(155)	1,784
Cash at beginning of period	969	609

Cash at end of period	$814	$2,393

Reconciliation of cash and restricted cash to the Consolidated Balance Sheet
Cash	$491	$2,070
Restricted Cash	323	323

Total cash and restricted cash	$814	$2,393

Supplemental cash flow disclosures:
Cash paid for interest	856	3,159
Fair value of payment made in cryptocurrency for revenue share consideration	—	475
Right-of-use asset and lease liability associated with financing lease	—	47
Right-of-use asset and lease liability associated with operating lease	55	1,375
Fair value of warrant liability issued in connection with notes payable	58,454	17,123
The accompanying notes are an integral part of these unaudited consolidated financial statements.

GRIID INFRASTRUCTURE LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except unit and per unit amounts or as otherwise indicated)
(Unaudited)
1. Description of Business
Griid Infrastructure LLC (“GRIID” or, the “Company”) is a privately held, vertically integrated bitcoin mining company based in Cincinnati, Ohio that owns and operates a growing portfolio of energy infrastructure and high-density
data centers across North America. The Company has built a cryptocurrency mining operation, which operates specialized computers (also known as “miners”) that generate cryptocurrency. Currently, the only cryptocurrency mined by GRIID is bitcoin. The Company was formed in the State of Delaware on May 23, 2018.
On November 29, 2021, Adit EdTech Acquisition Corp., a Delaware corporation (“ADEX”), entered into an agreement and plan of merger (the “Merger Agreement”) by and among ADEX, ADEX Merger Sub, LLC, a Delaware limited liability company and a wholly owned direct subsidiary of ADEX (“Merger Sub”), and GRIID Holdco LLC, a Delaware limited liability company (“GRIID Holdco”). The Merger Agreement provides, among other things, that on the terms and subject to the conditions set forth therein, Merger Sub will merge with and into GRIID Holdco (the “Merger”), the separate limited liability company existence of Merger Sub will cease and GRIID Holdco, as the surviving company of the Merger, will continue its existence under the Limited Liability Company Act of the State of Delaware as a wholly owned subsidiary of ADEX.
At the closing of the Merger (the “Closing”), the limited liability company membership interests of Merger Sub will be converted into an equivalent limited liability company membership interest in GRIID Holdco and each limited liability company membership unit of GRIID Holdco that is issued and outstanding immediately prior to the effective time of the Merger will automatically be converted into and become the right to receive such unit’s proportionate share, as determined in accordance with the Merger Agreement, of 58,500,000 shares of ADEX common stock, par value $0.0001 per share (“Common Stock”).
In connection with the Closing, ADEX, the initial stockholders of ADEX and certain GRIID Holdco members will enter into an investor rights agreement (the “Investor Rights Agreement”) to provide for certain registration rights related to their Common Stock and private warrants of ADEX. ADEX has agreed to, among other things, file within 30 days of Closing a resale shelf registration statement covering the resale of all securities registrable under the Investor Rights Agreement.
It is anticipated that the Merger will be accounted for as a reverse recapitalization under accounting principles generally accepted in the United States of America (“U.S. GAAP”), whereby the net assets of GRIID and Adit are carried over at historical cost, with no goodwill or other intangible assets recognized as part of the transaction. Under this method of accounting, GRIID will be treated as the “acquirer” company for financial reporting purposes, since 1) the existing GRIID Holdco equity holders are expected to represent a majority of the voting power of the combined company, 2) GRIID’s operations will also constitute the ongoing operations of the combined company, and 3) GRIID’s senior management will represent a majority of the senior management of the combined company.
2. Restatement of Previously Issued Financial Statements
Subsequent to the issuance of the Company’s Consolidated Financial Statements for the nine months ended September 30, 2022, the Company has restated its Consolidated Financial Statements with respect to the treatment of the cryptocurrency sale proceeds, beginning cash related to restricted cash and the purchases of fixed assets with long-term deposits.
There is a restatement related to the reclass in the recognition of realized gain or loss in sale of cryptocurrencies as well as the purchases of fixed assets from long term deposits. The Company reclassed the proceeds from the sale of cryptocurrencies from operating activities to investing activities on the consolidated statements of cash flows. The Company reclassed the long-term deposits used to purchase fixed assets from operating activities to investing activities. The Company also restated the beginning balance of cash to include restricted and unrestricted cash for the beginning of the period. These restatements did not result in any change in total net income (loss) from operations or the cash balances for the nine months ended September 30, 2022.
GRIID INFRASTRUCTURE LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(amounts in thousands)

	Nine Months Ended September 30, 2022
	As Reported	Adjustment	As Restated
Beginning balance of cash	$286	$323	$609
Net cash provided by (used in) operating activities	19,011	(29,472)	(10,461)
Net cash used in investing activities	(27,008)	29,472	2,464
Ending cash balance	2,070	323	2,393
3. Liquidity and Financial Condition
The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities and commitments in the normal course of business. Since its inception, the Company has incurred net losses. During the nine months ended September 30, 2023 and 2022, the Company incurred net losses of $33,906 and $36,961. As of September 30, 2023, the Company had an accumulated deficit of $124,514.
As of September 30, 2023, the Company had cash and cash equivalents of $491 which are available to fund future operations. The ongoing viability of the Company is largely dependent on the future financial and operating performance of the Company. To date, the Company has, in large part, relied on debt financing to fund its operations. Management expects to continue to incur significant expenses for the foreseeable future while the Company makes investments to support its anticipated growth. The Company’s ability to continue is dependent upon bitcoin prices remaining at or above certain levels. Based upon current and historical volatility of bitcoin the Company is unable to be certain that it can profitably mine bitcoin to support its operations. As such, there exists substantial doubt about the Company’s ability to remain a going concern within one year after the date these consolidated financial statements were issued.
COVID-19
The
COVID-19
global pandemic has been unprecedented and unpredictable and is likely to continue to result in significant national and global economic disruption, which may adversely affect GRIID’s business. Based on the Company’s current assessment, however, the Company does not expect any material impact on its long-term strategic plans, its operations, or its liquidity. However, the Company is actively monitoring this situation and the possible effects on its financial condition, liquidity, operations, suppliers, and industry.
4. Basis of Presentation, Summary of Significant Accounting Policies and Recent Accounting Pronouncements
Basis of Presentation
The Company’s unaudited consolidated financial statements have been prepared in accordance with U.S.
GAAP
.

Principles of Consolidation
The Company’s unaudited consolidated financial statements include the accounts of the Company and its eight wholly-owned subsidiaries: Union Data LLC (“Union Data”), Red Dog Technologies LLC (“Red Dog”), GIB Compute LLC (“GIB”), Data Black River LLC (“Data Black River”), Ava Data LLC (“Ava Data”), Jackson Data LLC (“Jackson Data”), Badin Data LLC (“Badin Data”), Tullahoma Data LLC (“Tullahoma Data”), LaFolette Data LLC (“LaFolette Data”) and Rutledge Development and Deployment LLC (“Rutledge Development and Deployment”).
All intercompany balances and transactions have been eliminated in consolidation. Amounts within the notes to the unaudited consolidated financial statements are presented in thousands of U.S. dollars, except for unit and per unit amounts or as otherwise indicated.
Unaudited Interim Financial Information
In the opinion of the
Company
, the accompanying unaudited consolidated financial statements contain all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of its financial position and its results of operations, changes in members’ deficit and cash flows. The accompanying consolidated balance sheet as of September 30, 2023 is unaudited. The accompanying consolidated balance sheet as of December 31, 2022 was derived from audited annual financial statements but these unaudited notes do not contain all of the disclosures from the previously audited annual financial statements. The accompanying unaudited consolidated financial statements and related financial information should be read in conjunction with the audited consolidated financial statements and related notes thereto as of and for the year ended December 31, 2022.
During the nine months ended September 30, 2023, there were no significant changes to the Company’s significant accounting policies described in the Company’s audited consolidated financial statements as of and for the year ended December 31, 2022.
Use of Estimates
The preparation of unaudited consolidated financial statements in conformity with U.S. GAAP requires management to make judgements, estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited consolidated financial statements, and the reported amounts of revenues and expenses during the reporting periods. Significant items subject to such judgements, estimates and assumptions include revenue recognition, the useful lives and recoverability of long-lived assets, unit-based compensation expense, impairment analysis of indefinite lived intangibles, and the fair value of the Company’s warrant liability and embedded derivative liability. Actual results experienced by the Company may differ from those estimates.
Revenue Recognition
The Company earns revenue under payout models determined by the mining pool operator. The payout model relevant to the Company during the nine months ended September 30, 2023 and 2022 is referred to as Full Pay Per Share (“FPPS”). The Company notes that all revenue recognized during the nine months ended September 30, 2023 and 2022 was sourced from mining pools operating under the FPPS model.
The Company earns 5% of the generated cryptocurrency revenue that is earned under the Mining Services Agreement (see Note 13). The Company records revenue and expense from the arrangement on a gross basis, as the Company represents the principal in relation to the contract. Per the agreement, a $1,000 payment is made by the Customer one month in advance as prepayment for the reimbursement of direct operating and electricity costs. Reimbursement payments are considered reimbursement revenues. Direct costs incurred and reimbursed are also recorded as cost of goods sold. The Company records its revenue related to the 5% revenue share of the generated cryptocurrency under the Mining Services Agreement on a gross basis under mining services revenue in the Statement of Operations.
The Company earns various revenues under a development and operation agreement with Helix Digital Partners, LLC (“HDP”). The Company earns curtailment revenue during the months in which HDP curtails the supply of electricity to mines and sells the electricity to the market. A management fee is also recognized in connection with this agreement. The Company also generates cryptocurrency with a percentage to be paid to HDP the following month under the agreement. The Company records the revenues and expenses related to this agreement on a gross basis. The management fee is recognized as mining services revenue, whereas the curtailment revenue and revenue share amounts are recognized as other revenue. All amounts, due to each party, are accrued for and paid out in the next month.
Restricted Cash
As of September 30, 2023, the Company has $323 of restricted cash related to a utility surety letter of credit for Red Dog.
Reclassifications
Certain reclassifications have been made within the September 30, 2023 and September 30, 2022, consolidated statement of operations and consolidated statement of cash flow to conform as well as the September 30, 2023 balance sheet to the December 31, 2022 consolidated balance sheet, consolidated statement of operations and consolidated statement of cash flow presentation.
Recently Issued Accounting Pronouncements
Recently Adopted
In August 2020, the FASB issued ASU
No. 2020-06,
Debt – Debt with Conversion and Other Options (Subtopic
470-20)
and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic
815-40):
Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU
2020-06”),
which simplifies accounting for convertible instruments by removing major separation models required under current U.S. GAAP and simplifies the diluted earnings per share (“EPS”) calculation in certain areas. Under this ASU there is no separate accounting for embedded conversion features. It has removed certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception. ASU
2020-06
is effective for fiscal years beginning after December 15, 2021 for public companies. The Company notes that it adopted this standard as of January 1, 2022 and elected to adopt the modified transition methodology. The Company did not have any instruments that would require a cumulative catch-up
adjustment and therefore, this standard did not have a material impact on the Company’s audited consolidated financial statements.
Issued and Not Yet Adopted
The Company continually assesses any new accounting pronouncements to determine their applicability. When it is determined that a new accounting pronouncement affects the Company’s financial reporting, the Company undertakes a study to determine the consequences of the change to its consolidated financial statements and assures that there are proper controls in place to ascertain that the Company’s consolidated financial statements properly reflect the change.
In June 2016, the FASB issued ASU
2016-13,
Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASC 326”). ASC 326 will provide more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date. ASC 326 was originally effective for annual reporting periods beginning after December 15, 2019, including interim periods within that year. Following the release of ASU
2019-10
in

November 2019, the new effective date for ASC 326 would be for annual reporting periods beginning after December 15, 2022. The provisions of this ASU are to be applied using a modified-retrospective approach. The Company is currently evaluating the impact, if any, the adoption of ASC 326 may have on its consolidated financial statements and will adopt the provision in fiscal year
2023
.
5. Cryptocurrencies
The following table presents additional information about cryptocurrencies as
follows:

	September 30, 2023	December 31, 2022
Beginning Balance	$51	$15,050
Cryptocurrencies received from mining	5,987	13,496
Mining services revenue	615	884
Mining pool operating fees	(4)	(19)
Consideration paid related to operating agreement	—	(461)
Proceeds from sale of cryptocurrencies	(6,535)	(26,871)
Realized gain on sale of cryptocurrencies	273	3,998
Impairment of cryptocurrencies	(253)	(6,026)

Ending Balance	$134	$51

6. Property and Equipment
Property and equipment, net consist of the following:

	September 30,	December 31,
	2023	2022
Land	$421	$658
Energy infrastructure	4,234	4,664
General infrastructure	12,434	12,402
IT infrastructure	824	820
Miners	15,833	15,759
Vehicle	76	140
Office furniture and equipment	344	344
Assets not placed in service	662	662
Miner chip inventory	11,498	11,498

Gross property and equipment	46,326	46,947
Less: accumulated depreciation	(14,099)	(9,791)

Total property and equipment, net	$32,227	$37,156

Depreciation expenses related to property and equipment were $1,320 and $1,815 for the three months ended September 30, 2023 and 2022, respectively. Depreciation expenses related to property and equipment were $4,390 and $5,179 for the nine months ended September 30, 2023 and 2022, respectively.
The Company has entered into a supply agreement (see Note 13) where it has committed to purchasing a certain number of units of mining-related equipment. The miner chip inventory is a part of this purchase commitment, which commenced in June 2022.

For the three months ended September 30, 2023, the Company sold certain property and equipment for total proceeds of $41 resulting in a gain of $4. For the three months ended September 30, 2022, the Company sold certain property and equipment for total proceeds of $137 resulting in a gain of $90. For the nine months ended September 30, 2023, the Company sold certain property and equipment for total proceeds of $2,132 resulting in a gain of $1,484. For the nine months ended September 30, 2022, the Company sold certain property and equipment for total proceeds of $336 resulting in a gain of $153.
For the three and nine months ended September 30, 2023 and 2022, the Company recorded $0 of impairment related to certain miners and related property.
The Company has reassessed the useful life of the fixed assets being reported within IT Infrastructure for the year-ended December 31, 2022 from 10 years to 5 years. This is a change in the useful life and is also a change in accounting estimate under ASC 350 and ASC 360. At the time of this change, the Company performed a physical inventory count and abandoned some fixed assets before the end of their useful life.
7. Leases
In February 2021, GIB entered into a lease agreement for a commercial property with Gateway Rental Properties, LLC, to be used for general office and administrative purposes. The lease commenced on March 1, 2021. The monthly rent on the lease, which includes CAM, interest, and taxes, is approximately $3. The initial term of the lease is for two years, with an option to renew for an additional two-year
period. The lease contained an option to purchase the property at any time during the Initial Term for $375 that GIB was reasonably certain to exercise.
The Company, therefore, has accounted for the lease as a finance lease, resulting in a lease liability and ROU asset of $338 recorded as of the lease commencement date. A rate commensurate with assets of a similar term of 15.2%, as estimated by management, was used to discount the future payments on the lease to their present value. At the end of the lease term, the Company was not able to exercise the purchase option and renewed the lease with no purchase option for two years, commencing on March 31, 2022. Since the Company did not purchase the building, the Company recorded a gain on extinguishment of lease for $375.
In August 2021, GRIID entered into a ground lease agreement with a Tennessee resident, the landlord, for 2 acres of unencumbered land in Lenoir City, Tennessee. On February 8, 2022, the lease was assigned to Ava Data. The lease commenced on November 6, 2021. The monthly rent on the lease is $15. The lease contained an option to prepay base rent in the amount equal to the outstanding principal balance and accrued interest under the landlord’s Promissory Note dated July 5, 2021, in the original principal amount of $175 (the “Note”) and receive a credit against the next monthly payments of base rent due under the lease in an amount equal to the rent prepayment discounted against such base rent at a 4% discount. GRIID exercised this prepay option, resulting in a base rent prepayment of $170. The initial term of the lease is for five years, with an option to renew it for an additional five-year period that the Company is reasonably certain to exercise. The lease also contains an option to purchase the property at any time after the one-year
anniversary of the commencement of the lease for $2,100 that GRIID is not reasonably certain to exercise. The Company has accounted for the lease as an operating lease, resulting in a lease liability of $1,136 and ROU asset of $1,306 recorded as of the lease commencement date. A rate commensurate with assets of a similar term of 7.0%, as estimated by management, was used to discount the future payments on the lease to their present value.
On January 5, 2022, the Company entered into a lease agreement for commercial property to be used for distribution, mining operations, and warehouse and office space in Rutledge, Tennessee. The lease commenced on January 1, 2022 for 10,000 square feet of the building and on February 1, 2022 for the remaining 37,906 square feet of the building. The monthly rent on the lease is $16. The initial term of the lease is for five years. The lease includes an option to renew for an additional five-year period that the Company is reasonably certain to exercise. The monthly base rent during the renewal term is $18. Monthly rent for the initial and optional renewal term does not include CAM, insurance or taxes as the payments are variable. The Company has accounted for the lease as an operating lease resulting in a lease liability and ROU asset of $1,315 recorded as of the lease commencement date. A rate commensurate with assets of a similar term of 9.0%, as estimated by management, was used to discount the future payments on the lease to their present value.
On March 1, 2023, GIB entered into a lease agreement for a commercial property with Gateway Rental Properties, LLC, to be used for general office and administrative purposes. The lease contains no purchase option. The monthly rent on the lease, which includes CAM, interest, and taxes, is approximately $3. The initial term of the lease is for two years, with an option to renew for an additional two-year
period. The Company has accounted for the lease as an operating lease resulting in a lease liability and ROU asset of $71. A rate commensurate with assets of a similar term of 10.0%, as estimated by management, was used to discount the future payments on the lease to their present value.
On March 4, 2022, the Company entered into a thirty-nine-month lease agreement for a truck. The lease commenced on March 4, 2022. The monthly lease payments on the truck are $1. Because the lease contains an option to purchase the truck at the end of the lease that the Company is reasonably certain to exercise, the Company has accounted for the lease as a finance lease, resulting in a lease liability and ROU asset of $47 recorded as of the lease commencement date. A rate commensurate with assets of a similar term of 4.7%, as estimated by management, was used to discount the future payments on the lease to their present value.
On March 15, 2022, the Company entered into a
two-year
lease agreement for office space in Austin, Texas. The lease commenced on March 15, 2022. The monthly rent on the lease is $3 excluding CAM, insurance and taxes as those monthly payments are variable. The lease contains no renewal or purchase options. The Company has accounted for the lease as an operating lease resulting in lease liability and ROU asset of $60. A rate commensurate with assets of a similar term of 4.5%, as estimated by management, was used to discount the future payments on the lease to their present value.
On April 25, 2022, the Company entered a
one-year
lease extension for the Data Black River LLC location. The lease can be extended until June 30, 2024. The monthly rent is $1 and excludes CAM charges, which are invoiced separately monthly. The Company has accounted for the lease as an operating lease, with the rent being expensed monthly.
Finance and operating lease assets and lease liabilities are as follows:

		September 30,	December 31,
Lease Classification	Classification	2023	2022
Assets
Current
Operating	Current assets	$—	$—
Finance	Current assets	1	1
Long-term
Operating	Long-term assets	2,327	2,454
Finance	Long-term assets	49	96

Total right-of-use assets		$2,377	$2,551

Liabilities
Current
Operating	Short-term lease liability	$225	$205
Finance	Short-term lease liability	6	377
Noncurrent
Operating	Long-term lease liability	2,167	2,300
Finance	Long-term lease liability	94	98

Total lease liabilities		$2,492	$2,980

The components of lease expense were as follows:

	Three Months Ended		Nine Months Ended
	Sep 30,	Sep 30,	Sep 30,	Sep 30,
	2023	2022	2023	2022
Operating lease expense	$112	$104	$328	$203
Finance lease expense
Amortization on ROU assets	7	48	48	94
Interest on lease liabilities	1	15	13	29
Short-term lease expense	15	25	45	49

Total lease expense	$135	$192	$434	$375

Other information related to leases was as follows:

	Nine Months Ended	Nine Months Ended
	Sep 30, 2023	Sep 30, 2022
Weighted average remaining lease term (in years)
Operating leases	8.1	9.1
Finance leases	2.2	1.0
Weighted average discount rate:
Operating leases	8.1%	8.0%
Finance lease	4.6%	12.7%

	Three Months Ended		Nine Months Ended
	Sep 30, 2023	Sep 30, 2022	Sep 30, 2023	Sep 30, 2022
Cash paid for amounts included in measurement of lease liabilities
Operating cash flows from operating leases	$107	$56	$316	$143
Operating cash flows from finance leases	$2	$11	$14	$34
ROU assets obtained in exchange for lease obligations
Operating leases	$—	$—	$55	$1,375
Finance lease	$—	$—	$—	$47
Future minimum lease payments under
non-cancellable
leases as of September 30, 2023 were as follows:

Year	Operating Leases	Finance Leases
Remainder of 2023	$107	$2
2024	402	10
2025	371	32
2026	367	65
2027	412	—
2028	412	—
Thereafter	1,220	—

Total future minimum lease payments	3,291	109
Less: imputed interest	(899)	(10)

Total	2,392	99
Plus: lease asset, current	—	1
Less: lease liability, current	(225)	(6)

Total long-term lease liability	$2,167	$94

8. Long-Term Deposits

	September 30,	December 31,
	2023	2022
Deposits on property and equipment	$5,305	$4,846
Other long-term deposits	95	95

Total long-term deposits	$5,400	$4,941

9. Accrued Expenses and Other Current Liabilities

	September 30,	December 31,
	2023	2022
Accrued legal	$2,198	$2,198
Accrued professional fees	—	60
Accrued wages and benefits	980	251
Other accrued expenses and other current liabilities	565	666

Total accrued expenses and other current liabilities	$3,743	$3,175

10. Debt and Warrants
On July 1, 2020, the Company entered into the Amended and Restated Notes Payable Agreement, increasing the aggregate notes payable amount to $16,500, by allowing for a second tranche in the amount of $10,000, with a maturity date of the third anniversary of the second tranche funding date. The second tranche comprised a Cryptocurrency Note Payable and a U.S. Dollar Note Payable with the following terms. The accounting for the Second Amendment included two separate components which included (1) a change in the fair value of the embedded derivative and (2) a loss on extinguishment of debt.
The Second Tranche Cryptocurrency Note Payable was for an aggregate principal amount not to exceed $2,400 plus any PIK amounts. Interest was payable at variable rates between 7% and 13% per annum, determined based upon the Company’s liquidity ratio, as defined in the agreement. The Company received the proceeds of the Second Tranche Cryptocurrency Note Payable in U.S. Dollars, but was obligated to repay the loan in bitcoin, specifically 238.3 bitcoin, based on the spot rate when the cash was received.
The Second Tranche U.S. Dollar Note Payable was for an aggregate principal amount not to exceed $7,600 plus any PIK amounts and PIK expenses. Interest was payable at a variable rate between 10% and 18% per annum, determined based upon the Company’s liquidity ratio, as defined in the agreement. The Company could elect to borrow under the Second Tranche U.S. Dollar Note Payable even if the aggregate amount of the First Tranche U.S. Dollar Note Payable outstanding is less than the maximum aggregate value of the First Tranche U.S. Dollar Note Payable permitted under the agreement.
The Notes Payable could be prepaid at any time, subject to an early termination fee of 10% of the interest that would have accrued in respect of such prepaid note payable amount for the period from the date of the prepayment until the maturity date. Amounts repaid under the Notes Payable may not be reborrowed.
The Company’s obligations under the Notes Payable Agreement were secured by substantially all the Company’s assets.

The Notes Payable Agreement contained several affirmative, negative, reporting, and financial covenants, in each case subject to certain exceptions and materiality thresholds. The minimum interest coverage ratio, commencing with the fiscal quarter ending June 30, 2020 and so long as any note payable balance remains unpaid or outstanding, was to be at least 2.50:1.00. The Company was to also maintain liquidity of more than the lesser of $1,500 or 10% of the aggregate note payable balance.
In connection with the Amended and Restated Notes Payable Agreement, on July 2020, the Company granted the lender a warrant to purchase 10 fully paid and nonassessable Class B Units of the Company at a price per unit of $1.00. The warrant vested immediately and expires on July 30, 2028. The warrant may be net share settled. The warrant is equity classified and recorded at a fair value of $15 in members equity.
In September 2021, the Company entered into the Second Amended and Restated Loan Agreement (the “2nd A&R Loan Agreement”) for an aggregate amount up to $126,746, consisting of a First Tranche Loan of $43,746 and a Second Tranche Loan of $83,000 (collectively the “Loans”), each with a maturity date of September 23, 2025. As part of the First Tranche Loan, the existing Notes Payable, which had an outstanding balance of $33,746, inclusive of accrued interest and the Cryptocurrency Note Payable embedded derivative, were amended and restructured so that the outstanding principal and accrued and unpaid interest in respect to the Cryptocurrency Note Payable were deemed instead to be U.S. dollar denominated. In addition, the First Tranche Loan was amended to provide for an additional $10,000 in funding to enable the Company to pay an initial deposit of $10,000 pursuant to a supply agreement with a vendor (the “Supply Agreement”) (see Note 13 for further details regarding the supply agreement).
The Second Tranche Loans and the related proceeds will be used to purchase Digital Currency Miners and to pay related costs. Interest on the Loans was payable at a fixed rate of 9% per annum and following the date of the first order of Digital Currency Miners under the Supply Agreement (the “Cash Interest Payment Commencement Date”) at a rate between 9% and 11% per annum, determined based upon the Company’s leverage ratio, as defined in the Second Amended and Restated Loan Agreement. The Company had the option to treat loan fees associated with the Second Tranche Loan payable on or prior to the Cash Interest Payment Commencement Date as in-kind.
The Loans could be prepaid at any time, subject to an early termination fee of 15% of the interest that would have been accrued in respect of such prepaid loan amount for the period from the date of the prepayment until the maturity date. Amounts repaid under the Loans could not be reborrowed. The 2nd A&R Loan Agreement contained a number of affirmative, negative, reporting, and financial covenants, in each case subject to certain exceptions and materiality thresholds. The Company’s obligations under the 2nd A&R Loan Agreement were secured by substantially all the Company’s assets.
The Company accounted for the 2nd A&R Loan Agreement as a debt modification under GAAP. As such, the Company continued to amortize the remaining unamortized debt discount as of the debt modification date over the term of the Amended and Restated Notes Payable, as the results were deemed not materially different from amortizing the unamortized debt discount over the term of the Modified Loan. The Company did not incur any additional creditor fees to be capitalized and amortized or expensed over the term of the Modified Loan based upon the effective interest rate.
On November 19, 2021 (the “Third Amendment Closing Date”), the Company entered into the Third Amended and Restated Credit Agreement (the “3rd A&R Loan Agreement”) for an aggregate amount up to $535,375, consisting of (i) First Tranche Loans outstanding under the 2nd A&R Loan Agreement in an aggregate principal amount equal to $44,375 and an additional First Tranche Loan on or about the Closing Date of $2,000; (ii) a Second Tranche Loan of $89,000; (iii) a Third Tranche Loan of $200,000 and; (iv) a Fourth Tranche Loan of $200,000 (collectively the “Third Amendment Loans”), each with a maturity date of September 23, 2025. The proceeds of the initial Second Tranche Draw will be used to purchase components of Digital Currency Miners and related assets and fund operations under an agreement with the lender (the “Hosting Agreement”). Under the Hosting Agreement, in exchange for the Company building and managing bitcoin mining sites (the “hosted bitcoin mining sites”) and mining bitcoin from the hosted bitcoin mining sites, the lender will receive the bitcoin mined, less a hosting fee paid back to the Company. The proceeds of the subsequent Second Tranche Loan will be net of an $8,000 origination fee and the proceeds will be used to pay related costs including ODM packaging expenses. The proceeds of the Third and Fourth Tranche Loans will be used to purchase digital currency miners and related assets and with respect to no more than 25% of the aggregate initial principal borrowings under the tranches, to fund the Company’s working capital needs and other general corporate expenses. Interest on the additional First Tranche Loan and Second Tranche Loan is payable at a fixed rate equal to 7% per annum and will be payable
“in-kind”
until the Cash Interest Payment Commencement Date, as defined in the 3rd A&R Loan Agreement. At that time, the
“paid-in-kind”
amounts will be deemed principal of the related Tranche. Interest on the Fourth Tranche Loan is payable at a fixed rate of 15% per annum. Interest on all other Loans will be payable at either 9% or 11%, determined based upon the Company’s leverage ratio, as defined in the 3rd A&R Loan Agreement.
The loans under the 3rd A&R Loan Agreement may be prepaid at any time, subject to an early termination fee of (a) with respect to the First Tranche Loans, Second Tranche Loans and Third Tranche Loans, 15% of the interest payable that would have been accrued in respect of the prepaid Third Amendment Loan amount for the period from the date of the prepayment until the maturity date and (b) with respect to the Fourth Tranche Loans, either (i) to the extent the payment is made on or prior to the first anniversary of the date of borrowing or (ii) to the extent the payment is made after the first anniversary of the date of borrowing and on or prior to the second anniversary of the date of borrowing, 30% of the interest that would have been accrued with respect to the prepaid Third Amendment Loan amount for the period from the date of the prepayment until the maturity date or (iii) otherwise 15% of the interest payable that would have been accrued with respect to the prepaid Third Amendment Loan amount for the period from the date of the prepayment until the maturity date. Amounts repaid under the Third Amendment Loan may not be reborrowed. The 3rd A&R Loan Agreement contains affirmative, negative, reporting, and financial covenants, which are subject to certain exceptions and materiality thresholds. The Company’s obligations under the 3rd A&R Loan Agreement are secured by substantially all the Company’s assets.
In connection with the 3rd A&R Loan Agreement, the Company will issue to the lender the right to receive warrants (the “Supplemental Warrants”), exercisable for shares of Common Stock, subject to certain conditions set forth in the Third Amendment. The total number of Supplemental Warrants to be issued shall be based upon the total borrowings under the Second, Third, and Fourth Tranches of the Third Amendment Loans, such that the number of Supplemental Warrants to be issued to the lender when added to the number of shares of Common Stock to be received by the lender at the closing of the Merger in exchange for its existing warrants will range from 1.85% to 3% of the fully diluted equity of ADEX immediately following the closing of the Merger (after taking into account all stockholder redemptions), or 2.25% if the Company fails to draw down any of these tranches. The Company will execute and deliver the Supplemental Warrants upon the earliest of (i) the consummation of a SPAC transaction, (ii) September 30, 2022 (provided that if consummation of a SPAC transaction shall be pending as of September 30, 2022 subject only to approval of governmental authorities, such date shall be automatically extended until the date such approval is rendered or denied), and (iii) the repayment or acceleration of the Loans. The Supplemental Warrants will have a strike price if a SPAC transaction will have occurred equal to $10.00, or otherwise, consistent with the Company’s most recent valuation under ASC 820 at the time of execution and delivery of the Supplemental Warrant agreement. Up to 75% of the Supplemental Warrants shall be freely transferrable other than to Disqualified Institutions, as defined in the Third Amendment, and any remainder will be freely transferrable to lenders and their affiliates. The Supplemental Warrants will be on commercially reasonable terms satisfactory to the lender. As of the date of the 3rd A&R Loan Agreement, the Company has an obligation to issue the Supplemental Warrants in the future. Since the number of Supplemental Warrants to be issued varies depending upon the amount of the related debt that is drawn down, the Company has accounted for and classified the Supplemental Warrants as liabilities.
Under the 3rd A&R Loan Agreement, there is a fee equal to $8,000 (“Origination Fee”) that was earned upon the Third Amendment Closing Date and due upon the earliest of the (i) funding of the subsequent Second Tranche, (ii) the initial funding of the Third Tranche, (iii) the initial funding of the Fourth Tranche, and (iv) the Termination Date. The Origination Fee may be paid in cash or, as applicable, at the Company’s election, net funded from the proceeds of the Second Tranche draw and/or Third Tranche draw. Since the Origination Fee essentially represents an incremental lender fee and is earned upon the Third Amendment Closing Date, it has been included in the total loss on extinguishment of debt. As the Origination Fee was not yet payable, a corresponding lender fee payable was recorded on the consolidated balance sheet as of December 31, 2021. The Company did not incur any additional creditor fees nor fees paid to third parties related to the 3rd A&R Loan Agreement.
The Company accounted for the 3rd A&R Loan Agreement as a debt extinguishment under ASC
470-50,
resulting in a loss on extinguishment of debt of $19,824, which included discounts associated with the previous debt and associated warrants of $8, the fair value of the Supplemental Warrants calculated utilizing the Black Scholes valuation method of $29,234, and the Origination Fee of $8,000 less a debt discount of $17,418 on the 3rd A&R Loan Agreement debt to record it at fair value. The Company is accreting the debt discount on the 3rd A&R Loan Agreement debt to non-cash
interest expense using the effective interest rate method, over the term of the related debt.
On May 2, 2022, the Company drew down an additional $6,000 under the 3rd A&R Loan Agreement. The proceeds of this draw were to purchase components of Digital Currency Miners and related assets and fund operations under an agreement with the lender (the “Hosting Agreement”). Interest on this debt is due monthly at 7%, payable monthly, and the amount is due upon maturity of the debt.
On June 8, 2022, the Company drew down $1,531 under the note for the payment for miner chip agreement. This amount was paid directly to the supplier upon execution of the purchase orders and the Company recorded this amount as additional debt per the agreement. Interest on this debt is due monthly at 11%, payable monthly, and the amount is due upon maturity of the debt.
The Company is required to always ensure the Mined Currency on deposit in a Mined Currency Account, each as defined in the 3rd A&R Loan Agreement, with the lender is greater than or equal to a value equal to 50% of all Mined Currency, excluding amounts used for operating expenses of the Company in the ordinary course of business or other purposes consented to in writing. As of September 30, 2023 and 2022, the Company had 0.02 BTC and 1.46 BTC, respectively, deposited within its Mined Currency Account with the lender, which are included in cryptocurrencies on the accompanying consolidated balance sheets.
On June 9 and 11, 2022, the Company received letters from Blockchain Access UK Ltd. (“Blockchain”) asserting that the Company was in default of its obligations under the 3rd A&R Loan Agreement and purporting to cancel Blockchain’s commitments under the 3rd A&R Loan Agreement and accelerate the Company’s indebtedness thereunder.
On October 9, 2022, the Company entered into the Fourth Amended and Restated Credit Agreement (the “4th A&R Loan Agreement”) with Blockchain. Pursuant to the 4th A&R Loan Agreement, the loan has a principal of $57,433 and will mature on September 23, 2025. Interest will be payable in kind at the Applicable Rate (10%) until the Cash Interest Payment Commencement Date. There are no covenant arrangements, except for monthly and quarterly reporting.
Pursuant to the 4th A&R Loan Agreement, the debt was recorded at fair value. The difference between the fair value and the stated principal amount will be accreted to interest expense over the term of the debt and recorded as debt discount on the consolidated balance sheet, netted against notes payable.
In connection with the 4th A&R Loan Agreement, GRIID Holdco LLC issued a warrant (the “Blockchain Warrant”) to an affiliate of Blockchain exercisable for 1,377,778 Class B Units of GRIID Holdco LLC with a strike price of $0.01, which number of Class B Units will be adjusted immediately prior to the closing of the merger transaction such that the number of Class B Units, when exchanged for merger consideration, will be equal to 10% of the issued and outstanding common stock of GRIID Infrastructure Inc. immediately following the closing of the merger. While the Blockchain Warrant provides for GRIID Holdco LLC Class B units to be issued if the merger transaction is not completed, management believes that the probability of not completing the merger transaction is de minimis, and as a result, has performed this analysis only assuming that the Blockchain Warrant will convert into GRIID Infrastructure Inc. common shares.
The Company accounted for the 4th A&R Loan Agreement as a debt extinguishment under ASC
470-50.
This transaction resulted in a loss on extinguishment of debt of $51,079 and recognition of a warrant liability of $49,421 on October 9th. The 4th A&R Loan Agreement provides for a restructured senior secured term loan (the “Loan”) in the amount of $57,433, which represents the outstanding obligations under the 3rd A&R Loan Agreement after giving effect to the 4th A&R Loan Agreement. Blockchain does not have any commitment to extend additional credit to the Company under the 4th A&R Loan Agreement. The Company used the enterprise value method to determine the fair value of the Loan and calculate the debt extinguishment.
In connection with the entry into the 4th A&R Loan Agreement, Blockchain waived any potential defaults under the 3rd A&R Loan Agreement.
In the third and fourth quarters of 2022 and first three quarters of 2023, the Company completed private placements (the “bridge financings”) with certain accredited investors pursuant to which the Company issued promissory notes in the aggregate principal face amount of $12,348 (the “promissory notes”) and a recognition of warrant liability of $22,353. The promissory notes have an interest rate of 15.0% per annum and effective interest rate of 22.5%. Subject to mandatory or optional repayment of the promissory notes, the outstanding principal amount of the promissory notes, together with all accrued and unpaid interest thereon, is due after one year of commencement (the “maturity date”). In the event that New GRIID issues shares of its common stock to GEM Yield Bahamas Limited (“GYBL”) pursuant to that certain share purchase agreement (the “Share Purchase Agreement”), dated as of September 9, 2022, among GYBL, GEM Global Yield LLC SCS (the “Purchaser”), ADEX and the Company prior to the maturity date, the proceeds from such issuance must be used prepay the then outstanding principal amount of the promissory notes, together with all accrued and unpaid interest thereon. In the third quarter 2023, the Company recorded an $806 adjustment related to the recording of accrued interest of these bridge loan placements, increasing interest expense, of which $400 was an out of period error. The Company determined that this adjustment was not material to any of the prior periods impacted.
The promissory notes contain certain events of default, including, without limitation, non-payment,
breaches of certain covenants of the Company, bankruptcy, and insolvency of the Company, or if the Company commences dissolution proceedings or otherwise ceases operations of its business. If an event of default occurs, the promissory notes may become due and payable. In connection with the bridge financings, the Company entered into warrant purchase agreements with each of the accredited investors pursuant to which the Company issued to such accredited investors warrants to purchase an aggregate of 1.40% of the issued and outstanding units of the Company on a fully-diluted basis at an exercise price of $0.01 per unit, provided, however, that if the effective time occurs on or prior to the maturity date, the warrants issued under the warrant purchase agreement shall be automatically converted into Class B Units of the Company immediately prior to the effective time and then shall be subsequently exchanged for merger consideration (i.e. shares of common stock of New GRIID) equal to an aggregate of 2.51% of the issued and outstanding shares of common stock of New GRIID, on a fully diluted basis after giving effect to the merger, at an exercise price of $0.01 per share. The holders of the warrants may exercise the warrants through a cashless exercise, in whole or in part. The exercise price of the warrants will be adjusted and the number of shares of common stock or units to be issued upon exercise of the warrants will be adjusted upon the occurrence of, among other things, stock or unit splits or the merger or sale of the Company, or reclassification of New GRIID’s or GRIID’s capital. The warrants will expire on the five-year anniversary of date of issuance and are classified as a liability on the balance sheet.
In the third quarter 2023, two of the bridge financing loans were modified to extend the term of the loans an additional six months. The modifications were accounted for as a troubled debt restructuring under ASC 470-60 and accounted for on a prospective basis with interest expense for future periods to be computed by the interest method, using an effective interest rate. No gain or loss was recognized and no interest forgiven on the modifications noted.

For the nine months ended September 30, 2023 and 2022, the Company recognized total interest expense related to the Notes Payable and Tranche Loans of $
21,029
and $
22,711
, respectively, which included amortization of the debt discount associated with the aforementioned warrants and supplemental warrants of $
9,851
and $
3,517
, respectively.
Aggregate annual future maturities of the Loans as of September 30, 2023 are as follows:

Year	Total
Remainder of 2023	$2,053
2024	10,295
2025	57,433
2026	—

Total	$69,781
Less: Unamortized debt discount	(14,923)
Plus: Capitalized interest	5,645

Total U.S. dollar notes payable, net	$60,503

11. Fair Value Hierarchy
Recurring fair value measurements
As of September 30, 2023, the fair value of the warrant liability measured on a recurring basis was as follows:

	Level 1	Level 2	Level 3	Total
Warrant Liability	$—	$—	$94,768	$94,768
The fair value of the warrant liability as of October 9, 2022 and at the dates of issuance and as of September 30, 2023 were determined via the fair value assessment method and included multiplying the related fixed percent of total equity value by the estimated number of shares upon immediate close of the transaction and multiplied the quoted market price of ADEX. The observable input of quoted prices for ADEX on the issuance dates and September 30, 2023 were as follows:

Date	ADEX Share Price
October 9, 2022	$9.91
December 31, 2022	$10.11
March 31, 2023	$10.34
June 30, 2023	$10.56
September 30, 2023	$10.67
The unobservable inputs on the issuance dates and September 30, 2023 were as follows:

October 9 – September 30, 2023
Management estimate of number of shares outstanding at closing	67,867,422
Management estimate of probability of Merger Agreement not being consummated	de minimis
Percentage of common shares at closing of Merger Agreement subject to warrants	11.14%
As of December 31, 2022, the fair value of the warrant liability measured on a recurring basis was as follows:

	Level 1	Level 2	Level 3	Total
Warrant Liability	$—	$—	$76,423	$76,423

The observable input of quoted prices for ADEX on the issuance dates and December 31, 2022 were as follows:

Date	ADEX Share Price
October 9, 2022	$9.91
December 31, 2022	$10.11
The unobservable inputs on the issuance dates and December 31, 2022 were as follows:

October 9 -December 31, 2022
Management estimate of number of shares outstanding at closing	67,867,422
Management estimate of probability of Merger Agreement not being consummated	de minimis
Percentage of common shares at closing of Merger Agreement subject to warrants	11.14%
A summary of the changes in the Company’s warrant liability measured at fair value using significant observable inputs (Level 3) as of September 30, 2023 and December 31, 2022, respectively, was as follows:

	September 30,	December 31,
	2023	2022
Warrant liability, beginning balance	$76,423	$29,820
Change in fair value	4,598	(15,770)
Modification of warrants	—	5,379
Gain on termination of warrants	—	(139)
Issuance/cancellation of warrants	13,747	57,133

Warrant liability, ending balance	$94,768	$76,423

For the nine months ended September 30, 2023 and 2022, the Company recognized a loss of $
4,598
and $513 on the change in fair value of the warrant liability, respectively. The Company recorded a warrant issuance of $13,747 for the nine months ended September 30, 2023.
Non-recurring
fair value measurements
Cryptocurrencies
The Company tests cryptocurrency assets for impairment daily based upon Level 1 inputs, specifically, the lowest of day spot prices. The last impairment date for the Company’s cryptocurrency holdings during the nine months ended September 30, 2023 and 2022 was September 30, 2023 and 2022, respectively. The Company measures the amount of impairment loss by comparing the fair value of the cryptocurrency assets to their carrying value on an awarded basis. To the extent an impairment loss is recognized, the loss establishes the new cost basis of the asset. Subsequent reversal of impairment losses is not permitted. The Company’s cryptocurrency holdings had an outstanding carrying balance of approximately $134 as of September 30, 2023, net of impairment losses incurred of $273 for the nine months ended. Per the development and operation agreement, the Company held cryptocurrency of $59 as of September 30, 2023, to be paid the future months.
Mining and Other Related Equipment
Whenever events or changes in circumstances dictate, or, minimally, on a quarterly basis, the Company tests its miners and other related equipment for impairment. Miners and the equipment associated with the miners are considered fully impaired if they are no longer usable or no longer contributing to the Company’s hash rate. For the nine months ended September 30, 2023 and 2022, the Company recorded no impairment associated with its mining and other related equipment. For the nine months ended September 30, 2023, the Company performed impairment testing of its mining and related revenue generating equipment. The price of bitcoin and related miner prices increased by 52% year over year and the undiscounted cash flows used in the recoverability test were more than the carrying amount of the long-lived asset group, which resulted in no impairment of the asset group as the carrying amount of the long-lived asset group was less than its fair value.
12. Common Units
As
of September 30, 2023, the amount of accumulated members’ deficit attributable to Class A Units was ($99,611) and to Class B and Class C Units was ($24,903).
Liquidation
In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or deemed liquidation event, eighty percent (80%) of distributions will be paid to the Class A Units pro rata in proportion to the holders’ respective interests, and twenty percent (20%) will be paid to the Class B and Class C Units until the Class A Unit holders have received the full amount of their initial capital contributions. Then, fifty percent (50%) will be paid to Class A Units, pro rata in proportion to the holders’ respective interests, and fifty percent (50%) will be paid to the Class B and Class C Units until the Class A Unit holders have received total distributions equal to three (3) times their initial capital contributions. Thereafter, distributions will be paid pro rata among all the Units in proportion to the holders’ respective interests.
13. Unit-based Compensation
On April 14, 2021, the Board of Managers (the “Board”) adopted the GRIID Infrastructure Equity Plan LLC Profits Interest Plan (the “Plan”). Under the terms of the Plan, Incentive Units (“IUs”) may be granted to employees of the Company as well as officers, consultants, or other service providers of the Company (each, a “Participant”). Upon approval of the Plan, the Company reserved a pool of 2,500,000 IUs. As of September 30, 2023, the Board had approved 2,413,367 IUs, leaving 86,633 IUs available for grant.
The IU activity under the Plan for the nine months ended September 30, 2023 and 2022, respectively, was as follows:

	September 30,	September 30,
	2023	2022
Unvested December 31	754,986	1,557,911
Vested	(436,697)	(602,295)
Forfeited	—	(29,166)

Unvested September 30	318,289	926,450

Expense related to the IUs is recognized over the vesting period of each IU. The Company has elected to recognize forfeitures as they occur. For the three months ended September 30, 2023 and 2022, respectively, the Company recognized $26 and $33 of unit-based compensation expense related to the IUs. For the nine months ended September 30, 2023 and 2022, respectively, the Company recognized $72 and $99 of unit-based compensation expense related to the IUs. This expense is included within general and administrative expense on the unaudited consolidated statements of operations.
As of September 30, 2023 and 2022, respectively, there remained $56 and $167 of unrecognized compensation expense related to the IUs. That cost is expected to be recognized over the remaining weighted average vesting period of 1.27 years and 1.09 years for September 30, 2023 and 2022, respectively.

The total fair value of IUs vested (based on grant date fair value) as of September 30, 2023 and 2022, respectively was $398 and $284.
14. Commitments and Contingencies
Power Agreements
On January 1, 2020 Union Data entered into a Power Supply Contract with KUB for a five-year term, automatically renewable for one-year
terms for an additional five years. Per the agreement, KUB is to supply power at 10 kw during on-peak
times and 5,001 kw during
off-peak
times, per an agreed upon rate schedule. Payments are due monthly for the power provided. The point of delivery for power and energy is the point of interconnection of KUB’s facilities and Union Data’s facilities in Maynardville, Tennessee. The contract was amended effective May 1, 2020, to provide power supply of on-peak
200 kw and
off-peak
6,800 kw.
On September 28, 2020, Red Dog entered into a Contract for Lighting and Power Service with a certain energy provider for electricity for the operation of the data center in Limestone, Tennessee. For the first six months, the parties agreed to off-peak
demand of 30kw and a maximum not to exceed 5,001 kw. Beginning with the 7th month, the contract will have an off-peak
demand of
25,001
kw and a maximum demand of 25,001 kw for the duration. The term of the contract is for five years and six months
, beginning approximately on December 1,2020. Bills will be rendered monthly based on the currently effective standard rate schedule applicable to consumers of the same class. If service is disconnected before the end of the contract term, Red Dog shall be required to pay the minimum bill per the rate schedule times the number of months remaining on the contract term. The contract was subsequently amended in October 2020 through March 2021 to adjust the on-peak/
off-peak
demands.
On May 1, 2022, Ava Data entered into a Contract for Power Service with Lenoir City Utilities Board (LCUB) for electricity for the operation of the facility in Lenoir City, Tennessee. LCUB will make available up to a maximum of 5,001 KW of firm power during the hours designated as on-peak
hours per the agreed upon rate schedule, which amount shall be the
“on-peak
contract demand,” and LCUB will make available to Company 5,001 KW of firm power during the hours designated as off-peak
hours in the agreed upon rate schedule, which amount shall be the
“off-peak
contract demand”. LCUB has agreed to install a primary meter for service with the point of delivery for electric power supplied, which shall be at the primary bushings of the transformer furnished by LCUB. The term of the agreement five years from date of installation of permanent service, and the term shall be automatically extended from time to time for a period of one year from each expiration date unless and until either party shall notify the other in writing 90 days prior to any expiration date of its desire to terminate the agreement on such expiration date. Ava Data agrees to pay a minimum charge for the term of the agreement, which minimum shall be subject to change in accordance with the provisions of the applicable rate schedule then in effect. LCUB shall have the right to terminate its obligation to provide any further service under this agreement at any time for any breach or default on the part of Ava Data in which event there shall immediately become due and payable to LCUB, as liquidated damages on account of LCUB’s investment obligations for Ava Data’s benefit by reason of the agreement, the sum of the minimum monthly bills for the unexpired term of the agreement.
Site Location and Development Agreement (“SLDA”)
On September 28, 2020, Red Dog entered into a Site Location and Development Agreement with a certain energy provider. Under the agreement, Red Dog arranged to establish and operate a high-density data center that would utilize electric power and energy purchased from the energy provider with an anticipated peak demand of 25 megawatts (the “Project”). Red Dog intends to establish the Project within the electric system service area of the energy provider, to be located on a site that is adjacent to a certain substation of the energy provider in Limestone, Tennessee. Under the agreement, the energy provider is responsible, at Red Dog’s expense, for planning, designing, and installing all facilities and equipment that are necessary to provide electricity to the Project site. The preliminary estimate of Project costs per the agreement was $1,284 less a $270 discount and economic development credit and one-time
additional credit (the “Incentive”) of $100, resulting in a net estimated Project cost total of $914. Red Dog is responsible for paying final Project costs, even if they exceed this estimate. Red Dog is responsible to pay the energy provider for any costs in excess of $600 within 30 days of receipt of the itemized invoice. The remaining $600 balance for Project costs will be paid by Red Dog to the energy provider in 12 equal monthly increments, with the first increment due on the 25th month following the completion of the work. In consideration of this extended payment period, Red Dog was required to provide an irrevocable standby letter of credit in the amount of $600 to guarantee payment of Project costs, net of discount and incentives. The project was completed on September 29, 2021 for a total cost of $1,075, for which the Company has recorded a corresponding payable to the energy provider. In accordance with ASC
835-30-45,
Interest – Imputation of Interest, the Company recorded a discount on the loan payable to the energy provider of $235 using the Company’s incremental borrowing rate of 4.5%, which is being amortized to non-cash
interest expense using the effective interest rate method over the term of the loan to its date of maturity. The Company had begun making payments on this loan in at $50 per month, with total payments as of September 30, 2023 at $300.
In the event that the Site Location and Development Agreement, the Power Contract, or the Ground Lease (see Note 6) is terminated prior to five years and nine months from the date of signature of the Power Contract, other than for default of the energy provider, the Company shall be responsible for immediately repaying the full incentive ($100) to the energy provider as of the date one or more such agreements terminate. As of September 30, 2023 and 2022, the Company did not believe it was probable that it would terminate any of the contracts prior to five years and nine months from the date of signature of the Power Contract and thus did not record a contingent liability.
Supply Agreement
On September 8, 2021, the Company entered into a supply agreement (the “Supply Agreement”) with Intel. Under the Supply Agreement, the Company has committed to purchasing a certain number of units of mining- related equipment as defined in the Supply Agreement. In exchange for the vendor reserving these units, the Company paid a supply reservation deposit (the “Deposit”) of $10,000, which was included in long-term deposits on the audited consolidated balance sheet as of December 31, 2021. The Company had from June 2022 to May 2023 to place orders against the reserved units. The Deposit will be applied as a credit against the price of the units as the Company places orders with the vendor. Subsequently, effective September 9, 2022, the Company and Intel amended the Supply Agreement to, among other things, fully credit the Deposit against orders placed, with no additional cash payment due for 885,000 units. As of September 30, 2023, all orders on the equipment had been placed and shipped accordingly and the balance of this deposit was $0.
Data Black River Development and Operation Agreement
On August 31, 2021, the Company, through its wholly owned subsidiary Data Black River, entered into a development and operation agreement (the “HDP Agreement”) with Helix Digital Partners (“HDP”), an affiliate of Eagle Creek Renewable Energy (“Eagle Creek”). Pursuant to the HDP Agreement, Data Black River is obligated to provide services for the development and operation of a bitcoin mining facility located within the premises of HDP in Brownville, New York (the “HDP Facility”). In connection with the HDP Agreement, HDP and an affiliate of HDP have entered into a power purchase agreement, pursuant to which such affiliate has agreed to supply up to 20MW of power to the HDP Facility. Under the HDP Agreement, Data Black River receives a monthly management fee for the performance of mining services (at a rate of $25 per month payable in bitcoin). In the event that mining revenues exceed the monthly management fee, the Company accrues an additional revenue share amount within mining services revenue based upon the contractual allocation to the Company.
HDP has the right to curtail supply of electricity to the mines and sell electricity to the market with reasonable notice to Data Black River (“Curtailment Period”). In connection with any Curtailment Period, HDP shall distribute 25% of the forgone mining revenue to Data Black River. For the nine months ended September 30, 2023 and 2022, Data Black River earned $0 and $461, respectively, related to curtailment revenue.
The Company records all revenue based on the bitcoin spot rate at contract inception and all revenue share amounts earned within mining services revenue. The management fee is accounted for in mining services revenue, and all other forms of revenue, including curtailment revenue, are accounted for in other revenue. The amount of total mining revenues that exceeded the monthly management fee was $0 and $323 for the nine months ended September 30, 2023 and 2022, respectively.
The HDP Agreement has an initial term of 3 years and thereafter automatically renews for successive one-year
renewal periods unless either party gives notice at least 60 days prior to the end of the initial term or any renewal term. The HDP Agreement also allows either party to terminate the HDP Agreement upon notice to the other party if mining revenues drop below a certain amount over a consecutive
90-day
period or if mining revenues are insufficient to cover management fees owed to Data Black River and electricity fees owed to HDP for three consecutive months. The amount paid for electricity costs to HDP was $32 and $298 for the nine months ended September 30, 2023 and 2022, respectively. The amount accrued to HDP for their portion of revenue for each period was $24 and $474 for the nine months ended September 30, 2023 and 2022, respectively. Note that at contract inception, the Company determined it was probable that a significant reversal in the amount of cumulative revenue would occur related to the revenue share. Therefore, given that the Company has determined that the HDP Agreement represents a series in accordance with ASC
606-10-25-15,
the management fee revenue is recognized over time upon completion of the daily performance obligation and revenue share is recognized when the constraint is lifted. The Company decreases mining services revenue for HDP’s allocation of the revenue share, and a corresponding payable for the portion of revenue share allocated to HDP.
Mining Services Agreement
On March 21, 2022, the Company entered into a Mining Services Agreement (the “Mining Services Agreement”) with Blockchain Access UK Ltd (“Customer”), the Company’s lender. During the term of the Mining Services Agreement, the Company will receive, install, operate, manage, and maintain servers and power supplies provided by Customer (“Customer Mining Equipment”) to perform mining services (the “Mining Services”) at a Company facility located in Lenoir City, Tennessee (the “Premises”). All operation of the Customer Mining Equipment by the Company will be on the Customer’s behalf. Beginning March 2022 and at monthly intervals thereafter for the following nine months, Customer will provide the Company with Customer Mining Equipment for installation at the Premises. The Company is to make all necessary improvements and developments to the Premises to accommodate the Customer Mining Equipment to enable it to operate in accordance with the requirements of the Mining Services Agreement, and to complete installation and commence full operation of such Customer Mining Equipment. If the Company fails to complete the infrastructure development and equipment installation by the planned operational date, as defined in the agreement, or fails to commence full operation of Customer Mining Equipment at an alternative temporary facility, the Company will pay to the Customer a late development fee which is intended to compensate the Customer for the generated digital assets that would have been paid to the Customer if the Company had completed the infrastructure development and equipment installation by the planned operational date. Throughout the term of the Mining Services Agreement, the Company will be responsible for the management and maintenance of the Customer Mining Equipment.
Following the end of each twenty-four-hour period during the term of the Mining Services Agreement, the Company will deposit 95% of the generated cryptocurrency from the Mining Services into the Customer’s digital wallet and 5% of the generated cryptocurrency (representing the Company’s fees for performance of the Mining Services) into the Company’s digital wallet. Under the Mining Services Agreement, the Company is to invoice the Customer monthly for the electricity charges associated with the Mining Services related to the Customer Mining Equipment, without premium or markup, which amounted to $4,892 and $1,480 for the nine months ended September 30, 2023 and 2022, respectively. The Company is to also invoice the Customer monthly for the Customer’s operating expense charges as defined in the Mining Services Agreement, which amounted to $499 and $622 for the nine months ended September 30, 2023 and 2022, respectively. Reimbursement revenues related to electricity costs and operating expenses are recorded within mining services revenue on the Statement of Operations. The Mining Services Agreement is scheduled to expire on
February 28, 2027
.
The Company signed an updated Mining Services Agreement on October 9, 2022, which changed the terms of how the Company will be reimbursed for mining expenses. Per the amended agreement, a $1,000 payment is made by the Customer one month in advance as prepayment for the reimbursement of direct operating and electricity costs. Given that the period between when the Company transfers the promised service to the customer and when the customer pays for this service is less than one year, the advance payment does not represent a significant financing component. Therefore, reimbursement payments are considered reimbursement revenues.
Direct costs incurred and reimbursed are also recorded as cost of goods sold. The Company records its revenue related to the 5% revenue share of the generated cryptocurrency under the Mining Services Agreement on a gross basis under mining services revenue on the Statement of Operations, as the Company represents the principal in relation to the contract as it controls the promised service before transferring that service to the Customer. Note that at contract inception, the Company determined it was probable that a significant reversal in the amount of cumulative revenue would occur related to the revenue share and reimbursement revenues. Therefore, given that the Company has determined that the Contract represents a series in accordance with ASC
606-10-25-15,
revenue is recognized over time upon completion of the daily performance obligation as the constraint on variable revenue is lifted. The Company has determined that no embedded lease exists in the Mining Services Agreement.
Share Subscription Facility
On September 9, 2022, ADEX and the Company entered into the Share Purchase Agreement with the Purchaser and GYBL relating to a share subscription facility. Pursuant to the Share Purchase Agreement, following the consummation of the Merger, subject to certain conditions and limitations set forth in the Share Purchase Agreement, the Company shall have the right, but not the obligation, from time to time at its option, to issue and sell to the Purchaser up to $200,000 million of the Company’s shares of common stock, par value $0.0001 per share (the “Shares”). Sales of the Shares to the Purchaser under the Share Purchase Agreement, and the timing of any sales, will be determined by the Company from time to time in its sole discretion and will depend on a variety of factors, including, among other things, market conditions, the trading price of the Shares and determinations by the Company regarding the use of proceeds of such Shares. The net proceeds from any sales under the Share Purchase Agreement will depend on the frequency with, and prices at, which the Shares are sold to the Purchaser. The Company expects to use the proceeds from any sales under the Share Purchase Agreement for working capital and general corporate purposes. Upon the initial satisfaction of the conditions to the Purchaser’s obligation to purchase Shares set forth in the Share Purchase Agreement, the Company will have the right, but not the obligation, from time to time at its sole discretion during the
36-month
period from and after the first day on which the Shares are publicly listed on a securities exchange, to direct the Purchaser to purchase up to a specified maximum amount of Shares as set forth in the Share Purchase Agreement. The purchase price of the Shares that the Company elects to sell to the Purchaser pursuant to the Share Purchase Agreement will be 92% of the average daily closing price of the Shares during a
30-trading
day period commencing with the first trading day designated in the notice delivered to the Purchaser. In connection with the execution of the Share Purchase Agreement, the Company agreed to pay to the Purchaser in installments in connection with placements of Shares under the Share Purchase Agreement a $4,000 commitment fee (the “Commitment Fee”) payable in Shares or cash, as consideration for the Purchaser’s irrevocable commitment to purchase the Shares upon the terms and subject to the satisfaction of the conditions set forth in the Share Purchase Agreement. Also, the Company will be obligated to issue to the Purchaser a warrant (the “Warrant”) expiring on the third anniversary of the Company’s public listing date, to purchase 2% of the total equity interests (on a fully diluted basis) outstanding immediately after the completion of the Merger, at an exercise price per Share equal to the lesser of: (i) the closing bid price of the Company’s Shares as reported by the New York Stock Exchange on September 9, 2022) and (ii) 90% of the closing price of the Shares on the public listing date. Additionally, pursuant to the Share Purchase Agreement, the Company would be obligated to pay a private transaction fee of 1% of the total consideration paid in a private business combination transaction with a counterparty that was introduced to the Company by the Purchaser or an affiliate of the Purchaser in the event that the Company consummates such a transaction in lieu of the Merger or any other business combination transaction the result of which is the Company continuing as a publicly listed company. The Share Purchase Agreement contains customary representations, warranties, conditions, and indemnification obligations by each party. The representations, warranties and covenants contained in the Share Purchase Agreement were made only for purposes of the Share Purchase Agreement and as of specific dates, were solely for the benefit of the parties to the Share Purchase Agreement and are subject to certain important limitations. The Company has the right to terminate the Share Purchase Agreement at any time upon 90 trading days’ prior written notice. In the event the Company terminates the Share Purchase Agreement at its option prior to any public listing (including as a result of the Merger) and the Company completes a public listing within the two-year
period following such termination, the Company will be obligated to issue the Warrant to the Purchaser.
Evaluation Agreement
The Company entered into an evaluation agreement with Hephaestus Capital Group (“Owner”) on April 17, 2023, and with Low Time Preference Fund II LLC (“Owner”) on September 25, 2023, both for a term of six months. Under these agreements, the Company tests the hashrate of the Owner’s miners and will provide an evaluation report thereafter. Based on a discussion with the Company’s operations team, the Hephaestus miners are expected to be operational over the course of the second and third quarter of 2023 and the Low Time Preference Fund miners are expected to be operational over the course of the fourth quarter of 2023. They will be tested for a period of approximately six months. The Company has an obligation to perform all services necessary to install, operate, test and maintain the miners. For this service, the Company retains all of the mining rewards received. The Company is not providing a series of distinct evaluation services over the contract term and will utilize the point in time recognition of revenue upon mined bitcoin generated by the miners being tested.
Litigation
From time to time, the Company may be a party to various claims in the normal course of business. Legal fees and other costs associated with such actions are expensed as incurred. The Company assesses, in conjunction with its legal counsel, the need to record a liability for litigation and contingencies. Reserve estimates are recorded when and if it is determined that a loss related matter is both probable and reasonably estimable.
On November 15, 2021, Washington County, Tennessee (the “County”) filed a complaint (Civil Action
No. 21-CV-0664)
(the “Zoning Complaint”) against Johnson City Energy Authority d/b/a BrightRidge (“BrightRidge”), alleging that Red Dog, as leasehold user of the property in Limestone, Tennessee owned by BrightRidge and subject to the Zoning Complaint, is in violation of County zoning rules by operating a blockchain verification data center on such property. The County sought an injunction of the operation by Red Dog of its blockchain verification data center on the property. BrightRidge subsequently filed a Motion to Dismiss for the failure to name a necessary party, Red Dog, as a defendant. On November 22, 2021, Red Dog filed a Motion to Intervene as a Party Defendant in connection with the Zoning Complaint.
On November 2, 2023, Red Dog, BrightRidge and the County entered into a settlement agreement pursuant to which: (i) Red Dog is allowed to operate its blockchain verification data center in Limestone, Tennessee through no later than

March, 2026
;
(ii) Red Dog paid Washington County an upfront fine of $
12,500
following entry of a court order dismissing the case; (iii) for each day that the blockchain verification data center continues to operate after entry of such order, Red Dog must pay Washington County $
100
,

(iv) Red Dog will have
120
days from when it ceases operation to remove its equipment from the Limestone site; and (v) Red Dog and BrightRidge will pay for internet service for those Limestone residents that live near the Limestone site, splitting the expected cost of $
150,000

evenly. On November 8, 2023, the Chancery Court for Washington County issued an order dismissing the case.

Indemnifications
In the ordinary course of business, the Company often includes standard indemnification provisions in its arrangements with its partners, suppliers, and vendors. Pursuant to these provisions, the Company may be obligated to indemnify such parties for losses or claims suffered or incurred in connection with its service, breach of representations or covenants, intellectual property infringement or other claims made against such parties.
These provisions may limit the time within which an indemnification claim can be made. It is not possible to determine the maximum potential amount under these indemnification obligations due to the limited history of prior indemnification claims and the unique facts and circumstances involved in each agreement. To date, the Company has not incurred any material costs as a result of such indemnifications and has not accrued any liabilities related to such obligations in these unaudited consolidated financial statements.
15. Related-Party Transactions
On April 17, 2021, the Company entered into an engagement letter and an incentive unit award agreement with an entity affiliated with John D’Agostino, ADEX’s Chief Financial Officer. The engagement letter was amended on November 14, 2022. Pursuant to the engagement letter, as amended, and incentive unit award agreement, the Company agreed to pay to such entity $400 and grant such entity units representing a 0.5% profit interest in the Company. The cash payment is considered to be earned as of April 26, 2022 and is payable on consummation of the merger, provided that if the vesting of the units representing the 0.5% profit interest are accelerated pursuant to the terms of the incentive award agreement governing such profit interest, then the cash payment shall become payable on such earlier date of the event causing vesting of the profit interest to be so accelerated. The units will vest as to one-fourth
on April 26, 2022, and 1/36th on the 17th day of each month thereafter, subject to such entity’s continued service through such vesting dates; provided, however, that any unvested units shall fully vest upon a qualifying transaction. The company estimated the liability related to this transaction is $12 using Black Scholes option pricing model.
On August 31, 2021, the Company, through its wholly owned subsidiary Data Black River, entered into the HDP Agreement with HDP, an affiliate of Eagle Creek (see Note 13). Neal Simmons, who is contemplated to serve on the Company’s board of directors immediately following the closing of its anticipated transaction with a SPAC, is the current President and Chief Executive Officer of Eagle Creek. During the nine months ended September 30, 2023 and 2022, the Company recorded utilities expenses related to the revenue share arrangement of $28 and $261. The amount included in accounts payable and accrued expenses related to the HDP Agreement at September 30, 2023 and December 31, 2022 was $59 and $5, respectively.
16. Subsequent Events
The Company has evaluated subsequent events from the unaudited consolidated balance sheet date through December
22
, 2023, the date at which the unaudited consolidated financial statements were issued and determined that there are no items to disclose other than those included below.
On July 1, 2023, the Company entered an amended and restated promissory note with ADEX, pursuant to which the Company agreed to advance ADEX up to $1,800 to fund payments related to the extension of the date by which ADEX must complete the merger. As of December
22
, 2023, the Company has advanced an additional total of $180 to ADEX under the amended and restated promissory note. Interest accrues from the applicable borrowing date on the outstanding principal balance at a rate per annum equal to the Applicable Federal Rate set forth by the Internal Revenue Service. All unpaid principal and accrued and unpaid interest under the amended and restated promissory note is due and payable in full on the earlier of (i) the date on which a definitive decision to liquidate ADEX is made by its board of directors, and (ii) the effective date of the merger involving the ADEX and the Company pursuant to the Merger Agreement.

In the fourth quarter
of
2023, the
 Company
completed additional private placements notes with certain accredited investors pursuant to which the Company issued promissory notes in the aggregate principal face amount of $
7,520
and a recognition of warrant liability of $
13,776
. The promissory notes have an interest rate of
15.0
% per annum. These notes are subject to mandatory or optional repayments, the outstanding principal amount of the promissory notes, together with all accrued and unpaid interest thereon, is due at various maturity dates. In December 2023, the Company updated $
15,213
of the private placement notes to extend the maturity dates out to 2025.
On November 8, 2023, the Company settled the litigation with the Washington County Commission, refer to Note 14 for settlement details.

UP TO 22,803,726 SHARES OF COMMON STOCK ISSUABLE UPON THE EXERCISE OF WARRANTS

UP TO 40,331,562 SHARES OF COMMON STOCK

UP TO 7,270,000 PRIVATE PLACEMENT WARRANTS

GRIID INFRASTRUCTURE INC.

Preliminary Prospectus

     , 2024

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

The following is an estimate of the expenses (all of which are to be paid by the registrant) that we may incur in connection with the securities being registered hereby.

Item 13.	Other expenses of issuance and distribution.

Amount to be Paid
SEC registration fee	$59,326
Legal fees and expenses	$175,000
Accounting fees and expenses	$100,000
Miscellaneous expenses	$15,674
Total	$350,000

Item 14.	Indemnification of directors and officers.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been our director, officer, employee or agent. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Article VII of our certificate of incorporation provides for indemnification by us of our directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law. We have also entered into indemnification agreements with each of our current directors, executive officers and certain other employees to provide these directors, executive officers and other employees additional contractual assurances regarding the scope of the indemnification set forth in our certificate of incorporation and to provide additional procedural protections. These indemnification agreements generally require us, among other things, to indemnify our officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising actions in which such person did not act in good faith or in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, or with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. These indemnification agreements also generally require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act There is no pending litigation or proceeding involving any of our directors or executive officers for which indemnification is sought.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. Our certificate of incorporation provides for such limitation of liability.

We maintain standard policies of insurance under which coverage is provided (a) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to us with respect to payments which may be made by us to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Item 15.	Recent sales of unregistered securities.

Set forth below is information regarding all unregistered securities sold by us since January 1, 2020. Also included is the consideration received by us for such securities and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed.

Private Placement Warrants

On January 14, 2021, simultaneously with the consummation of the Adit’s initial public offering, Adit sold an aggregate of 6,550,000 warrants at a price of $1.00 per warrant, generating gross proceeds of $6,550,000. Each warrant is exercisable for one share of common stock at a price of $11.50 per share. The warrants are non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

On January 19, 2021, pursuant to an exercise in full of the initial public offering underwriters’ over-allotment option, Adit sold an additional 720,000 warrants at a price of $1.00 per warrant, generating gross proceeds of $720,000. Each warrant is exercisable for one share of common stock at a price of $11.50 per share. The warrants are non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

GEM Warrant

On December 29, 2023, the Company issued the GEM Warrant to GYBL pursuant to the GEM Agreement. The GEM Warrant has a 36-month term and is exercisable for up to 1,733,726 shares of common stock at an exercise price of $4.842 per share.

Securities Act Exemptions

We issued the securities in the foregoing transactions under Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated under the Securities Act, as transactions not requiring registration under Section 5 of the Securities Act. The parties receiving the securities represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution, and appropriate restrictive legends were affixed to the certificates representing the securities (or reflected in restricted book entry with our transfer agent). The parties also had adequate access, through business or other relationships, to information about the Company.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions or any public offering.

Item 16.	Exhibits and financial statement schedules.

(a) Exhibits.

The exhibits listed below are filed as part of this registration statement.

Exhibit No.	Description

2.1^#	Agreement and Plan of Merger, dated as of November 29, 2021, by and among Adit EdTech Acquisition Corp., ADEX Merger Sub, LLC and Griid Holdco LLC (attached as Annex A-1 to the proxy statement/prospectus contained in the registration statement on Form S-4 (File No. 333-261880), filed with the SEC on November 1, 2023).

2.2#	First Amendment to Agreement and Plan of Merger, dated as of December 23, 2021, by and among Adit EdTech Acquisition Corp., ADEX Merger Sub, LLC and Griid Holdco LLC (attached as Annex A-2 to the proxy statement/prospectus contained in the registration statement on Form S-4 (File No. 333-261880), filed with the SEC on November 1, 2023).

2.3#	Second Amendment to Agreement and Plan of Merger, dated as of October 17, 2022, by and among Adit EdTech Acquisition Corp., ADEX Merger Sub, LLC and Griid Holdco LLC (attached as Annex A-3 to the proxy statement/prospectus contained in the registration statement on Form S-4 (File No. 333-261880), filed with the SEC on November 1, 2023).

2.4#	Third Amendment to Agreement and Plan of Merger, dated as of February 8, 2023, by and among Adit EdTech Acquisition Corp., ADEX Merger Sub, LLC and Griid Holdco LLC (attached as Annex A-4 to the proxy statement/prospectus contained in the registration statement on Form S-4 (File No. 333-261880), filed with the SEC on November 1, 2023).

3.1#	Second Amended and Restated Certificate of Incorporation of GRIID Infrastructure Inc. (incorporated by reference to Exhibit 3.1 to GRIID Infrastructure Inc.’s Current Report on Form 8-K (File No. 001-39872), filed with the SEC on January 2, 2024).

3.2#	Amended and Restated Bylaws of GRIID Infrastructure Inc. (incorporated by reference to Exhibit 3.2 to GRIID Infrastructure Inc.’s Current Report on Form 8-K (File No. 001-39872), filed with the SEC on January 2, 2024).

4.1#	Amended and Restated Warrant Agreement, dated as of December 23, 2021, by and between Adit EdTech Acquisition Corp. and Continental Stock Transfer & Trust Company (filed as Exhibit 4.1 to the proxy statement/prospectus contained in the registration statement on Form S-4 (File No. 333-261880), filed with the SEC on November 1, 2023).

4.2^#	Warrant for Class B Units of GRIID Holdco LLC, dated as of October 9, 2022, issued to Blockchain Capital Solutions (US), Inc. (filed as Exhibit 4.2 to the proxy statement/prospectus contained in the registration statement of Form S-4 (File No. 333-261880), filed with the SEC on November 1, 2023).

4.3^#	Form of Warrant for Class B Units of GRIID Holdco LLC (filed as Exhibit 4.3 to the proxy statement/prospectus contained in the registration statement on Form S-4 (File No. 333-261880), filed with the SEC on November 1, 2023).

4.4^#	Warrant, dated December 29, 2023, issued to GEM Yield Bahamas Limited (incorporated by reference to Exhibit 4.2 to GRIID Infrastructure Inc.’s Current Report on Form 8-K (File No. 001-39872), filed with the SEC on January 2, 2024).

4.5^#	Form of GRIID Holdco LLC Promissory Note (filed as Exhibit 4.4 to the proxy statement/prospectus contained in the registration statement on Form S-4 (File No. 333-261880), filed with the SEC on November 1, 2023).

4.6^#	Promissory Note, dated December 29, 2023, issued by GRIID Infrastructure Inc. to EarlyBirdCapital, Inc. (incorporated by reference to Exhibit 4.4 to GRIID Infrastructure Inc.’s Current Report on Form 8-K (File No. 001-39872), filed with the SEC on January 2, 2024).

4.7^#	Form of GRIID Holdco LLC Promissory Note (incorporated by reference to Exhibit 4.5 to GRIID Infrastructure Inc.’s Current Report on Form 8-K (File No. 001-39872), filed with the SEC on January 2, 2024).

4.8#	Amended and Restated Promissory Note dated July 12, 2023 (incorporated by reference to Exhibit 10.1 to Adit EdTech Acquisition Corp.’s Current Report on Form 8-K (File No. 001-39872), filed with the SEC on July 12, 2023).

4.9#	Amended and Restated Promissory Note, issued March 12, 2023 (filed as Exhibit 4.7 to the proxy statement/prospectus contained in the registration statement on Form S-4 (File No. 333-261880), filed with the SEC on November 1, 2023).

5.1±	Opinion of Troutman Pepper Hamilton Sanders LLP.

10.1^#	Voting Agreement (attached as Annex B to the proxy statement/prospectus contained in the registration statement on Form S-4 (File No. 333-261880), filed with the SEC on November 1, 2023).

10.2#	Investor Rights Agreement by and between GRIID Infrastructure Inc. and the signatories party thereto (incorporated by reference to Exhibit 10.3 to GRIID Infrastructure Inc.’s Current Report on Form 8-K (File No. 001-39872), filed with the SEC on January 2, 2024).

10.3#	Letter Agreement, dated January 11, 2021, by and among Adit EdTech Acquisition Corp., Adit EdTech Acquisition Corp., its outside directors, its industry advisors and Adit EdTech Sponsor, LLC (incorporated by reference to Exhibit 10.1 to Adit EdTech Acquisition Corp.’s Current Report on Form 8-K (File No. 001-39872), filed with the SEC on January 14, 2021).

10.4^*#	Ground Lease, dated as of August 20, 2021, as amended as of October 14, 2021 and further amended as of November 8, 2021, by and between Griid Infrastructure LLC and Michael Skelly (filed as Exhibit 10.4 to the proxy statement/prospectus contained in the registration statement of Form S-4 (File No. 333-261880), filed with the SEC on November 1, 2023).

10.5^#	Power Supply Contract, effective as of January 1, 2020, by and between Union Data LLC and Knoxville Utilities Board (filed as Exhibit 10.5 to the proxy statement/prospectus contained in the registration statement on Form S-4 (File No. 333-261880), filed with the SEC on November 1, 2023).

10.6^#	Amendment to Power Supply Contract, effective as of May 1, 2020, by and between Union Data LLC and Knoxville Utilities Board (filed as Exhibit 10.6 to the proxy statement/prospectus contained in the registration statement on Form S-4 (File No. 333-261880), filed with the SEC on November 1, 2023).

10.7^#	Amendment to Power Supply Contract, effective as of April 1, 2021, by and between Union Data LLC and Knoxville Utilities Board (filed as Exhibit 10.7 to the proxy statement/prospectus contained in the registration statement on Form S-4 (File No. 333-261880), filed with the SEC on November 1, 2023).

10.8^#	Third Amended and Restated Credit Agreement, dated as of November 19, 2021, by and between Griid Infrastructure LLC, the Lenders from time to time party thereto, and Blockchain Access UK Limited (filed as Exhibit 10.8 to the proxy statement/prospectus contained in the registration statement on Form S-4 (File No. 333-261880), filed with the SEC on November 1, 2023).

10.8.1^#	Fourth Amended and Restated Credit Agreement, dated as of October 9, 2022, by and between Griid Infrastructure LLC, the Lenders from time to time party thereto, and Blockchain Access UK Limited (filed as Exhibit 10.8.1 to the proxy statement/prospectus contained in the registration statement on Form S-4 (File No. 333-261880), filed with the SEC on November 1, 2023).

10.8.2^#	Settlement and Release Agreement, dated as of October 9, 2022, by and between Adit EdTech Acquisition Corp., Griid Infrastructure LLC, the Lenders from time to time party thereto, and Blockchain Access UK Limited (filed as Exhibit 10.8.2 to the proxy statement/prospectus contained in the registration statement on Form S-4 (File No. 333-261880), filed with the SEC on November 1, 2023).

10.9^*#	Development and Operation Agreement, dated as of August 31, 2021, by and between Data Black River LLC and Helix Digital Partners, LLC (filed as Exhibit 10.9 to the proxy statement/ prospectus contained in the registration statement on Form S-4 (File No. 333-261880), filed with the SEC on November 1, 2023).

10.10^#	Supply Agreement, dated as of September 8, 2021, by and between Griid Infrastructure LLC and Intel Corporation (filed as Exhibit 10.10 to the proxy statement/prospectus contained in the registration statement on Form S-4 (File No. 333-261880), filed with the SEC on November 1, 2023).

10.10.1^#	First Amendment to Supply Agreement, dated as of September 9, 2022, by and between Griid Infrastructure LLC and Intel Corporation (filed as Exhibit 10.10.1 to the proxy statement/ prospectus contained in the registration statement on Form S-4 (File No. 333-261880), filed with the SEC on November 1, 2023).

10.11^*#	Site Location and Development Agreement, dated as of September 28, 2020, by and between Red Dog Technologies LLC and Johnson City Energy Authority d/b/a Brightridge (filed as Exhibit 10.11 to the proxy statement/prospectus contained in the registration statement on Form S-4 (File No. 333-261880), filed with the SEC on November 1, 2023).

10.12#	Amendatory Agreement, dated as of October 28, 2020, by and between Red Dog Technologies LLC and Johnson City Energy Authority d/b/a Brightridge (filed as Exhibit 10.12 to the proxy statement/prospectus contained in the registration statement on Form S-4 (File No. 333-261880), filed with the SEC on November 1, 2023).

10.13#	Amendatory Agreement, dated as of November 30, 2020, by and between Red Dog Technologies LLC and Johnson City Energy Authority d/b/a Brightridge (filed as Exhibit 10.13 to the proxy statement/prospectus contained in the registration statement on Form S-4 (File No. 333-261880), filed with the SEC on November 1, 2023).

10.14#	Amendatory Agreement, dated as of December 30, 2020, by and between Red Dog Technologies LLC and Johnson City Energy Authority d/b/a Brightridge (filed as Exhibit 10.14 to the proxy statement/prospectus contained in the registration statement on Form S-4 (File No. 333-261880), filed with the SEC on November 1, 2023).

10.15#	Amendatory Agreement, dated as of January 28, 2021, by and between #Red Dog Technologies LLC and Johnson City Energy Authority d/b/a Brightridge (filed as Exhibit 10.15 to the proxy statement/prospectus contained in the registration statement on Form S-4 (File No. 333-261880), filed with the SEC on November 1, 2023).

10.16#	Amendatory Agreement, dated as of February 22, 2021, by and between Red Dog Technologies LLC and Johnson City Energy Authority d/b/a Brightridge (filed as Exhibit 10.16 to the proxy statement/prospectus contained in the registration statement on Form S-4 (File No. 333-261880), filed with the SEC on November 1, 2023).

10.17#	Amendatory Agreement, dated as of March 30, 2021, by and between Red Dog Technologies LLC and Johnson City Energy Authority d/b/a Brightridge (filed as Exhibit 10.17 to the proxy statement/prospectus contained in the registration statement on Form S-4 (File No. 333-261880), filed with the SEC on November 1, 2023).

10.18+^#	Offer Letter, dated as of August 23, 2019, by and between Griid Infrastructure LLC and Michael W. Hamilton (filed as Exhibit 10.18 to the proxy statement/prospectus contained in the registration statement on Form S-4 (File No. 333-261880), filed with the SEC on November 1, 2023).

10.19+#	Offer Letter, dated as of April 14, 2021, by and between Griid Infrastructure LLC and Allan J. Wallander (filed as Exhibit 10.19 to the proxy statement/prospectus contained in the registration statement on Form S-4 (File No. 333-261880), filed with the SEC on November 1, 2023).

10.20^#	Amended and Restated Mining Services Agreement, by and between Griid Infrastructure LLC and Blockchain Capital Solutions (US), Inc., dated as of October 9, 2022 (filed as Exhibit 10.20 to the proxy statement/prospectus contained in the registration statement on Form S-4 (File No. 333-261880), filed with the SEC on November 1, 2023).

10.21+#	GRIID Infrastructure Inc. 2023 Omnibus Incentive Compensation Plan (incorporated by reference to Exhibit 10.2 to GRIID Infrastructure Inc.’s Current Report on Form 8-K (File No. 001-39872), filed with the SEC on January 2, 2024).

10.22+#	Griid Infrastructure Equity Plan LLC Profits Interest Plan (filed as Exhibit 10.22 to the proxy statement/prospectus contained in the registration statement on Form S-4 (File No. 333-261880), filed with the SEC on November 1, 2023).

10.23+#	Form of GRIID Infrastructure Inc. Indemnification Agreement (incorporated by reference to Exhibit 10.1 to GRIID Infrastructure Inc.’s Current Report on Form 8-K (File No. 001-39872), filed with the SEC on January 2, 2024).

10.24^#	Share Purchase Agreement, dated as of September 9, 2022, among Adit EdTech Acquisition Corp., Griid Infrastructure LLC, GEM Global Yield LLC SCS, and GEM Yield Bahamas Limited (incorporated by reference to Exhibit 10.1 to Adit EdTech Acquisition Corp.’s Current Report on Form 8-K (File No. 001-39872), filed with the SEC on September 12, 2022).

10.25^#	Registration Rights Agreement, dated as of September 9, 2022, among Griid Infrastructure LLC, GEM Global Yield LLC SCS, and GEM Yield Bahamas Limited (incorporated by reference to Exhibit 10.2 to Adit EdTech Acquisition Corp.’s Current Report on Form 8-K (File No. 001-39872), filed with the SEC on September 12, 2022).

10.26^#	Electric Service Contract #1, dated as of June 1, 2022, by and between Ava Data, LLC and Lenoir City Utilities Board (filed as Exhibit 10.26 to the proxy statement/prospectus contained in the registration statement on Form S-4 (File No. 333-261880), filed with the SEC on November 1, 2023).

10.27^#	Electric Service Contract #2, dated as of June 1, 2022, by and between Ava Data, LLC and Lenoir City Utilities Board (filed as Exhibit 10.27 to the proxy statement/prospectus contained in the registration statement on Form S-4 (File No. 333-261880), filed with the SEC on November 1, 2023).

10.28^#	Interruptible Power Product Agreement, dated as of May 20, 2022, by and between Ava Data, LLC and Tennessee Valley Authority (filed as Exhibit 10.28 to the proxy statement/prospectus contained in the registration statement on Form S-4 (File No. 333-261880), filed with the SEC on November 1, 2023).

10.29#	Form of Voting Agreement, dated November 4, 2022, by and between the Company and the stockholders signatory thereto (incorporated by reference to Exhibit 10.1 to Adit EdTech Acquisition Corp.’s Current Report on Form 8-K (File No. 001-39872), filed with the SEC on November 10, 2022).

10.30^#	Amendment to Underwriting Agreement, dated December 6, 2022, by and between the Company and EarlyBird, as representative of the several underwriters (filed as Exhibit 10.30 to the proxy statement/prospectus contained in the registration statement on Form S-4 (File No. 333-261880), filed with the SEC on November 1, 2023).

10.31#	Engagement Letter Agreement, dated April 17, 2021, by and between Deucalion Partners, LLC and GRIID Infrastructure Inc. (filed as Exhibit 10.31 to the proxy statement/prospectus contained in the registration statement on Form S-4 (File No. 333-261880), filed with the SEC on November 1, 2023).

10.31.1#	Amendment No. 1 to the Engagement Letter Agreement, dated November 14, 2022, by and between Deucalion Partners, LLC and GRIID Infrastructure Inc. (filed as Exhibit 10.31.1 to the proxy statement/prospectus contained in the registration statement on Form S-4 (File No. 333-261880), filed with the SEC on November 1, 2023).

10.32*#	Consulting Agreement, dated August 18, 2021, by and between Adit EdTech Acquisition Corp. and Arthur D. Little, LLC (filed as Exhibit 10.32 to the proxy statement/prospectus contained in the registration statement on Form S-4 (File No. 333-261880), filed with the SEC on November 1, 2023).

21.1#	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 to GRIID Infrastructure Inc.’s Current Report on Form 8-K (File No. 001-39872), filed with the SEC on January 2, 2024).

23.1±	Consent of Troutman Pepper Hamilton Sanders LLP (included in Exhibit 5.1).

23.2	Consent of Marcum LLP, filed herewith.

23.3	Consent of RSM US LLP, filed herewith.

24.1±	Power of Attorney.

101	Interactive Data File

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

107±	Filing fees table.

*

Annexes, schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant agrees to furnish supplementally a copy of any omitted attachment to the SEC on a confidential basis upon request.

^

Certain confidential information contained in this exhibit, marked by brackets, has been omitted pursuant to Item 601(b)(10)(iv) because the information (i) is not material and (ii) is the type of information that the Company both customarily and actually treats as private and confidential.

+	Management contract or compensatory plan or arrangement.
#	Incorporated by reference.
±	Previously filed.

(b) Financial statement schedules.

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or notes thereto.

Item 17.	Undertakings.

The undersigned Registrant hereby undertakes that:

a.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	to include any prospectus required by section 10(a)(3) of the Securities Act;

ii.

to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.

to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

b.

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

d.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i.

each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

ii.

each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

e.

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

f.

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the undersigned registrant pursuant to the foregoing provisions, or otherwise, the undersigned registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio on January 29, 2024.

GRIID INFRASTRUCTURE INC.

By:	/s/ James D. Kelly III
James D. Kelly III Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James D. Kelly III James D. Kelly III	Chief Executive Officer and Director (Principal Executive Officer)	January 29, 2024

/s/ Allan J. Wallander Allan J. Wallander	Chief Financial Officer (Principal Financial and Accounting Officer)	January 29, 2024

* Cristina Dolan	Director	January 29, 2024

* Sharmila Kassam	Director	January 29, 2024

* David L. Shrier	Director	January 29, 2024

* Neil Simmons	Director	January 29, 2024

* Sundar Subramaniam	Director	January 29, 2024

* Thomas J. Zaccagnino	Director	January 29, 2024

*By:	/s/ Allan J. Wallander
Allan J. Wallander
Attorney-in-fact